Exhibit 2.1

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT
by and among
DEUTSCHE TELEKOM AG

T-MOBILE GLOBAL ZWISCHENHOLDING GMBH
T-MOBILE GLOBAL HOLDING GMBH

T-MOBILE USA, INC.
and
METROPCS COMMUNICATIONS, INC.

Dated as of October 3, 2012

i

TABLE OF CONTENTS
(continued)

Exhibits
Exhibit A    New MetroPCS Certificate
Exhibit B    New MetroPCS Bylaws
Exhibit C    Stockholder's Agreement
Exhibit D    Trademark License
Exhibit E    Voting and Support Agreement
Exhibit F    DT Note Pricing Schedule
Exhibit G    Description of DT Notes
Exhibit H    TMUS Working Capital Facility
Exhibit I    DT Financing Backstop Commitment
Exhibit J    Terms of Noteholder Agreement
Exhibit K    Directors and Executive Officers

ii

BUSINESS COMBINATION AGREEMENT
BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 3, 2012, by and among DEUTSCHE TELEKOM AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), T-MOBILE GLOBAL ZWISCHENHOLDING GMBH, a Gesellschaft mit beschränkter Haftung organized and existing under the laws of the Federal Republic of Germany (“Global”), T-MOBILE GLOBAL HOLDING GMBH, a Gesellschaft mit beschränkter Haftung organized and existing under the laws of the Federal Republic of Germany (“Holding”), T-MOBILE USA, INC., a Delaware corporation (“TMUS”), and METROPCS COMMUNICATIONS, INC., a Delaware corporation (“MetroPCS”).
RECITALS
WHEREAS, DT owns all of the issued and outstanding shares of capital stock of Global, which owns all of the issued and outstanding shares of capital stock of Holding, which owns all of the issued and outstanding shares of capital stock of TMUS;
WHEREAS, MetroPCS desires to effect a recapitalization and reverse split of its common stock, par value $0.0001 per share (the “MetroPCS Common Stock”), as described herein;
WHEREAS, in order to effect such recapitalization and the MetroPCS Reverse Stock Split, and to give effect to the other provisions herein and therein, MetroPCS desires to amend and restate its certificate of incorporation in the form attached as Exhibit A (the “New MetroPCS Certificate”) and its bylaws in the form attached as Exhibit B (the “New MetroPCS Bylaws”);
WHEREAS, as part of, and effective upon, such recapitalization and the MetroPCS Reverse Stock Split, MetroPCS desires to pay to its stockholders the MetroPCS Cash Amount, upon the terms and subject to the conditions set forth herein;
WHEREAS, upon, and subject to, such recapitalization, the MetroPCS Reverse Stock Split and the Cash Payment, Holding desires to sell to MetroPCS, and MetroPCS desires to purchase from Holding, the TMUS Shares in exchange for the TMUS Stock Consideration, upon the terms and subject to the conditions set forth herein;
WHEREAS, the MetroPCS Board has (a) approved the execution, delivery and performance of this Agreement, (b) determined that the New MetroPCS Certificate is advisable in connection with the Transaction in accordance with the provisions of the DGCL, and (c) resolved to recommend the approval of the New MetroPCS Certificate and the MetroPCS Share Issuance by the MetroPCS Stockholders, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the DGCL and the rules and regulations of the NYSE, as applicable;
WHEREAS, the execution, delivery and performance of this Agreement has been authorized by all requisite action of the board of directors or similar governing body of DT, Global, Holding and TMUS;

WHEREAS, concurrently with the Closing, and as a condition and inducement to the parties' willingness to enter into this Agreement, (a) DT and MetroPCS shall enter into a Stockholder's Agreement, dated as of the Closing Date, substantially in the form attached as Exhibit C (the “Stockholder's Agreement”), and (b) DT and MetroPCS shall enter into a Trademark License Agreement, dated as of the Closing Date, substantially in the form attached as Exhibit D (the “Trademark License” and, together with the Stockholder's Agreement, the “Ancillary Agreements”); and
WHEREAS, concurrently herewith, as a condition and inducement to the parties' willingness to enter into this Agreement, Madison Dearborn Capital Partners IV, L.P. is entering into a voting and support agreement in the form attached as Exhibit E.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS AND TERMS

1.1    Definitions. As used in this Agreement the following terms shall have the following respective meanings:
“Actual Adjustment Amount” shall have the meaning set forth in Section 2.4(g).
“Additional DT Notes” shall have the meaning set forth in Section 4.13(c).
“Adjusted MetroPCS Stock Option” shall have the meaning set forth in Section 2.1(d)(i).
“Adjusted Per-Share Option Exercise Price” shall have the meaning set forth in Section 2.1(d)(i).
“Adjustment Amount” shall mean the sum of (i) the excess, if any, of $1,300,000,000 over the TMUS Working Capital as of 12:01 a.m., prevailing Eastern Time, on the Closing Date, plus (ii) the Spending Deficiency Amount.
“Affiliate” shall mean, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” shall have the meaning set forth in the Recitals.
“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule
16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

“Business” shall mean the business of marketing, selling, offering, promoting or providing wireless telecommunications and wireless information products and services, and all products and services ancillary or related thereto, including products and services offered as of the date hereof by MetroPCS and its Subsidiaries, or TMUS and its Subsidiaries, as applicable, in the Territory.
“Business Day” shall mean any day other than a Saturday, a Sunday, a federal holiday or a day on which banks in the City of New York or in Bonn, Germany are authorized or obligated by Law to close.
“Cash Payment” shall have the meaning set forth in Section 2.1(c).
“CDMA” shall have the meaning set forth in Section 3.3(p)(ii)(I).
“Chosen Courts” shall have the meaning set forth in Section 7.4.
“Circumstance” shall mean any event, occurrence, fact, condition, effect, change or development.
“Closing” shall have the meaning set forth in Section 2.5.
“Closing Date” shall have the meaning set forth in Section 2.5.
“Code” shall have the meaning set forth in Section 3.2(g)(ii).
“Communications Act” shall have the meaning set forth in Section 3.1(c)(i).
“Confidentiality Agreement” shall mean, collectively, (i) the confidentiality agreement, dated January 31, 2012, between MetroPCS and TMUS, (ii) the Clean Team Confidentiality Agreement, dated April 19, 2012, between MetroPCS and TMUS, and (iii) the Common Interest Agreement, dated April 19, 2012, between MetroPCS and TMUS, in each case as amended, amended and restated, supplemented or modified from time to time.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or voting interests, by contract or otherwise.
“D&O Tail Policy” shall have the meaning set forth in Section 4.23(b).
“Damages” shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, diminution in value, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses, in each case on a basis net of any actual benefit received.
“DT” shall have the meaning set forth in the Preamble.
“DT Notes” shall have the meaning set forth in Section 4.13(b).
“DT Termination Amount” shall have the meaning set forth in Section 6.2(d).
“DGCL” shall mean the General Corporation Law of the State of Delaware.
“Disputed Item” shall have the meaning set forth in Section 2.4(d).
“Effective Time” shall have the meaning set forth in Section 2.1(a).
“Encumbrance” (including, with correlative meaning, the term “Encumber”) shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along rights or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to the Stockholder's Agreement.
“Environmental Law” shall mean any applicable Law relating to (i) the protection of the environment (including air, water, soil and natural resources) or (ii) the use, storage, handling, release or disposal of any Hazardous Substance or waste, in each case as presently in effect.
“Equity Interests” shall mean (i) any capital stock of a corporation, any partnership interest, any limited liability company interest or any other equity interest; (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.
“ERISA” shall have the meaning set forth in Section 3.2(g)(i).
“ERISA Affiliate” means any entity that would be considered a single employer with TMUS under Section 4001(b) of ERISA or a member of a group of entities which includes TMUS for purposes of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Adjustment Amount” shall have the meaning set forth in
Section 2.4(a).

“Estimated TMUS Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Liabilities” shall mean all liabilities of DT and its Affiliates, other than liabilities of TMUS and its Subsidiaries to the extent related to the business operated by TMUS and its Subsidiaries on or prior to the Effective Time.
“Executory Period” shall have the meaning set forth in the definition of “Spending Deficiency Amount.”
“FAA” shall have the meaning set forth in Section 3.2(h)(ii).
“FAA Rules” shall have the meaning set forth in Section 3.2(h)(v).
“FCC” shall have the meaning set forth in Section 3.1(c)(i).
“FCC Licenses” shall mean the TMUS FCC Licenses and the MetroPCS FCC Licenses, as applicable.
“FCC Rules” shall have the meaning set forth in Section 4.14(a).
“Final Order” shall mean any action or decision of a Governmental Entity (i) that has not been vacated, reversed, set aside, annulled or suspended, (ii) as to which no request for a stay or similar request is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed without the filing of any such request, (iii) as to which no timely petition for rehearing or reconsideration, application for review, or other protest is pending before such Governmental Entity and the time for the filing of any such petition, application or protest designated by statute, regulation or otherwise has passed, (iv) that is not under reconsideration or review on such Governmental Entity's own motion and the time within which it may effect such reconsideration or review designated by statute, regulation or otherwise has passed, and (v) that is not then under administrative or judicial review and as to which there is no notice of appeal or other application for administrative or judicial review pending or in effect, and any deadline for filing any such appeal or other application for administrative or judicial review that may be designated by statute or rule has passed, unless, in the cases of clauses (ii) through (v), the parties mutually agree in writing that such request, stay, petition, application, protest, reconsideration, review, and/or appeal is not reasonably likely to result in vacating, reversing, setting aside, annulling or suspending such action or decision, or in modifying such action or decision in a manner that would reasonably be expected to have or result in a Regulatory Material Adverse Condition.
“Financing Sources” means the entities that commit to provide or otherwise enter into agreements, commitments, undertakings, contracts or arrangements in connection with or relating to the MetroPCS Finance Transactions or other financings in connection with or relating to the Transaction, including any lenders, noteholders, agents, collateral agents, arrangers, trustees or similar parties.
“FMA” shall have the meaning set forth in Section 4.1(r).
“GAAP” shall mean United States generally accepted accounting principles.
“Global” shall have the meaning set forth in the Preamble.
“Governmental Consents” shall mean all notices, reports and other filings required to be made prior to the Closing by DT or MetroPCS or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances, licenses, certificates, waivers and authorizations required to be obtained prior to the Closing by DT or MetroPCS or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transaction.
“Governmental Entity” shall have the meaning set forth in Section 3.1(c)(i).
“Hazardous Substance” shall mean any substance that is (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (iii) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
“Hedge Agreement” shall mean any agreement or arrangement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Holding” shall have the meaning set forth in the Preamble.
“HSR Act” shall have the meaning set forth in Section 3.1(c)(i).
“In-the-Money MetroPCS Stock Option” shall have the meaning set forth in Section 2.1(d)(iii).
“Indebtedness” shall mean (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all liabilities for the principal amount of the deferred and unpaid purchase price of real property and equipment that have been delivered; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities in respect of Hedge Agreements; (v) all liabilities for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction securing obligations of any other Person of a type described in clauses (i), (ii), (iii) or (iv) above to the extent of the obligation secured; and (vi) all liabilities as guarantor of obligations of any other Person of a type described in clauses (i), (ii), (iii), (iv) or (v) above, to the extent of the obligation guaranteed.

“Independent Accountant” shall mean a certified public accountant satisfactory to MetroPCS and DT; provided, that if MetroPCS and DT do not appoint an Independent Accountant within 10 days after either MetroPCS or DT gives notice to the other of a request therefor, either of them may request the American Arbitration Association to appoint as the Independent Accountant a partner in the New York office of a nationally recognized independent registered public accounting firm based on its determination that the partner has had no material relationships with the parties or their respective Affiliates within the preceding two years and taking into account such firm's material relationships during the preceding two years with the parties and their respective Affiliates, and such appointment shall be final, binding and conclusive on MetroPCS and DT.

“Insurance Policies” shall have the meaning set forth in Section 3.2(j).
“Insured Parties” shall have the meaning set forth in Section 4.23(b).
“Intellectual Property” shall mean all rights in intellectual property of any type throughout the world, including the following: (i) all trademarks, service marks, brand names, product names and slogans, certification marks, collective marks, d/b/a's, assumed names, Internet domain names, logos, symbols, trade dress, trade names and any and every other form of trade identity and other indicia of origin, all applications and registrations therefor and renewals thereof and all goodwill associated therewith and symbolized thereby (the items listed in this clause (i) collectively, “Trademarks”); (ii) all inventions and discoveries, whether or not reduced to practice, patents, including utility patents and design patents, industrial designs and utility models, invention disclosures, all applications and registrations for the foregoing, including reissues, divisionals, continuations, continuations-in-part, supplementary protection certificates, extensions, reexaminations, renewals thereof, and any counterparts (foreign or otherwise) claiming priority therefrom which priority may be claimed, and all inventions disclosed therein and improvements thereto; (iii) proprietary and confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, research and development, prototypes, models, designs, customer lists and supplier lists, all other confidential or proprietary technical, business and other information and all rights in any jurisdiction to limit the use or disclosure thereof (the items listed in this clause (iii) collectively, “Trade Secrets”); (iv) published and unpublished works of authorship (including databases and other compilations of information, mask works and Software), works for hire, the copyrights therein and thereto and all registrations and applications therefor and renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property, industrial or similar proprietary rights recognized under any jurisdiction worldwide.
“Intercompany Contracts” shall mean all TMUS Contracts between TMUS or one or more of its Subsidiaries, on the one hand, and DT or one or more of its Subsidiaries (other than TMUS and its Subsidiaries), on the other hand, other than the DT Notes.

“Intercompany Indebtedness” shall mean any Indebtedness that would be owed by TMUS or one of its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries) or by DT or one of its Subsidiaries (other than TMUS and its Subsidiaries) to TMUS or one of its Subsidiaries, other than the DT Notes, the Additional DT Notes or any indebtedness issued pursuant to Section 4.25.
“Intervening Event” shall mean a Circumstance material to MetroPCS and its Subsidiaries, taken as a whole, that did not occur, arise or become known to the MetroPCS Board or was not reasonably foreseeable by the MetroPCS Board, in each case prior to the date hereof (or if known or reasonably foreseeable prior to the date hereof, the material consequences of which were not known or reasonably foreseeable prior to the date hereof), which Circumstance, or any material consequence thereof, becomes known to the MetroPCS Board prior to the receipt of the MetroPCS Stockholder Approval; provided, however, that the receipt, existence or terms of a MetroPCS Acquisition Proposal shall not constitute an Intervening Event.
“IRS” shall have the meaning set forth in Section 3.2(g)(ii).
“IT Assets” shall mean computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all documentation associated therewith.
“Knowledge of MetroPCS” shall mean the actual knowledge of the Persons listed on Schedule 1.1(a) of the MetroPCS Disclosure Letter.
“Knowledge of TMUS” shall mean the actual knowledge of the Persons listed on Schedule 1.1(a) of the TMUS Disclosure Letter.
“Laws” shall have the meaning set forth in Section 3.2(h)(i).
“Leased Real Property” shall mean all real property leased or subleased by TMUS and its Subsidiaries or by MetroPCS and its Subsidiaries, as applicable.
“Liabilities” means any and all debts, Indebtedness, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Licensed MHz POPs” shall mean, with respect to any FCC License, (i) the population of each geographic area covered by such FCC License based on the 2010 United States census, multiplied by (ii) the aggregate MHz of spectrum authorized by such FCC License in such area.
“Licenses” shall have the meaning set forth in Section 3.2(h)(i).
“Low Exercise Price MetroPCS Stock Option” shall have the meaning set forth in Section 2.1(d)(iii).

“Material MetroPCS Contracts” shall have the meaning set forth in
Section 3.3(p)(i).

“Material TMUS Contracts” shall have the meaning set forth in Section 3.2(o)(i).

“MetroPCS” shall have the meaning set forth in the Preamble.

“MetroPCS Acquisition Proposal” shall have the meaning set forth in
Section 4.5(j).

“MetroPCS Adverse Recommendation Change” shall have the meaning set forth in Section 4.5(d).

“MetroPCS Benefit Plans” shall have the meaning set forth in Section 3.3(h)(i).

“MetroPCS Board” shall mean the board of directors of MetroPCS.
“MetroPCS Book-Entry Shares” shall have the meaning set forth in
Section 2.1(f)(iii).
“MetroPCS Business Plan” shall mean MetroPCS's 2012 business plan approved by the MetroPCS Board prior to the date hereof and MetroPCS's 2013 long range planning model, a copy of each of which is attached as Schedule 1.1(b) of the MetroPCS Disclosure Letter.
“MetroPCS Cash Amount” shall have the meaning set forth in Section 2.1(c).
“MetroPCS Cash Deposit” shall have the meaning set forth in Section 2.1(e).
“MetroPCS Certificate” shall have the meaning set forth in Section 2.1(f).
“MetroPCS Closing Price” means the average, rounded to the nearest one ten thousandth, of the closing price of a share of MetroPCS Common Stock on the NYSE for the five full NYSE trading days immediately preceding the Closing Date, without giving effect to any adjustment for the MetroPCS Reverse Stock Split or the Cash Payment, whether through the operation of the NYSE's ex-dividend procedures or otherwise.
“MetroPCS Common Stock” shall have the meaning set forth in the Recitals.
“MetroPCS Communications Licenses” shall have the meaning set forth in Section 3.3(i)(ii).
“MetroPCS Consent Offers” shall mean any consent solicitations or similar transactions to secure the waiver of the holders of a majority in principal amount of each series of the MetroPCS Existing Notes to any “Change of Control” resulting from the Transaction or the transactions related thereto.
“MetroPCS Contract” shall mean any agreement, lease, license, contract, note, mortgage, credit agreement, security agreement, indenture, arrangement, commitment, undertak-

ing or other obligation, whether written or oral, binding upon MetroPCS or any of its Subsidiaries.
“MetroPCS Disclosure Letter” shall have the meaning set forth in Section 3.3.
“MetroPCS Employees” shall have the meaning set forth in Section 4.18(a).
“MetroPCS Exchange Ratio” shall have the meaning set forth in Section 2.1(a).
“MetroPCS Existing Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of March 17, 2011, among MetroPCS OpCo, as Borrower, the Lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as modified by the Incremental Commitment Agreement, dated as of May 10, 2011, among MetroPCS OpCo, as Borrower, the Guarantors (as defined therein), the financial institutions parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as further amended, amended and restated, supplemented or modified from time to time.
“MetroPCS Existing Finance Documents” means, collectively, (i) the Indenture, dated September 21, 2010, among MetroPCS OpCo, the Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee, the First Supplemental Indenture, dated September 21, 2010, among MetroPCS OpCo, the Guarantors and Wells Fargo Bank, N.A., as trustee, and the Third Supplemental Indenture, dated December 23, 2010, among MetroPCS OpCo, the Guarantors and Wells Fargo Bank, N.A., as trustee, and the “Notes” (as defined therein), (ii) the Indenture, dated September 21, 2010, among MetroPCS OpCo, the Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee, the Second Supplemental Indenture, dated November 17, 2010, among MetroPCS OpCo, the Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee, and the Fourth Supplemental Indenture, dated December 23, 2010, among MetroPCS OpCo, the Guarantors and Wells Fargo Bank, N.A., as trustee, and the “Notes” (as defined therein), and (iii) the MetroPCS Existing Credit Agreement, together with the “Loan Documents” (as defined therein), in each case as amended, amended and restated, supplemented or modified from time to time.
“MetroPCS Existing Notes” means, collectively, MetroPCS OpCo's (i) 7 7/8% Senior Notes due 2018 and (ii) 6 5/8% Senior Notes due 2020.
“MetroPCS FCC Licenses” shall have the meaning set forth in Section 3.3(i)(ii).
“MetroPCS Finance Transactions” shall mean, collectively, (i) the issuance of the Permitted MetroPCS Notes, if any, (ii) the MetroPCS Consent Offers, if any, and (iii) other financing transactions, including hedging transactions, reasonably related to the foregoing as DT and MetroPCS may agree.
“MetroPCS Financial Statements” shall have the meaning set forth in
Section 3.3(f)(ii).

“MetroPCS HoldCo” shall mean MetroPCS, Inc.

“MetroPCS Material Adverse Effect” shall mean (i) an effect that would prevent or materially delay the ability of MetroPCS to consummate the Transaction, or (ii) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of MetroPCS and its Subsidiaries, taken as a whole; provided, however, with respect to this clause (ii), none of the following shall be deemed to be or constitute a MetroPCS Material Adverse Effect, or be taken into account when determining whether a MetroPCS Material Adverse Effect has occurred or would occur: (A) any Circumstance generally affecting (x) the Territory or global economy or Territory or global financial, debt, credit, capital or securities markets or (y) the wireless telecommunications and wireless information products and services industry in the Territory; (B) any Circumstance resulting from any declared or undeclared acts of war, terrorism, outbreaks or escalations of hostilities, sabotage or civil strife or threats thereof; (C) any act of God or weather-related Circumstance; (D) any Circumstance resulting from any change in (x) GAAP or (y) applicable Laws or regulatory or enforcement developments (in the cases of clauses (A), (B), (C) and (D)(y), except to the extent such Circumstance disproportionately affects MetroPCS and its Subsidiaries, taken as a whole, relative to other companies in the wireless telecommunications and wireless information services industry in the Territory, and, in the case of clause (D)(x), except to the extent such Circumstance disproportionately affects MetroPCS and its Subsidiaries, taken as a whole, relative to the prepaid operations of other companies in the wireless telecommunications and wireless information services industry in the Territory); (E) any Circumstance resulting from any failure by MetroPCS or its Subsidiaries to meet any estimates, projections, budgets or forecasts of revenues or earnings for any period ending on or after the date hereof, or any rumors, predictions or reports of such failure; provided, that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Circumstance underlying such failure has resulted in or contributed to a MetroPCS Material Adverse Effect; (F) any Circumstance resulting from the announcement, pendency or public disclosure of this Agreement and the Transaction; (G) any Circumstance resulting from any action required to be taken or omitted to be taken pursuant to this Agreement; or (H) any Circumstance resulting from any decline in the price or trading volume of, MetroPCS Common Stock on the NYSE; provided, that the exception in this clause (H) shall not prevent or otherwise affect a determination that any Circumstance underlying such decline has resulted in or contributed to a MetroPCS Material Adverse Effect. Any determination of “MetroPCS Material Adverse Effect” shall exclude the effects of the matters disclosed in the MetroPCS Disclosure Letter or the matters specifically identified in the notes to the MetroPCS Financial Statements.
“MetroPCS Material Licenses” shall have the meaning set forth in
Section 3.3(i)(i).

“MetroPCS Merger” shall have the meaning set forth in Section 2.3(a).
“MetroPCS OpCo” shall mean MetroPCS Wireless, Inc..
“MetroPCS Owned Intellectual Property” shall have the meaning set forth in Section 3.3(o)(i).
“MetroPCS Per-Share Cash Amount” shall have the meaning set forth in Section 2.1(c).

“MetroPCS Permitted Encumbrances” shall mean (i) Encumbrances specifically reflected or specifically reserved against or otherwise disclosed in the MetroPCS Financial Statements or the MetroPCS Disclosure Letter; (ii) mechanics', materialmen's, warehousemen's, carriers', workers' or repairmen's liens or other common law or statutory Encumbrances arising or incurred in the ordinary course of MetroPCS's business consistent with past practice and that are not material in amount or effect on the business of MetroPCS and its Subsidiaries, taken as a whole; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established, if and to the extent required by GAAP, in the most recent MetroPCS Financial Statements; (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, in each case that do not or would not materially impair the conduct of business of MetroPCS and its Subsidiaries, taken as a whole, or the use or value of the relevant asset, (B) any conditions that may be shown by a current survey or physical inspection, in each case that do not or would not materially impair the conduct of business of MetroPCS and its Subsidiaries, taken as a whole, or the use or value of the relevant asset, and (C) zoning, building, subdivision or other similar requirements or restrictions, in each case that do not or would not materially impair the conduct of business of MetroPCS and its Subsidiaries, taken as a whole, or the use or value of the relevant asset; and (v) Encumbrances granted by or required under the MetroPCS Existing Finance Documents or any Hedge Agreements to which MetroPCS or any of its Subsidiaries is a party and which have been provided to DT prior to the date hereof.
“MetroPCS Preferred Stock” shall have the meaning set forth in Section 3.3(b)(i).
“MetroPCS Qualified Bidder” shall have the meaning set forth in Section 4.5(c).
“MetroPCS Recommendation” shall have the meaning set forth in Section 4.4(a).
“MetroPCS Restricted Stock” shall mean MetroPCS Common Stock issued, but not vested, under the MetroPCS Benefit Plans.
“MetroPCS Reverse Stock Split” shall have the meaning set forth in
Section 2.1(a).
“MetroPCS Rights Agreement” shall mean the Rights Agreement, dated as of March 29, 2007, between MetroPCS and American Stock Transfer & Trust Company, as Rights Agent.
“MetroPCS SEC Reports” shall mean such reports, schedules, forms, statements and other documents required to be filed by MetroPCS under the Exchange Act or any successor statute, and the rules and regulations promulgated thereunder, including pursuant to
Section 13(a) or 15(d) thereof, since December 31, 2009 (including the exhibits thereto and documents incorporated by reference therein).
“MetroPCS Share Issuance” shall have the meaning set forth in Section 2.2(b).

“MetroPCS State Licenses” shall have the meaning set forth in Section 3.3(i)(ii).
“MetroPCS Stock Option” shall have the meaning set forth in Section 2.1(d)(i).
“MetroPCS Stock Plans” shall have the meaning set forth in Section 2.1(d)(iv).
“MetroPCS Stockholder Approval” shall have the meaning set forth in
Section 3.3(d).
“MetroPCS Stockholders” shall mean the holders of MetroPCS Common Stock.
“MetroPCS Stockholders Meeting” shall have the meaning set forth in
Section 3.3(d).
“MetroPCS Subsequent Determination Notice” shall have the meaning set forth in Section 4.5(e).
“MetroPCS Superior Proposal” shall have the meaning set forth in Section 4.5(i).
“MetroPCS Superior Proposal Adverse Recommendation Change” shall have the meaning set forth in Section 4.5(e).
“MetroPCS Termination Amount” shall have the meaning set forth in
Section 6.2(b).
“New MetroPCS Bylaws” shall have the meaning set forth in the Recitals.
“New MetroPCS Certificate” shall have the meaning set forth in the Recitals.
“NYSE” shall mean the New York Stock Exchange.
“Order” shall have the meaning set forth in Section 5.1(d).
“Organizational Documents” shall mean, with respect to any Person, such Person's articles or certificate of association, incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.
“Owned Real Property” shall mean all real property owned in fee by TMUS and its Subsidiaries or by MetroPCS and its Subsidiaries, as applicable.
“Payment Agent” shall have the meaning set forth in Section 2.1(e).
“Permitted MetroPCS Notes” shall mean up to $3,500,000,000 (and up to an additional $2,000,000,000 to the extent necessary to satisfy the refinancing of any MetroPCS Existing Notes resulting from any change of control put obligations with respect thereto in connection with the Transaction) of fixed rate senior unsecured notes issued by MetroPCS HoldCo or MetroPCS OpCo in consultation with DT after the date hereof and on or prior to the Closing Date that (a) have a maturity date of not less than 7 and not more than 12 years from the date of issuance thereof, (b) have a call protection pricing schedule that is customary for high yield debt securities, (c) have a non-call period for Permitted MetroPCS Notes (i) with maturities of 7 years, of not more than 3 years from the date of issuance, (ii) with maturities of greater than 7 years and not greater than 9 years, of not more than 4 years from the date of issuance, (iii) with maturities of greater than 9 years and not greater than 11 years, of not more than 5 years from the date of issuance, and (iv) with maturities of greater than 11 years, of not more than 6 years from the date of issuance, (d) have an effective yield to maturity, at time of issuance thereof (taking into account any issuance fees (including underwriting fees) or original issue discount thereon), that is not greater than the initial yield that would be applicable to DT Notes of the same tenor, if such DT Notes were to be issued on the same date as such Permitted MetroPCS Notes, as calculated in accordance with Exhibit F, (e) expressly permit the Transaction (without the need to obtain any waiver, pay any fee, or make any offer to purchase), and (f) are otherwise on the terms set forth in Exhibit G; provided, further, that the proceeds of any Permitted MetroPCS Notes shall be used solely as permitted under this Agreement.
“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Proxy Statement” shall have the meaning set forth in Section 3.3(e)(i).
“PUCs” shall have the meaning set forth in Section 3.1(c)(i).
“Regulatory Law” shall mean (i) the Sherman Anti-Trust Act of 1890, as amended, (ii) the Clayton Act, as amended, (iii) the HSR Act, (iv) the Federal Trade Commission Act, as amended, (v) any Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions, (vi) all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (A) foreign investment or (B) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, (vii) the Communications Act, (viii) the FCC Rules, and (ix) the rules, regulations and orders of state public utility service or public utility commissions or similar state regulatory bodies.
“Regulatory Material Adverse Condition” shall have the meaning set forth in Section 4.11(c).
“Replacement Welfare Plan” shall have the meaning set forth in Section 4.18(b).
“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives prior to the Closing of DT and its Subsidiaries or MetroPCS and its Subsidiaries, as applicable.
“Resolution Period” shall have the meaning set forth in Section 2.4(e).
“Restricted MetroPCS Contracts” shall have the meaning set forth in
Section 3.3(p)(ii).

“Restricted TMUS Contracts” shall have the meaning set forth in
Section 3.2(o)(ii).
“Sample TMUS Statement” shall mean the calculation set forth on
Schedule 1.1(b) of the TMUS Disclosure Letter of (i) the TMUS Working Capital as of June 30, 2012, including the asset and liability line items used in such calculation, (ii) the capital expenditures of TMUS and its Subsidiaries for the quarter ended June 30, 2012, including the line items used in such calculation, and (iii) the marketing, subscriber acquisition and subscriber retention expenditures of TMUS and its Subsidiaries for the first eight months of 2012, including the line items used in such calculation.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Software” shall mean computer software, programs and databases in any form, including Internet web sites, web site content, member or user lists and information associated therewith, links, source code, object code, binary code, operating systems, boot loaders, kernels, and specifications, data, databases, database management code, libraries, scripts, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, whether tangible, intangible, separate or embedded, and data formats, all versions, updates, corrections, enhancements, and modifications thereto, and all related documentation, developer notes, comments and annotations.
“Spending Deficiency Amount” shall mean an amount equal to the sum of (i) an amount (if positive) equal to (A) the number of full days elapsed from and including the date hereof through 12:01 a.m., prevailing Eastern Time, on the Closing Date (the “Executory Period”), multiplied by $9,442,000, minus (B) the amount of capital expenditures actually made or expensed by TMUS and its Subsidiaries in the Executory Period (as calculated based on the line items shown on the Sample TMUS Statement for TMUS and its Subsidiaries, in each case, determined in accordance with the accounting principles, practices and methodologies used in the TMUS Applicable Accounting Principles), plus (ii) an amount (if positive) equal to (A) the number of full days elapsed in the Executory Period, multiplied by $7,869,000, minus (B) the amount of expenditures actually made or expensed by TMUS and its Subsidiaries on marketing, subscriber acquisition and subscriber retention activities in the Executory Period (as calculated based on the line items shown on the Sample TMUS Statement for TMUS and its Subsidiaries, in each case, determined in accordance with the accounting principles, practices and methodologies used in the TMUS Applicable Accounting Principles).
“Stock Purchase” shall have the meaning set forth in Section 2.2(a).
“Stockholder's Agreement” shall have the meaning set forth in the Recitals.
“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first men-

tioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) in excess of 50% of the Equity Interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries; provided, that for purposes hereof, Cook Inlet/VS GSM VII PCS Holdings, LLC shall be deemed to be a Subsidiary of TMUS, and provided, further, that for purposes hereof, Iowa Wireless Services LLC shall not be deemed to be a Subsidiary of TMUS.
“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall mean all United States federal, state and local and non-United States income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Return” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates, and information returns) required to be supplied to a Taxing Authority relating to Taxes.
“Taxing Authority” means a Governmental Entity or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Termination Date” shall have the meaning set forth in Section 6.1(c).
“Territory” shall mean the United States, Puerto Rico, and the territories and protectorates of the United States.
“TMUS” shall have the meaning set forth in the Preamble.
“TMUS Applicable Accounting Principles” shall mean the accounting principles, practices and methodologies set forth in the Sample TMUS Statement or, to the extent not set forth or reflected therein, as used in TMUS Financial Statements for the fiscal year ended December 31, 2011.
“TMUS Acquisition Proposal” shall have the meaning set forth in Section 4.6(d).
“TMUS Benefit Plans” shall have the meaning set forth in Section 3.2(g)(i).
“TMUS Board” shall mean the board of directors of TMUS.
“TMUS Business Plan” shall mean TMUS's 2012 and 2013 business plan, a copy of which is attached as Schedule 1.1(c) of the TMUS Disclosure Letter.

“TMUS Closing Statement” shall have the meaning set forth in Section 2.4(b).
“TMUS Closing Statement Dispute Notice” shall have the meaning set forth in Section 2.4(d).
“TMUS Common Stock” shall have the meaning set forth in Section 3.2(b)(i).
“TMUS Communications Licenses” shall have the meaning set forth in Section 3.2(h)(ii).
“TMUS Contract” shall mean any agreement, lease, license, contract, note, mortgage, credit agreement, security agreement, indenture, arrangement, commitment, undertaking or other obligation, whether written or oral, binding upon TMUS or any of its Subsidiaries.
“TMUS Disclosure Letter” shall have the meaning set forth in Section 3.2.
“TMUS FCC Licenses” shall have the meaning set forth in Section 3.2(h)(ii).
“TMUS Financial Statements” shall have the meaning set forth in
Section 3.2(e)(i).
“TMUS Material Adverse Effect” shall mean (i) an effect that would prevent or materially delay the ability of DT, Holding or TMUS to consummate the Transaction, or (ii) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of TMUS and its Subsidiaries, taken as a whole; provided, however, with respect to this clause (ii), none of the following shall be deemed to be or constitute a TMUS Material Adverse Effect, or be taken into account when determining whether a TMUS Material Adverse Effect has occurred or would occur: (A) any Circumstance generally affecting (x) the Territory or global economy or Territory or global financial, debt, credit, capital or securities markets or (y) the wireless telecommunications and wireless information products and services industry in the Territory; (B) any Circumstance resulting from any declared or undeclared acts of war, terrorism, outbreaks or escalations of hostilities, sabotage or civil strife or threats thereof; (C) any act of God or weather-related Circumstance; (D) any Circumstance resulting from any change in GAAP or applicable Laws or regulatory or enforcement developments (in the cases of clauses (A), (B), (C) and (D), except to the extent such Circumstance disproportionately affects TMUS and its Subsidiaries, taken as a whole, relative to other companies in the wireless telecommunications and wireless information services industry in the Territory); (E) any Circumstance resulting from any failure by TMUS or its Subsidiaries to meet any estimates, projections, budgets or forecasts of revenues or earnings for any period ending on or after the date hereof, or any rumors, predictions or reports of such failure; provided, that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Circumstance underlying such failure has resulted in or contributed to a TMUS Material Adverse Effect; (F) any Circumstance resulting from any action required to be taken or omitted to be taken pursuant to this Agreement; or (G) any Circumstance resulting from the announcement, pendency or public disclosure of this Agreement and the Transaction. Any determination of “TMUS Material Adverse Effect” shall exclude the effects of the matters disclosed in the TMUS Disclosure Letter or the matters specifically identified in the notes to the TMUS Financial Statements.

“TMUS Material Licenses” shall have the meaning set forth in Section 3.2(h)(i).
“TMUS Merger” shall have the meaning set forth in Section 2.3(b).
“TMUS Owned Intellectual Property” shall have the meaning set forth in Section 3.2(n)(i).
“TMUS Permitted Encumbrances” shall mean (i) Encumbrances reflected or reserved against or otherwise disclosed in the TMUS Financial Statements or the TMUS Disclosure Letter; (ii) mechanics', materialmen's, warehousemen's, carriers', workers' or repairmen's liens or other common law or statutory Encumbrances arising or incurred in the ordinary course of TMUS's business consistent with past practice and that are not material in amount or effect on the business of TMUS and its Subsidiaries, taken as a whole; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established if and to the extent required by GAAP, in the most recent TMUS Financial Statements; and (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, in each case that do not or would not materially impair the conduct of business of TMUS and its Subsidiaries, taken as a whole, or the use or value of the relevant asset, (B) any conditions that may be shown by a current survey or physical inspection, in each case that do not or would not materially impair the conduct of business of TMUS and its Subsidiaries, taken as a whole, or the use or value of the relevant asset, and (C) zoning, building, subdivision or other similar requirements or restrictions, in each case that do not or would not materially impair the conduct of business of TMUS and its Subsidiaries, taken as a whole, or the use or value of the relevant asset.
“TMUS Shares” shall mean all of the Equity Interests of TMUS.
“TMUS State Licenses” shall have the meaning set forth in Section 3.2(h)(ii).
“TMUS Stock Consideration” shall have the meaning set forth in Section 2.2(b).
“TMUS Working Capital” means, for the applicable date and time, (a) the sum of the amounts for the asset line items shown on the Sample TMUS Statement for TMUS and its Subsidiaries, minus (b) the sum of the amounts for the liability line items shown on the Sample TMUS Statement for TMUS and its Subsidiaries, in each case, determined in accordance with the accounting principles, practices and methodologies used in the TMUS Applicable Accounting Principles.
“TMUS Working Capital Facility” shall mean a revolving credit facility made available by DT (or one of its Subsidiaries if the obligations of such Subsidiary thereunder are unconditionally guaranteed by DT) for the benefit of TMUS and its Subsidiaries, for working capital and other general corporate purposes, with a maximum principal amount of no less than $500,000,000, which facility shall be on terms and conditions substantially as set forth on Exhibit H and otherwise reasonably acceptable to DT and MetroPCS.

“Tower Assets” means (i) the Owned Real Property and Leased Real Property owned or leased by TMUS or any of its Subsidiaries that have, as fixtures or appurtenances thereto, cellular transmission towers or building pads therefor owned or leased by TMUS or its Subsidiaries, but excluding any retail stores, business offices or any location where TMUS and its Subsidiaries do not have any facilities operating on TMUS FCC Licenses, and (ii) such cellular transmission towers and building pads therefor, all as set forth in Schedule 1.1(d) of the TMUS Disclosure Letter.
“Tower Holdco” shall have the meaning set forth in Section 4.25.
“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”
“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”
“Trademark License” shall have the meaning set forth in the Recitals.
“Transaction” shall mean the transactions contemplated by this Agreement.
“Transfer Taxes” shall mean any and all transfer Taxes (excluding Taxes measured in whole or in part by net income or gain), including sales, use, excise, stock, stamp, documentary, filing, real estate transfer, recording, permit, license, authorization and similar Taxes.
“Unresolved Items” shall have the meaning set forth in Section 2.4(f).
“Voting Debt” shall have the meaning set forth in Section 3.2(b)(ii).
“WARN Act” shall have the meaning set forth in Section 3.2(m)(v).
1.2    Other Definitional Provisions. Unless the express context otherwise requires:
(a)    the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble;
(c)    the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(d)    the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa;
(e)    any references herein to “Dollars” and “$” are to United States Dollars;

(f)    any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement;
(g)    wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(h)    references herein to any gender includes each other gender;
(i)    the word “or” shall not be exclusive; and
(j)    references to documents or other materials “provided,” “delivered” or “made available” to DT, TMUS or MetroPCS, as applicable, shall mean that such documents or other materials were present prior to the execution and delivery of this Agreement in the on-line data room maintained for purposes of the Transaction by DT, TMUS or MetroPCS, as applicable, and accessible by the other parties or their Representatives.
ARTICLE II
RECAPITALIZATION; STOCK PURCHASE; CLOSING

2.1    The Recapitalization. On the Closing Date, MetroPCS shall undertake a recapitalization as follows:
(a)    Amendment of Certificate of Incorporation; Reverse Stock Split. Upon the terms and subject to the conditions set forth in this Agreement, MetroPCS shall effect a reverse stock split, pursuant to which each share of MetroPCS Common Stock outstanding as of the Effective Time shall thereafter represent 0.5 of a share of MetroPCS Common Stock (the “MetroPCS Exchange Ratio”) (the “MetroPCS Reverse Stock Split”), by filing a Certificate of Amendment with the Secretary of State of the State of Delaware, providing for the amendment and restatement of the Certificate of Incorporation of MetroPCS in the form of the New MetroPCS Certificate. The New MetroPCS Certificate shall be the Certificate of Incorporation of MetroPCS from and after the Effective Time, until thereafter changed or amended as provided therein and/or in accordance with its provisions and applicable Law (the date and time the New MetroPCS Certificate becomes effective, the “Effective Time”).
(b)    Amendment of Bylaws. MetroPCS shall take all actions necessary so that, effective as of the Effective Time, the amended Bylaws of MetroPCS shall be amended and restated in the form of the New MetroPCS Bylaws, which shall be the Bylaws of MetroPCS from and after the Effective Time, until thereafter changed or amended as provided therein, in the New MetroPCS Certificate and/or in accordance with applicable Law.
(c)    Cash Payment. As part of the recapitalization of MetroPCS, subject to the terms and conditions set forth in this Agreement, and conditioned upon the effectiveness of the MetroPCS Reverse Stock Split, effective immediately following the Effective Time, MetroPCS shall make a payment (the “Cash Payment”) in cash in an amount equal to $1,500,000,000, without interest, in the aggregate (the “MetroPCS Cash Amount”), to the MetroPCS Stockholders of record immediately following the Effective Time, by paying to each such MetroPCS Stockholder an amount per share of MetroPCS Common Stock held of record by such holder immediately following the Effective Time (with the number of shares of MetroPCS Common Stock held by such holder, for the avoidance of doubt, taking into account the MetroPCS Reverse Stock Split) equal to the MetroPCS Cash Amount divided by the aggregate number of shares of MetroPCS Common Stock (with the number of shares of MetroPCS Common Stock, for the avoidance of doubt, taking into account the MetroPCS Reverse Stock Split) outstanding immediately following the Effective Time (the “MetroPCS Per-Share Cash Amount”). The amount to be paid to each holder of record of MetroPCS Common Stock immediately following the Effective Time shall be rounded up to the nearest whole cent.
(d)    MetroPCS Equity and Equity-Based Awards.
(i)    Effective as of the Effective Time, and except as otherwise provided in Section 2.1(d)(iii), each then outstanding option to purchase shares of MetroPCS Common Stock (each, a “MetroPCS Stock Option”) granted to or held by any current or former employee, officer or director of, or consultant or other service provider to, MetroPCS or any of its Affiliates shall be adjusted such that (A) it shall become an option to purchase a number (rounded down to the nearest whole number) of shares of MetroPCS Common Stock (an “Adjusted MetroPCS Stock Option”) equal to the product of (1) the number of shares of MetroPCS Common Stock subject to such MetroPCS Stock Option immediately prior to the MetroPCS Reverse Stock Split, multiplied by (2) the MetroPCS Exchange Ratio, and (B) the per share exercise price for MetroPCS Common Stock issuable upon the exercise of such Adjusted MetroPCS Stock Option shall be adjusted to be equal to (rounded up to the nearest cent) (x) the quotient of (1) the exercise price per share of MetroPCS Common Stock for which such MetroPCS Stock Option was exercisable immediately prior to the MetroPCS Reverse Stock Split, divided by (2) the MetroPCS Exchange Ratio, less (y) the MetroPCS Per-Share Cash Amount (such adjusted per-share exercise price, the “Adjusted Per-Share Option Exercise Price”). Except as otherwise provided in this Section 2.1(d)(i) and in Section 2.1(d)(ii), each Adjusted MetroPCS Stock Option shall be subject to the same terms and conditions (including expiration dates and exercise provisions, taking into account, to the extent applicable, Section 2.1(d)(ii) and Section 2.1(d)(iv)), as were applicable to the corresponding MetroPCS Stock Option immediately prior to the Effective Time. This Section 2.1(d)(i) is intended to comply with Section 409A (and, to the extent applicable by reason of Section 409A, Section 424) of the Code and the Treasury Regulations issued thereunder and will be interpreted accordingly.
(ii)    Effective as of the consummation of the Stock Purchase, each then outstanding MetroPCS Stock Option (whether or not converted into an Adjusted MetroPCS Stock Option) shall automatically and without any action on behalf of the holder thereof, immediately vest and become exercisable in accordance with its terms.
(iii)    Notwithstanding Section 2.1(d)(i), (x) each MetroPCS Stock Option (other than any Low Exercise Price MetroPCS Stock Option) with an exercise price per share immediately prior to the Effective Time (ignoring any adjustment for the MetroPCS Reverse Stock Split or the Cash Payment, including pursuant to Section 2.1(d)(i)) that is less than the MetroPCS Closing Price (an “In-the-Money MetroPCS Stock Option”) shall, at the written election, as to all or any portion of such In-the-Money MetroPCS Stock Option, of the holder of such In-the-Money MetroPCS Stock Option made no later than five

Business Days after the consummation of the Stock Purchase, and (y) each MetroPCS Stock Option granted under the Second Amended & Restated 1995 Stock Option Plan of MetroPCS that, if it were adjusted pursuant to Section 2.1(d)(i), would have an Adjusted Per-Share Option Exercise Price that is less than or equal to zero (a “Low Exercise Price MetroPCS Stock Option”), shall, automatically and without any action on behalf of the holder thereof, in each case of (x) and (y) in lieu of becoming an Adjusted MetroPCS Stock Option, be cancelled and converted, effective as of the consummation of the Stock Purchase, into the right to receive from MetroPCS, as promptly as reasonably practicable and in any event no later than 10 Business Days after the Closing Date, in full settlement of such holder's right thereunder, an amount in cash, without interest, equal to (A) the product of (1) the aggregate number of shares of MetroPCS Common Stock subject to such In-the-Money MetroPCS Stock Option (or portion thereof) for which the holder has elected to receive cash pursuant to this Section 2.1(d)(iii) or Low Exercise Price MetroPCS Stock Option, as applicable, immediately prior to the Effective Time (and in each case ignoring any adjustment for the MetroPCS Reverse Stock Split and the Cash Payment, including pursuant to Section 2.1(d)(i)), multiplied by (2) the amount by which the MetroPCS Closing Price exceeds the exercise price per share of such In-the-Money MetroPCS Stock Option (or portion thereof) for which the holder has elected to receive cash pursuant to this Section 2.1(d)(iii) or Low Exercise Price MetroPCS Stock Option, as applicable, immediately prior to the Effective Time (and in each case ignoring any adjustment for the MetroPCS Reverse Stock Split and the Cash Payment, including pursuant to Section 2.1(d)(i)), less (B) any Taxes required to be withheld from such payment.
(iv)    For the avoidance of doubt, the MetroPCS Reverse Stock Split and Cash Payment contemplated by this Section 2.1 shall be deemed for all purposes of the MetroPCS Benefit Plans (including each of MetroPCS's equity-based compensation plans, as amended, identified on Schedule 3.3(h) of the MetroPCS Disclosure Letter (the “MetroPCS Stock Plans”)) to have occurred contingent upon the consummation of the Stock Purchase such that, (A) there shall be a “Change in Control”, “Change of Control” and “Corporate Transaction”, as applicable, at the time of the consummation of the Stock Purchase under and pursuant to the terms of the MetroPCS Benefit Plans (including the MetroPCS Stock Plans) and (B) all severance, accelerated vesting, lapsing of restrictions and other rights and benefits that accrue and become effective under the MetroPCS Benefit Plans (including the MetroPCS Stock Plans) upon a “Change in Control”, “Change of Control” and “Corporation Transaction”, as applicable, as a result of the Transaction shall accrue and become effective as of the consummation of the Stock Purchase pursuant to such MetroPCS Benefit Plans (including the MetroPCS Stock Plans) and the provisions hereof. For the further avoidance of doubt, the MetroPCS Reverse Stock Split and Cash Payment shall together be deemed to constitute a “recapitalization” under each of the MetroPCS Stock Plans, and the applicable provisions of each such MetroPCS Stock Plan shall be construed accordingly. At or prior to the consummation of the Stock Purchase, the MetroPCS Board (or the appropriate committee thereof) and the boards of directors or management committees of its Subsidiaries shall pass such resolutions as may be necessary to effectuate the provisions of this
Section 2.1(d), including to (x) ensure that all MetroPCS Stock Options that are not converted into Adjusted MetroPCS Stock Options are cashed out and cancelled effective as of the consummation of the Stock Purchase pursuant to Section 2.1(d)(iii) (and the MetroPCS Stock Plans are hereby deemed amended to the extent necessary to effectuate the provisions of this Section 2.1(d)) and that no holder of any such cashed-out and cancelled MetroPCS Stock Option shall have any right with respect thereto, except as provided in this Section 2.1(d) and (y) amend the award agreements with respect to any MetroPCS Restricted Stock to permit the holder of such MetroPCS Restricted Stock to receive and keep the Cash Payment contemplated by this Section 2.1.
(v)    Prior to the Effective Time, MetroPCS shall deliver to each holder of the MetroPCS Stock Options appropriate notices and, if applicable, election forms, setting out the terms applicable to such MetroPCS Stock Options with respect to the Transaction.
(e)    Payment Agent; Deposit of MetroPCS Cash Amount. At or prior to the Effective Time, MetroPCS shall deposit, or shall cause to be deposited, with a commercial bank or trust company designated by MetroPCS and reasonably satisfactory to DT (the “Payment Agent”) for the benefit of the MetroPCS Stockholders of record immediately following the Effective Time, (i) cash in lieu of any fractional shares, to be paid pursuant to Section 2.1(f)(v), and (ii) cash in an amount equal to the MetroPCS Cash Amount (such deposited amount described in clauses (i) and (ii), the “MetroPCS Cash Deposit”); provided, that, if the Closing does not occur, the Payment Agent shall return, or cause to be returned, the MetroPCS Cash Deposit, and any interest or other income thereon, to MetroPCS on the next Business Day following the termination of this Agreement pursuant to its terms. Except as otherwise agreed to by the parties, the investment of the MetroPCS Cash Deposit shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government, in commercial paper rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements, other bank instruments or direct deposits or banker's acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available); provided, that no investment or loss thereon shall affect the amounts payable to holders of MetroPCS Common Stock pursuant to this Section 2.1. The MetroPCS Cash Deposit shall be used solely for purposes of making the Cash Payment and paying any cash in lieu of fractional shares to be paid pursuant to Section 2.1(f)(v), and shall not be used to satisfy any other obligation of MetroPCS, DT, TMUS or any of their respective Subsidiaries.
(f)    Exchange of Shares.
(i)    Notwithstanding anything in this Section 2.1(f) to the contrary, each certificate that immediately prior to the Effective Time represented shares of MetroPCS Common Stock (each, a “MetroPCS Certificate”) shall thereafter (and without the necessity of presenting the same for exchange) represent that number of shares of MetroPCS Common Stock into which the shares of MetroPCS Common Stock represented by such MetroPCS Certificate shall have been combined pursuant to the MetroPCS Reverse Stock Split, subject to the limitation on fractional shares pursuant to Section 2.1(f)(v).
(ii)    As soon as practicable after the Closing, MetroPCS shall instruct the Payment Agent to send to each holder of record of a MetroPCS Certificate immediately prior to the Effective Time, (A) a letter of transmittal (which shall be in customary form and shall specify, among other things, that the delivery shall be effected, and risk of loss and title to such MetroPCS Certificate shall pass, only upon proper delivery of such MetroPCS Certificate to the Payment Agent) and (B) instructions for use in effecting the surrender of such MetroPCS Certificate in exchange for a new certificate representing that number of shares of MetroPCS Common Stock into which the shares of MetroPCS Common Stock represented by such MetroPCS Certificate shall have been combined pursuant to the MetroPCS Reverse Stock Split, the portion of the MetroPCS Cash Amount that such holder has the right to receive pursuant to the Cash Payment and cash in lieu of fractional shares pursuant to Section 2.1(f)(v).
(iii)    Upon surrender of a MetroPCS Certificate for cancellation to the Payment Agent, together with a properly completed letter of transmittal, the Payment Agent (A) shall register in the name of the holder of such MetroPCS Certificate the number of whole shares of MetroPCS Common Stock (in the form of book-entry shares, unless the holder of such MetroPCS Certificate expressly requests in writing that such shares be delivered in certificated form) representing, in the aggregate, the whole number of shares of MetroPCS Common Stock, if any, into which the shares of MetroPCS Common Stock represented by such MetroPCS Certificate shall have been combined pursuant to the MetroPCS Reverse Stock Split and (B) shall deliver to the holder of such MetroPCS Certificate a check or wire transfer in same day funds for the amount equal to the portion of the MetroPCS Cash Amount that such holder has the right to receive pursuant to the Cash Payment and cash payable in lieu of fractional shares pursuant to Section 2.1(f)(v). The MetroPCS Certificate so surrendered shall forthwith be cancelled. Promptly (and in any event no more than two Business Days) after the Closing, with respect to each holder of book-entry shares which immediately prior to the Effective Time represented shares of MetroPCS Common Stock (“MetroPCS Book-Entry Shares”), the Payment Agent (x) shall register in the name of such holder the number of whole shares of MetroPCS Common Stock (in the form of book-entry shares) representing, in the aggregate, the whole number of shares of MetroPCS Common Stock, if any, into which such holder's MetroPCS Book-Entry Shares shall have been combined pursuant to the MetroPCS Reverse Stock Split, and (y) deliver to such holder a check or wire transfer in same day funds for the amount equal to the portion of the MetroPCS Cash Amount that such holder has the right to receive pursuant to the Cash Payment and cash payable in lieu of fractional shares pursuant to Section 2.1(f)(v), without such holder being required to deliver a MetroPCS Certificate or an executed letter of transmittal to the Payment Agent. No interest will be paid or accrued on any MetroPCS Payment, any cash in lieu of fractional shares or any other cash payments payable in respect of any such securities pursuant to this Agreement.
(iv)    If any shares of MetroPCS Common Stock that are combined pursuant to the MetroPCS Reverse Stock Split are to be registered in the name of, or if any cash in respect thereof is to be paid to, a Person other than that in whose name the MetroPCS Certificate(s) surrendered pursuant to this Section 2.1(f) is or are registered (whether as the result of a transfer of such shares or otherwise), it shall be a condition to the registration of such shares and the cash payments that (A) such certificate or certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument or instruments of transfer as MetroPCS or the Payment Agent may reasonably request) and otherwise in proper form for transfer, (B) the Person requesting such registration and payment shall pay to the Payment Agent in advance any transfer or other Taxes required by reason of the payment or registration in any name other than that of the registered holder of the shares represented by the MetroPCS Certificate surrendered or required for any other reason, or shall establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable, and (C) the Person receiving such payment and in whose name such shares are being registered (I) represents and warrants to MetroPCS that such Person is entitled to such payment and shares being registered and (II) agrees to indemnify MetroPCS from and against any and all Damages resulting from, arising out of, or incurred in connection with any claim that any other Person is entitled to such payment and shares being registered.
(v)    No certificates or scrip representing fractional shares of MetroPCS Common Stock or book-entry credit of the same will be issued in connection with the MetroPCS Reverse Stock Split, including upon the surrender for exchange of shares of MetroPCS Common Stock, but in lieu thereof each MetroPCS Stockholder who would otherwise be entitled to a fraction of a share of MetroPCS Common Stock in connection with the MetroPCS Reverse Stock Split (after aggregating all fractional shares of MetroPCS Common Stock to be received by such MetroPCS Stockholder) shall receive an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the MetroPCS Closing Price.
(vi)    Any portion of the MetroPCS Cash Deposit that remains unclaimed by MetroPCS Stockholders or former MetroPCS Stockholders as of the first anniversary of the Closing shall be paid to MetroPCS. Any MetroPCS Stockholders or former MetroPCS Stockholders shall thereafter look only to MetroPCS for the issuance of any certificates of MetroPCS Common Stock or payment of any portion of the MetroPCS Cash Amount or cash in lieu of any fractional shares of MetroPCS Common Stock such MetroPCS Stockholders or former MetroPCS Stockholders are entitled to receive pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of MetroPCS, the Payment Agent, any of their respective Representatives or any other Person shall be liable to any MetroPCS Stockholder or former MetroPCS Stockholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(vii)    In the event any MetroPCS Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in a form reasonably acceptable to MetroPCS by the Person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by MetroPCS, the posting by such Person of a bond in such amount as MetroPCS may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Payment Agent shall (A) register in the name of the holder of such MetroPCS Certificate the number of whole shares of MetroPCS Common Stock (in the form of book-entry shares, unless the holder of such MetroPCS Certificate expressly requests in writing that such shares be delivered in certificated form) representing, in the aggregate, the whole number of shares of MetroPCS Common Stock, if any, into which the shares of MetroPCS Common Stock represented by such MetroPCS Certificate shall have been combined pursuant to the

MetroPCS Reverse Stock Split and (B) deliver to the holder of such MetroPCS Certificate a check or wire transfer in same day funds for the amount equal to the portion of the MetroPCS Cash Amount that such holder has the right to receive pursuant to the Cash Payment and cash payable in lieu of fractional shares pursuant to Section 2.1(f)(v).
(g)    Withholding Rights. The Payment Agent and MetroPCS shall be entitled to deduct and withhold from the MetroPCS Cash Amount and any other amounts otherwise payable pursuant to this Agreement such amounts as the Payment Agent or MetroPCS, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment (which deduction, in the case of the MetroPCS Restricted Stock, shall be made from the shares into which such MetroPCS Restricted Stock is combined pursuant to the MetroPCS Reverse Stock Split). To the extent the amounts are so withheld by the Payment Agent or MetroPCS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
2.2    Stock Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective immediately following the Cash Payment:
(a)    Holding will sell, convey, assign, transfer and deliver to MetroPCS, free and clear of all Encumbrances, and MetroPCS will purchase, acquire and accept from Holding, all of Holding's right, title and interest in and to TMUS Shares, free and clear of all Encumbrances, and shall deliver or cause to be delivered to MetroPCS certificates representing the TMUS Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed (the “Stock Purchase”); provided that notwithstanding the foregoing or any other provision hereof, neither MetroPCS, TMUS nor any of their respective Subsidiaries shall assume or be obligated to pay, perform or otherwise discharge any (and DT shall retain, pay, perform or otherwise discharge without recourse to MetroPCS, TMUS or any of their Subsidiaries all, and as applicable shall reimburse MetroPCS, TMUS and any of their Subsidiaries for their satisfaction of any) Excluded Liabilities;
(b)    MetroPCS shall issue and deliver (the “MetroPCS Share Issuance”) to Holding or its designee, a number of shares of MetroPCS Common Stock equal to 74% of the fully-diluted (as calculated under the treasury method based on the MetroPCS Closing Price after taking into account the MetroPCS Reverse Stock Split and the Cash Payment, but not taking into account any cancellation of MetroPCS Stock Options pursuant to Section 2.1(d)(iii)) shares of MetroPCS Common Stock outstanding immediately following the Cash Payment (on a grossed-up basis to take into account the number of shares of MetroPCS Common Stock so issued to Holding or its designee), which, at DT's election, may be represented by one or more certificates or may be uncertificated (the “TMUS Stock Consideration”); provided, that in the event of any dividend or distribution (other than the Cash Payment), stock split, reverse stock split (other than the MetroPCS Reverse Stock Split), stock dividend, reorganization, reclassification, merger, combination, recapitalization, or other like change with respect to or affecting shares of MetroPCS Common Stock (or in respect of which a record date or effective date, as applicable, has been declared and passed prior to the Effective Time), and including any stock repurchase or redemption effected on a substantially pro rata basis or in which a majority of the MetroPCS

Stockholders participate, which occurs prior to the Effective Time and which affects the number of shares of MetroPCS Common Stock that DT should equitably receive, such number of shares of MetroPCS Common Stock shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such transaction or declaration; and provided, further, that the MetroPCS Share Issuance shall be made only in whole shares, and any fractional shares shall be rounded up to the nearest whole share; and
(c)    DT shall pay to TMUS the Estimated Adjustment Amount, if any.
2.3    Mergers. Upon the terms and subject to the conditions set forth in this Agreement, on the Business Day immediately following the Closing Date, unless otherwise agreed by the Parties in writing in good faith:
(a)    In accordance with Section 253 of the DGCL, MetroPCS shall cause MetroPCS HoldCo to merge with and into MetroPCS OpCo (the “MetroPCS Merger”), whereupon the separate existence of MetroPCS HoldCo shall cease and MetroPCS OpCo shall continue its existence as the surviving corporation under the laws of the State of Delaware. MetroPCS shall cause MetroPCS OpCo to file with the Secretary of State of Delaware a certificate of merger, upon the filing of which the MetroPCS Merger shall be effective. By virtue of the MetroPCS Merger, (i) each share of common stock, par value $0.0001 per share, of MetroPCS HoldCo issued and outstanding immediately prior to the effectiveness of the MetroPCS Merger shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of MetroPCS OpCo, and (ii) each share of common stock, par value $0.0001 per share, of MetroPCS OpCo shall be automatically canceled. Prior to the Closing Date, MetroPCS shall cause MetroPCS HoldCo and MetroPCS OpCo to enter into an agreement and plan of merger reflecting the provisions of this Section 2.3(a).
(b)    Immediately following the MetroPCS Merger, in accordance with Section 251 of the DGCL, MetroPCS shall cause MetroPCS OpCo to merge with and into TMUS (the “TMUS Merger”), whereupon the separate existence of MetroPCS OpCo shall cease and TMUS shall continue its existence as the surviving corporation under the laws of the State of Delaware. MetroPCS shall cause TMUS to file with the Secretary of State of Delaware a certificate of merger, upon the filing of which the TMUS Merger shall be effective. By virtue of the TMUS Merger, (i) each share of common stock, par value $0.0001 per share, of MetroPCS OpCo issued and outstanding immediately prior to the effectiveness of the TMUS Merger shall automatically be canceled, and (ii) each share of common stock, par value $0.000001 per share, of TMUS shall remain outstanding. Prior to the Closing Date, MetroPCS shall cause MetroPCS OpCo to, and DT shall cause TMUS to, and TMUS shall, enter into an agreement and plan of merger reflecting the provisions of this Section 2.3(b), and MetroPCS and Holding shall provide such consents as may be necessary or advisable to authorize the TMUS Merger.
2.4    Adjustment. (a) At least five Business Days prior to the expected Closing Date (and in any event not more than 10 Business Days prior to the actual Closing Date), DT shall prepare and deliver to MetroPCS a statement (the “Estimated TMUS Closing Statement”) consisting of a calculation in reasonable detail (including calculations of the TMUS Working Capital and the Spending Deficiency Amount) of the estimated Adjustment Amount, if any (the “Estimated Adjustment Amount”). The Estimated TMUS Closing Statement shall be signed by a duly authorized officer of DT and prepared in good faith and in accordance with the TMUS Applicable Accounting Principles and using the line items set forth on the Sample TMUS Statement. DT shall provide to MetroPCS and its Representatives such access to the books and records of TMUS and its Subsidiaries and to any other information, including such access to TMUS's and its Subsidiaries' employees and work papers of their accountants (subject to MetroPCS entering into, and such accountants agreeing to, a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants), as MetroPCS shall reasonably request, in connection with MetroPCS's review of the Estimated TMUS Closing Statement and preparation of the TMUS Closing Statement. MetroPCS shall have the right to object to the amounts contained in the Estimated TMUS Closing Statement within two Business Days after the delivery of the Estimated TMUS Closing Statement to MetroPCS. DT shall in good faith consider the objections, if any, of MetroPCS to the Estimated TMUS Closing Statement and, if MetroPCS has made any objections, will re-issue an Estimated TMUS Closing Statement containing the Estimated Adjustment Amount no later than two Business Days prior to the Closing Date with any such revisions that DT has determined in good faith are appropriate.
(b)    Closing Statement. As promptly as practicable following the Closing Date (but in any event within 90 days thereafter), MetroPCS shall prepare, or cause to be prepared, and deliver to DT a statement (the “TMUS Closing Statement”) consisting of a calculation in reasonable detail (including calculations of the TMUS Working Capital and the Spending Deficiency Amount) of (i) the Adjustment Amount, if any, and (ii) the amount, if any, payable pursuant to Section 2.4(g). The TMUS Closing Statement shall be signed by a duly authorized officer of MetroPCS and prepared in good faith and in accordance with the TMUS Applicable Accounting Principles and using the line items set forth on the Sample TMUS Statement.
(c)    Access to Information. MetroPCS shall provide to DT and its Representatives such access to the books and records of TMUS and its Subsidiaries and to any other information, including such access to TMUS's and its Subsidiaries' employees and work papers of the accountants who compiled or reviewed the TMUS Closing Statement or the underlying accounting data (subject to DT entering into, and such accountants agreeing to, a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants), as DT shall reasonably request, in connection with DT's review of the TMUS Closing Statement.
(d)    Closing Statement Dispute Notice. The TMUS Closing Statement shall become final, binding and conclusive upon DT and MetroPCS on the 45th day following DT's receipt of the TMUS Closing Statement unless, if DT in good faith disputes one or more items contained in the TMUS Closing Statement on the basis that it was not prepared and calculated in accordance with this Agreement or that there was a mathematical error (a “Disputed Item”), on or prior to such 45th day, DT delivers to MetroPCS a written notice (a “TMUS Closing Statement Dispute Notice”) stating that DT disputes one or more Disputed Items and specifying in reasonable detail each Disputed Item. If DT timely delivers a TMUS Closing Statement Dispute Notice, all items in the TMUS Closing Statement that are not Disputed Items shall be final, binding and conclusive as to MetroPCS and DT for all purposes hereunder except for any such items that must be changed or adjusted as a direct consequence of a change or adjustment to a Disputed Item.

(e)    Resolution Period. If DT timely delivers a TMUS Closing Statement Dispute Notice, then MetroPCS and DT shall seek in good faith to resolve the Disputed Items during the 30-day period beginning on the date MetroPCS receives the TMUS Closing Statement Dispute Notice (the “Resolution Period”). If MetroPCS and DT reach agreement with respect to any Disputed Items, MetroPCS shall revise the TMUS Closing Statement to reflect such agreement.
(f)    Independent Accountant. If MetroPCS and DT are unable to resolve all Disputed Items during the Resolution Period, then, at the request of either party, MetroPCS and DT shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant. MetroPCS and DT shall enter into reasonable and customary arrangements for the services to be rendered by the Independent Accountant, including a customary non-disclosure agreement. MetroPCS and DT shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted to it for resolution. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.4 and the TMUS Applicable Accounting Principles. The Independent Accountant shall limit its review only to the Unresolved Items. In reviewing any Unresolved Items, the Independent Accountant may not assign a value to any Unresolved Item that is greater than the greatest value or less than the smallest value for such Unresolved Item claimed by either party. Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request. The determination of the Independent Accountant shall be final, binding and conclusive on MetroPCS and DT absent manifest error. The fees, expenses and costs of the American Arbitration Association, if applicable, and the Independent Accountant shall be borne by DT and MetroPCS in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant.
(g)    Final Adjustment. If (i) the Adjustment Amount as set forth on the TMUS Closing Statement delivered by MetroPCS to DT if DT does not timely deliver a TMUS Closing Statement Dispute Notice pursuant to Section 2.4(d), or as agreed by MetroPCS and DT pursuant to Section 2.4(e), or as determined by the Independent Accountant pursuant to Section 2.4(f), as applicable) (the “Actual Adjustment Amount”) exceeds the Estimated Adjustment Amount, then DT shall pay to TMUS an amount equal to such excess, or (ii) the Estimated Adjustment Amount exceeds the Actual Adjustment Amount, then TMUS shall pay to DT an amount equal to such excess.
(h)    Method of Payment, Interest, etc. Any amount paid pursuant to Section 2.4(g) shall be (i) increased by interest on such amount at an annual interest rate equal to 4%, from the Closing Date to and including the date of payment based on a 365 day year, and (ii) made within five Business Days after the TMUS Closing Statement becomes final pursuant to Section 2.4(d), (e) or (f) by wire transfer of immediately available cash funds to an account designated by the receiving party.
2.5    Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, at

9:00 a.m., local time, on the third Business Day following the satisfaction or waiver (if permissible under applicable Laws) of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permissible under applicable Laws) of such conditions), or at such other time and place as the parties may agree in writing. The “Closing Date” shall be the date upon which the Closing occurs. The Closing shall be deemed to have occurred and shall be effective as of 12:01 a.m., prevailing Eastern Time, on the Closing Date. In addition to the deliverables described in Sections 2.1 and 2.2, at the Closing, each of MetroPCS and DT shall deliver or cause to be delivered (a) duly executed counterpart signatures to each Ancillary Agreement to which it or any of its Subsidiaries is a party and (b) each of the certificates and other documents contemplated to be delivered by such party or its Subsidiaries pursuant to Article V.
ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties Regarding DT, Global and Holding. DT, Global and Holding hereby represent and warrant to MetroPCS as follows:
(a)    Organization and Good Standing. Each of DT, Global and Holding has been duly organized, is validly existing and is in good standing under the Laws of Germany. Prior to the date hereof, MetroPCS has been provided with complete and correct copies of DT's, Global's and Holding's Organizational Documents.
(b)    Authorization. Each of DT, Global, Holding and TMUS has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. Holding has all requisite power and authority to sell the TMUS Shares, subject to the filings and actions referred to in Section 3.2(d). The execution and delivery by DT, Global, Holding and TMUS of this Agreement, the performance of their respective obligations hereunder and the consummation by DT, Global, Holding and TMUS of the Transaction have been duly authorized by all necessary action of DT, Global, Holding and TMUS. This Agreement has been duly executed and delivered by DT, Global, Holding and TMUS and, assuming the due authorization, execution and delivery of this Agreement by MetroPCS, constitutes the legal, valid and binding obligation of DT, Global, Holding and TMUS, enforceable against DT, Global, Holding and TMUS in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equitable principles. No authorization by the stockholders of DT, Global, Holding or TMUS is required to consummate the Transaction.
(c)    Governmental Filings; No Conflicts.
(i)    Other than the reports, filings, registrations, consents, approvals, permits, waivers, petitions for declaratory ruling, authorizations and/or notices (A) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) with, by, from or to the Federal Communications Commission in the United States (such agency or any federal successor agency having similar regulatory powers, the “FCC”) pursuant to the Communications Act of 1934, as amended and further amended from time to time (the “Communications Act”), (C) pursuant to any applicable state or territorial public utility Laws and rules, regulations and orders of any state or territorial public utility commissions (“PUCs”) or similar foreign public utility Laws and rules, regulations and orders of any regulatory bodies regulating telecommunications businesses, in respect of the jurisdictions set forth on Schedule 3.1(c) of the TMUS Disclosure Letter, or (D) required with respect to the Committee on Foreign Investment in the United States under 31 C.F.R Part 800, no material notices, reports or other filings are required to be made or effected by DT, Global, or Holding with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by DT, Global, or Holding from, any domestic or foreign governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”) in connection with the execution and delivery of this Agreement by DT, Global, Holding and TMUS, the performance of their respective obligations hereunder or the consummation of the Transaction.
(ii)    The execution and delivery of this Agreement by each of DT, Global and Holding, the performance of its respective obligations hereunder and the consummation of the Transaction will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of DT, Global or Holding or any of their respective Subsidiaries (other than TMUS and its Subsidiaries) or (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, the change of any rights of DT, Global or Holding or any of their respective Subsidiaries (other than TMUS and its Subsidiaries) under, or the creation of an Encumbrance on, any of the assets of DT, Global or Holding or any of their respective Subsidiaries (other than TMUS and its Subsidiaries) (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, mortgage, credit agreement, security agreement, indenture, arrangement or other obligation of, or binding on, DT, Global or Holding or any of their respective Subsidiaries (other than TMUS and its Subsidiaries), or (iii) conflict with, breach or violate any Law applicable to DT, Global or Holding or any of their respective Subsidiaries (other than TMUS and its Subsidiaries) or by which its or by which any of their properties are bound or affected, except, in the case of clauses (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of DT, Global or Holding to consummate the Transaction.
(d)    Ownership of Global, Holding and TMUS Shares.
(i)    DT is the record and beneficial owner of, and has good and valid title to, all of the issued and outstanding shares of capital stock of Global, and Global is the record and beneficial owner of, and has good and valid title to, all of the issued and outstanding shares of capital stock of Holding. Holding is the record and beneficial owner of, and has good and valid title to, the TMUS Shares, free and clear of any Encumbrances, and consummation of the Transaction will vest good and valid title to the TMUS Shares in MetroPCS, free and clear of any Encumbrances.

(ii)    There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which DT, Global or Holding is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the TMUS Shares or any securities or obligations exercisable or exchangeable for, or convertible into, any of the TMUS Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The TMUS Shares are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of TMUS Shares.
(e)    Brokers and Finders. Neither DT, Global, Holding or TMUS, nor any of DT's, Global's, Holding's or TMUS's respective officers, directors or employees, has employed any broker or finder for which DT (or a Subsidiary of DT other than TMUS and its Subsidiaries) is not solely responsible for such broker's or finder's fees or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with the Transaction for which DT (or a Subsidiary of DT other than TMUS and its Subsidiaries) is not solely responsible.
(f)    Licenses. Schedule 3.1(f) of the TMUS Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Licenses from the FCC or any PUC held by DT and its Subsidiaries (other than TMUS and its Subsidiaries).
(g)    Ownership of MetroPCS Common Stock. (i) Neither DT nor any of its Affiliates has been, at any time during the three years preceding the date hereof, an “interested stockholder” of MetroPCS as defined in Section 203 of the DGCL, and (ii) as of the date hereof, DT and its Affiliates do not Beneficially Own any shares of MetroPCS Common Stock.
(h)    Financing. The provisions of Sections 4.13(b), 4.13(c) and 4.13(e) constitute the legal, valid and binding obligation of DT (except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equitable principles). There are no conditions precedent related to the funding of the full amount of the DT Notes, the Additional DT Notes and the TMUS Working Capital Facility under Sections 4.13(b), 4.13(c) and 4.13(e). Subject to the occurrence of the Closing Date, the aggregate proceeds of the DT Notes and any such Additional DT Notes issued pursuant to Section 4.13(b) and 4.13(c), together with other financial resources of MetroPCS and TMUS including cash, cash equivalents and marketable securities of MetroPCS, TMUS and their respective Subsidiaries on the Closing Date, are expected to be sufficient to consummate the Transaction upon the terms contemplated by this Agreement and pay all related fees and expenses.
(i)    No Other Representations or Warranties. Except for the representations and warranties contained in Sections 3.3 and 7.13 and any representation contained in any certificate delivered pursuant to Section 5.3, DT, Global and Holding acknowledge that neither MetroPCS, nor any Subsidiary of MetroPCS or any other Person on behalf of MetroPCS (including any Representative of MetroPCS), makes any express or implied representation or warranty with respect or relating to MetroPCS, any of its Subsidiaries, or any information provided to DT or any other Person, or DT's use of any such information, including any information, documents, projections, forecasts or other material made available to DT in certain “data rooms” or management presentations in expectation of the Transaction, and neither DT, Global nor Holding has relied on such information or any other representation or warranty not set forth in this Agreement.

3.2    Representations and Warranties Regarding TMUS and its Subsidiaries. Except as set forth in the corresponding sections of the disclosure letter delivered to MetroPCS by TMUS on or prior to entering into this Agreement (the “TMUS Disclosure Letter”) (it being agreed that disclosure of any item in any part of the TMUS Disclosure Letter shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent on its face notwithstanding the omission of a reference or cross-reference thereto) or as specifically identified in the notes to the TMUS Financial Statements, TMUS hereby represents and warrants to MetroPCS as follows:

(a)    Organization, Good Standing and Qualification. Each of TMUS and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. Prior to the date hereof, MetroPCS has been provided with complete and correct copies of each of TMUS's and its Subsidiaries' Organizational Documents, and each as so delivered is in full force and effect.
(b)    Capitalization.
(i)    The authorized capital stock of TMUS consists solely of 500,000,000 shares of common stock, $0.000001 par value per share (“TMUS Common Stock”), of which 292,669,971 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding, and as of the close of business on October 1, 2012, TMUS had no other shares of TMUS Common Stock or TMUS Preferred Stock reserved or otherwise subject to issuance. The TMUS Shares represent all shares of TMUS Common Stock issued and outstanding. All of the outstanding shares of TMUS Common Stock (A) have been duly authorized and validly issued, (B) are fully paid and nonassessable, and (C) were issued in compliance with all applicable Laws concerning the issuance of securities and not in violation of any preemptive rights, purchase option, call, right of first refusal or any similar right. There are no other Equity Interests of TMUS issued, authorized or outstanding.
(ii)    There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of TMUS issued or outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which TMUS is or may become obligated to issue or sell, or giving any Person a right to sub-

scribe for or acquire, or in any way dispose of, any Equity Interests or Voting Debt of TMUS or any securities or obligations exercisable or exchangeable for, or convertible into, any Equity Interests or Voting Debt of TMUS, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(iii)    The outstanding shares of TMUS Common Stock are not subject to any voting trust agreement or other contract, agreement or arrangement to which TMUS or any of its Affiliates is a party restricting or otherwise relating to the voting, dividend rights or disposition of such outstanding shares (other than TMUS Permitted Encumbrances). There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Interests of TMUS.
(iv)    Schedule 3.2(b)(iv) of the TMUS Disclosure Letter lists all Indebtedness described in clauses (i) and (iii) of the definition of Indebtedness. There are no purchase money security interests for which liens have been filed, in each case created, issued, assumed, guaranteed or permitted to exist by each of TMUS and its Subsidiaries as of the date hereof, that are material to TMUS and its Subsidiaries, taken as a whole.
(c)    Subsidiaries.
(i)    A true and complete list of the Subsidiaries of TMUS as of the date hereof is set forth on Schedule 3.2(c)(i) of the TMUS Disclosure Letter, and such list sets forth, with respect to each such Subsidiary, as of the date hereof (A) its jurisdiction of organization or formation and (B) the direct or indirect ownership interest of TMUS in such Subsidiary, as well as the ownership interest of any other Person in such Subsidiary if it is not wholly-owned, directly or indirectly, by TMUS. TMUS does not own, directly or indirectly, any Equity Interests in any Person that is not a Subsidiary of TMUS.
(ii)    All of the Equity Interests of each Subsidiary of TMUS owned beneficially or of record, directly or indirectly, by TMUS are owned free and clear of any Encumbrances (other than TMUS Permitted Encumbrances). No Subsidiary of TMUS has any Voting Debt issued or outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Subsidiary of TMUS is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any Equity Interests or Voting Debt of any Subsidiary of TMUS or any securities or obligations exercisable or exchangeable for, or convertible into, any Equity Interests or Voting Debt of any Subsidiary of TMUS, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(iii)    All of the outstanding Equity Interests of the Subsidiaries of TMUS have been duly authorized and are validly issued, fully paid and nonassessable. The outstanding Equity Interests of each Subsidiary of TMUS are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Interests of any Subsidiary of TMUS.
(d)    Governmental Filings; No Conflicts.
(i)    Other than the reports, filings, registrations, consents, approvals, permits, waivers, petitions for declaratory ruling, authorizations and/or notices (A) under the HSR Act, (B) with, by, from or to the FCC pursuant to the Communications Act, (C) pursuant to any applicable state or territorial public utility Laws and rules, regulations and orders of any PUCs or similar foreign public utility Laws and rules, regulations and orders of any regulatory bodies regulating telecommunications businesses, in respect of the jurisdictions set forth on Schedule 3.2(d) of the TMUS Disclosure Letter, or (D) required with respect to the Committee on Foreign Investment in the United States under 31 C.F.R Part 800, no material notices, reports or other filings are required to be made or effected by TMUS or its Subsidiaries with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by TMUS or its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement by TMUS, the performance of its obligations hereunder or the consummation of the Transaction.
(ii)    The execution and delivery of this Agreement by TMUS, the performance of its obligations hereunder and the consummation of the Transaction will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of TMUS or of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, the change of any rights of TMUS or any of its Subsidiaries under, or the creation of an Encumbrance (other than a TMUS Permitted Encumbrance) on, any of the assets of TMUS or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, mortgage, credit agreement, security agreement, indenture, arrangement or other obligation binding upon TMUS or any of its Subsidiaries, or (C) conflict with, breach or violate any Law applicable to TMUS or any of its Subsidiaries or by which its or by which any of its properties are bound or affected, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect.
(e)    Financial Statements; Undisclosed Liabilities.
(i)    Prior to the date hereof, MetroPCS has been provided with complete and correct copies of the audited consolidated statements of operations and comprehensive income, changes in stockholders' equity and cash flows of TMUS and its Subsidiaries for the fiscal years ended December 31, 2009, 2010 and 2011 and consolidated balance sheets of TMUS and its Subsidiaries as of such dates, and the unaudited consolidated statements of operations and comprehensive income, changes in stockholders' equity and cash flows of TMUS and its Subsidiaries for the six-month period ended June 30, 2012 and a consolidated balance sheet of TMUS and its Subsidiaries as of such date (the “TMUS Financial Statements”). The TMUS Financial Statements (A) have been pre-

pared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto, (B) present fairly, in all material respects, the consolidated financial position of TMUS and its Subsidiaries as of the dates thereof and the consolidated results of operations and comprehensive income, changes in stockholders' equity and cash flows of TMUS and its Subsidiaries for the periods then ended and (C) accurately reflect in all material respects the books of account and other financial records of TMUS and its Subsidiaries.
(ii)    Neither TMUS nor any of its Subsidiaries has any Liabilities except for (A) Liabilities reflected or reserved against on the balance sheet as of December 31, 2011 included in, or otherwise disclosed in, the TMUS Financial Statements and not heretofore paid or discharged, (B) Liabilities incurred since December 31, 2011 in the ordinary course of business consistent with past practice or (C) Liabilities that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. All of the Liabilities of TMUS and its Subsidiaries arose, directly or indirectly, out of or in connection with the assets used in, or the operations of, the business of TMUS and its Subsidiaries (including products, services, assets and operations ancillary thereto).
(iii)    TMUS has designed and maintains a system of internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and provides reasonable assurance that fraud is detected and prevented.
(iv)    Since December 31, 2009, to the Knowledge of TMUS, no attorney representing TMUS or any of its Subsidiaries, whether or not employed by TMUS or any of its Subsidiaries, has reported to TMUS's chief legal officer, chief executive officer, audit committee or the TMUS Board evidence of a material violation of securities laws, material breach of fiduciary duty or similar material violation of law, relating to periods after December 31, 2009.
(f)    Litigation. As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of TMUS, threatened, against TMUS or any of its Subsidiaries, except those that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. Neither TMUS nor any of its Subsidiaries is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. No representation or warranty is made in this Section 3.2(f) with respect to Tax matters, which shall be governed exclusively by Section 3.2(g) (Employee Benefits) and 3.2(l) (Taxes), or environmental matters, which shall be governed exclusively by Section 3.2(k) (Environmental Matters).
(g)    Employee Benefits.
(i)    All benefit and compensation plans, contracts, agreements, policies or arrangements sponsored or contributed to by TMUS or any of its Subsidiaries, including those covering any of its past or present employees, officers or directors (or for which

TMUS or any of its Subsidiaries could have any liability), including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and employment agreements, collective bargaining agreements, deferred compensation, change of control, retention, stock option, stock purchase, restricted stock, stock appreciation, phantom share, stock based, incentive, severance and bonus plans (other than any immaterial benefit plans) (the “TMUS Benefit Plans”) in effect as of the date hereof are listed on Schedule 3.2(g) of the TMUS Disclosure Letter. True and complete copies of all TMUS Benefit Plans listed on Schedule 3.2(g) of the TMUS Disclosure Letter, and of all related material funding documents, actuarial and financial reports, government correspondence, summary plan descriptions, annual reports, IRS determination letters, and audit reports have been provided or made available to MetroPCS prior to the date hereof.
(ii)    Each TMUS Benefit Plan was established and, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect, has been documented, maintained and administered in compliance in all respects with the terms thereof and the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and any other applicable Law. Each TMUS Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) with respect to its qualified status under Section 401(a) of the Code or has pending or has time remaining in which to file an application for such determination from the IRS (or TMUS and its Subsidiaries are entitled to rely on a favorable opinion or advisory letter issued by the IRS in accordance with Revenue Procedure 2005-16 with respect to the qualified status of the plan document), and, to the Knowledge of TMUS, there is no fact or circumstance that exists that would, individually or in the aggregate, reasonably be likely to adversely affect or give rise to the revocation of such qualified status. All contributions required to be made under the terms of any TMUS Benefit Plan or applicable Law (including all employer contributions and employee salary reduction contributions) have been timely made or are reflected in the TMUS Financial Statements as of the dates thereof. All unfunded liabilities, if any, under the TMUS Benefit Plans are fully reflected in the TMUS Financial Statements. No event has occurred and no condition exists that would, individually or in the aggregate, reasonably be likely to subject TMUS or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA or the Code or other applicable Law in respect of any TMUS Benefit Plan.
(iii)    Neither TMUS nor any ERISA Affiliate maintains or contributes to or has within the past six complete calendar years maintained or contributed to, or been required to contribute to, or otherwise has any direct or indirect liability with respect to, an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or is a multiple employer plan (within the meaning of Section 4063 of ERISA or Section 413(c) of the Code). Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or local law or as is reflected on the TMUS Financial Statements, neither TMUS nor any ERISA Affiliate is obligated to provide any retiree health or life insurance benefits to any employee or former employees of TMUS or any ERISA Affiliate. Each TMUS Benefit Plan can be

amended or terminated at any time without liability, other than liability for benefits accrued as of the date of any such amendment or termination.
(iv)    Excluding routine, uncontested claims for benefits under any TMUS Benefit Plan and except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect, (A) there is no action, suit, demand, audit, claim, hearing, proceeding or investigation pending against or involving or, to the Knowledge of TMUS, threatened, against or involving any TMUS Benefit Plan before any court or arbitrator or any Governmental Entity, or federal, state or local official that would, individually or in the aggregate, reasonably be likely to subject TMUS or any of its Subsidiaries to a liability, except those first arising after the date hereof in the ordinary course of business, and (B) to the Knowledge of TMUS, there are no facts or circumstances existing that would, individually or in the aggregate, reasonably be likely to give rise to such actions, suits, demands, audits, claims, hearings or proceedings.
(v)    No agreement, binding commitment or obligation exists to materially increase benefits under, or adopt any new, TMUS Benefit Plan. There is no provision of any TMUS Benefit Plan or other related contract or agreement, and there has been no amendment to or announcement by, TMUS or any of its Subsidiaries relating to, or change in employee participation or coverage under, any TMUS Benefit Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.
(vi)    Neither the execution of this Agreement nor the consummation of the Transaction will (whether alone or in connection with any other related event(s)): (A) entitle any employee of TMUS or any of its Subsidiaries to severance pay or any increase in severance pay (or other compensation or benefits) upon any termination of employment; (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount payable pursuant to, or result in the deemed satisfaction of vesting conditions, goals or any other requirements or conditions under, any of the TMUS Benefit Plans; (C) limit or restrict the right of TMUS or any of its Subsidiaries or, after the consummation of the Transaction, MetroPCS or any of its Subsidiaries, to merge, amend or terminate any of the TMUS Benefit Plans (other than solely pursuant to applicable Law); or (D) result in the creation, increase, forgiveness, extension or modification of any loan to any employee, officer or director of TMUS or any of its Subsidiaries.
(vii)    No TMUS Benefit Plan or other TMUS practice provides any Person with any amount of additional compensation if such individual is provided amounts subject to excise or additional taxes imposed under Section 409A or 4999 of the Code.
(viii)    Each TMUS Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is, except as would not result in a material liability, in documentary compliance with Section 409A of the Code and the guidance provided thereunder and has been operated and administered in compliance in all material respects with Section 409A of the Code and the guidance provided thereunder.

(h)    Compliance with Laws; Licenses.
(i)    The business of TMUS and its Subsidiaries has been, and is being, conducted in compliance with all federal, state, local and foreign laws, statutes and ordinances, common law and all rules, regulations, guidelines, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. No investigation or review by any Governmental Entity with respect to TMUS or any of its Subsidiaries is pending or, to the Knowledge of TMUS, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. Each of TMUS and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect (the “TMUS Material Licenses”).
(ii)    Schedule 3.2(h)(ii) of the TMUS Disclosure Letter sets forth a true and complete list, as of the date hereof, of (A) all TMUS Material Licenses and, to the extent not otherwise constituting TMUS Material Licenses, all Licenses issued or granted to TMUS or any of its Subsidiaries by the FCC and all leases for the use of wireless spectrum licensed by other FCC licensees to TMUS or any of its Subsidiaries (such licenses and leases, the “TMUS FCC Licenses”), all Licenses issued or granted to TMUS or any of its Subsidiaries by PUCs regulating telecommunications businesses (“TMUS State Licenses”), and all Licenses issued or granted to TMUS or any of its Subsidiaries by foreign Governmental Entities regulating telecommunications businesses (collectively with the TMUS Material Licenses, TMUS FCC Licenses and TMUS State Licenses, the “TMUS Communications Licenses”); (B) all pending applications for issuance, grant, assignment or transfer of Licenses, or applications for leases of wireless spectrum, to TMUS or any of its Subsidiaries, that would be TMUS Communications Licenses if issued or granted; (C) all pending applications for assignment or transfer of Licenses, or applications for leases of wireless spectrum, by TMUS or its Subsidiaries to any Person (other than TMUS or its Subsidiaries); and (D) all pending applications by TMUS or any of its Subsidiaries for modification, extension or renewal of any TMUS Communications License; provided that Schedule 3.2(h)(ii) may exclude point-to-point microwave licenses, business radio licenses, experimental licenses and Section 214 certificates and pending applications regarding the same. Each of TMUS and its Subsidiaries is in compliance with its obligations under each of the TMUS FCC Licenses and the rules and regulations of the FCC, and with its obligations under each of the TMUS State Licenses, in each case, except for such failures to be in compliance with Licenses that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. TMUS and its Subsidiaries are not the subject of, and there are no pending nor, to the Knowledge of TMUS, threatened, proceedings, notices of violation, orders of forfeiture or complaints or investigations relating to TMUS Communications Licenses before the

FCC, the Federal Aviation Administration (the “FAA”), or any other Governmental Entity, in each case, except that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. The FCC actions granting all TMUS Communications Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of TMUS, threatened any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any such TMUS FCC License, in each case, except that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect.
(iii)    TMUS holds the TMUS Communications Licenses, and the TMUS Communications Licenses are issued in the name of TMUS or one of its Subsidiaries. The TMUS Communications Licenses are in full force and effect, are granted without conditions, except for those conditions on the face of such TMUS Communications Licenses or conditions generally applicable to all similarly situated licenses of comparable spectrum, and are free and clear of all Encumbrances (other than TMUS Permitted Encumbrances) or any restrictions which might, individually or in the aggregate, limit the full operation of the TMUS Communications Licenses in any material respect.
(iv)    All of the currently operating cell sites and microwave paths of TMUS and its Subsidiaries in respect of which a filing with the FCC was required have been constructed and are currently operated as represented to the FCC in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to the FCC of all required filings, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect.
(v)    All transmission towers owned or leased by TMUS and its Subsidiaries are (to the Knowledge of TMUS with respect to leased towers) obstruction-marked and lighted by TMUS or its Subsidiaries to the extent required by, and in accordance with, the rules and regulations of the FAA (the “FAA Rules”), except that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. Appropriate notification to the FAA has been made for each transmission tower owned or leased by TMUS and its Subsidiaries to the extent required to be made by TMUS or any of its Subsidiaries by, and in accordance with, the FAA Rules, in each case, except that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect.
(vi)    Neither TMUS nor any of its Subsidiaries holds any TMUS Communications Licenses through a partnership, joint venture or other Person that is not a Subsidiary of TMUS.
(vii)    TMUS does not hold any License to offer, and does not offer, any services or products other than wireless telecommunications and wireless information services and products, and any ancillary services or products thereto. TMUS and its Subsidiaries do not conduct any business other than the Business.

(viii)    TMUS and its Subsidiaries are fully qualified under the Communications Act and the rules and regulations of the FCC to hold the TMUS FCC Licenses generally. To the Knowledge of TMUS, there are no facts or circumstances relating to the qualifications of TMUS and its Subsidiaries that would prevent or materially delay the grant of any FCC Form 603 application (or other appropriate form) under the FCC Rules and the Communications Act with respect to the Transaction.
(ix)    No representation or warranty is made in this Section 3.2(h) with respect to Tax matters, which shall be governed exclusively by Sections 3.2(g) (Employee Benefits) and 3.2(l) (Taxes), or environmental matters, which shall be governed exclusively by Section 3.2(k) (Environmental Matters).
(i)    Absence of Certain Changes. Since December 31, 2011 and prior to the date hereof, other than expenses and capital expenditures incurred or made in accordance with the TMUS Business Plan, TMUS and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses, and there has not been any:
(i)    Circumstance (including any adverse change with respect to any Circumstance existing on or prior to December 31, 2011) that, individually or in the aggregate, has had or would reasonably be likely to have a TMUS Material Adverse Effect;
(ii)    merger or consolidation between TMUS or any of its Subsidiaries with any other Person, or any restructuring, reorganization or complete or partial liquidation or similar transaction, or the entry into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses, except for any such transactions among wholly-owned Subsidiaries of TMUS;
(iii)    acquisition of assets outside of the ordinary course of business consistent with past practice for consideration in excess of $50,000,000 individually, other than in accordance with the TMUS Business Plan;
(iv)    creation or incurrence of any Encumbrance (other than TMUS Permitted Encumbrances) on (x) any TMUS FCC Licenses or (y) on the other assets of TMUS or its Subsidiaries that are, individually or in the aggregate, material to TMUS or any of its Subsidiaries;
(v)    loan, advance, guarantee or capital contribution to, or investment in, any Person (other than any of the foregoing to or on behalf of TMUS or any direct or indirect wholly-owned Subsidiary of TMUS and other than loans or advances to employees and contractors in the ordinary course of business consistent with past practices in an amount not to exceed $250,000 individually);
(vi)    material damage, destruction or other casualty loss with respect to any material asset, or TMUS Owned Real Property, TMUS Leased Real Property or property otherwise used by TMUS or any of its Subsidiaries, whether or not covered by insurance;

(vii)    declaration, setting aside or payment of any non-cash distribution with respect to any Equity Interests of TMUS or any of its Subsidiaries (except for distributions by any direct or indirect wholly-owned Subsidiary of TMUS to TMUS or any other such Subsidiary of TMUS);
(viii)    incurrence of any Indebtedness for borrowed money other than from DT or any of its wholly-owned Subsidiaries;
(ix)    material change in any method of financial accounting or accounting practice by TMUS or any of its Subsidiaries, except for any such change required by changes in GAAP or applicable Law;
(x)    increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business consistent with past practice);
(xi)    fundamental change to any of the important elements of the network technologies or principal billing systems of TMUS and its Subsidiaries (excluding, for the avoidance of doubt, system upgrades, improvements and modernization, equipment replacement and similar matters, in each case within the same fundamental framework of such network technologies and billing systems); or
(xii)    agreement to do any of the foregoing.
(j)    Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies (“Insurance Policies”) maintained by TMUS or any of its Subsidiaries, together with adequately capitalized self-insurance arrangements, provide adequate coverage for all normal risks incident to the business of TMUS and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such Insurance Policies that would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. As of the date hereof, neither TMUS nor any of its Subsidiaries has received any written notice of cancellation of any material Insurance Policy.
(k)    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect:
(i)    since the date that is four years prior to the date hereof, TMUS and its Subsidiaries have been in compliance with all applicable Environmental Laws and have not incurred any Liabilities concerning any Environmental Laws with respect to the business of TMUS and its Subsidiaries;
(ii)    there are no writs, injunctions, decrees, awards, orders or judgments outstanding, or any actions, suits, demands, claims, hearings, proceedings or investigations pending or, to the Knowledge of TMUS, threatened, relating to compliance with, or Liability under, any Environmental Law affecting the business of TMUS and its Subsidiaries, other than those first arising after the date hereof in the ordinary course of business;

(iii)    to the Knowledge of TMUS, there has been no release, threatened release, contamination or disposal of Hazardous Substances at any property currently or formerly owned or operated in connection with the business of TMUS and its Subsidiaries (including in soils, groundwater, surface water, buildings or other structures) or at any third-party property, or from any waste generated by TMUS or any of its Subsidiaries or any legally responsible predecessor corporation thereof, that has given or would, individually or in the aggregate, reasonably be likely to give rise to any Liability under any Environmental Law for which TMUS or any of its Subsidiaries would incur or share Liability; and
(iv)    there are no consent decrees, orders or similar agreements with any Governmental Entity imposing restrictions on the ownership, use or transfer of any real property relating to, or derived from, any Environmental Law, and there are no indemnification or other agreements with any third party (other than ordinary course provisions in leases of real property or in agreements for the acquisition or disposition of assets or businesses) relating to any Liability or potential Liability under any Environmental Law.
(l)    Taxes. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a TMUS Material Adverse Effect:
(i)    (A) All Tax Returns required to be filed by, or on behalf of, or with respect to, TMUS and each of its Subsidiaries have been timely filed (taking into account extensions) with the appropriate Taxing Authority and all such Tax Returns are true and complete, and (B) TMUS has, or has caused each of its Subsidiaries to, duly and timely pay all Taxes due and payable, including Taxes required to be withheld from amounts owing to any Person, except in each case of clauses (A) and (B), with respect to matters contested in good faith or for which adequate reserves have been established, in accordance with GAAP, in the most recent TMUS Financial Statements, as adjusted to reflect operations in the ordinary course of business since the date thereof.
(ii)    All deficiencies or assessments made in writing as a result of any audit, examination or investigation by any Taxing Authority of Tax Returns of TMUS and its Subsidiaries that are due and payable have been fully paid, and no other audits, examination or investigations by any Taxing Authority relating to any Tax Returns of TMUS and its Subsidiaries are in progress. Neither TMUS nor any of its Subsidiaries has received written notice from any Taxing Authority of the commencement of any audit, examination or investigation not yet in progress. There is no action, suit, demand, claim, hearing or, to the Knowledge of TMUS, proceeding, relating to Taxes pending or, to the Knowledge of TMUS, threatened, against TMUS or any of its Subsidiaries.
(iii)    Neither TMUS nor any of its Subsidiaries is a party to any Tax indemnification, Tax allocation or Tax sharing agreement pursuant to which TMUS or any of its Subsidiaries, as applicable, will have any obligation to make any payments after the Closing Date, other than (A) any agreements solely among TMUS and/or its Subsidiaries and (B) Tax provisions in loan agreements, leases, license agreement and other commercial agreements the principal purpose of which does not relate to Taxes. Neither TMUS nor any of Subsidiaries is or could be liable for Taxes of any Person (other than of a member of the affiliated group for United States federal income tax purposes of which TMUS or any of its Subsidiaries is or was the common parent) (x) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (y) as a transferee or successor, or (z) otherwise, for any taxable period (or portion thereof) ending on or before the Closing Date for which the applicable statute of limitations (including extensions) is not closed.
(iv)    In the past five years, TMUS has not received any IRS private letter ruling or entered into any closing agreements within the meaning of Section 7121 of the Code relating to or with respect to the income and/or assets of TMUS or any of its Subsidiaries. There are no pending requests by TMUS or any of its Subsidiaries for an IRS private letter ruling.
(v)    Neither TMUS nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” (within the meaning of Section 7121 of the Code or any corresponding or similar provision of state, local, or non-United States income Tax law) entered into on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.
(vi)    There are no Encumbrances for Taxes upon any assets of TMUS or any of its Subsidiaries other than TMUS Permitted Encumbrances.
(vii)    Within the preceding three years, no written claim has been received by TMUS or any of its Subsidiaries from a Taxing Authority in any jurisdiction where TMUS or any of its Subsidiaries does not file Tax Returns asserting that TMUS or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.
(viii)    Neither TMUS nor any of its Subsidiaries has granted any currently effective waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return, nor has any request for any such waiver, extension or consent been made.
(ix)    Within the preceding three years, neither TMUS nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended or purported to be governed by Section 355 of the Code.
(x)    Neither TMUS nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.
(xi)    TMUS is the common parent of an affiliated group, as defined in Section 1504 of the Code, that files a consolidated return for United States federal income tax purposes.

(xii)    Neither TMUS nor any of its Subsidiaries is a party to any agreement, contract, undertaking, commitment, arrangement or plan that would result, and neither the execution of this Agreement nor the consummation of the Transaction (whether alone or in connection with any other related event(s)) will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G.
(m)    Labor Matters.
(i)    None of TMUS or its Subsidiaries is party to or otherwise bound by, and, as of the date hereof, none of DT or its Affiliates, including TMUS and its Subsidiaries, are proposing, offering or negotiating to enter into or adopt, any labor and collective bargaining agreements, contracts or other agreements or understandings with a labor union or labor organization relating to, affecting, or in any way binding on TMUS and its Subsidiaries.
(ii)    As of the date hereof, neither TMUS nor any of its Subsidiaries is the subject of any proceeding, nor is any proceeding pending, or to the Knowledge of TMUS, threatened asserting that it has committed any material unfair labor practice or seeking to compel it to bargain with any labor union or labor organization.
(iii)    There has not been since December 31, 2009, and as of the date hereof, there is not pending or, to the Knowledge of TMUS, threatened any material labor strike, dispute, walk-out, work stoppage, slow-down, union activity, picketing, lockout or other similar occurrence by employees of TMUS or its Subsidiaries.
(iv)    TMUS and its Subsidiaries have complied in all material respects with all Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, meals and rest times, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans.
(v)    Since January 1, 2009, neither TMUS nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law (collectively, the “WARN Act”), without complying in all material respects with the notice requirements of the WARN Act.
(n)    Intellectual Property.
(i)    All Intellectual Property owned or held exclusively by TMUS and its Subsidiaries (“TMUS Owned Intellectual Property”) is exclusively owned or held (beneficially and of record, where applicable) by TMUS or one of its Subsidiaries, free and clear of all Encumbrances (other than TMUS Permitted Encumbrances), and is not subject to any open source or similar license agreement or distribution model, or to any commitments to any standards-setting or similar organization, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. The

TMUS Owned Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting TMUS's or its Subsidiaries' use of, or their rights to, such Intellectual Property, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect.
(ii)    To the Knowledge of TMUS, TMUS and its Subsidiaries have sufficient rights to use all material Intellectual Property used in, or necessary for the conduct of the Business as presently conducted, all of which rights shall survive the consummation of the Transaction unchanged in all respects material to TMUS and its Subsidiaries, taken as a whole. TMUS and its Subsidiaries have taken commercially reasonable measures to protect the TMUS Owned Intellectual Property, and to protect the confidentiality of all Trade Secrets that are owned, used or held for use by TMUS and its Subsidiaries. TMUS and each of its Subsidiaries maintains a policy requiring that upon their hire, employees of TMUS and its Subsidiaries execute confidentiality and intellectual property assignment agreements which prohibit such employees from disclosing TMUS's and its Subsidiaries' Trade Secrets and confidential information without the written approval of an officer of TMUS and which assign to TMUS all Intellectual Property rights developed by such employees during the course of their employment with TMUS or its Subsidiaries.
(iii)    Neither TMUS nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party in the past six years, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the Knowledge of TMUS, threatened, against TMUS or any of its Subsidiaries concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. To the Knowledge of TMUS, no Person is infringing, misappropriating or otherwise violating any TMUS Owned Intellectual Property right of TMUS or its Subsidiaries in any respect material to TMUS and its Subsidiaries, taken as a whole.
(iv)    The material IT Assets used by TMUS or any of its Subsidiaries operate and perform as needed by TMUS and its Subsidiaries to adequately conduct their respective businesses as presently conducted and, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect, the data therein have not been subject to unauthorized access by any Person.
(o)    Contracts. (i) Schedule 3.2(o)(i) of the TMUS Disclosure Letter lists all Material TMUS Contracts in effect as of the date hereof. The term “Material TMUS Contracts” means all of the following types of TMUS Contracts (other than TMUS Contracts solely among or between TMUS and/or its direct or indirect wholly-owned Subsidiaries, Organizational Documents of TMUS and its Subsidiaries, TMUS Benefit Plans or other agreements related to employee benefits and agreements related to labor matters to the extent that such items are provided for in Sections 3.2(g) (Employee Benefits) and 3.2(m) (Labor Matters), respectively):

(A)    TMUS Contracts evidencing Indebtedness for borrowed money with a principal amount greater than $100,000,000;
(B)    each TMUS Contract for distribution, supply, inventory, purchase, license or advertising or similar agreement that is reasonably likely to involve consideration of more than $300,000,000 in the aggregate in any 12-month period, other than any such contract that can be cancelled without penalty or further payment on 90 days' or less notice;
(C)    TMUS Contracts relating to the acquisition, lease or disposition by TMUS or any of its Subsidiaries of assets and properties for consideration in excess of $100,000,000, or under which TMUS or any of its Subsidiaries has any indemnification obligations or any other ongoing obligations that would reasonably be likely to result in payments in excess of $50,000,000;
(D)    TMUS Contracts that are reasonably likely to involve consideration of more than $300,000,000 in any 12-month period or involved consideration of more than $300,000,000 in the aggregate during calendar year 2011 or $600,000,000 in the aggregate over the term of such TMUS Contract;
(E)    any TMUS Contract that would reasonably be likely to involve consideration of more than $50,000,000 in any 12-month period that is an interconnection, bundling or similar agreement in connection with which the equipment, networks and services of TMUS or any of its Subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other's services and networks;
(F)    any TMUS Contract that would reasonably be likely to involve consideration of more than $100,000,000 in any 12-month period that is an agency, dealer, reseller, franchise or other similar contract (except for those that are terminable, without penalty, on 90 days or less notice);
(G)    roaming TMUS Contracts that would reasonably be likely to involve payment by or expense to TMUS or any of its Subsidiaries of more than $100,000,000 in any 12-month period; and
(H)    TMUS Contracts that would reasonably be likely to involve consideration of more than $50,000,000 in any 12-month period pursuant to which TMUS or any of its Subsidiaries licenses Intellectual Property to or from any Person.
(ii)    Schedule 3.2(o)(ii) of the TMUS Disclosure Letter lists all Restricted TMUS Contracts in effect as of the date hereof. The term “Restricted TMUS Contracts” means all of the following types of TMUS Contracts (other than TMUS Contracts solely among or between TMUS and/or its direct or indirect wholly-owned Subsidiaries, Organizational Documents of TMUS and its Subsidiaries, TMUS Benefit Plans or other agreements related to employee benefits and agreements related to labor matters to the extent that such items are provided for in Sections 3.2(g) (Employee Benefits) and 3.2(m) (Labor Matters), respectively):
(A)    joint venture, partnership, limited partnership or limited liability company agreements relating to the formation, creation, operation, existence, management or control of any joint venture, partnership, limited partnership or limited liability company that is not wholly-owned, directly or indirectly, by TMUS;
(B)    TMUS Contracts that purport to limit in any material respect either the type of business in which TMUS or any of its Subsidiaries, or MetroPCS or its Affiliates (other than TMUS and/or its Subsidiaries) after the Closing (other than any TMUS Contracts between MetroPCS or its Affiliates, on the one hand, and TMUS and its Subsidiaries, on the other hand), may engage or the manner or locations in which any of them may so engage in any business or purport to create any material exclusive relationship;
(C)    TMUS Contracts that could require the disposition of any material operations or line of business of TMUS or any of its Subsidiaries;
(D)    TMUS Contracts that grant “most favored nation” status to any third party that paid or received consideration of more than $50,000,000 in any 12-month period, other than business-to-business service contracts under which no third party paid or received consideration of more than $100,000,000 in any 12-month period;
(E)    any TMUS Contract that grants any right of first refusal, first offer or similar right to any third party that paid or received, or would reasonably be likely to pay or receive, consideration of more than $50,000,000 during the term of such TMUS Contract;
(F)    TMUS Contracts that are requirements contracts or contain volume or purchase commitments that would reasonably be likely to involve consideration of more than $100,000,000 in any 12-month period;
(G)    any TMUS Contract that would reasonably be likely to involve consideration of more than $100,000,000 in any 12-month period that contains any commitment to (1) provide wireless services coverage in a particular geographic area, (2) build out tower sites in a particular geographic area, or (3) pay for a specified number of minutes of roaming usage of a third party's network regardless of the amount of actual usage (except for those that are terminable, without penalty, on 12 months' or less notice);
(H)    stock purchase agreements and other TMUS Contracts relating to the pending acquisition, lease or disposition by TMUS or any of its Subsidiaries of any Equity Interest of TMUS or any of its Subsidiaries, except for any such stock purchase agreement or other TMUS Contract relating to the pending acquisition, lease or disposition by TMUS or any of its Subsidiaries of any Equity In-

terest in any Subsidiary of TMUS that is not wholly-owned, directly or indirectly, by TMUS for consideration of $10,000,000 or less;
(iii)    Prior to the date hereof, MetroPCS has been provided with complete and correct copies of each Material TMUS Contract listed on Schedule 3.2(o)(i) of the TMUS Disclosure Letter and each Restricted TMUS Contract listed on Schedule 3.2(o)(ii) of the TMUS Disclosure Letter, including amendments thereof and exhibits, annexes and schedules thereto. To the Knowledge of TMUS, as of the date hereof, each Material TMUS Contract and each Restricted TMUS Contract described in Sections 3.2(o)(ii)(A), (C), (F), (G) and (H) is in full force and effect and valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equity principles. None of TMUS, any of its Subsidiaries or, to the Knowledge of TMUS, any other Person is in breach or violation of, or default under, any Material TMUS Contract or Restricted TMUS Contract, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. To the Knowledge of TMUS, no event has occurred that would result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of TMUS or its Subsidiaries to a loss of any benefit to which TMUS or any of its Subsidiaries is entitled under (in each case, with or without notice or lapse of time, or both), any Material TMUS Contract or Restricted TMUS Contract, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect.
(p)    Sufficiency and Ownership of Assets; Business.
(i)    The assets owned, leased or licensed by TMUS and its Subsidiaries (including the TMUS Communications Licenses and any interest TMUS and its Subsidiaries have in the Tower Assets), together with the assets that are the subject of the Trademark License, constitute all the assets, properties and rights (A) necessary to conduct the Business as presently conducted by TMUS and its Subsidiaries in all material respects and (B) used to generate the results of TMUS and its Subsidiaries set forth in the TMUS Financial Statements, other than assets disposed of in the ordinary course of business. Neither TMUS nor any of its Subsidiaries owns, leases or licenses any assets or properties (other than contract rights) outside of the Territory.
(ii)    All of the wireless telecommunications operator business of DT and its Affiliates in the Territory is operated by TMUS and its Subsidiaries and is included in the assets owned by TMUS and its Subsidiaries. There are no agreements between DT or any of its Subsidiaries (other than TMUS and its Subsidiaries), on the one hand, and any third party, on the other hand, with respect to the resale of, or acting as an agent in the sale of, wireless telecommunications services in the Territory, the existence or effects of which are material to TMUS and its Subsidiaries, taken as a whole.

(q)    Property.
(i)    Each of TMUS and its Subsidiaries has good and marketable title to all Owned Real Property of TMUS material to TMUS and its Subsidiaries, taken as a whole, free and clear of all Encumbrances except TMUS Permitted Encumbrances. No parcel of such Owned Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of TMUS, has any such condemnation, expropriation or taking been proposed, threatened or noticed, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect.
(ii)    Each of TMUS and its Subsidiaries has good and marketable leasehold title to all Leased Real Property of TMUS material to TMUS and its Subsidiaries, taken as a whole, free and clear of all Encumbrances except TMUS Permitted Encumbrances. No parcel of such Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of TMUS, has any such condemnation, expropriation or taking been proposed, threatened or noticed, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect, all leases of such Leased Real Property and all amendments and modifications thereto are in full force and effect and valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equity principles. There exists no default under any lease of such Leased Real Property by TMUS, any of its Subsidiaries or, to the Knowledge of TMUS, any other Person party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by TMUS, any of its Subsidiaries or, to the Knowledge of TMUS, any other Person party thereto, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect. All leases of such Leased Real Property shall remain valid and binding in accordance with their terms following the Closing, except as would not, individually or in the aggregate, reasonably be likely to have a TMUS Material Adverse Effect.
(iii)    There are no contractual or legal restrictions that preclude or restrict the ability to use any of TMUS's Owned Real Property or Leased Real Property (other than any Owned Real Property or Leased Real Property included in the Tower Assets) in any material respect for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting such Owned Real Property or Leased Real Property. TMUS and its Subsidiaries have, in all material respects, valid leasehold interests in, or other valid rights to use, all plants, warehouses, distribution centers, structures and other buildings on such Owned Real Property and Leased Real Property, which are adequately maintained and are in good operating condition and repair for the requirements of the business of TMUS and its Subsidiaries as currently conducted.

(iv)    Except as would not, individually or in the aggregate, reasonably be likely to result in a TMUS Material Adverse Effect, (A) TMUS and its Subsidiaries have good and marketable title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Encumbrances (other than TMUS Permitted Encumbrances), all of the tangible personal property and assets (except for properties and assets disposed of in the ordinary course of business consistent with past practice) used in or necessary to conduct their businesses substantially as presently conducted and (B) each item of tangible personal property of TMUS and each of its Subsidiaries, or in which TMUS or any of its Subsidiaries owns an undivided interest, is in all material respects in good operating condition and repair for the requirements of the business of TMUS and its Subsidiaries as currently conducted, ordinary wear and tear excepted.
(r)    Related-Party Agreements. As of the date hereof, there are no agreements between TMUS or any of its Subsidiaries, on the one hand, and DT and/or any of its Affiliates (other than TMUS and its Subsidiaries), on the other hand, that are material to the operations of the Business as presently conducted by TMUS and its Subsidiaries, other than as set forth on Schedule 3.2(r) of the TMUS Disclosure Letter, and TMUS or one of its Affiliates has provided MetroPCS with complete and correct copies of all such agreements prior to the date hereof.
(s)    Prohibited Payments. To the Knowledge of TMUS, none of TMUS or any of its Subsidiaries or any of their respective directors, officers, agents, employees or other Persons associated with them or acting on their behalf has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment.
3.3    Representations and Warranties of MetroPCS. Except as specifically identified in the notes to the MetroPCS Financial Statements or in the MetroPCS SEC Reports (excluding the MetroPCS Financial Statements) filed with the SEC after December 31, 2011 and prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections of the disclosure letter delivered to DT by MetroPCS on or prior to entering into this Agreement (the “MetroPCS Disclosure Letter”) (it being agreed that disclosure of any item in any part of the MetroPCS Disclosure Letter shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent on its face notwithstanding the omission of a reference or cross-reference thereto), MetroPCS hereby represents and warrants to DT as follows:
(a)    Organization, Good Standing and Qualification. Each of MetroPCS and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. Prior to the date hereof, DT has been provided with complete and correct copies of each of MetroPCS's and its Subsidiaries' Organizational Documents, and each as so delivered is in full force and effect.
(b)    Capitalization.
(i)    The authorized capital stock of MetroPCS consists solely of 1,000,000,000 shares of MetroPCS Common Stock, of which 367,457,662 shares were issued and outstanding (and of which 3,582,173 shares are MetroPCS Restricted Stock) as of the close of business on October 1, 2012, and 100,000,000 shares of preferred stock (“MetroPCS Preferred Stock”), of which no shares were issued and outstanding as of the close of business on October 1, 2012. All of the outstanding shares of MetroPCS Common Stock (A) have been duly authorized and validly issued, (B) are fully paid and nonassessable, and (C) were issued in compliance with all applicable Laws concerning the issuance of securities and not in violation of any preemptive rights, purchase option, call, right of first refusal or any similar right.
(ii)    As of the close of business on October 1, 2012, MetroPCS had no shares of MetroPCS Common Stock or MetroPCS Preferred Stock reserved or otherwise subject to issuance, except for (A) 31,627,302 shares of MetroPCS Common Stock reserved for issuance pursuant to the MetroPCS Stock Plans for outstanding awards thereunder, (B) 12,345,015 shares of MetroPCS Common Stock otherwise reserved for future issuance pursuant to the MetroPCS Stock Plans, and (C) 1,000,000 shares of MetroPCS Preferred Stock reserved for future issuance pursuant to the MetroPCS Rights Agreement. All such shares of MetroPCS Common Stock reserved for or otherwise subject to issuance, when issued in accordance with the respective terms thereof, will be duly authorized and validly issued and will be fully paid, nonassessable and not in violation of any preemptive rights, purchase option, call, right of first refusal or any similar right. Section 3.3(b)(ii) of the MetroPCS Disclosure Letter contains a complete and correct list of each award under the MetroPCS Stock Plans outstanding as of October 1, 2012, including, to the extent applicable, (1) the name of the holder of the award; (2) the number of shares of MetroPCS Common Stock subject to such award; (3) in the case of a MetroPCS Stock Option, the exercise price of such MetroPCS Stock Option; (4) the date on which such award was granted; (5) the extent to which such award is vested (and, in the case of any MetroPCS Stock Option, exercisable) as of October 1, 2012; (6) the dates and extent to which such award is scheduled to become vested (and, in the case of any MetroPCS Stock Option, exercisable) after October 1, 2012, including any events (including the consummation of the Transaction) that would result in any acceleration of such vesting or exercisability, as applicable; (7) in the case of a MetroPCS Stock Option, whether such MetroPCS Stock Option is an incentive stock option or a nonqualified stock option; and (8) in the case of a MetroPCS Stock Option, the date on which such MetroPCS Stock Option expires. Except as set forth in clauses (i) and (ii) of this Section 3.3(b), there are no Equity Interests of MetroPCS issued, authorized or outstanding.
(iii)    MetroPCS has no Voting Debt issued or outstanding. Except as set forth in Section 3.3(b)(ii), as of the date hereof there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which MetroPCS is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any Equity Interests or Voting Debt of MetroPCS, or any securities or obligations exercisable or exchangeable for, or convertible into, any Equity Interests or Voting Debt of MetroPCS, and no securities or obligations evidencing such rights are authorized, issued or outstanding. No award under any MetroPCS Stock Plan has been granted in connection with the Transaction. None of the MetroPCS Stock Options currently outstanding has an exercise price below or deemed to be below fair market value on the date of grant. All grants of awards under MetroPCS Stock Plans currently outstanding were validly made and properly approved by the MetroPCS Board (or a duly authorized committee or subcommittee thereof) in compliance with applicable Laws and recorded on the consolidated financial statements of MetroPCS in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices.
(iv)    Except with respect to the MetroPCS Rights Agreement and the MetroPCS Stock Plans and the related award agreements, and Restricted Stock that has not vested, there are no outstanding obligations of MetroPCS or any of its Subsidiaries or contracts to which MetroPCS or any of its Subsidiaries is bound (A) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (B) requiring the registration for sale of, (C) applying voting restrictions to, or (D) otherwise restricting any Person from purchasing, selling, pledging or otherwise disposing of, any Equity Interests in MetroPCS or any MetroPCS Subsidiary. Except as set forth in Section 3.3(b)(ii), there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Interests of MetroPCS.
(v)    Schedule 3.3(b)(v) of the MetroPCS Disclosure Letter lists all Indebtedness described in clauses (i) and (iii) of the definition of Indebtedness. There are no purchase money security interests for which liens have been filed, in each case created, issued, assumed, guaranteed or permitted to exist by each of MetroPCS and its Subsidiaries as of the date hereof, that are material to MetroPCS and its Subsidiaries, taken as a whole.
(c)    Subsidiaries.
(i)    A true and complete list of the Subsidiaries of MetroPCS as of the date hereof is set forth on Schedule 3.3(c)(i) of the MetroPCS Disclosure Letter, and such list sets forth, with respect to each such Subsidiary, as of the date hereof (A) its jurisdiction of organization or formation and (B) the direct or indirect ownership interest of MetroPCS in such Subsidiary, as well as the ownership interest of any other Person in such Subsidiary if it is not wholly-owned, directly or indirectly, by MetroPCS. MetroPCS does not own, directly or indirectly, any Equity Interests in any Person that is not a Subsidiary of MetroPCS where the value of such Equity Interests with respect to any such Person exceeds $1,000,000.

(ii)    All of the Equity Interests of each Subsidiary of MetroPCS owned beneficially or of record, directly or indirectly, by MetroPCS are owned free and clear of any Encumbrances (other than MetroPCS Permitted Encumbrances). No Subsidiary of MetroPCS has any Voting Debt issued or outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Subsidiary of MetroPCS is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any Equity Interests or Voting Debt of any Subsidiary of MetroPCS or any securities or obligations exercisable or exchangeable for, or convertible into, any Equity Interests or Voting Debt of any Subsidiary of MetroPCS, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(iii)    All of the outstanding Equity Interests of the Subsidiaries of MetroPCS have been duly authorized and are validly issued, fully paid and nonassessable. The outstanding Equity Interests of each Subsidiary of MetroPCS are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests (other than MetroPCS Permitted Encumbrances). There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Interests of any Subsidiary of MetroPCS.
(d)    Authorization. MetroPCS has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction, subject to (i) the approval of the MetroPCS Share Issuance by a majority of the votes cast on such matter at a stockholders' meeting duly called and held for such purpose (the “MetroPCS Stockholders Meeting”); provided that the total votes cast on such matter represent over 50% in interest of all MetroPCS Common Stock entitled to vote on such matter at the MetroPCS Stockholders Meeting, (ii) the approval of the New MetroPCS Certificate by the holders of a majority of the outstanding shares of MetroPCS Common Stock entitled to vote on such matter at the MetroPCS Stockholders Meeting ((i) and (ii) together, the “MetroPCS Stockholder Approval”), and (iii) the filings and actions referred to in Section 3.3(e). The execution and delivery by MetroPCS of this Agreement, the performance of its obligations hereunder and the consummation by MetroPCS of the Transaction have been duly authorized by all necessary action of MetroPCS, subject to receipt of the MetroPCS Stockholder Approval. This Agreement has been duly executed and delivered by MetroPCS and, assuming the due authorization, execution and delivery of this Agreement by DT, constitutes the legal, valid and binding obligation of MetroPCS, enforceable against MetroPCS in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equitable principles.
(e)    Governmental Filings; No Conflicts.
(i)    Other than (A) the reports, filings, registrations, consents, approvals, permits, waivers, petitions for declaratory ruling, authorizations and/or notices (1) under the HSR Act, (2) with, by, from or to the FCC pursuant to the Communications Act,

(3) pursuant to any applicable state or territorial public utility Laws and rules, regulations and orders of any PUCs or similar foreign public utility Laws and rules, regulations and orders of any regulatory bodies regulating telecommunications businesses set forth on Schedule 3.3(e) of the MetroPCS Disclosure Letter, or (4) under the Exchange Act, the Securities Act or state “Blue Sky” or foreign securities laws, including the filing with the SEC of a proxy statement in definitive form relating to the MetroPCS Stockholder Approval at the MetroPCS Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (B) the filing of the New MetroPCS Certificate with the Secretary of State of the State of Delaware, and (C) the filing with the NYSE of a supplemental listing application, subject to official notice of issuance, of the TMUS Stock Consideration, no material notices, reports or other filings are required to be made or effected by MetroPCS or its Subsidiaries with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by MetroPCS or its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement by MetroPCS, the performance of its obligations hereunder or the consummation of the Transaction.
(ii)    The execution and delivery of this Agreement by MetroPCS, the performance of its obligations hereunder and the consummation of the Transaction will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of MetroPCS or of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, the change of any rights of MetroPCS or any of its Subsidiaries under, or the creation of an Encumbrance (other than an Encumbrance set forth in clauses (i) through (v) of the definition of MetroPCS Permitted Encumbrance) on, any of the assets of MetroPCS or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, mortgage, credit agreement, security agreement, indenture, arrangement or other obligation binding upon MetroPCS or any of its Subsidiaries, except for, with respect to the consummation of the Transaction, the MetroPCS Existing Finance Documents, or (C) conflict with, breach or violate any Law applicable to MetroPCS or by which its properties are bound or affected, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect.
(f)    MetroPCS SEC Reports; Financial Statements; Undisclosed Liabilities.
(i)    MetroPCS has filed or furnished, as applicable, on a timely basis all MetroPCS SEC Reports since December 31, 2009. Each of the MetroPCS SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the MetroPCS SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the MetroPCS SEC Reports did not, and any MetroPCS SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the state-

ments made therein, in light of the circumstances in which they were made, not misleading.
(ii)    Each of the audited and unaudited balance sheets and consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows of MetroPCS and its consolidated Subsidiaries included in or incorporated by reference into the MetroPCS SEC Reports (including any related notes and schedules) (the “MetroPCS Financial Statements”) (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto, (B) present fairly, in all material respects, the consolidated financial position of MetroPCS and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows of MetroPCS and its consolidated Subsidiaries for the periods then ended and (C) accurately reflect in all material respects the books of account and other financial records of MetroPCS and its consolidated Subsidiaries.
(iii)    Neither MetroPCS nor any of its Subsidiaries has any Liabilities except for (A) Liabilities reflected or reserved against on MetroPCS's consolidated audited balance sheet as of December 31, 2011 (or the notes thereto) and not heretofore paid or discharged, (B) Liabilities incurred since December 31, 2011 in the ordinary course of business consistent with past practice or (C) Liabilities that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect.
(iv)    MetroPCS has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for MetroPCS and its Subsidiaries. MetroPCS (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that information required to be disclosed by MetroPCS in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to MetroPCS's management (including MetroPCS's principal executive and principal financial officers, or Persons performing similar functions) as appropriate to allow timely decisions regarding required disclosure and (B) based on its most recent evaluation of internal control prior to the date hereof, has disclosed to MetroPCS's auditors and the audit committee of the MetroPCS Board (I) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect MetroPCS's ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in MetroPCS's internal control over financial reporting, except with respect to clause (A), those failures to design or maintain that would not, individually or in the aggregate, be material to MetroPCS and its Subsidiaries, taken as a whole. MetroPCS has made available to DT a summary of any such disclosure made by management to MetroPCS's auditors and to the audit committee since December 31, 2009. Since December 31, 2009, to the Knowledge of MetroPCS, no attorney representing MetroPCS or any of its Subsidiaries, whether or not employed by MetroPCS or any of its Subsidiaries, has reported to

MetroPCS's chief legal officer, chief executive officer, audit committee or the MetroPCS Board evidence of a material violation of securities laws, material breach of fiduciary duty or similar material violation of law, relating to periods after December 31, 2009.
(v)    MetroPCS has made available to DT true and complete copies of all comment letters from the staff of the SEC since December 31, 2009 relating to MetroPCS SEC Reports and all written responses of MetroPCS thereto through the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any MetroPCS SEC Reports. To the Knowledge of MetroPCS, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened involving MetroPCS or any of its Subsidiaries, in each case regarding any accounting practices of MetroPCS or any of its Subsidiaries.
(g)    Litigation. As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding or investigation pending or, to the Knowledge of MetroPCS, threatened, against MetroPCS or any of its Subsidiaries, except those that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. Neither MetroPCS nor any of its Subsidiaries is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. No representation or warranty is made in this Section 3.3(g) with respect to Tax matters, which shall be governed exclusively by Section 3.3(h) (Employee Benefits) and 3.3(m) (Taxes), or environmental matters, which shall be governed exclusively by Section 3.3(l) (Environmental Matters).
(h)    Employee Benefits.
(i)    All benefit and compensation plans, contracts, agreements, policies or arrangements sponsored or contributed to by MetroPCS or any of its Subsidiaries, including those covering any of its past or present employees, officers or directors (or for which MetroPCS or any of its Subsidiaries could have any liability), including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and employment agreements, collective bargaining agreements, deferred compensation, change of control, retention, stock option, stock purchase, restricted stock, stock appreciation, phantom share, stock based, incentive, severance and bonus plans (other than any immaterial benefit plans) (the “MetroPCS Benefit Plans”) in effect as of the date hereof are listed on Schedule 3.3(h) of the MetroPCS Disclosure Letter. True and complete copies of all MetroPCS Benefit Plans listed on Schedule 3.3(h) of the MetroPCS Disclosure Letter, and of all related material funding documents, actuarial and financial reports, government correspondence, summary plan descriptions, annual reports, IRS determination letters, and audit reports have been provided or made available to DT prior to the date hereof.
(ii)    Each MetroPCS Benefit Plan was established and, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect, has been documented, maintained and administered in compliance in all respects with the terms thereof and the applicable requirements of ERISA, the Code, and any other applicable Law. Each MetroPCS Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to its qualified status under Section 401(a) of the Code or has pending or has time remaining in which to file an application for such determination from the IRS (or MetroPCS and its Subsidiaries are entitled to rely on a favorable opinion or advisory letter issued by the IRS in accordance with Revenue Procedure 2005-16 with respect to the qualified status of the plan document), and, to the Knowledge of MetroPCS, there is no fact or circumstance that exists that would, individually or in the aggregate, reasonably be likely to adversely affect or give rise to the revocation of such qualified status. All contributions required to be made under the terms of any MetroPCS Benefit Plan or applicable Law (including all employer contributions and employee salary reduction contributions) have been timely made or are reflected in the MetroPCS Financial Statements as of the dates thereof. All unfunded liabilities, if any, under the MetroPCS Benefit Plans are fully reflected in the MetroPCS Financial Statements. No event has occurred and no condition exists that would, individually or in the aggregate, reasonably be likely to subject MetroPCS or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA or the Code or other applicable Law in respect of any MetroPCS Benefit Plan.
(iii)    Neither MetroPCS nor any ERISA Affiliate maintains or contributes to or has within the past six complete calendar years maintained or contributed to, or been required to contribute to, or otherwise has any direct or indirect liability with respect to, an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or is a multiple employer plan (within the meaning of Section 4063 of ERISA or Section 413(c) of the Code). Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or local law, or as is reflected on the MetroPCS Financial Statements, neither MetroPCS nor any ERISA Affiliate is obligated to provide any retiree health or life insurance benefits to any employee or former employees of MetroPCS or any ERISA Affiliate. Each MetroPCS Benefit Plan can be amended or terminated at any time without liability, other than liability for benefits accrued as of the date of any such amendment or termination.
(iv)    Excluding routine, uncontested claims for benefits under any MetroPCS Benefit Plan and except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect, (A) there is no action, suit, demand, audit, claim, hearing, proceeding or investigation pending against or involving or, to the Knowledge of MetroPCS, threatened, against or involving any MetroPCS Benefit Plan before any court or arbitrator or any Governmental Entity, or federal, state or local official that would, individually or in the aggregate, reasonably be likely to subject MetroPCS or any of its Subsidiaries to a liability, except those first arising after the date hereof in the ordinary course of business, and (B) to the Knowledge of MetroPCS, there are no facts or circumstances existing that would, individually or in the aggregate, reasonably be likely to give rise to such actions, suits, demands, audits, claims, hearings or proceedings.

(v)    No agreement, binding commitment or obligation exists to materially increase benefits under, or adopt any new, MetroPCS Benefit Plan. There is no provision of any MetroPCS Benefit Plan or other related contract or agreement, and there has been no amendment to or announcement by, MetroPCS or any of its Subsidiaries relating to, or change in employee participation or coverage under, any MetroPCS Benefit Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.
(vi)    Neither the execution of this Agreement nor the consummation of the Transaction will (whether alone or in connection with any other related event(s)): (A) entitle any employee of MetroPCS or any of its Subsidiaries to severance pay or any increase in severance pay (or other compensation or benefits) upon any termination of employment; (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount payable pursuant to, or result in the deemed satisfaction of vesting conditions, goals or any other requirements or conditions under, any of the MetroPCS Benefit Plans; (C) limit or restrict the right of MetroPCS or any of its Subsidiaries or, after the consummation of the Transaction, DT or any of its Subsidiaries (including MetroPCS and any of its Subsidiaries), to merge, amend or terminate any of the MetroPCS Benefit Plans (other than solely pursuant to applicable Law); or (D) result in the creation, increase, forgiveness, extension or modification of any loan to any employee, officer or director of MetroPCS or any of its Subsidiaries.
(vii)    No MetroPCS Benefit Plan or other MetroPCS practice provides any Person with any amount of additional compensation if such individual is provided amounts subject to excise or additional taxes imposed under Section 409A or 4999 of the Code.
(viii)    Each MetroPCS Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is, except as would not result in a material liability, in documentary compliance with Section 409A of the Code and the guidance provided thereunder and has been operated and administered in compliance in all material respects with Section 409A of the Code and the guidance provided thereunder.
(i)    Compliance with Laws; Licenses.
(i)    The business of MetroPCS and its Subsidiaries has been, and is being, conducted in compliance with all Laws, except for violations that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. No investigation or review by any Governmental Entity with respect to MetroPCS or any of its Subsidiaries is pending or, to the Knowledge of MetroPCS, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. Each of MetroPCS and its Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the ag-

gregate, reasonably be likely to have a MetroPCS Material Adverse Effect (the “MetroPCS Material Licenses”).
(ii)    Schedule 3.3(i)(ii) of the MetroPCS Disclosure Letter sets forth a true and complete list, as of the date hereof, of (A) all MetroPCS Material Licenses and, to the extent not otherwise constituting MetroPCS Material Licenses, all Licenses issued or granted to MetroPCS or any of its Subsidiaries by the FCC and all leases for the use of wireless spectrum licensed by other FCC licensees to MetroPCS or any of its Subsidiaries (such licenses and leases, the “MetroPCS FCC Licenses”), all Licenses issued or granted to MetroPCS or any of its Subsidiaries by PUCs regulating telecommunications businesses (“MetroPCS State Licenses”), and all Licenses issued or granted to MetroPCS or any of its Subsidiaries by foreign Governmental Entities regulating telecommunications businesses (collectively with the MetroPCS Material Licenses, MetroPCS FCC Licenses and MetroPCS State Licenses, the “MetroPCS Communications Licenses”); (B) all pending applications for issuance, grant, assignment or transfer of Licenses, or applications for leases of wireless spectrum, to MetroPCS or any of its Subsidiaries, that would be MetroPCS Communications Licenses if issued or granted; (C) all pending applications for assignment or transfer of Licenses, or applications for leases of wireless spectrum, by MetroPCS or its Subsidiaries to any Person (other than MetroPCS or its Subsidiaries); and (D) all pending applications by MetroPCS or any of its Subsidiaries for modification, extension or renewal of any MetroPCS Communications License; provided that Schedule 3.3(i)(ii) may exclude point-to-point microwave licenses, business radio licenses, experimental licenses and Section 214 certificates and pending applications regarding the same. Each of MetroPCS and its Subsidiaries is in compliance with its obligations under each of the MetroPCS FCC Licenses and the rules and regulations of the FCC, and with its obligations under each of the MetroPCS State Licenses, in each case, except for such failures to be in compliance with Licenses that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. MetroPCS and its Subsidiaries are not the subject of, and there are no pending nor, to the Knowledge of MetroPCS, threatened, proceedings, notices of violation, orders of forfeiture or complaints or investigations relating to the MetroPCS Communications Licenses before the FCC, the FAA, or any other Governmental Entity, in each case, except that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. The FCC actions granting all MetroPCS FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of MetroPCS, threatened any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any such MetroPCS FCC License, in each case, except that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect.
(iii)    MetroPCS holds the MetroPCS Communications Licenses, and the MetroPCS Communications Licenses are issued in the name of MetroPCS or one of its Subsidiaries. The MetroPCS Communications Licenses are in full force and effect, are granted without conditions, except for those conditions on the face of such MetroPCS Communications Licenses or conditions generally applicable to all similarly situated li-

censes of comparable spectrum, and are free and clear of all Encumbrances (other than MetroPCS Permitted Encumbrances) or any restrictions which might, individually or in the aggregate, limit the full operation of the MetroPCS Communications Licenses in any material respect.
(iv)    All of the currently operating cell sites and microwave paths of MetroPCS and its Subsidiaries in respect of which a filing with the FCC was required have been constructed and are currently operated as represented to the FCC in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to the FCC of all required filings, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect.
(v)    All transmission towers owned or leased by MetroPCS and its Subsidiaries are (to the Knowledge of MetroPCS with respect to leased towers) obstruction-marked and lighted by MetroPCS or its Subsidiaries to the extent required by, and in accordance with, the FAA Rules, except that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. Appropriate notification to the FAA has been made for each transmission tower owned or leased by MetroPCS and its Subsidiaries to the extent required to be made by MetroPCS or any of its Subsidiaries by, and in accordance with, the FAA Rules, in each case, except that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect.
(vi)    Neither MetroPCS nor any of its Subsidiaries holds any MetroPCS Communications Licenses through a partnership, joint venture or other Person that is not a Subsidiary of MetroPCS.
(vii)    MetroPCS does not hold any License to offer, and does not offer, any services or products other than wireless telecommunications and wireless information services and products, and any ancillary services or products thereto. MetroPCS and its Subsidiaries do not conduct any business other than the Business.
(viii)    MetroPCS and its Subsidiaries are fully qualified under the Communications Act and the rules and regulations of the FCC to hold the MetroPCS FCC Licenses generally. To the Knowledge of MetroPCS, there are no facts or circumstances relating to the qualifications of MetroPCS and its Subsidiaries that would prevent or materially delay the grant of any FCC Form 603 application (or other appropriate form) under the FCC Rules and the Communications Act with respect to the Transaction.
(ix)    No representation or warranty is made in this Section 3.3(i) with respect to Tax matters, which shall be governed exclusively by Sections 3.3(h) (Employee Benefits) and 3.3(m) (Taxes), or environmental matters, which shall be governed exclusively by Section 3.3(l) (Environmental Matters).
(j)    Absence of Certain Changes. Since December 31, 2011 and prior to the date hereof, other than expenses and capital expenditures incurred or made in accordance with the MetroPCS Business Plan, MetroPCS and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses, and there has not been any:
(i)    Circumstance (including any adverse change with respect to any Circumstance existing on or prior to December 31, 2011) that, individually or in the aggregate, has had or would reasonably be likely to have a MetroPCS Material Adverse Effect;
(ii)    merger or consolidation between MetroPCS or any of its Subsidiaries with any other Person, or any restructuring, reorganization or complete or partial liquidation or similar transaction, or the entry into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses, except for any such transactions among wholly-owned Subsidiaries of MetroPCS;
(iii)    acquisition of assets outside of the ordinary course of business consistent with past practice for consideration in excess of $25,000,000 individually, other than in accordance with the MetroPCS Business Plan;
(iv)    creation or incurrence of any Encumbrance (other than any MetroPCS Permitted Encumbrances) on (x) any MetroPCS FCC Licenses or (y) the other assets of MetroPCS or its Subsidiaries that are, individually or in the aggregate, material to MetroPCS or any of its Subsidiaries;
(v)    loan, advance, guarantee or capital contribution to, or investment in, any Person (other than any of the foregoing to or on behalf of MetroPCS or any direct or indirect wholly-owned Subsidiary of MetroPCS and other than loans or advances to employees and contractors in the ordinary course of business consistent with past practices in an amount not to exceed $250,000 individually);
(vi)    material damage, destruction or other casualty loss with respect to any material asset, or MetroPCS Owned Real Property, MetroPCS Leased Real Property or property otherwise used by MetroPCS or any of its Subsidiaries, whether or not covered by insurance;
(vii)    declaration, setting aside or payment of any non-cash distribution with respect to any Equity Interests of MetroPCS or any of its Subsidiaries (except for distributions by any direct or indirect wholly-owned Subsidiary of MetroPCS to MetroPCS or any other such Subsidiary of MetroPCS);
(viii)    incurrence of any Indebtedness for borrowed money other than (x) from MetroPCS or any of its wholly-owned Subsidiaries or (y) in the ordinary course of business under MetroPCS's existing revolving credit facility under the MetroPCS Existing Finance Documents;
(ix)    material change in any method of financial accounting or accounting practice by MetroPCS or any of its Subsidiaries, except for any such change required by changes in GAAP or applicable Law;

(x)    increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business consistent with past practice);
(xi)    fundamental change to any of the important elements of the network technologies or principal billing systems of MetroPCS and its Subsidiaries (excluding, for the avoidance of doubt, system upgrades, improvements and modernization, equipment replacement and similar matters, in each case within the same fundamental framework of such network technologies and billing systems); or
(xii)    agreement to do any of the foregoing.
(k)    Insurance. All Insurance Policies maintained by MetroPCS or any of its Subsidiaries, together with adequately capitalized self-insurance arrangements, provide adequate coverage for all normal risks incident to the business of MetroPCS and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such Insurance Policies that would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. As of the date hereof, neither MetroPCS nor any of its Subsidiaries has received any written notice of cancellation of any material Insurance Policy.
(l)    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect:
(i)    since the date that is four years prior to the date hereof, MetroPCS and its Subsidiaries have been in compliance with all applicable Environmental Laws and have not incurred any Liabilities concerning any Environmental Laws with respect to the business of MetroPCS and its Subsidiaries;
(ii)    there are no writs, injunctions, decrees, awards, orders or judgments outstanding, or any actions, suits, demands, claims, hearings, proceedings or investigations pending or, to the Knowledge of MetroPCS, threatened, relating to compliance with, or Liability under, any Environmental Law affecting the business of MetroPCS and its Subsidiaries, other than those first arising after the date hereof in the ordinary course of business;
(iii)    to the Knowledge of MetroPCS, there has been no release, threatened release, contamination or disposal of Hazardous Substances at any property currently or formerly owned or operated in connection with the business of MetroPCS and its Subsidiaries (including in soils, groundwater, surface water, buildings or other structures) or at any third-party property, or from any waste generated by MetroPCS or any of its Subsidiaries or any legally responsible predecessor corporation thereof, that has given or would, individually or in the aggregate, reasonably be likely to give rise to any Liability under any Environmental Law for which MetroPCS or any of its Subsidiaries would incur or share Liability; and
(iv)    there are no consent decrees, orders or similar agreements with any Governmental Entity imposing restrictions on the ownership, use or transfer of any real property relating to, or derived from, any Environmental Law, and there are no indemnifica-

tion or other agreements with any third party (other than ordinary course provisions in leases of real property or in agreements for the acquisition or disposition of assets or businesses) relating to any Liability or potential Liability under any Environmental Law.
(m)    Taxes. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a MetroPCS Material Adverse Effect:
(i)    (A) All Tax Returns required to be filed by, or on behalf of, or with respect to, MetroPCS and each of its Subsidiaries have been timely filed (taking into account extensions) with the appropriate Taxing Authority and all such Tax Returns are true and complete, and (B) MetroPCS has, or has caused each of its Subsidiaries to, duly and timely pay all Taxes due and payable, including Taxes required to be withheld from amounts owing to any Person, except in each case of clauses (A) and (B), with respect to matters contested in good faith or for which adequate reserves have been established, in accordance with GAAP, in the most recent MetroPCS Financial Statements, as adjusted to reflect operations in the ordinary course of business since the date thereof.
(ii)    All deficiencies or assessments made in writing as a result of any audit, examination or investigation by any Taxing Authority of Tax Returns of MetroPCS and its Subsidiaries that are due and payable have been fully paid, and no other audits, examination or investigations by any Taxing Authority relating to any Tax Returns of MetroPCS and its Subsidiaries are in progress. Neither MetroPCS nor any of its Subsidiaries has received written notice from any Taxing Authority of the commencement of any audit, examination or investigation not yet in progress. There is no action, suit, demand, claim or hearing or, to the Knowledge of MetroPCS, proceeding, relating to Taxes pending or, to the Knowledge of MetroPCS, threatened, against MetroPCS or any of its Subsidiaries.
(iii)    Neither MetroPCS nor any of its Subsidiaries is a party to any Tax indemnification, Tax allocation or Tax sharing agreement pursuant to which MetroPCS or any of its Subsidiaries, as applicable, will have any obligation to make any payments after the Closing Date, other than (A) any agreements solely among MetroPCS and/or its Subsidiaries and (B) Tax provisions in loan agreements, leases, license agreement and other commercial agreements the principal purpose of which does not relate to Taxes. Neither MetroPCS nor any of Subsidiaries is or could be liable for Taxes of any Person (other than of a member of the affiliated group for United States federal income tax purposes of which MetroPCS or any of its Subsidiaries is or was the common parent) (x) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (y) as a transferee or successor, or (z) otherwise, for any taxable period (or portion thereof) ending on or before the Closing Date for which the applicable statute of limitations (including extensions) is not closed.
(iv)    In the past five years, MetroPCS has not received any IRS private letter ruling or entered into any closing agreements within the meaning of Section 7121 of the Code relating to or with respect to the income and/or assets of MetroPCS or any of its Subsidiaries. There are no pending requests by MetroPCS or any of its Subsidiaries for an IRS private letter ruling.

(v)    Neither MetroPCS nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” (within the meaning of Section 7121 of the Code or any corresponding or similar provision of state, local, or non-United States income Tax law) entered into on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.
(vi)    There are no Encumbrances for Taxes upon any assets of MetroPCS or any of its Subsidiaries other than MetroPCS Permitted Encumbrances.
(vii)    Within the preceding three years, no written claim has been received by MetroPCS or any of its Subsidiaries from a Taxing Authority in any jurisdiction where MetroPCS or any of its Subsidiaries does not file Tax Returns asserting that MetroPCS or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.
(viii)    Neither MetroPCS nor any of its Subsidiaries has granted any currently effective waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return, nor has any request for any such waiver, extension or consent been made.
(ix)    Within the preceding three years, neither MetroPCS nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended or purported to be governed by Section 355 of the Code.
(x)    Neither MetroPCS nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.
(xi)    Neither MetroPCS nor any of its Subsidiaries is a party to any agreement, contract, undertaking, commitment, arrangement or plan that would result, and neither the execution of this Agreement nor the consummation of the Transaction (whether alone or in connection with any other related event(s)) will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G.
(n)    Labor Matters.
(i)    None of MetroPCS or its Subsidiaries is party to or otherwise bound by, and, as of the date hereof, none of MetroPCS or its Affiliates are proposing, offering or negotiating to enter into or adopt, any labor and collective bargaining agreements, contracts or other agreements or understandings with a labor union or labor organization relating to, affecting, or in any way binding on MetroPCS and its Subsidiaries.
(ii)    As of the date hereof, neither MetroPCS nor any of its Subsidiaries is the subject of any proceeding, nor is any proceeding pending, or to the Knowledge of

MetroPCS, threatened asserting that it has committed any material unfair labor practice or seeking to compel it to bargain with any labor union or labor organization.
(iii)    There has not been since December 31, 2009, and as of the date hereof, there is not pending or, to the Knowledge of MetroPCS, threatened any material labor strike, dispute, walk-out, work stoppage, slow-down, union activity, picketing, lockout or other similar occurrence by employees of MetroPCS or its Subsidiaries.
(iv)    MetroPCS and its Subsidiaries have complied in all material respects with all Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, meals and rest times, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans.
(v)    Since January 1, 2009, neither MetroPCS nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the WARN Act, without complying in all material respects with the notice requirements of the WARN Act.
(o)    Intellectual Property.
(i)    All Intellectual Property owned or held exclusively by MetroPCS and its Subsidiaries (“MetroPCS Owned Intellectual Property”) is exclusively owned or held (beneficially and of record, where applicable) by MetroPCS or one of its Subsidiaries, free and clear of all Encumbrances (other than MetroPCS Permitted Encumbrances), and is not subject to any open source or similar license agreement or distribution model, or to any commitments to any standards-setting or similar organization, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. The MetroPCS Owned Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting MetroPCS's or its Subsidiaries' use of, or their rights to, such Intellectual Property, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect.
(ii)    To the Knowledge of MetroPCS, MetroPCS and its Subsidiaries have sufficient rights to use all material Intellectual Property used in, or necessary for the conduct of, the Business as presently conducted, all of which rights shall survive the consummation of the Transaction unchanged in all respects material to MetroPCS and its Subsidiaries, taken as a whole. MetroPCS and its Subsidiaries have taken commercially reasonable measures to protect the MetroPCS Owned Intellectual Property, and to protect the confidentiality of all Trade Secrets that are owned, used or held for use by MetroPCS and its Subsidiaries. MetroPCS and each of its Subsidiaries maintains a policy requiring that upon their hire, employees of MetroPCS and its Subsidiaries execute confidentiality and intellectual property assignment agreements which prohibit such employees from disclosing MetroPCS's and its Subsidiaries' Trade Secrets and confidential information without the written approval of an officer of MetroPCS and which assign to MetroPCS all Intel-

lectual Property rights developed by such employees during the course of their employment with MetroPCS or its Subsidiaries.
(iii)    Neither MetroPCS nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party in the past six years, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the Knowledge of MetroPCS, threatened, against MetroPCS or any of its Subsidiaries concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. To the Knowledge of MetroPCS, no Person is infringing, misappropriating or otherwise violating any MetroPCS Owned Intellectual Property right of MetroPCS or its Subsidiaries in any respect material to MetroPCS and its Subsidiaries, taken as a whole.
(iv)    The material IT Assets used by MetroPCS or any of its Subsidiaries operate and perform as needed by MetroPCS and its Subsidiaries to adequately conduct their respective businesses as presently conducted and, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect, the data therein have not been subject to unauthorized access by any Person.
(p)    Contracts.
(i)    Schedule 3.3(p)(i) of the MetroPCS Disclosure Letter lists all Material MetroPCS Contracts in effect as of the date hereof. The term “Material MetroPCS Contracts” means all of the following types of MetroPCS Contracts (other than MetroPCS Contracts solely among or between MetroPCS and/or its direct or indirect wholly-owned Subsidiaries, Organizational Documents of MetroPCS and its Subsidiaries, MetroPCS Benefit Plans or other agreements related to employee benefits and agreements related to labor matters to the extent that such items are provided for in Sections 3.3(h) (Employee Benefits) and 3.3(n) (Labor Matters), respectively):
(A)    MetroPCS Contracts evidencing Indebtedness for borrowed money with a principal amount greater than $35,000,000;
(B)    each MetroPCS Contract for distribution, supply, inventory, purchase, license or advertising or similar agreement that is reasonably likely to involve consideration of more than $100,000,000 in the aggregate in any 12-month period, other than any such contract that can be cancelled without penalty or further payment on 90 days' or less notice;
(C)    MetroPCS Contracts relating to the acquisition, lease or disposition by MetroPCS or any of its Subsidiaries of assets and properties for consideration in excess of $50,000,000, or under which MetroPCS or any of its Subsidiaries has any indemnification obligations or any other ongoing obligations that would reasonably be likely to result in payments in excess of $15,000,000;

(D)    MetroPCS Contracts that are reasonably likely to involve consideration of more than $100,000,000 in any 12-month period or involved consideration of more than $100,000,000 in the aggregate during calendar year 2011 or $200,000,000 in the aggregate over the term of such MetroPCS Contract;
(E)    any MetroPCS Contract that would reasonably be likely to involve consideration of more than $20,000,000 in any 12-month period that is an interconnection, bundling or similar agreement in connection with which the equipment, networks and services of MetroPCS or any of its Subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other's services and networks;
(F)    any MetroPCS Contract that would reasonably be likely to involve consideration of more than $35,000,000 in any 12-month period that is an agency, dealer, reseller, franchise or other similar contract (except for those that are terminable, without penalty, on 90 days' or less notice);
(G)    roaming MetroPCS Contracts that would reasonably be likely to involve payment by or expense to MetroPCS or any of its Subsidiaries of more than $50,000,000 in any 12-month period; and
(H)    MetroPCS Contracts that would reasonably be likely to involve consideration of more than $20,000,000 in any 12-month period pursuant to which MetroPCS or any of its Subsidiaries licenses Intellectual Property to or from any Person.
(ii)    Schedule 3.3(p)(ii) of the MetroPCS Disclosure Letter lists all Restricted MetroPCS Contracts in effect as of the date hereof. The term “Restricted MetroPCS Contracts” means all of the following types of MetroPCS Contracts (other than MetroPCS Contracts solely among or between MetroPCS and/or its direct or indirect wholly-owned Subsidiaries, Organizational Documents of MetroPCS and its Subsidiaries, MetroPCS Benefit Plans or other agreements related to employee benefits and agreements related to labor matters to the extent that such items are provided for in Sections 3.3(h) (Employee Benefits) and 3.3(n) (Labor Matters), respectively):
(A)    joint venture, partnership, limited partnership or limited liability company agreements relating to the formation, creation, operation, existence, management or control of any joint venture, partnership, limited partnership or limited liability company that is not wholly-owned, directly or indirectly, by MetroPCS;
(B)    MetroPCS Contracts that purport to limit in any material respect either the type of business in which MetroPCS or any of its Subsidiaries, or DT, TMUS or their respective Affiliates (other than MetroPCS and/or its Subsidiaries) after the Closing (other than any MetroPCS Contracts between DT, TMUS or their respective Affiliates, on the one hand, and MetroPCS and its Subsidiaries, on the other hand), may engage or the manner or locations in which any of them may so engage in any business or purport to create any material exclusive relationship;
(C)    MetroPCS Contracts that could require the disposition of any material operations or line of business of MetroPCS or any of its Subsidiaries;
(D)    MetroPCS Contracts that grant “most favored nation” status to any third party that paid or received consideration of more than $25,000,000 in any 12-month period;
(E)    any MetroPCS Contract that grants any right of first refusal, first offer or similar right to any third party that paid or received, or would reasonably be likely to pay or receive, consideration of more than $25,000,000 during the term of such MetroPCS Contract;
(F)    MetroPCS Contracts that are requirements contracts or contain volume or purchase commitments that would reasonably be likely to involve consideration of more than $50,000,000 in any 12-month period;
(G)    any MetroPCS Contract that would reasonably be likely to involve consideration of more than $50,000,000 in any 12-month period that contains any commitment to (1) provide wireless services coverage in a particular geographic area, (2) build out tower sites in a particular geographic area, or (3) pay for a specified number of minutes of roaming usage of a third party's network regardless of the amount of actual usage (except for those that are terminable, without penalty, on 12 months' or less notice);
(H)    stock purchase agreements and other MetroPCS Contracts relating to the pending acquisition, lease or disposition by MetroPCS or any of its Subsidiaries of any Equity Interest of MetroPCS or any of its Subsidiaries for consideration in excess of $5,000,000, except for stock purchase agreements or other MetroPCS Contracts solely among MetroPCS and its Subsidiaries; and
(I)    MetroPCS Contracts that contain requirements to provide services using code division multiple access (“CDMA”) or would otherwise prohibit or delay the transition or migration of MetroPCS's CDMA network or CDMA customers to a new technology or network;
(iii)    Prior to the date hereof, TMUS has been provided with complete and correct copies of each Material MetroPCS Contract listed on Schedule 3.3(p)(i) of the MetroPCS Disclosure Letter and each Restricted MetroPCS Contract listed on Schedule 3.3(p)(ii) of the MetroPCS Disclosure Letter, including amendments thereof and exhibits, annexes and schedules thereto. To the Knowledge of MetroPCS, as of the date hereof, each Material MetroPCS Contract, and each Restricted MetroPCS Contract described in Sections 3.3(p)(ii)(A), (C), (F), (G), (H) and (I), is in full force and effect and valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceabil-

ity, by general equity principles. None of MetroPCS, any of its Subsidiaries or, to the Knowledge of MetroPCS, any other Person is in breach or violation of, or default under, any Material MetroPCS Contract or Restricted MetroPCS Contract, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. To the Knowledge of MetroPCS, no event has occurred that would result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of MetroPCS or its Subsidiaries to a loss of any benefit to which MetroPCS or any of its Subsidiaries is entitled under (in each case, with or without notice or lapse of time, or both), any Material MetroPCS Contract or Restricted MetroPCS Contract, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect.
(q)    Property.
(i)    MetroPCS does not have any Owned Real Property as of the date hereof.
(ii)    Each of MetroPCS and its Subsidiaries has good and marketable leasehold title to all Leased Real Property of MetroPCS material to MetroPCS and its Subsidiaries, taken as a whole, free and clear of all Encumbrances except MetroPCS Permitted Encumbrances. No parcel of such Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of MetroPCS, has any such condemnation, expropriation or taking been proposed, threatened or noticed, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect, all leases of such Leased Real Property and all amendments and modifications thereto are in full force and effect and valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equity principles. There exists no default under any lease of such Leased Real Property by MetroPCS, any of its Subsidiaries or, to the Knowledge of MetroPCS, any other Person party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by TMUS, any of its Subsidiaries or, to the Knowledge of MetroPCS, any other Person party thereto, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect. All leases of such Leased Real Property shall remain valid and binding in accordance with their terms following the Closing, except as would not, individually or in the aggregate, reasonably be likely to have a MetroPCS Material Adverse Effect.
(iii)    There are no contractual or legal restrictions that preclude or restrict the ability to use any of MetroPCS's Leased Real Property in any material respect for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting such Leased Real Property. MetroPCS and its Subsidiaries have, in all material respects, valid leasehold interests in, or other valid rights to use, all plants, warehouses, distribution centers, structures and other buildings on such Leased Real Property, which are adequately maintained and are in good operating condition and repair for the requirements of the business of MetroPCS and its Subsidiaries as currently conducted in all material respects.
(iv)    Except as would not, individually or in the aggregate, reasonably be likely to result in a MetroPCS Material Adverse Effect, (A) MetroPCS and its Subsidiaries have good and marketable title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Encumbrances (other than MetroPCS Permitted Encumbrances), all of the tangible personal property and assets (except for properties and assets disposed of in the ordinary course of business consistent with past practice) used in or necessary to conduct their businesses substantially as presently conducted and (B) each item of tangible personal property of MetroPCS and each of its Subsidiaries, or in which MetroPCS or any of its Subsidiaries owns an undivided interest, is in all material respects in good operating condition and repair for the requirements of the business of MetroPCS and its Subsidiaries as currently conducted, ordinary wear and tear excepted.
(r)    Related-Party Agreements. Schedule 3.3(r) of the MetroPCS Disclosure Letter sets forth a true and complete list of all agreements to which MetroPCS or any of its Subsidiaries are party or by which MetroPCS or any of its Subsidiaries are bound as of the date hereof that are required to be reported in the MetroPCS SEC Reports under Section 404 of Regulation S-K promulgated under the Exchange Act that are not so reported. MetroPCS has provided DT with complete and correct copies of all such agreements prior to the date hereof.
(s)    Prohibited Payments. To the Knowledge of MetroPCS, none of MetroPCS, any of its Subsidiaries or any of their respective directors, officers, agents, employees or other Persons associated with them or acting on their behalf has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment.
(t)    Brokers and Finders. Neither MetroPCS nor any of its officers, directors or employees has employed any broker or finder for which MetroPCS or a Subsidiary of MetroPCS is not solely responsible for such broker's or finder's fees or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with the Transaction for which MetroPCS or a Subsidiary of MetroPCS is not solely responsible and the terms of which have not been disclosed to DT prior to the date hereof.
(u)    TMUS Stock Consideration.

(i)    Assuming the accuracy of DT's representations and warranties set forth in Section 7.13, upon issuance, the TMUS Stock Consideration will be fully paid, nonassessable, issued in compliance with all applicable Laws concerning the issuance of securities and not in violation of any preemptive rights, purchase option, call, right of first refusal or any similar right granted by MetroPCS, and not be subject to any voting trust agreement or other contract, agreement or arrangement to which MetroPCS or any of its Affiliates (other than TMUS and its Subsidiaries) is a party restricting or otherwise relating to the voting, dividend rights or disposition of such TMUS Stock Consideration other than the Stockholder's Agreement.

(ii)    At the Closing, MetroPCS will have sufficient authorized but unissued shares or treasury shares of MetroPCS Common Stock for MetroPCS to meet its obligation to deliver the TMUS Stock Consideration under this Agreement. Upon consummation of the Transaction, DT shall acquire good and valid title to the TMUS Stock Consideration, free and clear of all Encumbrances (other than any Encumbrances relating to transfers of securities under applicable Laws and any Encumbrances permitted, granted, or required by DT or its Affiliates).

(v)    Rights Agreement Amendment. The MetroPCS Board has approved an amendment of the MetroPCS Rights Agreement, which amendment is in full force and effect, to provide that (i) neither DT nor any of its Affiliates or associates shall be deemed to be an Acquiring Person (as defined in the MetroPCS Rights Agreement) with respect to the TMUS Stock Consideration and (ii) no Flip In Event, Flip Over Event, Distribution Date or Stock Acquisition Date (in each case, as defined in the MetroPCS Rights Agreement) shall be deemed to have occurred as a result of the execution, delivery or performance of this Agreement, or the consummation of the Transaction.

(w)    Required Vote of MetroPCS Stockholders. The only vote of holders of MetroPCS capital stock necessary to approve the Transaction is the MetroPCS Stockholder Approval.
(x)    Post-Closing Restructuring. Neither MetroPCS nor any of its Subsidiaries has taken or agreed to take any action (other than any action required to be taken pursuant to this Agreement) or is aware of any fact or circumstance (other than (i) the fact of the Stock Purchase, (ii) the fact of the MetroPCS Finance Transactions and (iii)(x) with respect to the MetroPCS Merger, the fact of TMUS Merger and (y) with respect to the TMUS Merger, the fact of the MetroPCS Merger) that would prevent or impede, or would be reasonably likely to prevent or impede, the MetroPCS Merger or the TMUS Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. There are no material intercompany gains (within the meaning of Treasury Regulation Section 1.1502-13) with respect to the stock of MetroPCS HoldCo or MetroPCS OpCo that will be required to be included in taxable income as a result of the MetroPCS Merger or the TMUS Merger.
(y)    No Other Representations or Warranties. Except for the representations and warranties contained in Sections 3.1, 3.2 and 7.13 and any representation contained in any certificate delivered pursuant to Section 5.2, MetroPCS acknowledges that neither DT, nor any Subsidiary of DT or any other Person on behalf of DT (including any Representative of DT), makes any express or implied representation or warranty with respect or relating to DT, any of its Subsidiaries, or any information provided to MetroPCS or any other Person, or MetroPCS's use of any such information, including any information, documents, projections, forecasts or other material made available to MetroPCS in certain “data rooms” or management presentations in expectation of the Transaction, and MetroPCS has not relied on such information or any other representation or warranty not set forth in this Agreement.
ARTICLE IV
COVENANTS

4.1    Interim Operations of TMUS. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except (1) as may be required by Law, (2) with MetroPCS's prior written consent, not to be unreasonably withheld, conditioned or delayed (and in no event to be delayed more than ten days following DT's written request for consent), (3) as otherwise expressly provided in this Agreement, or (4) as provided on Schedule 4.1 of the TMUS Disclosure Letter, TMUS shall, DT shall cause TMUS, and DT and TMUS shall cause each of TMUS's Subsidiaries, (i) to conduct its business in the ordinary course and, to the extent consistent therewith, use its commercially reasonable efforts to (A) preserve its business organizations intact, (B) maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, dealers, retailers, creditors, lessors, employees and business associates, and (C) keep available the services of its present employees, officers and agents; and (ii) not to:
(a)    amend its Organizational Documents, unless such amendment would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction;
(b)    merge or consolidate with any other Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, in each case other than transactions solely among TMUS and its Subsidiaries;
(c)    acquire assets, unless (1) in the ordinary course of business consistent with past practice or in material compliance with the provisions for expenses and capital expenditures in the TMUS Business Plan or otherwise in compliance with Section 4.1(j), (2) from any other Person with a value or purchase price in the aggregate not exceeding $100,000,000, (3) in acquisitions of spectrum licenses for consideration not exceeding $100,000,000 in the aggregate or (4) pursuant to any agreement in effect on the date hereof for consideration not exceeding $25,000,000 individually; provided that any transaction under (1), (2), (3) or (4) of this clause would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction;

(d)    issue, sell, pledge, dispose of, grant, transfer, Encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or other Encumbrance of, any Equity Interests of TMUS or any of its Subsidiaries (other than the issuance of Equity Interests (i) by a wholly-owned Subsidiary of TMUS to TMUS or another wholly-owned Subsidiary or (ii) by TMUS to DT, Global or Holding), securities convertible or exchangeable into, or exercisable for, any such Equity Interests or any options, warrants or other rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities;

(e)    enter into any agreement with respect to the voting of its Equity Interests;

(f)    create or incur any Encumbrance (other than a TMUS Permitted Encumbrance or in the ordinary course of business consistent with past practice) on the assets of TMUS or any of its Subsidiaries that, individually or in the aggregate, is material to TMUS and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction;
(g)    make any loans, advances, guarantees or capital contributions to or investments in any Person in excess of $50,000,000, other than (x) any of the foregoing to or on behalf of TMUS or any of its direct or indirect wholly-owned Subsidiaries, (y) in the ordinary course of business consistent with past practice and which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction, or (z) in compliance with Section 4.1(j);
(h)    declare, set aside, make or pay any non-cash distributions or dividends, payable in stock, property or otherwise, with respect to any of its Equity Interests (except for non-cash distributions paid by any direct or indirect wholly-owned Subsidiary to TMUS or to any other direct or indirect wholly-owned Subsidiary), it being understood that TMUS and its Subsidiaries may make or pay any cash distributions or dividends, including to Holding;
(i)    (i) incur any Indebtedness for borrowed money, or issue or sell any debt securities or warrants or other rights to acquire any debt security of TMUS or any of its Subsidiaries, in each case other than Indebtedness contemplated by Section 4.25, the DT Notes, the MetroPCS Existing Notes, Indebtedness under the MetroPCS Existing Finance Documents or any Hedge Agreements to which MetroPCS or any of its Subsidiaries is a party and which have been provided to DT prior to the date hereof, or the Permitted MetroPCS Notes, or (ii) amend, modify, supplement or waive the terms of any existing Indebtedness, debt securities or warrants or other rights to acquire debt securities of TMUS or any of its Subsidiaries, except in the ordinary course of business consistent with past practice (and in any case not in any manner that would increase the principal amount owed thereunder); provided, however, that none of the foregoing shall prohibit TMUS or any of its Subsidiaries from incurring any guarantee or support arrangement of obligations of TMUS or its wholly-owned Subsidiaries otherwise permitted hereunder or incurring, amending, modifying, supplementing, or waiving any Indebtedness (A) in the ordinary course of business consistent with past practice, (B) as contemplated by the TMUS Business Plan, or (C) solely among or between TMUS and/or its direct or indirect wholly-owned Subsidiaries;
(j)    make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $200,000,000 (or $400,000,000 in the event of an increase in data demand in the Business significantly in excess of the demand anticipated on the date hereof) in the aggregate in any consecutive six-month period and incremental to any capital expenditures set forth in the TMUS Business Plan;
(k)    (i) enter into any TMUS Contract that would be a Restricted TMUS Contract if in effect on the date hereof, (ii) amend or supplement any TMUS Contract that is not a Restricted TMUS Contract in a manner that would cause it to be a Restricted TMUS Contract if it had been so amended or supplemented as of the date hereof; provided, that nothing in these clauses (i) and (ii) shall prohibit TMUS from entering into any joint venture, partnership, limited partnership or limited liability company agreements relating to the formation, creation, operation, existence, management or control of any joint venture, partnership, limited partnership or limited liability company that is not wholly-owned, directly or indirectly, by TMUS if the sum of the initial capitalization thereof and binding capital commitments thereto does not exceed $20,000,000 individually, or $50,000,000 in the aggregate, (iii) amend, supplement, extend, or renew any Restricted TMUS Contract in a manner that would reasonably be expected to be material and adverse to TMUS and its Subsidiaries or, to the extent purporting to bind MetroPCS and its Affiliates (other than TMUS and its Subsidiaries) after the Closing, material and adverse to MetroPCS and its Affiliates, in each case, taking into account the terms of such amendment, supplement, extension or renewal as a whole, or (iv) fail to provide MetroPCS written notice, within ten Business Days of entry, of the entry into any TMUS Contract that would be a Material TMUS Contract if in effect on the date hereof; provided, that nothing in this clause (v) shall require TMUS to violate any confidentiality or disclosure obligations it has with respect to such TMUS Contract or to provide written notice of, and/or disclose to MetroPCS any portion of any Material TMUS Contracts containing sales, pricing, marketing, customer care, commissions, or other related commercially sensitive information;
(l)    (i) enter into any Intercompany Contract (A) involving aggregate consideration payable by either party thereto of greater than $10,000,000 individually or $50,000,000 in the aggregate or (B) on terms and conditions other than arm's length terms and conditions, or (ii) amend, extend, renew, modify or waive any Intercompany Contract in any manner that would result in TMUS or its Subsidiaries paying to the other parties thereto aggregate consideration per applicable period greater than $10,000,000 individually or $50,000,000 in the aggregate than provided for in such Intercompany Contract as of the date hereof or, if later, the date of such Intercompany Contract; provided, that nothing in this clause (l) shall prevent TMUS in the ordinary course of business to continue, extend, renew or enter into Intercompany Contracts on terms and conditions other than arm's length terms and conditions that are substantially equivalent (but in no event less favorable to TMUS and its Subsidiaries) in all material respects to the ones currently in force as of the date hereof;
(m)    (i) make any changes with respect to material financial accounting policies or procedures, except as required (A) by changes in GAAP, international financial reporting standards or Regulation S-X of the SEC, (B) by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), or (C) by a change in applicable Law, or (ii) write up, write down or write off the book value of any of its assets, other than in the ordinary course of business consistent with past practice or as may be consistent with TMUS's financial accounting policies and procedures and GAAP (including as may be required by GAAP as a result of the announcement or pendency of the Transaction);
(n)    (i) enter into any line of business other than the Business, (ii) except as currently conducted, engage in the conduct of any business that would require the receipt or transfer of a TMUS Communications License or any other License issued by any Governmental Entity authorizing operation or provision of any communication services or foreign country that would require the receipt or transfer of, or application for, a License to the extent such License would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction, or (iii) enter into any business or operations outside of the Territory other than in support of business or operations within the Territory;

(o)    apply for, request or file for any TMUS License the receipt of which would reasonably be likely to prevent, materially delay or materially impair the consummation of the Transaction;
(p)    settle any litigation or other proceedings pending or threatened before a Governmental Entity against TMUS or its Subsidiaries, except (i) to the extent such settlement is subject to and not in excess of the reserves that relate to such litigation or proceedings set forth in TMUS's consolidated unaudited balance sheet as of June 30, 2012, or (ii) for a payment by TMUS or any of its Subsidiaries in an amount less than $50,000,000 for any individual or group of related settlements (excluding any amounts that may be paid under existing Insurance Policies and any settlements permitted pursuant to clause (i)), without the imposition of ongoing restrictions (A) prior to the Closing, on TMUS or any of its Subsidiaries that are material to TMUS and its Subsidiaries, taken as a whole, or (B) after the Closing, on MetroPCS or any of its Subsidiaries that are material to MetroPCS and its Subsidiaries, taken as a whole;
(q)    make or change any Tax election, change any method of Tax accounting, settle or finally resolve any controversy with respect to Taxes for an amount that exceeds the amount reserved with respect thereto in the most recent TMUS Financial Statements, or file any amended Tax Return, in each case, if such action would have a material and adverse effect on TMUS and its Subsidiaries, taken as a whole;
(r)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (in each case except among TMUS and its wholly-owned Subsidiaries) any TMUS Communications Licenses or wireless spectrum other than (i) point-to-point microwave licenses, business radio licenses and experimental licenses, (ii) exchanges of spectrum licenses within the same FCC defined market area (“FMA”) that improve contiguity of TMUS's and its Subsidiaries' spectrum within such FMA and do not worsen the expected contiguity between TMUS and MetroPCS and their respective Subsidiaries, (iii) exchanges of spectrum licenses, in which TMUS or its Subsidiaries would transfer TMUS Communications Licenses covering 300,000,000 Licensed MHz POPs or fewer in the aggregate and involving cash consideration of $10,000,000 or less in the aggregate to any Person other than a party hereto or to TMUS or its Subsidiaries, which do not adversely affect existing TMUS operations or the expected benefits of the Transaction to TMUS and MetroPCS in any material respect, or (iv) in the ordinary course of business consistent with past practice; provided that any of the transaction under (i), (ii), (iii), or (iv) of this clause would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction;
(s)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (in each case except among TMUS and its wholly-owned Subsidiaries), any Licenses (other than TMUS Communications Licenses), assets (other than wireless spectrum), operations, rights, businesses or interests therein of TMUS or its Subsidiaries, unless (i) in the ordinary course of business consistent with past practice, (ii) to any other Person with a value or purchase price in the aggregate not exceeding $100,000,000, or (iii) pursuant to any agreement in effect on the date hereof for consideration not exceeding $25,000,000 individually;

(t)    other than as required pursuant to the terms and conditions of any TMUS Benefit Plan as in effect on the date hereof or as may be required by applicable Law, (i) terminate, establish, adopt or amend any TMUS Benefit Plan other than the adoption of annual TMUS Benefit Plans in the ordinary course of business consistent with past practice and amendments to plans (other than retention and severance plans) that in each case do not increase benefits upon the consummation of the Transaction or otherwise materially increase benefits or result in materially increased administrative costs, (ii) grant any salary or wage increase, other than in the ordinary course of business consistent with past practice (it being understood that increases in base or hourly salary and wages for employees by no more than 4.0% in the aggregate shall be deemed to be in the ordinary course of business consistent with past practice), (iii) pay aggregate bonus or incentive compensation other than in the ordinary course consistent with past practice, (iv) (x) grant any new compensation award, other than cash bonus awards and cash-based long term incentive compensation awards, in each case in amounts and on terms that are in the ordinary course of business consistent with past practice; provided, however, that no new awards shall be granted under the Phantom Share Plan, (y) amend the terms of outstanding compensation awards other than in a manner that does not increase the amounts payable or accelerate the vesting, payment or timing of any payment under such awards and in the ordinary course of business consistent with past practice, or (z) materially increase the compensation opportunity under any TMUS Benefit Plan, (v) pay any severance other than in the ordinary course of business consistent with past practice in connection with employees' entering into and not revoking a release of claims against TMUS in connection with terminations of employment, (vi) take any action to increase or accelerate the vesting, payment or timing, or fund or secure the payment, of any amounts under any TMUS Benefit Plan, (vii) change any assumptions used to calculate funding or contribution obligations under any TMUS Benefit Plan, other than as required by GAAP, (viii) provide, forgive or modify any loans to directors, officers or employees of TMUS or any of its Subsidiaries; or (ix) take any of the actions described in Schedule 4.1(t) of the TMUS Disclosure Letter;
(u)    transfer, sell, lease, license, divest or otherwise dispose of any transmission towers owned or leased by TMUS or any of its Subsidiaries (it being understood that the foregoing shall not prohibit a disposition of the Tower Assets, dispositions of transmission towers solely among TMUS and its Subsidiaries, the decommissioning or sale of towers in the ordinary course of business, in one or more transactions that are scheduled to close prior to the Closing Date);
(v)    except with respect to definitive agreements that have been executed by the parties thereto prior to the date hereof, purchase, lease or otherwise acquire any wireless spectrum that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction or result in required divestitures of assets;
(w)    make a fundamental change to the network technologies or principal billing systems of TMUS and its Subsidiaries (excluding system upgrades, improvements and modernization, equipment replacement and similar matters consistent with the TMUS Business Plan);
(x)    authorize, or commit, resolve, announce, offer, agree or enter into an agreement to do or take, any of the foregoing actions or any actions inconsistent with the foregoing.

4.2    Interim Operations of MetroPCS. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except (1) as may be required by Law, (2) with DT's prior written consent, not to be unreasonably withheld, conditioned or delayed (and in no event to be delayed more than ten days following MetroPCS's written request for consent), (3) as otherwise expressly provided in this Agreement, or (4) as provided on Schedule 4.2 of the MetroPCS Disclosure Letter, MetroPCS shall, and shall cause each of its Subsidiaries, (i) to conduct its business in the ordinary course and, to the extent consistent therewith, use its commercially reasonable efforts to (A) preserve its business organizations intact, (B) maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, dealers, retailers, creditors, lessors, employees and business associates, and (C) keep available the services of its present employees, officers and agents; and (ii) not to:
(a)    amend its Organizational Documents, unless such amendment would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction;
(b)    merge or consolidate with any other Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, in each case other than transactions solely among MetroPCS and its Subsidiaries;
(c)    acquire assets, unless (i) in the ordinary course of business consistent with past practice or in material compliance with the provisions for expenses and capital expenditures in the MetroPCS Business Plan or otherwise in compliance with Section 4.2(j), (ii) from any other Person with a value or purchase price in the aggregate not exceeding $50,000,000 other than any acquisition of spectrum, (iii) in acquisitions of spectrum licenses for consideration not exceeding $35,000,000 in the aggregate, or (iv) pursuant to any agreement in effect on the date hereof and whose value does not exceed $10,000,000 individually; provided that any transaction under clauses (i), (ii), (iii) or (iv) of this clause (c) would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction;
(d)    issue, sell, pledge, dispose of, grant, transfer, Encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or other Encumbrance of, any Equity Interests of MetroPCS or any of its Subsidiaries, securities convertible or exchangeable into, or exercisable for, any such Equity Interests or any options, warrants or other rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities; provided, however, that none of the foregoing shall prohibit (i) any pledge, grant or Encumbrance permitted or required under the MetroPCS Existing Finance Documents, (ii) the issuance of MetroPCS Common Stock upon the conversion or exercise of securities granted under the MetroPCS Benefit Plans and outstanding as of the date hereof according to their respective terms or the terms hereof (including to reflect the MetroPCS Reverse Stock Split, the Cash Payment and any cash in lieu of fractional shares to be paid pursuant to Section 2.1(f)(v)) or the issuance of MetroPCS Common Stock in respect of awards of MetroPCS Restricted Stock granted after the date hereof pursuant to clause (iv) of this Section 4.2(d), (iii) the issuance by a wholly-owned Subsidiary of MetroPCS of capital stock of such Subsidiary to such Subsidiary's parent or another wholly-owned MetroPCS Subsidiary, (iv) (A) grants of MetroPCS Stock Options (with an exercise price determined in accordance with the applicable MetroPCS Benefit Plan) and MetroPCS Restricted Stock to officers and employees of MetroPCS and its Subsidiaries hired or promoted in each case on or after the date hereof in the ordinary course of business consistent with past practice, and (B) annual grants of MetroPCS Stock Options and MetroPCS Restricted Stock to officers, employees and directors in each case at such times, to such persons, and in such amounts as are in the ordinary course of business consistent with past practice, such grants under clauses (A) and (B) to be for an aggregate number of shares of MetroPCS Common Stock set forth on Schedule 4.2(d)(iv) of the MetroPCS Disclosure Letter, or (vi) the issuance of MetroPCS Common Stock in satisfaction of obligations under the MetroPCS Benefit Plans as of the date hereof in the ordinary course of business consistent with past practice;
(e)    enter into any agreement with respect to the voting of its Equity Interests;
(f)    create or incur any Encumbrance (other than a MetroPCS Permitted Encumbrance or in the ordinary course of business consistent with past practice) on the assets of MetroPCS or any of its Subsidiaries that, individually or in the aggregate, is material to MetroPCS and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction;
(g)    make any loans, advances, guarantees or capital contributions to or investments in any Person in excess of $20,000,000, other than (x) any of the foregoing to or on behalf of MetroPCS or any of its direct or indirect wholly-owned Subsidiaries, (y) in the ordinary course of business consistent with past practice and which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction, or (z) in compliance with Section 4.2(j);
(h)    declare, set aside, make or pay (i) any cash distributions or dividends except for distributions or dividends by any direct or indirect wholly-owned Subsidiary of MetroPCS to MetroPCS or to any other direct or indirect wholly-owned Subsidiary of MetroPCS or (ii) any non-cash distributions or dividends, payable in stock, property or otherwise, with respect to any of its Equity Interests;
(i)    (i) incur any Indebtedness for borrowed money, or issue or sell any debt securities or warrants or other rights to acquire any debt security of MetroPCS or any of its Subsidiaries, other than the Permitted MetroPCS Notes and in the ordinary course of business under MetroPCS's existing revolving credit facility under the MetroPCS Existing Finance Documents, or (ii) amend, modify, supplement or waive the terms of any existing Indebtedness, debt securities or warrants or other rights to acquire debt securities of MetroPCS or any of its Subsidiaries, except for MetroPCS Consent Offers or otherwise in the ordinary course of business consistent with past practice (and in any case not in any manner that would increase the principal amount owed thereunder); provided, however, that (a) the foregoing shall not prohibit MetroPCS or any of its Subsidiaries from obtaining the MetroPCS Consent Offers, and (b) with respect to clause (ii) above, and except with respect to the MetroPCS Existing Notes, none of the foregoing shall prohibit MetroPCS or any of its Subsidiaries from incurring any guarantee, security interests or other support arrangement of obligations of MetroPCS or its wholly-owned Subsidiaries otherwise permitted hereunder or required under the MetroPCS Existing Finance Documents, or incurring, amending, modifying, supplementing, or waiving any Indebtedness in a manner that would not reasonably be expected to impair or delay the issuance of DT Notes, impair or cause any default under the MetroPCS Existing Notes, or impose any post-Closing restrictions (other than any restrictions in connection with guarantees, security interests or other support arrangements by TMUS or its Affiliates of obligations of MetroPCS or its wholly-owned Subsidiaries otherwise permitted hereunder) on TMUS or its Affiliates (other than MetroPCS and its Subsidiaries as of the date hereof), and (A) in the ordinary course of business consistent with past practice, (including under the MetroPCS Existing Finance Documents), (B) as contemplated by the MetroPCS Business Plan, or (C) solely among or between MetroPCS and/or its direct or indirect wholly-owned Subsidiaries;
(j)    make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $70,000,000 (or $135,000,000 in the event of an increase in data demand in the Business significantly in excess of the demand anticipated on the date hereof) in the aggregate in any consecutive six-month period and incremental to any capital expenditures set forth in the MetroPCS Business Plan;
(k)    in each case except as required under the MetroPCS Existing Finance Documents, (i) enter into any MetroPCS Contract that would be a Restricted MetroPCS Contract if in effect on the date hereof, (ii) amend or supplement any MetroPCS Contract that is not a Restricted MetroPCS Contract in a manner that would cause it to be a Restricted MetroPCS Contract if it had been so amended or supplemented as of the date hereof; provided, that nothing in these clauses (i) and (ii) shall prohibit MetroPCS from entering into any joint venture, partnership, limited partnership or limited liability company agreements relating to the formation, creation, operation, existence, management or control of any joint venture, partnership, limited partnership or limited liability company that is not wholly-owned, directly or indirectly, by MetroPCS if the sum of the initial capitalization thereof and binding capital commitments thereto do not exceed $10,000,000 individually, or $50,000,000 in the aggregate, (iii) amend, supplement, extend, or renew any Restricted MetroPCS Contract in a manner that would reasonably be expected to be material and adverse to MetroPCS and its Subsidiaries or, to the extent purporting to bind DT and its Affiliates (other than TMUS and its Subsidiaries) after the Closing, material and adverse to DT and its Affiliates, in each case, taking into account the terms of such amendment, supplement, extension or renewal as a whole, or (iv) fail to provide DT written notice, within ten Business Days of entry, of the entry into any MetroPCS Contract that would be a Material MetroPCS Contract if in effect on the date hereof; provided, that nothing in this clause (iv) shall require MetroPCS to violate any confidentiality or disclosure obligations it has with respect to such MetroPCS Contract or to provide written notice of, and/or disclose to DT any portion of any Material MetroPCS Contracts containing sales, pricing, marketing, customer care, commissions, or other related commercially sensitive information;
(l)    (i) make any changes with respect to material financial accounting policies or procedures, except as required (A) by changes in GAAP or Regulation S-X of the SEC, (B) by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), or (C) by a change in applicable Law, or (ii) write up, write down or write off the book value of any of its assets, other than in the ordinary course of business consistent with past practice or as may be consistent with MetroPCS's financial accounting policies and procedures and GAAP (including as may be required by GAAP as a result of the announcement or pendency of the Transaction);

(m)    (i) enter into any line of business other than the Business, (ii) except as currently conducted, engage in the conduct of any business that would require the receipt or transfer of a MetroPCS Communications License or any other License issued by any Governmental Entity authorizing operation or provision of any communication services or foreign country that would require the receipt or transfer of, or application for, a License to the extent such License would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction, or (iii) enter into any business or operations outside of the Territory other than in support of business or operations within the Territory;
(n)    apply for, request or file for any MetroPCS License the receipt of which would reasonably be likely to prevent, materially delay or materially impair the consummation of the Transaction;
(o)    settle any litigation or other proceedings pending or threatened before a Governmental Entity against MetroPCS or its Subsidiaries, except (i) to the extent such settlement is subject to and not in excess of the reserves that relate to such litigation or proceedings set forth in MetroPCS's consolidated unaudited balance sheet as of June 30, 2012, or (ii) for a payment by MetroPCS or any of its Subsidiaries in an amount less than $12,500,000 for any individual or group of related settlements (excluding any amounts that may be paid under existing Insurance Policies and any settlements permitted pursuant to clause (i)), without the imposition of ongoing restrictions on MetroPCS or any of its Subsidiaries material to MetroPCS and its Subsidiaries taken as a whole;
(p)    make or change any Tax election, change any method of Tax accounting, settle or finally resolve any controversy with respect to Taxes for an amount that exceeds the amount reserved with respect thereto in the most recent MetroPCS Financial Statements, or file any amended Tax Return, in each case, if such action would have a material and adverse effect on MetroPCS and its Subsidiaries, taken as a whole;
(q)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (in each case except among MetroPCS and its wholly-owned Subsidiaries) any MetroPCS Communications Licenses or wireless spectrum other than (i) point-to-point microwave licenses, business radio licenses and experimental licenses, (ii) exchanges of spectrum licenses within the same FMA that improve contiguity of MetroPCS's and its Subsidiaries' spectrum within such FMA but do not worsen the expected contiguity between MetroPCS and TMUS and their respective Subsidiaries, or (iii) exchanges of spectrum licenses, in which MetroPCS or its Subsidiaries would transfer MetroPCS Communications Licenses covering 150,000,000 Licensed MHz POPs or fewer in the aggregate to any Person other than a party hereto or to MetroPCS or its Subsidiaries in exchange for (A) spectrum licenses covering at least 75% of the number of Licensed MHz POPs covered by the MetroPCS Communications Licenses so transferred and (B) cash consideration of $100,000,000 or less in the aggregate which exchange does not adversely affect existing MetroPCS operations or the expected benefits of the Transaction to TMUS and MetroPCS in any material respect; provided that any of the transactions under clauses (i), (ii) or (iii) of this clause (q) would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction;

(r)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (in each case except among MetroPCS and its wholly-owned Subsidiaries), any Licenses (other than MetroPCS Communications Licenses), assets (other than wireless spectrum), operations, rights, businesses or interests therein of MetroPCS or its Subsidiaries, unless (i) in the ordinary course of business consistent with past practice, (ii) to any other Person with a value or purchase price in the aggregate not exceeding $50,000,000, or (iii) pursuant to any agreement in effect on the date hereof for consideration not exceeding $10,000,000 individually;
(s)    other than as required pursuant to the terms and conditions of any MetroPCS Benefit Plan as in effect on the date hereof or as may be required by applicable Law, (i) terminate, establish, adopt or amend any MetroPCS Benefit Plan other than the adoption of annual MetroPCS Benefit Plans in the ordinary course of business consistent with past practice and amendments to plans (other than retention and severance plans) that in each case do not increase benefits upon the consummation of the Transaction or otherwise materially increase benefits or result in materially increased administrative costs, (ii) grant any salary or wage increase, other than in the ordinary course of business consistent with past practice (it being understood that increases in base or hourly salary and wages for employees by no more than 4.0% in the aggregate shall be deemed to be in the ordinary course of business consistent with past practice), (iii) pay aggregate bonus or incentive compensation other than in the ordinary course consistent with past practice, (iv) (x) grant any new compensation award, other than (A) cash bonus awards and cash-based long term incentive compensation awards, in each case in amounts and on terms that are in the ordinary course of business consistent with past practice, (B) cash awards to retain employees (excluding officers) for not more than the amount set forth on Schedule 4.2(s)(iv)(x)(B) of the MetroPCS Disclosure Letter in the aggregate and otherwise according to the terms and conditions of Schedule 4.2(s)(iv)(x)(B) of the MetroPCS Disclosure Letter, and (C) MetroPCS Stock Options and MetroPCS Restricted Stock to the extent permitted by clause (iv) of Section 4.2(d), (y) amend the terms of outstanding compensation awards other than (A) in a manner that does not increase the amounts payable or accelerate the vesting, payment or timing of any payment under such awards and in the ordinary course of business consistent with past practice, or (B) as otherwise specifically contemplated by Section 2.1(d)(iv)(y) hereof, or (z) materially increase the compensation opportunity under any MetroPCS Benefit Plan, (v) pay any severance other than in the ordinary course of business consistent with past practice in connection with employees' entering into and not revoking a release of claims against MetroPCS in connection with terminations of employment, (vi) take any action to increase or accelerate the vesting, payment or timing, or fund or secure the payment, of any amounts under any MetroPCS Benefit Plan, (vii) change any assumptions used to calculate funding or contribution obligations under any MetroPCS Benefit Plan, other than as required by GAAP, (viii) provide, forgive or modify any loans to directors, officers or employees of MetroPCS or any of its Subsidiaries; or (ix) take any of the actions described in Schedule 4.2(s) of the TMUS Disclosure Letter;
(t)    transfer, sell, lease, license, divest or otherwise dispose of any transmission towers owned or leased by MetroPCS or any of its Subsidiaries (it being understood that the foregoing shall not prohibit dispositions of transmission towers solely among MetroPCS and its Subsidiaries, the decommissioning or sale of towers in the ordinary course of business in one or more transactions that are scheduled to close prior to the Closing Date);

(u)    except with respect to definitive agreements that have been executed by the parties thereto prior to the date hereof, purchase, lease or otherwise acquire any wireless spectrum that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction or result in required divestitures of assets;
(v)    make a fundamental change to the network technologies or principal billing systems of MetroPCS and its Subsidiaries (excluding system upgrades, improvements and modernization, equipment replacement and similar matters, in each case within the same fundamental framework of such network technologies and billing systems consistent with the MetroPCS Business Plan);
(w)    take any action, which action would prevent or impede, or would be reasonably likely to prevent or impede, the MetroPCS Merger or TMUS Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
(x)    authorize, or commit, resolve, announce, offer, agree or enter into an agreement to do or take, any of the foregoing actions or any actions inconsistent with the foregoing.
4.3    Proxy Statement.
(a)    MetroPCS and DT shall cooperate to, and MetroPCS shall, as promptly as practicable following the date hereof, and in no event later than 45 calendar days following the date hereof (unless DT fails to furnish information relating to TMUS that is required by the Exchange Act and the rules and regulations promulgated thereunder to be included in the Proxy Statement, or delays furnishing such information to a time when it is no longer practicable for MetroPCS to meet such deadline, in which case such deadline shall be extended to the first practicable date following the furnishing of such information), prepare and file with the SEC the Proxy Statement. DT shall, and shall cause its Subsidiaries to, promptly furnish to MetroPCS all the information relating to them required by the Exchange Act and the rules and regulations promulgated thereunder to be included in the Proxy Statement and any other information reasonably requested by MetroPCS. MetroPCS shall use its reasonable best efforts, and DT shall cooperate with MetroPCS, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. MetroPCS shall use its reasonable best efforts to cause the Proxy Statement in definitive form to be mailed to the MetroPCS Stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC.
(b)    DT hereby covenants and agrees with MetroPCS that the Proxy Statement (at the time it is first mailed to the MetroPCS Stockholders and at the time of the MetroPCS Stockholders Meeting) will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this Section 4.3(b) shall apply only to information contained in the Proxy Statement that was supplied by DT or any of its Subsidiaries expressly for inclusion therein.
(c)    MetroPCS hereby covenants and agrees with DT that the Proxy Statement (at the time it is first mailed to the MetroPCS Stockholders and at the time of the MetroPCS

Stockholders Meeting) will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this Section 4.3(c) shall not apply to information contained in the Proxy Statement that was supplied by DT or any of its Subsidiaries expressly for inclusion therein.
(d)    If at any time prior to obtaining the MetroPCS Stockholder Approval, any information relating to a party hereto, or any of its respective Affiliates, officers or directors, should be discovered by such party that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly notify the other parties hereto in writing thereof and MetroPCS will use its reasonable best efforts to file an appropriate amendment or supplement describing such information with the SEC and, to the extent required under applicable Law, disseminate such amendment or supplement to the MetroPCS Stockholders prior to the MetroPCS Stockholders Meeting; provided that the delivery of such notice and the filing or dissemination of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.
4.4    MetroPCS Stockholders Meeting.
(a)    Provided that there shall not have been a MetroPCS Adverse Recommendation Change permitted by Section 4.5(e), MetroPCS shall include in the Proxy Statement the recommendation of the MetroPCS Board that the MetroPCS Stockholders approve the New MetroPCS Certificate and the MetroPCS Share Issuance (the “MetroPCS Recommendation”) and use reasonable best efforts to (i) solicit from the MetroPCS Stockholders proxies in favor of the approval of the New MetroPCS Certificate and the MetroPCS Share Issuance and (ii) take all other actions necessary or advisable to secure such approval.
(b)    MetroPCS agrees to duly call, give notice of, convene and hold the MetroPCS Stockholders Meeting in no event later than 45 Business Days following clearance of the Proxy Statement by the SEC; provided that (i) (A) MetroPCS may postpone or adjourn the MetroPCS Stockholders Meeting to a date no more than 15 days after its originally noticed date, and (B) MetroPCS shall postpone or adjourn the MetroPCS Stockholders Meeting to a date no more than 15 days after its originally noticed date at the request of DT, in each case of clauses (A) and (B) only to the extent reasonably required in order to solicit additional proxies so as to establish a quorum and obtain the MetroPCS Stockholder Approval, and (ii) MetroPCS may postpone or adjourn the MetroPCS Stockholders Meeting to allow time for the filing and dissemination of any supplemental or amended disclosure document that the MetroPCS Board has determined in good faith (after consultation with its outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws.
4.5    No Solicitation - MetroPCS.
(a)    Upon execution of this Agreement, MetroPCS and its Subsidiaries shall, and shall cause their respective directors and officers and shall use their reasonable best efforts to cause their other Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to a MetroPCS Acquisition Proposal. MetroPCS shall promptly after the date hereof instruct each Person that has heretofore executed a confidentiality agreement relating to a MetroPCS Acquisition Proposal with or for the benefit of MetroPCS promptly to return to MetroPCS or destroy all information, documents, and materials relating to the MetroPCS Acquisition Proposal or to MetroPCS or its businesses, operations or affairs heretofore furnished by MetroPCS or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.
(b)    Except as provided in Section 4.5(c), MetroPCS agrees that neither it nor any of its Subsidiaries shall, that it shall not authorize or permit any of its and their respective directors and officers to, and that it shall not authorize, and shall use its reasonable best efforts not to permit, any of its and their other respective Representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly take or continue any other action to facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a MetroPCS Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, any MetroPCS Acquisition Proposal (other than to inform a Person of the existence of this Section 4.5), (iii) furnish any non-public information or data regarding MetroPCS or any of its Subsidiaries to, or afford access to the properties, personnel, books and records of MetroPCS to, any Person (other than DT and its Subsidiaries) in connection with or in response to or in circumstances that would reasonably be expected to lead to, any MetroPCS Acquisition Proposal, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in MetroPCS's Organizational Documents or the MetroPCS Rights Agreement, inapplicable to any Person other than DT and its Subsidiaries or to any transactions constituting or contemplated by a MetroPCS Acquisition Proposal, or (v) resolve or agree to do any of the foregoing.
(c)    Notwithstanding Section 4.5(b) or anything to the contrary contained in this Agreement, from the date hereof and prior to the receipt of the MetroPCS Stockholder Approval, if (i) MetroPCS or its Representatives receive a bona fide, unsolicited written MetroPCS Acquisition Proposal that did not result from a breach of this Section 4.5 and that the MetroPCS Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes, or is reasonably likely to result in, a MetroPCS Superior Proposal, (ii) the MetroPCS Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such MetroPCS Acquisition Proposal would be reasonably likely to be inconsistent with the MetroPCS Board's fiduciary obligations to MetroPCS and/or the MetroPCS Stockholders under applicable Law, and (iii) MetroPCS timely provides to DT in accordance with Section 4.5(f) the information required under Section 4.5(f) to be delivered by MetroPCS to DT, then MetroPCS may take the following actions, provided that MetroPCS first receives from the third party making such MetroPCS Acquisition Proposal (a “MetroPCS Qualified Bidder”) an executed confidentiality agreement (the terms of which are no less favorable in any material respect to MetroPCS than those contained in the Confidentiality Agreement): (x) furnish, or cause to be furnished, information to the MetroPCS Qualified Bidder and its Representatives; and (y) engage in discussions or negotiations with the MetroPCS Qualified Bidder and its Representatives with respect to the MetroPCS Acquisition Proposal. Unless such information has previously been provided to DT, all non-public written information that is provided to the MetroPCS Qualified Bidder shall be substantially concurrently provided to DT.
(d)    Except as otherwise provided in Section 4.5(e), neither the MetroPCS Board nor any committee of the MetroPCS Board may (i) withdraw or withhold, amend, modify or qualify in any manner adverse to DT the MetroPCS Recommendation or make any public announcement inconsistent with the MetroPCS Recommendation, or publicly propose to do any of the foregoing, (ii) approve, adopt, endorse, recommend, or take a neutral position (other than any factually accurate public statement by MetroPCS that solely describes MetroPCS's receipt of a MetroPCS Acquisition Proposal and the operation of this Agreement with respect thereto or any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) on any MetroPCS Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a MetroPCS Acquisition Proposal, (iii) following the date any MetroPCS Acquisition Proposal or any material modification thereto is first made public, sent or given to the stockholders of MetroPCS, fail to issue a press release that expressly reaffirms the MetroPCS Recommendation within 10 Business Days following DT's written request to do so (which request may only be made once with respect to any such MetroPCS Acquisition Proposal and each material modification thereto), (iv) fail to include the MetroPCS Recommendation in the Proxy Statement (any action described in clause (i), (ii), (iii) or (iv), whether taken by MetroPCS, the MetroPCS Board or any committee thereof, being referred to as a “MetroPCS Adverse Recommendation Change”), or (v) cause or permit MetroPCS to enter into any MetroPCS Contract, letter of intent, memorandum of understanding, or agreement in principle regarding or providing for any MetroPCS Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 4.5(c)) or requiring MetroPCS to abandon, terminate, delay or fail to consummate the Transaction.
(e)    Notwithstanding any other provision hereof, including Section 4.5(d), at any time prior to the receipt of the MetroPCS Stockholder Approval, the MetroPCS Board may effect a MetroPCS Adverse Recommendation Change in response to an Intervening Event or in response to a MetroPCS Acquisition Proposal (provided that, if the MetroPCS Adverse Recommendation Change relates to a MetroPCS Acquisition Proposal (a “MetroPCS Superior Proposal Adverse Recommendation Change”), the MetroPCS Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such MetroPCS Acquisition Proposal constitutes a MetroPCS Superior Proposal and such MetroPCS Superior Proposal is not withdrawn), if the MetroPCS Board determines in good faith, after consultation with MetroPCS's outside legal counsel, that failure to do so would reasonably be likely to be inconsistent with the MetroPCS Board's fiduciary obligations to MetroPCS and/or the MetroPCS Stockholders under applicable Law; provided, however, that such actions may only be taken (A) if MetroPCS shall have complied with this Section 4.5 (except for any immaterial violation of this Section 4.5 that is not reasonably related to such MetroPCS Adverse Recommendation Change), (B) at a time that is after the fifth Business Day following DT's receipt of written notice from MetroPCS that the MetroPCS Board is prepared to take such action (the “MetroPCS Subsequent Determination Notice”), which notice will set forth MetroPCS's reason for delivery of the MetroPCS Subsequent Determination Notice, and (1) in the case of a MetroPCS Superior Proposal Adverse Recommendation Change, specify the terms of the MetroPCS Superior Pro-

posal that is the subject thereof, including the identity of the Person making such MetroPCS Superior Proposal and (2) in the case of an Intervening Event, include a description of the Intervening Event (it being agreed that the delivery of a MetroPCS Subsequent Determination Notice, in each case, shall not in and of itself be deemed a MetroPCS Adverse Recommendation Change), and (C) if at the end of such five Business Day period, the MetroPCS Board determines in good faith, taking into account all amendments or revisions committed to by DT, (x) after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the MetroPCS Board's fiduciary obligations to MetroPCS and/or the MetroPCS Stockholders under applicable Law and (y) in the case of a MetroPCS Superior Proposal Adverse Recommendation Change, after consultation with its outside legal counsel and financial advisors, that the MetroPCS Acquisition Proposal remains a MetroPCS Superior Proposal. During any such five Business Day period following a MetroPCS Subsequent Determination Notice, DT shall be entitled to deliver to MetroPCS one or more counterproposals. Any material amendment to the MetroPCS Superior Proposal that is the subject of such MetroPCS Superior Proposal Adverse Recommendation Change, including any revision to price, shall require MetroPCS to deliver to DT a new MetroPCS Subsequent Determination Notice and again comply with the requirements of this Section 4.5(e) with respect to such revised MetroPCS Superior Proposal, except that the time period after DT's receipt of a MetroPCS Subsequent Determination Notice when MetroPCS may effect a MetroPCS Superior Proposal Adverse Recommendation Change shall be three Business Days.
(f)    From and after the execution of this Agreement, MetroPCS shall notify DT promptly (but in any event within 24 hours) of the receipt of any MetroPCS Acquisition Proposal, and (i) if it is in writing, deliver to DT a copy of such MetroPCS Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such MetroPCS Acquisition Proposal and (ii) if oral, provide to DT a detailed summary thereof. MetroPCS shall keep DT reasonably informed on a prompt and timely basis of the status and material details of any such MetroPCS Acquisition Proposal and with respect to any material change to the terms of any such MetroPCS Acquisition Proposal within 24 hours of any such material change.
(g)    Nothing in this Section 4.5 shall be deemed to prohibit MetroPCS or its Subsidiaries from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or to prohibit MetroPCS from making any disclosure if the MetroPCS Board determines in good faith (after consultation with its outside counsel) that failure to do so may violate MetroPCS's disclosure requirements under applicable Law, nor shall any such action be deemed to constitute a breach of MetroPCS's obligations under this Agreement; provided, however, that any disclosure regarding a MetroPCS Acquisition Proposal (other than any factually accurate public statement by MetroPCS that solely describes MetroPCS's receipt of a MetroPCS Acquisition Proposal and the operation of this Agreement with respect thereto or any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a MetroPCS Adverse Recommendation Change unless the MetroPCS Board expressly reaffirms the MetroPCS Recommendation in such disclosure; and provided, further, that nothing in this Section 4.5(g) shall permit MetroPCS to effect a MetroPCS Adverse Recommendation Change without complying with Section 4.5(e).

(h)    MetroPCS agrees that its obligations pursuant to Sections 4.3 and 4.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to MetroPCS or its stockholders of any MetroPCS Acquisition Proposal, any determination that a MetroPCS Acquisition Proposal is a MetroPCS Superior Proposal, or by the occurrence of any MetroPCS Adverse Recommendation Change.
(i)    For purposes hereof, “MetroPCS Superior Proposal” shall mean any bona fide written MetroPCS Acquisition Proposal (with all references to 20% in the definition of MetroPCS Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the MetroPCS Board determines in good faith, after consultation with its outside legal counsel and financial advisors, would be more favorable to the MetroPCS Stockholders from a financial point of view than the Transaction, taking into account (i) any proposal by DT in writing to amend or modify the terms hereof, (ii) the identity of the Person making such MetroPCS Acquisition Proposal, and (iii) the terms, conditions, timing, likelihood of consummation and legal, financial, and regulatory aspects of such MetroPCS Acquisition Proposal.
(j)    For purposes hereof, “MetroPCS Acquisition Proposal” means any inquiry, proposal, offer, plan, arrangement or other expression or indication of interest with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition or issuance, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (i) assets or businesses of MetroPCS and its Subsidiaries that generate or represent 20% or more of the (A) net revenues or net income of MetroPCS and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) aggregate Licensed MHz POPs of the MetroPCS FCC Licenses immediately prior to such transaction, or (C) total assets (based on fair market value) of MetroPCS and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 20% or more of any class of capital stock, Equity Interests, other equity securities, economic interests or voting power of MetroPCS, any of its Subsidiaries or any resulting parent company of MetroPCS; provided, however, that the term “MetroPCS Acquisition Proposal” shall not include the Transaction.
4.6    No Solicitation - DT.
(a)    Upon execution of this Agreement, DT and its Subsidiaries shall, and shall cause their respective directors and officers and use their reasonable best efforts to cause their other Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to a TMUS Acquisition Proposal. DT shall promptly after the date hereof instruct each Person which has heretofore executed a confidentiality agreement relating to a TMUS Acquisition Proposal with or for the benefit of DT or TMUS promptly to return to DT or TMUS, as applicable, or destroy all information, documents, and materials relating to TMUS Acquisition Proposal or to TMUS or its businesses, operations or affairs heretofore furnished by DT, TMUS or any of their Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.
(b)    DT agrees that neither it nor any of its Subsidiaries shall, that it shall not authorize or permit any of its and their respective directors and officers to, and that it shall not authorize, and shall use its reasonable best efforts not to permit, any of its and their other respec-

tive Representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly take or continue any other action to facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a TMUS Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any TMUS Acquisition Proposal (other than to inform a Person of the existence of this Section 4.6), (iii) furnish any non-public information or data regarding DT or any of its Subsidiaries to, or afford access to the properties, personnel, books and records of DT or TMUS to, any Person (other than MetroPCS and its Subsidiaries) in connection with or in response to or in circumstances that would reasonably be expected to lead to, any TMUS Acquisition Proposal, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in TMUS's Organizational Documents, inapplicable to any Person other than MetroPCS and its Subsidiaries or to any transactions constituting or contemplated by a TMUS Acquisition Proposal, or (v) resolve or agree to do any of the foregoing.
(c)    From and after the execution of this Agreement, DT shall notify MetroPCS promptly (but in any event within 24 hours) of the receipt of any TMUS Acquisition Proposal, and (i) if it is in writing, deliver to MetroPCS a copy of such TMUS Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such TMUS Acquisition Proposal and (ii) if oral, provide to MetroPCS a detailed summary thereof. DT shall keep MetroPCS reasonably informed on a prompt and timely basis of the status and material details of any such TMUS Acquisition Proposal and with respect to any material change to the terms of any such TMUS Acquisition Proposal within 24 hours of any such material change.
(d)    For purposes hereof, “TMUS Acquisition Proposal” means any inquiry, proposal, offer, plan, arrangement or other expression or indication of interest with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition or issuance, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (i) assets or businesses of TMUS or any of its Subsidiaries that generate or represent 20% or more of the (A) net revenues or net income of TMUS and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) aggregate Licensed MHz POPs of the TMUS FCC Licenses immediately prior to such transaction, or (C) total assets (based on fair market value) of TMUS and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) any capital stock, other equity securities or voting power of TMUS, any of its Subsidiaries or any resulting parent of TMUS (excluding DT); provided, however, that the term “TMUS Acquisition Proposal” shall not include the Transaction.
4.7    Access; Post-Signing Deliverables.
(a)    Prior to the Closing, upon reasonable notice, and except as may otherwise be prohibited by applicable Law, each of TMUS and MetroPCS shall, and shall cause its Subsidiaries to (and DT shall cause TMUS to), afford the other party's Representatives reasonable ac-

cess, during normal business hours throughout the period prior to the Closing, to its properties, books, contracts and records and, during such period, each of TMUS and MetroPCS shall, and shall cause its Subsidiaries to, furnish promptly to the other party and the other party's Representatives all information concerning, in the case of TMUS's or any of its Subsidiaries', and in the case of MetroPCS, its or any of its Subsidiaries', business, properties and personnel as the other party may reasonably request, including by making available to the other party online and/or at office locations substantially all information necessary (i) to confirm compliance with respect to the Business by TMUS or MetroPCS, as applicable, with the FCC Rules as soon as reasonably practicable after the date hereof but in no event later than 60 days prior to the Closing, (ii) for integration and planning purposes, and (iii) to confirm a party's representations and warranties and compliance with the covenants in this Agreement; provided, that no investigation pursuant to this Section 4.7 shall affect or be deemed to modify any representation or warranty made by any party hereunder; provided, further, that the foregoing shall not require TMUS, MetroPCS or any of their respective Subsidiaries to permit any inspection or disclose any information that in the reasonable judgment of TMUS or MetroPCS, as applicable, would waive attorney-client or attorney work product privileges, or result in the disclosure of any Trade Secrets of third parties, violate any applicable Laws or violate any of its obligations with respect to confidentiality. All requests for information made pursuant to this Section 4.7 shall be directed to an executive officer of TMUS or MetroPCS, as applicable, or such Person as may be designated by any such executive officer, as the case may be. Notwithstanding the foregoing, none of TMUS, MetroPCS or any of their Subsidiaries shall be obligated to afford any other party or its Representatives any access to any properties, books, contracts, commitments, personnel or records relating to, or in respect of, any forward product plans, product specific cost information, pricing information, customer specific information, merchandising information or other similar competitively sensitive information except pursuant to “clean room” procedures approved by counsel to DT and MetroPCS. All information provided or made available pursuant to this Section 4.7 shall be subject to the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
(b)    Following the Closing, upon reasonable notice, and except as may otherwise be prohibited by applicable Law, MetroPCS shall cause TMUS and its Subsidiaries to afford DT's Representatives such reasonable access, during normal business hours during the period from the Closing until one year following the expiration of the statute of limitations applicable to DT's financial and tax reporting, to its books and records relating to the period prior to the Closing and, during such period, MetroPCS shall, and shall cause TMUS and its Subsidiaries to, furnish promptly to DT and DT's Representatives such information concerning TMUS's or any of its Subsidiaries' historical financial performance, in each case, as DT may reasonably request for its financial reporting purposes; provided, that the foregoing shall not require MetroPCS, TMUS or any of its Subsidiaries to permit any inspection or disclose any information that in the reasonable judgment of MetroPCS would waive attorney-client privilege or attorney work product, or result in the disclosure of any Trade Secrets of third parties, violate any applicable Laws or violate any of its obligations with respect to confidentiality if, in the case of Trade Secrets or confidentiality obligations, MetroPCS, TMUS or its Subsidiaries, as applicable, shall have used reasonable efforts to obtain the consent of the applicable third party to such inspection or disclosure. DT shall reimburse TMUS and its Subsidiaries for all reasonable, out-of-pocket costs and expenses incurred by them in providing such access. All requests for information made pursuant to this Section 4.7(b) shall be directed to an executive officer of MetroPCS or such Person as may be designated by any such executive officer, as the case may be. Notwithstanding the foregoing, none of MetroPCS, TMUS or any of its Subsidiaries shall be obligated to afford DT or its Representatives any access to any properties, books, contracts, commitments, personnel or records relating to, or in respect of, any forward product plans, product specific cost information, pricing information, customer specific information, merchandising information or other similar competitively sensitive information. All information provided or made available pursuant to this Section 4.7(b) shall be subject to Section 4.22. No action pursuant to this Section 4.7(b) shall impair the rights of any party under Section 2.4.
(c)    DT shall furnish to MetroPCS, to the extent and in the form delivered to DT in the ordinary course of business, promptly following such delivery, monthly and/or quarterly unaudited consolidated statements of operations and comprehensive income, changes in stockholders' equity and cash flows of TMUS and its Subsidiaries. MetroPCS shall prepare and furnish to DT, to the extent and in the form prepared in the ordinary course of business, promptly after they become available, monthly and/or quarterly unaudited consolidated statements of operations and comprehensive income, stockholders' equity and cash flows of MetroPCS and its Subsidiaries.
4.8    Publicity. The initial press release announcing the transaction shall be in a form agreed by DT and MetroPCS. Each of DT and MetroPCS agrees that it shall consult with the other before it or any of its Subsidiaries issues any press release or similar public statement regarding the Transaction, including by providing a draft of such press release or public statement and providing the other with a reasonable period of time to review such draft, and neither DT nor MetroPCS nor any of their respective Subsidiaries shall issue such press release or similar public statement, except (a) with the prior written consent of the other party, not to be unreasonably withheld, conditioned or delayed, (b) to the extent required by Law (including any listing requirement), (c) in accordance with a mutually agreed communications plan, or (d) as otherwise expressly permitted hereunder.
4.9    Expenses. Except as otherwise specifically provided in this Agreement, DT, on the one hand, and MetroPCS, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing fees, if any) in connection with the Transaction, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Transaction is effected; provided, that (a) DT shall be responsible for (i) any attorneys', tax advisors' and financial advisors' fees of TMUS and its Subsidiaries incurred in connection with the execution and delivery of this Agreement and the consummation of the Transaction and all such expenses, costs and fees (including attorneys' and auditors' fees, if any) payable by TMUS or any of its Subsidiaries shall be paid and satisfied in full prior to the Closing by DT or any of its Subsidiaries (other than TMUS and its Subsidiaries) (ii) any costs, charges and expenses (including costs and expenses of DT's counsel) incurred by the parties or their respective Subsidiaries in connection with issuing the DT Notes, (iii) any fees, costs, charges and expenses (including fees of credit rating agencies) incurred in connection with obtaining a credit rating pre-determination for MetroPCS and the MetroPCS Existing Notes giving effect to the Transaction, (iv) any HSR Act filing fees, and (v) any expenses, costs and fees payable to Ernst & Young LLP for services provided in connection with the financial statements (including pro forma financial statements) included in the Proxy Statement; provided, that, at the Closing, MetroPCS shall reimburse DT in full for the amount of such fees, costs, charges and expenses set forth in clauses (ii), (iii), (iv) and (v) of this sentence; and (b) MetroPCS shall be responsible for any (x) commitment fees, costs, charges and expenses (including costs and expenses of counsel) incurred by MetroPCS in connection with the MetroPCS Finance Transactions, and (y) costs and expenses of MetroPCS's counsel incurred by MetroPCS or its Subsidiaries in connection with the DT Notes.
4.10    Resignations. DT shall use its reasonable best efforts to cause each director of TMUS and any officer or director of any of TMUS's Subsidiaries to resign in such capacity other than individuals who will continue as officers of TMUS or any of its Subsidiaries after the Closing, such resignations to be effective as of the Closing. MetroPCS shall use its reasonable best efforts to cause each director of MetroPCS and any officer or director of any of MetroPCS's Subsidiaries to resign in such capacity other than individuals who will continue as directors or officers of MetroPCS or any of its Subsidiaries after the Closing, such resignations to be effective as of the Closing.
4.11    Filings; Other Actions; Notification.

(a)    Subject to Sections 4.11(b) and 4.11(c), DT and MetroPCS shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Transaction as promptly as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing promptly after the date hereof on a date agreed by the parties the notification and required form under the HSR Act and all applications and necessary and appropriate filings and any necessary and appropriate amendments thereto required to be filed with the FCC (including any petition for declaratory ruling regarding foreign ownership and any applications and filings pertaining to the transfer of the TMUS FCC Licenses pursuant to the Transaction that could be considered pro forma by the FCC), any PUCs or similar state or foreign regulatory bodies; provided, however, that the failure to file within such applicable periods will not constitute a breach of this Agreement); (ii) subject to the foregoing, obtaining as promptly as reasonably practicable all Governmental Consents; (iii) furnishing all information required or reasonably requested for any application or other filing to be made pursuant to any applicable Laws in connection with the Transaction; (iv) keeping the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Transaction; (v) (A) negotiating, proposing and/or agreeing to the sale, divestiture, license, disposition or hold separate of any asset and other actions, restrictions, limitations or conditions required to obtain any consents, registrations, approvals, permits or authorizations in connection with the Transaction, (B) conducting or agreeing to conduct its business post-Closing in any manner as necessary to obtain any consents, registrations, approvals, permits or authorizations in connection with the Transaction or (C) agreeing to any order, action or regulatory condition of any regulatory body, whether in an approval proceeding or another regulatory proceeding; and (vi) defending against the entry of any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction. Without limiting the fore-

going, prior to the Closing, DT and MetroPCS shall not, and DT shall cause Global and its Subsidiaries not to, and MetroPCS shall cause its Subsidiaries not to, knowingly take any action, or knowingly fail to take any action, that would reasonably be likely to materially delay or interfere with the parties' ability to consummate the Transaction.
(b)    Neither MetroPCS nor its Subsidiaries shall be permitted to agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the Transaction without the prior written consent of DT. Subject to applicable Laws relating to the exchange of information and to the extent reasonably practicable, DT and MetroPCS shall have the right to review in advance and each will consult the other on, all of the information relating to DT or MetroPCS, as the case may be, and any of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transaction. To the extent permitted by Law, each such party shall provide the other with copies of all material correspondence between it (or its advisors) and any Governmental Entity relating to the Transaction and, to the extent reasonably practicable and permitted by such Governmental Entity, all telephone calls and meetings with a Governmental Entity regarding the Transaction shall include Representatives of DT and MetroPCS. In exercising the foregoing rights, each of DT and MetroPCS shall act and DT shall cause TMUS to act reasonably and as promptly as practicable.
(c)    Nothing in this Section 4.11 or otherwise in this Agreement shall require MetroPCS or DT to take, or cause to be taken, any action, or to agree to any restriction, limitation or condition, in each case with respect to any of the assets (including FCC Licenses), businesses or product lines of MetroPCS, DT, TMUS, any of their respective Subsidiaries, or any combination thereof, that would have a material adverse effect (for the avoidance of doubt, without giving effect to the carveouts (A) through (G) contained in the definition of “TMUS Material Adverse Effect” or “MetroPCS Material Adverse Effect”) on the business, assets, liabilities, financial condition or results of operations of MetroPCS, TMUS and their respective Subsidiaries, taken as a whole (the effect of any such action, restriction, limitation or condition meeting these requirements, a “Regulatory Material Adverse Condition”).
4.12    Financial Working Group. Promptly after the date hereof, DT and MetroPCS shall establish, and DT shall cause TMUS to designate the appropriate employees to participate with employees of MetroPCS in, a joint working group to prepare for the integration of TMUS and its Subsidiaries after the Closing into MetroPCS's internal control structure and procedures for financial reporting compliance with the requirements of Rule 404 of the Sarbanes-Oxley Act and MetroPCS's financial reporting structure.
4.13    Financing.
(a)    DT and MetroPCS shall consult with each other and mutually cooperate in good faith to effect the MetroPCS Finance Transactions.
(b)    Prior to or on the Closing Date, unless an alternative structure shall have been agreed by the Parties in good faith, (i) DT shall cause TMUS and its Subsidiaries to assign, and DT or one of its Subsidiaries designated by DT shall assume and procure the release of TMUS and its Subsidiaries from all obligations under, all Intercompany Indebtedness owed by

TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries) (which has an aggregate principal amount of approximately $14.4 billion as of the date hereof), including any accrued interest thereon and all other amounts payable by, and other obligations (including contingent obligations) of, TMUS and its Subsidiaries thereunder and all related documentation, in exchange for an obligation of TMUS to disburse to DT or one of its Subsidiaries designated by DT the principal amount of and all accrued interest on the Intercompany Indebtedness so assumed and all other amounts payable by, and other obligations (including contingent obligations) of, TMUS and its Subsidiaries thereunder and all related documentation; (ii) DT shall cause TMUS to issue and deliver to DT or one of its Subsidiaries designated by DT, and DT shall purchase or cause such designated Subsidiaries to purchase, notes in the aggregate principal amount of $15,000,000,000 (together with any Additional DT Notes issued pursuant to Section 4.13(c) below, the “DT Notes”), which shall have, and be issued pursuant to an indenture containing, the terms set forth on Exhibit F and Exhibit G, respectively, and otherwise reasonably acceptable to DT and MetroPCS, in exchange for an obligation of DT or one of its Subsidiaries to disburse to TMUS an amount equal to the aggregate principal amount of such DT Notes; (iii) DT or one of its Subsidiaries designated by DT shall have an obligation to pay TMUS an amount equal to the excess, determined on an arm's length basis (as reasonably determined by TMUS and DT taking into account the respective interest rates, maturity profile and other relevant factors and supported by an investment bank fair market value analysis), of the fair market value of (A) the portion of the DT Notes having an aggregate principal amount equal to the amount of the Intercompany Indebtedness assumed by DT or one of its Subsidiaries over (B) the Intercompany Indebtedness assumed by DT or one of its Subsidiaries; and (iv) TMUS and DT or one of its Subsidiaries designated by DT shall set off the payment obligations described in clauses (i), (ii) and (iii) against each other and TMUS shall distribute as a dividend to Holding, prior to the Closing Date, the net receivable resulting from such setoff. As of 12:01 a.m., prevailing Eastern Time, on the Closing Date, there shall be no Intercompany Indebtedness outstanding owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries), the DT Notes shall be issued and outstanding, and DT shall have no further obligation to disburse to TMUS all or any portion of the purchase price of the DT Notes.
(c)    DT shall cause TMUS to issue and deliver to DT or one of its Subsidiaries designated by DT, and DT shall purchase or cause such designated Subsidiaries to purchase, additional notes (“Additional DT Notes”) which shall have, and be issued pursuant to an indenture containing, the terms, set forth on Exhibit G in accordance with and subject to the terms and conditions set forth on Exhibit I. In connection with the foregoing, TMUS shall pay to DT, in U.S. dollars in immediately available funds, such applicable fees as are set forth on Exhibit I (and, except as set forth on Exhibit I any such fees shall not be refundable for any reason whatsoever and shall be in addition to any other amounts payable to DT pursuant to this Agreement or otherwise in connection with the Transaction).
(d)    DT and TMUS shall, and shall cause each issuer of DT Notes or any Affiliate of DT that holds any DT Notes to, enter into an agreement at or prior to the Closing reflecting the terms set forth on Exhibit J.
(e)    On or prior to the Closing Date, DT shall cause TMUS to enter into and cause to become effective the TMUS Working Capital Facility with DT or one of its Subsidiaries designated by DT.

(f)    From and after the date hereof until the Closing Date, and without limiting any other rights of MetroPCS or its Subsidiaries hereunder, MetroPCS shall be permitted to offer and sell the Permitted MetroPCS Notes on the terms described in the definition thereof.

4.14    Regulatory Compliance.

(a)    TMUS and MetroPCS shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to (i) cure no later than the Closing any material violations and material defaults by any of them under any applicable rules and regulations of the FCC (“FCC Rules”) and the FAA Rules, (ii) comply in all material respects with the terms of their respective FCC Licenses and the FAA Rules, and (iii) file or cause to be filed with the FCC and the FAA all material reports and other material filings required to be filed under applicable FCC Rules and FAA Rules.

(b)    During the period from the date hereof through the earlier of the Closing and the date this Agreement is terminated pursuant to the terms hereof, each of TMUS and MetroPCS shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts to (i) take such actions as are reasonably necessary to maintain and preserve the Material TMUS Licenses or Material MetroPCS Licenses, respectively, except as expressly permitted under Section 4.1 or 4.2, respectively, and (ii) refrain from taking any action that would reasonably be expected to cause the FCC or any other Governmental Entity with jurisdiction over such party or any of its Subsidiaries to institute proceedings for the suspension, revocation or adverse modification of any TMUS Communications Licenses or MetroPCS Communications Licenses, respectively.

(c)    During the period from the date hereof through the earlier of the Closing and the date this Agreement is terminated pursuant to the terms hereof, each of TMUS and MetroPCS shall, and shall cause its respective Subsidiaries to, take such steps as are necessary to renew any expiring TMUS Communications Licenses or MetroPCS Communications Licenses, respectively, including preparing and filing with the appropriate Governmental Entities all necessary applications in connection therewith as soon as reasonably practicable after the commencement of the period during which such applications may be made.
(d)    During the period from the date hereof through the earlier of the Closing and the date this Agreement is terminated pursuant to the terms hereof, each of TMUS and MetroPCS shall, and shall cause its respective Subsidiaries to, continue to use reasonable best efforts to complete the relocation of incumbent licensees and the satisfaction of any cost-sharing obligations as required by Subpart L, Part 27 of Title 47 of the Code of Federal Regulations and applicable FCC orders and as such requirements apply to any of TMUS FCC Licenses or MetroPCS FCC Licenses, respectively.
4.15    Further Action.
(a)    Subject to the terms and conditions hereof, each of the parties shall use their reasonable best efforts to (i) take or cause to be taken all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and to execute and deliver such documents and other papers, as may be required to carry out the provisions hereof and consummate the Transaction and (ii) refrain from taking or causing to be taken any action that would be reasonably expected to prevent, materially delay or materially impair the consummation of the Transaction.
(b)    From time to time after the Closing, without additional consideration, each party will (or, if appropriate, will cause its Subsidiaries to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by another party to make effective the Transaction.
4.16    Intercompany Arrangements. Following the date hereof, DT and MetroPCS shall agree, acting reasonably and in good faith, as to which Intercompany Contracts shall continue in effect following the Closing and which shall be terminated on or prior to the Closing Date, without any post-Closing Liability of TMUS or any of its Subsidiaries; provided, that nothing in this Section 4.16 shall require MetroPCS to agree to any action by TMUS or its Subsidiaries that is proscribed in Section 4.1(l).
4.17    Customer Communications. Subject to applicable Laws, DT and MetroPCS shall cooperate in developing language for a program of communications or notices relating to the Transaction to be sent to customers of MetroPCS, TMUS and their respective Subsidiaries on or after the date hereof and prior to the Closing. Each party shall not, and shall cause its Subsidiaries not to, send any communications or notices primarily relating to the Transaction to customers of TMUS, MetroPCS or their respective Subsidiaries on or after the date hereof and prior to the Closing other than (a) in accordance with any program of communications or notices adopted in writing by DT and MetroPCS, (b) with the prior written approval of the other party, not to be unreasonably withheld, conditioned or delayed, (c) as required by Law, or (d) as expressly permitted hereunder.
4.18    Employee Matters.
(a)    For at least the one-year period immediately following the Closing, MetroPCS shall, and DT shall cause MetroPCS to, continue to provide to those employees of MetroPCS and its Subsidiaries who are employed by MetroPCS or its Subsidiaries both immediately before the Closing and immediately after the Closing (“MetroPCS Employees”) compensation (other than equity compensation), severance pay and benefits, and other employee benefits that are substantially comparable, in the aggregate, to the compensation (other than equity compensation), severance pay and benefits, and other employee benefits provided by MetroPCS as of the date hereof. MetroPCS shall, and DT shall cause MetroPCS to, use its reasonable best efforts to (x) make a decision regarding whether to continue the employment of each MetroPCS Employee in a position and on terms of employment comparable to such MetroPCS Employee's position and terms of employment as of the Closing and (y) communicate such decision to each MetroPCS Employee and carry out such decision during the one year period immediately following the Closing. Notwithstanding the foregoing, nothing contained herein shall (i) be treated as the creation or an amendment of any particular compensation and benefit plan provided by DT, MetroPCS, or any of their respective Subsidiaries, (ii) give any third party any right to enforce the provisions of this Section 4.18, or (iii) obligate DT, MetroPCS or any of their respective Subsidiaries to (A) maintain any particular compensation and benefit plan provided by MetroPCS or its Subsidiaries, or (B) retain the employment of any particular employee.

(b)    Following the Closing, to the extent that any of the MetroPCS Benefit Plans are replaced, each MetroPCS Employee shall receive service credit under any new benefit plans to the extent credited under the MetroPCS Benefit Plans immediately prior to the Closing for all purposes of determining eligibility to participate, vesting and level of benefits for purposes of vacation, severance and paid time off (but not for benefit accrual purposes, for the purpose of qualifying a subsidized early retirement benefit, or as would result in a duplication of benefits) for the same purposes under the replacement employee benefit plans in which such MetroPCS Employee participates following the Closing. To the extent a MetroPCS Employee participates in a new welfare plan or arrangement (a “Replacement Welfare Plan”) following the Closing, MetroPCS will, and DT will cause MetroPCS to, cause all (i) pre-existing condition limitations which otherwise would be applicable to such MetroPCS Employee and his or her covered dependents to be waived to the extent satisfied under a MetroPCS Benefit Plan in which such MetroPCS Employee participated and that is comparable to such Replacement Welfare Plan, in each case immediately prior to the Closing or, if later, immediately prior to such MetroPCS Employee's commencement of participation in such Replacement Welfare Plan, and (ii) participation waiting periods under each Replacement Welfare Plan that would otherwise be applicable to such MetroPCS Employee to be waived to the same extent waived or satisfied under the MetroPCS Benefit Plan in which such MetroPCS Employee participated and that is comparable to such Replacement Welfare Plan immediately prior to the Closing or, if later, immediately prior to such MetroPCS Employee's commencement of participation in such Replacement Welfare Plan. In addition, MetroPCS and its Subsidiaries will, and DT will cause MetroPCS to, honor or cause to be honored any expenditures incurred by MetroPCS Employees and their covered dependents in satisfying the deductible, co-payment and out-of-pocket maximums under the MetroPCS Benefit Plans during the portion of the applicable plan year that includes the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under any comparable Replacement Welfare Plans in which they are eligible to participate after the Closing for the portion of the applicable plan year that includes the Closing.
(c)    DT, TMUS and MetroPCS shall cooperate in developing any written or material oral communications to the directors, officers or employees of MetroPCS, TMUS, or any of their respective Subsidiaries pertaining to the effect of the Transaction on compensation or benefit matters. TMUS and DT shall provide MetroPCS with any proposed employee communications relating to the effect of the Transaction on any employment, compensation or benefit matters and provide MetroPCS a reasonable opportunity to comment on the same. MetroPCS shall provide DT and TMUS with any proposed employee communications relating to the effect of the Transaction on any employment, compensation or benefit matters and provide DT and TMUS a reasonable opportunity to comment on the same. Without limiting the foregoing, for purposes of this paragraph, provision of a proposed employee communication at least three Business Days prior to its use shall be deemed to be a reasonable opportunity to comment.
4.19    MetroPCS Directors and Officers; Name.
(a)    MetroPCS shall, and DT shall cooperate to, take all actions necessary to cause the MetroPCS Board, effective as of the Closing, to consist of eleven individuals that MetroPCS and DT shall cooperate in good faith to identify prior to the Closing, consistent with the principles set forth on Exhibit K and Section 3.1 of the Stockholders' Agreement.

(b)    MetroPCS shall, and DT shall cooperate to, take all actions necessary to cause the executive officers of MetroPCS, effective as of the Closing, to be the individuals set forth on Exhibit K as MetroPCS officers (or their replacements as determined pursuant to the following sentences) and, to the extent not specified on Exhibit K, the individuals that MetroPCS and DT shall cooperate in good faith to identify prior to the Closing, and DT and TMUS shall, and MetroPCS shall cooperate to, take all actions necessary to cause the executive officers of TMUS, effective as of the Closing to be the individuals set forth on Exhibit K as TMUS officers (or their replacements as determined pursuant to the following sentences) and, to the extent not specified on Exhibit K, the individuals that MetroPCS and DT shall cooperate in good faith to identify prior to the Closing. Prior to the Closing, in the event that one or more of the executive officers set forth on Exhibit K are unwilling or unable to serve in that capacity, DT and MetroPCS will discuss in good faith a replacement for each such individual. If DT and MetroPCS are unable to reach agreement on any replacement for an individual specified on Exhibit K or on any officer not specified on Exhibit K, DT shall designate such replacement or officer. For the avoidance of doubt, any executive officer of TMUS or MetroPCS not set forth on Exhibit K, and not otherwise identified prior to Closing pursuant to this Section 4.19(b) to be an executive officer of MetroPCS effective as of the Closing, shall be deemed to not be an executive officer of MetroPCS following the Closing.
(c)    On the Closing Date, MetroPCS shall, as part of the amendment of its certificate of incorporation, change its name to “T-Mobile US, Inc.” (or such other name as selected by DT prior to the Closing Date) and reflect such name in the New MetroPCS Certificate. On or promptly following the Closing Date, MetroPCS shall request the assignment of a new ticker symbol to be determined by DT.
(d)    At or prior to the Closing, the MetroPCS Board shall pass such resolutions and take such other actions as may be necessary to effectuate the provisions of this Section 4.19.
4.20    Transition Arrangements. Promptly following the date hereof and subject to applicable Laws, MetroPCS and DT shall cooperate to develop a procedure such that as of no later than the Closing Date, (x) TMUS, MetroPCS and their respective Subsidiaries will not require in order to conduct the Business, or have access to, any IT Assets, networks or electronic data of DT and its Subsidiaries (other than TMUS and its Subsidiaries) and (y) DT and its Subsidiaries will not have access to any IT Assets, networks or electronic data of MetroPCS and its Subsidiaries (including TMUS and its Subsidiaries), in each case other than as provided in Intercompany Contracts with obligations remaining on the Closing Date.
4.21    Intellectual Property. DT hereby covenants not to assert against MetroPCS or its Subsidiaries any Intellectual Property owned by DT and used by TMUS or any of its Subsidiaries immediately prior to the Closing Date, provided that (i) MetroPCS does not use such Intellectual Property for any activities, products and services or for any other purposes other than those for which TMUS used the respective Intellectual Property immediately prior to the Closing Date, (ii) this covenant is limited to the territory of the United States, Puerto Rico and the territories and protectorates of the United States, and (iii) this covenant shall not be assignable and not extend to MetroPCS's legal successors and assignees. The covenant of the preceding sentence shall not apply to any Intellectual Property with respect to which TMUS and DT or, as the case may be, MetroPCS and DT have made a written agreement, including the Trade-

mark License. Except as set forth in the preceding sentence, no license or other right is granted by this Section 4.21.
4.22    Confidentiality. For a period of three years following the later of the Closing and the date of disclosure, and five years following the Closing with respect to customer information, DT and each of its Subsidiaries shall treat as confidential and shall safeguard any and all confidential or proprietary information, knowledge and data about TMUS, its Subsidiaries and the Business by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as DT or its Subsidiaries used with respect thereto prior to the execution of this Agreement.
4.23    Indemnification; Release.
(a)    MetroPCS, DT and TMUS agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of MetroPCS, TMUS or their respective Subsidiaries as provided in their respective Organizational Documents or in any agreement as in effect on the date hereof and which has prior to the date hereof been made available to the other parties hereto shall survive the Closing and shall continue in full force and effect to the extent provided in the following sentence. DT shall cause MetroPCS and TMUS to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of MetroPCS's, TMUS's and any of their respective Subsidiaries' Organizational Documents or in any indemnification agreements of MetroPCS, TMUS or their respective Subsidiaries with any of their respective current or former directors, officers or employees, in each case in effect as of the date hereof and which has been provided to DT prior to the date hereof, for acts or omissions occurring on or prior to the Closing. DT, for and on behalf of itself and on behalf of its Affiliates, hereby acquits, releases and discharges each of the current or former directors and officers of TMUS from any and all Liabilities that arise out of or are connected with such directors' and officers' position or services to TMUS and each of its Subsidiaries on or prior to the Closing.
(b)    For six years after the Closing, MetroPCS (or a Subsidiary thereof) shall, and DT shall cause MetroPCS (or a Subsidiary thereof) to, maintain in effect for the benefit of the current and former directors, officers, fiduciaries, agents and employees of MetroPCS and its Subsidiaries an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for MetroPCS that provides coverage for acts or omissions occurring at or prior to the Closing (the “D&O Tail Policy”) covering each such Person covered by the officers' and directors' liability insurance policies of MetroPCS (the “Insured Parties”) on terms with respect to coverage and advancement of expenses, and in amounts, no less favorable to the Insured Parties than those of MetroPCS's directors' and officers' insurance policy in effect on the date of this Agreement; provided, however, that MetroPCS shall not be required to pay an annual premium for the D&O Tail Policy in excess of 250% of the annual premium currently paid by MetroPCS for such coverage; and provided, further, that if any annual premium for such insurance coverage exceeds 250% of such annual premium, MetroPCS shall obtain as much coverage as practicable for a cost not exceeding such amount. MetroPCS's and DT's obligations under this Section 4.23(b) may be satisfied by MetroPCS, with the approval, not to be unreasonably withheld, conditioned or delayed, of DT, by purchasing a “tail” policy from an insurer with sub-

stantially the same or better credit rating as the current carrier for MetroPCS's existing directors' and officers' insurance policy, which (i) has an effective term of six years from the Closing, (ii) covers each Insured Party for actions and omissions occurring at or prior to the Closing (including with respect to acts or omissions by directors or officers of MetroPCS or its Subsidiaries in their capacities as such arising in connection with the entry into, performance under, or the transactions contemplated by, this Agreement), and (iii) contains terms with respect to coverage and advancement of expenses, and in amounts, that are no less favorable to the Insured Parties than those of MetroPCS's directors' and officers' insurance policy in effect on the date of this Agreement. If such “tail” policy has been obtained by MetroPCS prior to the Closing, MetroPCS shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by MetroPCS.
(c)    In the event MetroPCS or TMUS or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of MetroPCS or TMUS, as applicable, shall assume all of the obligations set forth in this Section 4.23.
(d)    Effective as of the Closing, DT, for and on behalf of itself and on behalf of its Subsidiaries, hereby acquits, releases and discharges each of TMUS and its Subsidiaries from any and all Liabilities as of the Closing to DT or any of its Subsidiaries (other than TMUS and its Subsidiaries), except in respect of obligations under Intercompany Contracts or under this Agreement that are not terminated as of the Closing Date. DT shall cause its other Affiliates to use their reasonable best efforts to take, or cause to be taken, all appropriate action and to execute and deliver such documents and other papers, as may be required to effect the release set forth in this Section 4.23(d).
(e)    Notwithstanding anything to the contrary contained in this Agreement, the current and former directors, officers and employees of MetroPCS, TMUS and their respective Subsidiaries are intended to be, and shall be, third party beneficiaries of this Section 4.23.
4.24    MetroPCS Common Stock. During the period from the date hereof to the Closing, DT shall not, and shall cause each of its Affiliates not to, directly or indirectly, alone or in concert with any other Person acquire, offer to acquire or agree to acquire Beneficial Ownership of any shares of MetroPCS Common Stock.
4.25    Sale of Towers. From and after the date hereof until the Closing Date, and without limiting any other rights of DT or TMUS hereunder, DT shall be permitted to cause TMUS to sell, lease, transfer, or otherwise dispose of the Tower Assets, including by selling or transferring an entity holding such Tower Assets (and no other material assets) (a “Tower Holdco”) on terms that TMUS has made available to MetroPCS prior to the date hereof (or other terms which, taken as a whole, have an equivalent or more favorable economic cost to TMUS and its Subsidiaries with respect the use of the Tower Assets by TMUS). On or prior to the Closing Date, any and all actual proceeds (net of fees and expenses other than Taxes) from such sale, lease, transfer or disposition (or, to the extent such proceeds are not received on or prior to the Closing Date, a note, contingent value right or other obligation or security for the amount of any reasonably expected proceeds), may be distributed to DT or any of its Subsidiaries. From and after the Closing Date, if any or all of the Tower Assets have not been so sold, leased, transferred or otherwise disposed of, MetroPCS shall, and cause its Subsidiaries (including TMUS and Subsidiaries) to, use their reasonable best efforts to sell, lease, transfer, or otherwise dispose of such Tower Assets on terms acceptable to DT in its sole discretion, and shall transfer any proceeds thereof to DT promptly after the receipt of such proceeds (net of fees and expenses other than Taxes), including pursuant to any note, contingent value right or other obligation or security distributed to DT on or prior to the Closing Date.
4.26    Notification of Certain Matters. Each of TMUS and MetroPCS shall promptly advise the other party of any Circumstance (a) having or reasonably expected to have a TMUS Material Adverse Effect or MetroPCS Material Adverse Effect, respectively, or (b) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement such that it would cause a failure of the applicable condition related to such breach in Article V if the Closing were otherwise to occur on the date the Circumstance occurs; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 4.26 shall not constitute the failure of any condition set forth in Article V to be satisfied unless the underlying TMUS Material Adverse Effect or MetroPCS Material Adverse Effect, respectively, or breach would independently result in the failure of a condition set forth in Article V to be satisfied.
4.27    Litigation. Notwithstanding anything to the contrary set forth herein, each of DT and MetroPCS shall notify the other party promptly if and after it receives notice of any action or proceeding instituted or threatened in writing against it or any of its stockholders, directors, officers or Affiliates before any court or other Governmental Entity relating to, or seeking damages or other relief or discovery in connection with, this Agreement or the Transaction. Until the earlier of the termination of this Agreement in accordance with its terms or the Closing, to the extent legally permissible, each of DT and MetroPCS shall give the other party the opportunity to reasonably participate in the defense or settlement of any action or proceeding relating to this Agreement or the Transaction, and shall not settle any such action or proceeding without the other party's written consent, which will not be unreasonably withheld, conditioned or delayed.
4.28    Anti-Takeover Statutes. If any other potentially applicable anti-takeover or similar Law or provision in MetroPCS's or TMUS's governing documents is or becomes applicable to this Agreement or the Transaction, MetroPCS or DT, as applicable, shall, and shall cause its and its Subsidiaries' directors, officers and Affiliates to, grant such approvals and take such other actions as may be required so that the Transaction may be consummated as promptly as practicable on the terms and subject to the satisfaction of conditions set forth in this Agreement.
4.29    Control of Operations. Without in any way limiting and subject to the parties' rights and obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give any party, directly or indirectly, the right to exercise de facto or de jure control over the operations, licenses, spectrum or other assets of any other party prior to the Closing.
4.30    Listing of TMUS Stock Consideration. MetroPCS shall use its reasonable best efforts to cause the TMUS Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.
ARTICLE V
CONDITIONS

5.1    Conditions to Each Party's Obligation to Effect the Transaction. The respective obligations of each party to effect the Transaction are subject to the satisfaction or waiver (if permissible under applicable Laws) at or prior to the Closing of each of the following conditions:
(a)    MetroPCS Stockholder Approval. The MetroPCS Stockholder Approval shall have been obtained.
(b)    Required Regulatory Consents. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Transaction under the HSR Act shall have expired or been earlier terminated, and (ii) all Governmental Consents required to be obtained from the FCC in connection with the consummation of the Transaction shall have been granted by the FCC by Final Order, in each of cases (i) and (ii) without requiring DT or MetroPCS to take, or cause to be taken, any action, or to agree to any restriction, limitation or condition, in each case with respect to any of the assets (including FCC Licenses), business or product lines of MetroPCS, DT, TMUS, or any of their respective Subsidiaries, or any combination thereof, that would cause a Regulatory Material Adverse Condition; provided, however, that the Governmental Consents to be granted from the FCC in connection with the consummation of the Transaction shall not be required to have been granted by the FCC by Final Order in the event that (A) the Governmental Consents required to be granted by the FCC in connection with the consummation of the Transaction shall have been granted but not pursuant to a Final Order, (B) neither party shall have appealed or sought reconsideration of the authorizations granted by the FCC in connection with the consummation of the Transaction, (C) all other conditions pursuant to this Article V shall have been met or waived (except for those conditions that, by their nature, cannot be satisfied until the Closing Date but would be capable of satisfaction if the Closing Date were the same day that the Governmental Consents required to be granted by the FCC were granted), and (D) either party would have the right to terminate this Agreement pursuant to Section 6.1(c) before such Governmental Consents granted by the FCC would become a Final Order.
(c)    Other Governmental Consents. (i) All Governmental Consents (other than those described in Section 5.1(b) and clauses (ii) and (iii) of this Section 5.1(c)), including those required to be made or obtained (A) with or from any PUCs or similar state regulatory bodies in connection with the consummation of the Transaction, and (B) with or from any foreign regulatory bodies under any foreign antitrust, competition or similar Laws or any foreign public service or foreign public utility commissions or similar foreign regulatory bodies in connection with the consummation of the Transaction, shall have been made or obtained by Final Order, (ii) the Committee on Foreign Investment in the United States terminates its review under 31 C.F.R. Part

800 and, where applicable, investigation, without unresolved national security concerns with respect to the Transaction, and (iii) all Governmental Consents set forth on Schedule 5.1(c) of the MetroPCS Disclosure Letter shall have been obtained by Final Order, in each of cases (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of MetroPCS and its Subsidiaries, taken as a whole (after giving effect to the Transaction), or the ability of either party to consummate the Transaction, and in each of cases (i), (ii) and (iii), without requiring DT or MetroPCS to take, or cause to be taken, any action, or to agree to any restriction, limitation or condition, in each case with respect to any of the assets (including FCC Licenses), business or product lines of MetroPCS, DT, TMUS, or any of their respective Subsidiaries, or any combination thereof, that would cause a Regulatory Material Adverse Condition.
(d)    No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transaction (collectively, an “Order”).
5.2    Conditions to Obligations of MetroPCS. The obligations of MetroPCS to effect the Transaction are also subject to the satisfaction or waiver by MetroPCS at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of DT, Global, Holding or TMUS, as applicable, set forth in Sections 3.1(d) (Ownership of Global, Holding and TMUS Shares), 3.1(g)(i) (Ownership of MetroPCS Common Stock), 3.2(b) (Capitalization) and 3.2(c)(ii) (Subsidiaries) shall be true and correct (A) on the date hereof and (B) at the Closing (except to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date, and except where the failure of such representations and warranties to be true and correct as of the date hereof and at the Closing, or such particular date, as applicable, is de minimis); (ii) the other representations and warranties of DT, Global, Holding or TMUS, as applicable, set forth in this Agreement shall be true and correct (A) on the date hereof and (B) at the Closing (except to the extent that any such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 5.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of DT, Global, Holding or TMUS are not so true and correct unless the failure of such representations and warranties to be so true and correct (read for purposes of this Section 5.2(a)(ii) without any materiality or TMUS Material Adverse Effect qualification), individually or in the aggregate, has had or would reasonably be likely to have a TMUS Material Adverse Effect; and (iii) MetroPCS shall have received at the Closing a certificate signed on behalf of DT by an executive officer of DT to the effect that the condition set forth in this Section 5.2(a) has been satisfied as to the representations and warranties of DT, Global, and Holding, and a certificate signed on behalf of TMUS by an executive officer of TMUS to the effect that the condition set forth in this Section 5.2(a) has been satisfied as to the representations and warranties of TMUS.

(b)    Performance of Obligations of DT, Holding and TMUS. DT, Global, Holding and TMUS (i) shall have performed in all respects all obligations required to be performed by them under this Agreement pursuant to Sections 2.2(a) and 2.2(c) at the Closing, (ii) shall have made available the DT Notes (including Additional DT Notes, if any) and the TMUS Working Capital Facility in compliance with Sections 4.13(b), (c) and (e), and (iii) shall have performed in all material respects all other obligations required to be performed by them under this Agreement at or prior to the Closing (provided that, for the avoidance of doubt, the determination regarding whether such parties shall have performed such obligations in all material respects shall be made with respect to all such obligations in the aggregate for all such parties), and MetroPCS shall have received a certificate signed on behalf of DT, Global and Holding by an executive officer of DT, to the effect that the condition set forth in this Section 5.2(b) has been satisfied as to the obligations of DT, Global and Holding, and a certificate signed on behalf of TMUS by an executive officer of TMUS, to the effect that the condition set forth in this Section 5.2(b) has been satisfied as to the obligations of TMUS.
(c)    No TMUS Material Adverse Effect. Since the date hereof, there shall not have occurred any Circumstance that, individually or in the aggregate, has had, or is reasonably likely to have, a TMUS Material Adverse Effect, and MetroPCS shall have received at the Closing a certificate signed on behalf of DT by an executive officer of DT to the effect that the condition set forth in this Section 5.2(c) has been satisfied.
(d)    Ancillary Agreements. MetroPCS shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than MetroPCS.
(e)    FIRPTA Certificate. TMUS shall have issued to MetroPCS a certificate described in Treasury Regulation Section 1.1445-2(c)(3) to the effect that TMUS Shares are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code; provided, that if TMUS fails to deliver such certificate, MetroPCS shall be permitted to withhold from the consideration otherwise payable to DT pursuant to Section 2.2 any amounts required to be withheld pursuant to Section 1445 of the Code.
5.3    Conditions to Obligations of DT, Holding and TMUS. The obligations of DT, Holding and TMUS to effect the Transaction are also subject to the satisfaction or waiver by DT at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of MetroPCS set forth in Sections 3.3(b) (Capitalization), 3.3(c)(ii) (Subsidiaries) and 3.3(u) (TMUS Stock Consideration) shall be true and correct (A) on the date hereof and (B) at the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such date, and except where the failure of such representations and warranties to be true and correct as of the date hereof and at the Closing, or such particular date, as applicable, is de minimis); and (ii) the other representations and warranties of MetroPCS set forth in this Agreement shall be true and correct on the date hereof and at the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 5.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of MetroPCS are not so true and correct unless the failure of such representations and warranties of MetroPCS to be so true and correct (read for purposes of this Section 5.3(a)(ii) without any materiality or MetroPCS Material Adverse Effect qualification), individually or in the aggregate, has had or would reasonably be likely to have a MetroPCS Material Adverse Effect; and (iii) DT shall have received at the Closing a certificate signed on behalf of MetroPCS by an executive officer of MetroPCS to the effect that the condition set forth in this Section
5.3(a) has been satisfied.
(b)    Performance of Obligations of MetroPCS. MetroPCS (i) shall have performed in all respects all obligations required to be performed by it under this Agreement pursuant to Sections 2.1 and 2.2(b) at the Closing, and (ii) shall have performed in all material respects all other obligations required to be performed by it under this Agreement at or prior to the Closing (provided that, for the avoidance of doubt, the determination regarding whether MetroPCS shall have performed such obligations in all material respects shall be made with respect to all such obligations in the aggregate), and DT shall have received a certificate signed by an executive officer of MetroPCS to such effect.
(c)    No MetroPCS Material Adverse Effect. Since the date hereof, there shall not have occurred any Circumstance that, individually or in the aggregate, has had, or is reasonably likely to have, a MetroPCS Material Adverse Effect, and DT shall have received at the Closing a certificate signed on behalf of MetroPCS by an executive officer of MetroPCS to the effect that the condition set forth in this Section 5.3(c) has been satisfied.
(d)    Ancillary Agreements. DT shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than DT.
(e)    MetroPCS Existing Credit Agreement. DT shall have received a payoff letter reasonably acceptable to it with respect to the termination of the MetroPCS Existing Credit Agreement and all commitments or other extensions of credit thereunder and the satisfaction and discharge of all principal, premium, if any, interest, fees and other amounts then due or outstanding thereunder and the satisfaction, release and discharge of all security interests, mortgages, liens and other Encumbrances over MetroPCS and its Subsidiaries' properties and assets over MetroPCS and its Subsidiaries' properties and assets securing such obligations (and such payoff letter shall require the administrative agent under the MetroPCS Existing Credit Agreement to deliver all instruments necessary or desirable to evidence or effect the foregoing).
(f)    MetroPCS Existing Notes. Except to the extent refinanced pursuant to a change of control offer on or prior to the Closing with Permitted MetroPCS Notes or Additional DT Notes, the MetroPCS Existing Notes shall remain outstanding, there shall be no event of default in respect of any of the MetroPCS Existing Notes, and the consummation of the Transaction alone shall not give rise to any fact, event, circumstance or effect that with notice or lapse of time would constitute an event of default in respect of any of the MetroPCS Existing Notes.
(g)    Listing of MetroPCS Shares. The TMUS Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

ARTICLE VI
TERMINATION

6.1    Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing, whether before or after the MetroPCS Stockholder Approval:
(a)    by mutual written consent of MetroPCS and DT;
(b)    by either MetroPCS or DT, by written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order or taken any other final and non-appealable action permanently enjoining, restraining, denying or otherwise prohibiting the consummation of Transaction; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 4.11;
(c)    by either MetroPCS or DT, by written notice to the other party, if the Transaction shall not have been consummated on or before October 3, 2013; provided, however, that if the conditions set forth in Sections 5.1(b) and 5.1(c) shall not have been satisfied by October 3, 2013, either party may extend the Termination Date from time to time, by written notice to the other party given prior to the Termination Date in effect prior to such notice, to a date not later than January 3, 2014 (such date as it may be extended from time to time pursuant to this Section 6.1(c), the “Termination Date”);
(d)    by DT (provided that none of DT, Global, Holding and TMUS is then in material breach of any representation, warranty, covenant or other agreement herein), by written notice to MetroPCS, in the event that (i) assuming all conditions set forth in Article V (other than Sections 5.3(a) and (b)) were satisfied and the Closing were otherwise to occur on the date DT delivers such notice, a breach by MetroPCS of any representation, warranty, covenant or other agreement contained herein would result in a failure of a condition set forth in Section 5.3(a) or (b), and (ii) such breach (A) if curable, has not been cured within 30 calendar days following MetroPCS's receipt of such notice, or if the Termination Date is less than 30 calendar days from such notice, has not been or cannot reasonably be expected to be cured by the Termination Date or (B) is not curable;
(e)    by MetroPCS (provided that MetroPCS is not then in material breach of any representation, warranty, covenant or other agreement herein), by written notice to DT, in the event that (i) assuming all conditions set forth in Article V (other than Section 5.2(a) and (b)) were satisfied and the Closing were otherwise to occur on the date MetroPCS delivers such notice, a breach by DT, Global, Holding or TMUS of any representation, warranty, covenant or other agreement contained herein would result in a failure of a condition set forth in Section 5.2(a) or (b), and (ii) such breach (A) if curable, has not been cured within 30 calendar days following DT's receipt of such notice, or if the Termination Date is less than 30 calendar days from such notice, has not been or cannot reasonably be expected to be cured by the Termination Date or (B) is not curable;

(f)    by either DT or MetroPCS, by written notice to the other party, if the MetroPCS Stockholder Approval shall not have been obtained at the MetroPCS Stockholders Meeting, or at any adjournment or postponement thereof, at which a vote seeking the MetroPCS Stockholder Approval was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 6.1(f) if such party has breached in any material respect any of its obligations under this Agreement in any manner that would reasonably be expected to cause the failure to obtain the MetroPCS Stockholder Approval at the MetroPCS Stockholders Meeting or at any adjournment or postponement thereof;
(g)    by DT, by written notice to MetroPCS prior to receipt of the MetroPCS Stockholder Approval, if there shall have been a MetroPCS Adverse Recommendation Change, whether or not in compliance with Section 4.5;
(h)    by DT, by written notice to MetroPCS, if since the date hereof there shall have been a MetroPCS Material Adverse Effect and such MetroPCS Material Adverse Effect is not curable or, if curable, (i) is not cured within 30 calendar days after such notice is given by DT to MetroPCS or (ii) if the Termination Date is less than 30 calendar days from such notice, has not been or cannot reasonably be expected to be cured by the Termination Date; or
(i)    by MetroPCS, by written notice to DT, if since the date hereof there shall have been a TMUS Material Adverse Effect and such TMUS Material Adverse Effect is not curable or, if curable, (i) is not cured within 30 calendar days after such notice is given by MetroPCS to DT or (ii) if the Termination Date is less than 30 calendar days from such notice, has not been or cannot reasonably be expected to be cured by the Termination Date.

6.2    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VI, this Agreement (other than Section 4.9 (Expenses), this Section 6.2 (Effect of Termination and Abandonment) and Article VII (Miscellaneous and General)) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of any material provision of this Agreement, the Confidentiality Agreement or any other agreement delivered in connection herewith prior to the termination of this Agreement.
(b)    If (i) DT terminates this Agreement pursuant to Section 6.1(g), or (ii) DT or MetroPCS terminates this Agreement pursuant to Section 6.1(f) following (A) a material breach by MetroPCS of Section 4.3, 4.4 or 4.5 that is reasonably related to the failure to obtain the MetroPCS Stockholder Approval or (B) a MetroPCS Adverse Recommendation Change, MetroPCS shall make a cash payment to DT in the amount of $150,000,000 (the “MetroPCS Termination Amount”) in immediately available funds, as directed by DT in writing, within two Business Days after such termination by DT or concurrently with or prior to a termination by MetroPCS.

(c)    If DT or MetroPCS terminates this Agreement pursuant to Section 6.1(f) in circumstances other than those described in Section 6.2(b)(ii) or pursuant to Section 6.1(c) and (i) (A) at or prior to the termination of this Agreement, a Person or group shall have publicly made a MetroPCS Acquisition Proposal or a MetroPCS Acquisition Proposal shall have otherwise become publicly announced or shall have been communicated to MetroPCS, the MetroPCS Board or MetroPCS's management and shall not have been publicly withdrawn or rescinded (if publicly made or announced) prior to the MetroPCS Stockholders Meeting, and (B) no later than 12 months after the termination of this Agreement, MetroPCS enters into, publicly approves or submits to the MetroPCS Stockholders for approval, an agreement with respect to a MetroPCS Acquisition Proposal , or a MetroPCS Acquisition Proposal is consummated (which in each case need not be the same MetroPCS Acquisition Proposal as the MetroPCS Acquisition Proposal described in clause (A), or made by the same Person or group as the MetroPCS Acquisition Proposal described in clause (A)), or (ii) (x) at or prior to the termination of this Agreement, one or more Persons or groups shall have publicly made one or more MetroPCS Acquisition Proposals or one or more MetroPCS Acquisition Proposals shall have otherwise become publicly announced or shall have been communicated to MetroPCS, the MetroPCS Board or MetroPCS's management, all of which have been publicly withdrawn or rescinded (if publicly made or announced) prior to the MetroPCS Stockholders Meeting, and (y) no later than 12 months after the termination of this Agreement, MetroPCS enters into, publicly approves or submits to the MetroPCS Stockholders for approval, an agreement with respect to a MetroPCS Acquisition Proposal , or a MetroPCS Acquisition Proposal is consummated, which MetroPCS Acquisition Proposal is made by any of the same Persons or groups as the MetroPCS Acquisition Proposal(s) described in clause (x), then in either case of clauses (i) or (ii), MetroPCS will pay to DT, on the date of the consummation of the transaction in respect of such MetroPCS Acquisition Proposal described in clause (i)(B) or (ii)(y), the MetroPCS Termination Amount in immediately available funds, as directed by DT in writing (for purposes of this Section 6.2(c), all references in the term MetroPCS Acquisition Proposal to “20% or more” shall be deemed to be references to “more than 50%”).
(d)    If (i) DT or MetroPCS terminates this Agreement pursuant to Section 6.1(b) as a result of an Order or action under Regulatory Law or (ii) DT or MetroPCS terminates this Agreement pursuant to Section 6.1(c) and, in each case, at the time of such termination all of the conditions set forth in Article V (other than (A) the conditions set forth in Sections 5.1(b), 5.1(c), and 5.1(d), and (B) those other conditions that, by their nature, cannot be satisfied until the Closing Date but would be capable of satisfaction if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination, DT shall make a cash payment to MetroPCS in the amount of $250,000,000 (the “DT Termination Amount”) in immediately available funds, as directed by MetroPCS in writing, within two Business Days after such termination by MetroPCS or concurrently with or prior to a termination by DT.
(e)    Each of MetroPCS and DT acknowledges that, in the event of a termination of this Agreement as described in Section 6.2(b), 6.2(c), or 6.2(d), (i) Damages would be extremely difficult to calculate, (ii) the provisions regarding the MetroPCS Termination Amount or the DT Termination Amount, as applicable, represent the parties' best estimate of such Damages and as such are an integral part of the Transaction, and (iii) the MetroPCS Termination Amount or the DT Termination Amount, as applicable, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate and reimburse DT or MetroPCS, as applicable, in the circumstances in which the MetroPCS Termination Amount or the DT Termination Amount, as applicable, is required for the efforts, costs and expenses expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transaction, which amount would otherwise be impossible to calculate with precision. Accordingly, and notwithstanding anything to the contrary in this Agreement other than the immediately preceding sentence, if this Agreement is terminated in accordance with its terms and such termination gives rise to the obligation of MetroPCS to pay the MetroPCS Termination Amount or DT to pay the DT Termination Amount, as applicable, the sole and exclusive remedy of the other party and its Subsidiaries and their respective officers, directors and Affiliates against such paying party and its Subsidiaries and their respective officers, directors and Affiliates for any Damages resulting from, arising out of, or incurred in connection with, this Agreement (including termination thereof) or any transactions ancillary hereto shall be the MetroPCS Termination Amount or the DT Termination Amount, as applicable, and no Person shall have, except as provided herein, any rights or claims against such paying party and its Subsidiaries and their respective officers, directors and Affiliates under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the paying party, nor any of its Subsidiaries nor their respective officers, directors or Affiliates shall have any further liability or obligation resulting from, arising out of, or incurred in connection with, this Agreement; provided, that nothing in this Section 6.2(e) shall apply to any party's rights to seek equitable remedies, including injunctive relief or specific performance, with respect to the surviving provisions of and obligations under this Agreement, or to limit DT's, Global's, Holding's, TMUS's or MetroPCS's rights with respect to any Damages incurred or suffered by DT, Global, Holding, TMUS or MetroPCS, as applicable, as a result of the willful breach by DT, Global, Holding, TMUS or MetroPCS, as applicable, of any provision of this Agreement, the Confidentiality Agreement or any other agreement delivered in connection herewith prior to the termination of this Agreement. In no event shall MetroPCS be required to pay the MetroPCS Termination Amount, or DT be required to pay the DT Termination Amount, on more than one occasion.
ARTICLE VII
MISCELLANEOUS AND GENERAL

7.1    Survival. None of the representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Except for any covenant or agreement that by its terms contemplates performance after the Closing, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.
7.2    Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by (a) MetroPCS where enforcement of the amendment, modification, discharge, waiver or extension is sought against MetroPCS or (b) DT where enforcement of the amendment, modification, discharge, waiver or extension is sought against DT, Holding or TMUS. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by MetroPCS or DT of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provi-

sions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. Notwithstanding anything to the contrary contained herein, after the MetroPCS Stockholder Approval is obtained, no amendment, modification, discharge or waiver of this Agreement or any portion hereof shall be made that by Law requires further approval by the MetroPCS Stockholders without obtaining such approval.
7.3    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
7.4    Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Agreement or the Transaction, exclusively in the Delaware Court of Chancery, New Castle County, or solely if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transaction (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.5. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTION.
7.5    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):

if to MetroPCS, to:

MetroPCS Communications, Inc.
2250 Lakeside Blvd.
Richardson, Texas 75082
Attention: Mark A. Stachiw
Melanie Stapp Klint
Fax: (866) 685-9618

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Attention: Jeffrey A. Chapman
Robert B. Little
Fax: (214) 571-2900

and

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: J. Kenneth Menges, Jr., P.C.
Fax: (214) 969-4343

if to DT, Global, Holding or TMUS, to:

c/o Deutsche Telekom AG
Friedrich-Ebert-Alle 140
53113 Bonn, Germany
Attention: General Counsel
Fax: +49-228-181-74008

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Adam O. Emmerich
Fax: (212) 403-2000
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above, and any such notice, request, instruction or other document shall be deemed to have been given as of the date received by the addressee as provided above; provided that any such notice, request, instruction or other document received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received by such addresse at 9:00 a.m. (addressee's local time) on the next Business Day.
7.6    Entire Agreement. This Agreement (including any annexes and exhibits hereto), the TMUS Disclosure Letter, the MetroPCS Disclosure Letter, the Confidentiality Agreement and, when executed, the Ancillary Agreements, constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.
7.7    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to Section 6.2(e), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the Chosen Courts without any requirement to post bond, in addition to any other remedy to which they are entitled at law or in equity.
7.8    No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except to the extent contemplated by Section 4.23. Notwithstanding the foregoing, following the Effective Time, the provisions of Article II shall be enforceable by each holder of MetroPCS Common Stock or MetroPCS Stock Options as of the Effective Time solely to the extent necessary for any such holder to receive the cash and/or MetroPCS Common Stock, as applicable, to which it is entitled pursuant to Article II.
7.9    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
7.10    Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
7.11    Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. Neither party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party. Any purported direct or indirect assignment in violation of this Section 7.11 shall be null and void ab initio. Notwithstanding the foregoing, DT may assign any of its rights and/or delegate any of its obligations under this Agreement to one or more of its wholly-owned Subsidiaries (but no such assignment shall relieve DT of any of its obligations hereunder).
7.12    Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, (a) neither DT, MetroPCS, their respective Subsidiaries or Affiliates, or any of their respective officers, directors, employees or attorneys shall be liable to any Person with respect to a claim under this Agreement for any punitive, indirect or exemplary damages or any damages that are not the reasonably foreseeable result of a breach hereof (other than to the extent such damages are paid to a third party), whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and (b) this Agreement shall not create or be deemed to create any liability or obligation on the part of any Representative, Affiliate or direct, indirect or beneficial owner or holder of any securities of any party hereto (unless itself a party hereto).

7.13    Securities Matters. Each of MetroPCS and DT represents and warrants to the other party as follows:

(a)    Experience; Risk. Such party has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of TMUS Shares or the TMUS Stock Consideration, respectively, and of protecting its interests in connection herewith. DT has the ability to bear the economic risk of this investment, including complete loss of the investment.
(b)    Investment. Such party is acquiring TMUS Shares or the TMUS Stock Consideration, respectively, for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same. Such party understands that TMUS Shares or the TMUS Stock Consideration, respectively, have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such party's representations as expressed in this Section 7.13.
(c)    Access to Information. Such party acknowledges that, as of the date hereof, it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the other party concerning the terms and conditions of the Transaction and TMUS Shares or the TMUS Stock Consideration, respectively, and the merits and risks of investing in TMUS Shares or the TMUS Stock Consideration, respectively, and any such questions have been answered to such party's reasonable satisfaction; (ii) access to information about TMUS or MetroPCS, respectively, and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that the other party possesses or can acquire without unreasonable effort or expense that is necessary to make an in-

formed investment decision with respect to the investment and any such additional information has been provided to such party's reasonable satisfaction; and (iv) the opportunity to ask questions of management of the other party and any such questions have been answered to such party's reasonable satisfaction. Such party has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of TMUS Shares or the TMUS Stock Consideration, respectively. Each party hereto acknowledges that no other party hereto nor any Affiliate or Representative of such other party has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained herein.
(d)    Accredited Investor. Such party is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC.

(e)    Restricted Securities; Rule 144. Such party understands that TMUS Shares and the TMUS Stock Consideration, respectively, are characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the other party in a transaction not involving a public offering and that under such laws and applicable regulations the TMUS Stock Consideration may be resold without registration under the Securities Act only in certain limited circumstances. Such party acknowledges that TMUS Shares or the TMUS Stock Consideration, respectively, must be held indefinitely unless a sale of such TMUS Shares or TMUS Stock Consideration, respectively, is subsequently registered under the Securities Act or an exemption from such registration is available. Such party is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement or shares owned by certain Persons associated with TMUS subject to the satisfaction of certain conditions.

(f)    Legends. DT understands and agrees that each certificate, if any, representing the TMUS Stock Consideration and any securities issued in respect thereof or in exchange therefor shall bear a legend in the following forms (in addition to any other legend required under applicable state and foreign securities laws) (and a comparable notation or other arrangement will be made with respect to any uncertificated TMUS Stock Consideration):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDER'S AGREEMENT, DATED AS OF [_____], 201[_], TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

7.14    Transfer Taxes. Any Transfer Taxes imposed with respect to the Transaction shall be borne by MetroPCS; provided, that any German value added tax payable with respect to the Stock Purchase shall be borne by DT and its Subsidiaries (other than TMUS and its Subsidiaries). The party so required by applicable Law shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by the applicable Law, the other parties shall, and shall cause their Affiliates to join in the execution of any such Tax Returns and other documentation.
7.15    Reliance of Other Parties. This Agreement contains representations and warranties by each of the parties hereto that are the product of negotiations between the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.2. These representations and warranties have been qualified by certain disclosures that were made between the parties in the TMUS Disclosure Letter and the MetroPCS Disclosure Letter, which disclosures are not reflected in this Agreement itself. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
7.16    Effect of Breaches. Notwithstanding anything to the contrary herein, for all purposes under this Agreement, a breach of any representation, warranty, covenant or agreement contained herein by DT, Global, Holding or TMUS shall be deemed to be a breach of such representation, warranty, covenant or agreement by each of DT, Global, Holding and TMUS.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.
Deutsche Telekom AG

By: /s/ Timotheus Höttge
Name:    Timotheus Höttges
Title:    Member of the Deutsche Telekom
        Board of Management, Finance

By: /s/ Dr. Thomas Kremer
Name:    Dr. Thomas Kremer
Title: Member of the Deutsche Telekom
Board of Management for Date Privacy, Legal Affairs and Compliance

T-Mobile Global Zwischenholding GmbH

By: /s/ Axel Lützner
Name:     Axel Lützner
Title:     Authorized Signatory

By: /s/ Vicente Vento
Name:     Vicente Vento
Title:     Authorized Signatory

T-Mobile Global Holding GmbH

By: /s/ Axel Lützner
Name:     Axel Lützner
Title:     Authorized Signatory

By: /s/ Vicente Vento
Name:     Vicente Vento
Title:     Authorized Signatory

T-Mobile USA, Inc.

By: /s/ John Legere
Name: John Legere
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

MetroPCS Communications, Inc.

By: /s/ Roger D. Linquist
Name: Roger D. Linquist
Title: Chief Executive Officer and
Chairman of the Board

[Signature Page to Business Combination Agreement]

Exhibit A
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

T-MOBILE US, INC.

Pursuant to Sections 242 and 245
of the Delaware General Corporation Law (“DGCL”)

The undersigned, [Name], hereby certifies that,

ONE: He is the duly elected and acting [Title] of MetroPCS Communications, Inc. (the “Corporation”).

TWO: The name of the Corporation prior to the Effective Time is MetroPCS Communications, Inc.

THREE: The original certificate of incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 10, 2004 pursuant to the DGCL.

FOUR: The directors and the stockholders of the Corporation, in accordance with Sections 242 and 245 of the DGCL, have duly adopted and approved this Fourth Amended and Restated Certificate of Incorporation.

The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
CORPORATE NAME

The name of the Corporation from and after the Effective Time is T-Mobile US, Inc.

ARTICLE II
REGISTERED ADDRESS AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
NATURE OF BUSINESS

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

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ARTICLE IV
AUTHORIZED CAPITAL STOCK

(A)General. The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion One Hundred Million (1,100,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, par value $0.00001 per share, and One Hundred Million (100,000,000) shares shall be Preferred Stock, par value $0.00001 per share.

(B)Upon the Effective Time, each share of Common Stock, par value $0.0001 per share, issued and outstanding immediately before the Effective Time automatically shall be, without any action on the part of the Corporation or the holder thereof, reclassified as, and converted into, 0.5 of a validly issued, fully paid and non-assessable share of Common Stock, par value $0.00001 per share (such reclassification and conversion, the “Reverse Stock Split”), subject to the treatment of fractional share interests as described below. Any stock certificate that, immediately before the Effective Time, represented a share or shares of Common Stock shall, from and after the Effective Time, automatically and without the presentation of such certificate to the Corporation for exchange thereof, represent such share or shares of Common Stock that result from the Reverse Stock Split, subject to the elimination of fractional shares as described below. Notwithstanding the foregoing, each Common Stock holder that would otherwise be entitled to a fraction of a share of Common Stock as a result of the Reverse Stock Split after aggregating all fractions of shares of Common Stock to be received by such holder shall in lieu thereof be entitled to receive payment in cash (rounded up to the nearest whole cent, without interest and subject to applicable withholding taxes) from the Corporation's transfer agent in lieu of such fractional shares in accordance with Section 155 of the DGCL.

(C)Preferred Stock.

1.The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors or by order or decree of a court of competent jurisdiction over the Corporation administering any applicable statute of the United States relating to plans of reorganization of corporations, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in Article VIII. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series of the Preferred Stock shall be such as are fixed by the Board of Directors or fixed by such court, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors or in an order or decree of such court providing for the issue of such series of Preferred Stock (herein called the “Certificate of Designation”). The Certificate of Designation as to any series shall, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in Article VIII, (a) designate the series, (b) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (d) state the price or prices or rate or rates, and adjustments, if

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any, at which, and the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or other equity securities; and such Certificate of Designation may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to such series with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors or such court, to the extent not inconsistent with this Article IV or Article VIII and to the full extent now or hereafter permitted by the laws of the State of Delaware.

2.Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized and unissued Preferred Stock and may thereafter, subject to the provisions of any Certificate of Designation providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized and unissued Preferred Stock.

(D)Common Stock. All shares of Common Stock shall be identical except as expressly set forth in this Article IV. Each share of Common Stock shall have attributed to it the number of votes set forth in Section (E) below.

(E)Rights of Holders of Capital Stock.

1.Holders of Preferred Stock. Except as such rights may be specifically limited herein, the rights of holders of Preferred Stock shall be as set forth in any Certificate of Designation relating thereto.

2.Holders of Common Stock. The rights of holders of Common Stock shall be as set forth in this Section (E)(2), except with respect to such rights as are set forth in Section (F) of this Article IV.

(a)Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends, distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common

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Stock owned by each such holder, as may be declared from time to time by the Board of Directors.

(b)Liquidation Preference. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of the Corporation, and after any and all distributions are made in accordance therewith, in such event, either voluntary or involuntary, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock owned by each such holder.

3.Redemption.

(a)Subject to Section (E)(3)(e) of this Article IV, if, at any time, a holder of shares of Common Stock or Preferred Stock acquires additional shares of Common Stock or Preferred Stock, or is otherwise attributed with ownership of such shares, that would cause the Corporation to violate (in each case, an “FCC Violation”) (A) any requirement of the Federal Communications Commission (“FCC”) regarding foreign ownership (collectively, “Foreign Ownership Requirements”) or (B) any other rule or regulation of the FCC applicable to the Corporation, then the Corporation may, at the option of the Board of Directors, redeem from the holder or holders causing such FCC Violation a sufficient number of shares of Common Stock or Preferred Stock to eliminate the FCC Violation by paying in cash therefor a sum equal to the Redemption Price. The “Redemption Price” (herein so called) shall equal such price as is mutually determined by such stockholders and the Corporation, or, if no mutually acceptable agreement can be reached, shall equal either (i) seventy-five percent (75%) of the fair market value of the Common Stock (the “Common Stock Fair Market Value”) or the Fair Market Value of the Preferred Stock, as applicable, where such holder caused the FCC Violation, or (ii) one hundred percent (100%) of the Common Stock Fair Market Value or the Fair Market Value of the Preferred Stock, as applicable, where the FCC Violation was caused by no fault of the holder; provided, however, that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the disinterested members of the Board of Directors. As used in this Section (E)(3), the Common Stock Fair Market Value shall be determined as follows:

(i)if the Common Stock is publicly traded at the time of determination, the average of the closing prices for the Common Stock on all domestic securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales of the Common Stock on any such exchange on such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices for the Common Stock quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices for the Common Stock on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over the 30-day period ending three days prior to the Redemption Date (as defined in Section (E)(3)(b) of this Article IV); and

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(ii)if the Common Stock is not publicly traded at the time of determination then, the fair value of the Common Stock as determined in good faith by the disinterested members of the Board of Directors.

As used in this Section (E)(3), the Preferred Stock Fair Market Value shall mean the value determined by multiplying the Common Stock Fair Market Value by the number of shares of Common Stock into which the share of Preferred Stock is then convertible.

(b)At least five (5) but no more than thirty (30) days prior to any date on which Common Stock or Preferred Stock is to be redeemed (a “Redemption Date”), written notice shall be sent by mail, first class postage prepaid, overnight mail, facsimile, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Common Stock or Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section (E)(3)(c) of this Article IV, on or after the Redemption Date, each holder of shares of Common Stock or Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Common Stock or Preferred Stock designated for redemption in the Redemption Notice as holders of such shares of Common Stock or Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Common Stock or Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Common Stock or Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Common Stock or Preferred Stock to be redeemed. The shares of Common Stock or Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Common Stock or Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

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(d)Prior to effecting any such redemption, the Corporation shall provide any holder of Common Stock or Preferred Stock to be redeemed with reasonable prior written notice of the reason giving rise to the Corporation's redemption right and, if requested to do so by such holder, the Corporation shall reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the reason giving rise to the Corporation's redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the FCC, developing alternative ownership structures, assisting with a sale of such holders' interest in the Corporation, amending the Corporation's Certificate of Incorporation and obtaining FCC approvals for such transaction.

(e)The provisions of Sections (E)(3)(a) through (E)(3)(d) of this Article IV shall not apply to Deutsche Telekom AG (the “Stockholder”) or any of its subsidiaries, any acquisition of shares of Common Stock or Preferred Stock by the Stockholder or any of its subsidiaries, or any ownership of such shares otherwise attributed to the Stockholder or any of its subsidiaries, and the Corporation shall not have the authority under Sections (E)(3)(a) through (E)(3)(d) of this Article IV to redeem any shares of Common Stock or Preferred Stock beneficially owned, directly or indirectly, by the Stockholder or any of its subsidiaries, in each case notwithstanding anything to the contrary therein. In the event that any waivers or approvals are required from the FCC in order for the Stockholder or any of its subsidiaries to acquire or hold Common Stock or Preferred Stock, the Stockholder and its subsidiaries shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

(F)Voting Rights.

1.Common Stock. The holders of Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of the Corporation other than any matter on which only the holders of one or more other classes or series of capital stock of the Corporation are entitled to vote separately as a class.

2.Preferred Stock. Except as specifically limited herein, the holders of Preferred Stock shall have such voting rights as shall be set forth in any Certificate of Designation relating thereto.

ARTICLE V
POWER TO AMEND BYLAWS

(A)Board of Directors. Except as otherwise provided in this Fourth Amended and Restated Certificate of Incorporation (as it may be amended from time to time, this “Certificate of Incorporation”) and subject to any additional requirements expressly set forth in the Bylaws of the Corporation, the Board of Directors is expressly authorized, upon the affirmative vote of a majority of the directors then serving, to make, adopt, alter, amend, and repeal from time to time the Bylaws of the Corporation and make from time to time new Bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal Bylaws made by the Board of Directors or to make new Bylaws).

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(B)Stockholders. The stockholders of the Corporation may adopt, alter, amend, or repeal Bylaws made by the Board of Directors or make new Bylaws upon the affirmative vote of the holders of shares having a majority of the aggregate voting power of all of the outstanding shares of the Corporation's capital stock then entitled to vote thereon, subject to any additional requirements in the Bylaws of the Corporation.

ARTICLE VI
BOARD OF DIRECTORS

(A)Number, Election and Term of Directors.

1.The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, or as provided in accordance with any Certificate of Designation. All of the directors of the Corporation shall be of one class and shall be elected annually. Each director shall hold office until the next annual meeting of stockholders and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

2.At all times when the ratio, expressed as a percentage, of (i) the number of votes entitled to be cast generally in the election of directors (“Votes”) by the Common Stock and any class of capital stock or other securities of the Corporation other than the Common Stock that are entitled to vote generally in the election of directors (the “Voting Securities”) Beneficially Owned by the Stockholder to (ii) the aggregate Votes entitled to be cast by all then-outstanding Voting Securities (such ratio, the “Stockholder Voting Percentage”) is ten percent (10%) or more, the Stockholder shall have the right to designate a number of individuals to be nominees for election to the Board of Directors (“Stockholder Designees”) equal to the Stockholder Voting Percentage multiplied by the total number of directors of the Board of Directors that the Corporation would have if there were no vacancies, rounded to the nearest whole number; provided, that the number of directors on the Board of Directors who are also officers, employees, directors or affiliates of the Stockholder shall not in any event exceed a number equal to the Stockholder Voting Percentage multiplied by the total number of Directors that the Corporation would have if there were no vacancies, rounded to the nearest whole number greater than zero. In addition, the Corporation shall cause any committee of the Board of Directors to include in its membership a number of Stockholder Designees then serving as directors on the Board of Directors equal to the Stockholder Voting Percentage multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules; provided, however, that no committee may consist solely of directors who are also officers, employees, directors or affiliates of the Stockholder. If at any time the Stockholder Voting Percentage is less than ten percent (10%), the Stockholder shall promptly cause all of the Stockholder Designees then serving as Directors to resign from the Board, and all of the rights of the Stockholder set forth in this Section (A)(2) of Article VI shall forever terminate.

3.If at any time the number of Stockholder Designees then serving as directors or as members of any committee of the Board of Directors exceeds the number of

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Stockholder Designees the Stockholder is entitled to designate to the Board of Directors or any committee thereof pursuant to this Section (A) of Article VI, the Stockholder shall cause the number of Stockholder Designees then serving as directors or as members of such committee of the Board of Directors representing such excess to resign immediately as directors or committee members, as applicable.

4.In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director until the expiration of his current term, or his prior death, resignation, retirement, disqualification or removal. In the event of any increase in the authorized number of directors as a result of which the Stockholder shall be entitled to designate one or more additional Stockholder Designees based upon the increased size of the Board of Directors and the then Stockholder Voting Percentage, (i) the Stockholder shall be entitled promptly to designate such Stockholder Designees, and (ii) the Corporation shall cause the prompt appointment or election of such Stockholder Designee(s) as director(s) . If at any time the Stockholder Voting Percentage is less than ten percent (10%), all of the rights of the Stockholder set forth in this Section (A)(4) of Article VI shall forever terminate.

5.The Company and the Stockholder shall use their reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the Securities and Exchange Commission, the New York Stock Exchange and any other or additional exchange on which the securities of the Corporation are listed, including for purposes of Rule 10A‑3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule thereto).

(B)Vacancies. Any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason may be filled as provided in the Bylaws of the Corporation; provided that upon any such vacancy resulting in any Stockholder Designee ceasing to serve as a director at a time when the Stockholder has the right under Section (A)(2) of Article VI to designate a replacement Stockholder Designee, (i) the Stockholder shall be entitled promptly to designate a replacement Stockholder Designee to fill such vacancy, and (ii) the Corporation shall cause the prompt appointment or election of such replacement Stockholder Designee as a director.

(C)Written Ballots not Required. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(D)Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of the Corporation's capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent; provided that no Stockholder Designee may be removed under this Section (D) of Article VI without the prior written consent of the Stockholder.

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(E)Corporate Opportunity Matters.

1.Except as set forth in Section (E)(2) of this Article VI, to the extent permitted by the DGCL, if any non-employee director (or any of his or her affiliates) acquires knowledge of a potential transaction or matter which may be a corporate opportunity in the same or similar activity or line of business as the Corporation, the Corporation shall have no interest or expectancy in being offered by such non-employee director any opportunity to participate in such corporate opportunity, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation and without limiting the scope of such renunciation, such person (a) shall have no duty to communicate or present such corporate opportunity to the Corporation and (b) shall have the right to hold any such corporate opportunity for its (and its officers', directors', agents', stockholders' or affiliates') own account or to recommend, sell, assign or transfer such corporate opportunity to any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature (each, a “Person”) other than the Corporation; provided, however, that the foregoing shall not preclude or prevent the Corporation from pursuing any corporate opportunity that may be presented to it by any means.

2.Notwithstanding the provisions of Section (E)(1) of this Article VI, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any non-employee director, if such opportunity is expressly offered to such non-employee director (or his or her affiliates) solely in, and as a direct result of, his or her capacity as a director of the Corporation.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

(A)Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Special meetings of the stockholders of the Corporation (i) may be called, for any purpose or purposes, by the chairman of the Board of Directors or the chief executive officer and (ii) shall be called by the secretary of the Corporation at the request of (a) a majority of the Board of Directors or (b) for so long as the Stockholder Voting Percentage is twenty-five percent (25%) or greater, the holders of not less than thirty-three and one third percent (33-1/3%) of the voting power of all of the outstanding voting stock of the Corporation entitled to vote generally for the election of directors, which such request must be in writing, shall state the purpose or purposes of the proposed meeting (which shall be included in the notice of such meeting) and shall include all information required to be delivered pursuant to the notice requirements set forth in the Bylaws of the Corporation in order for nominations or business, as applicable, to be properly brought before a meeting by a stockholder. If at any time the Stockholder Voting Percentage is less than twenty-five percent (25%), the stockholders' ability to request a special meeting of stockholders pursuant to the immediately preceding sentence shall forever terminate. Each special meeting shall be held within a reasonable time after being called in accordance with the preceding sentence. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of

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Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(B)Stockholder Action by Written Consent. For so long as the Stockholder Voting Percentage is twenty-five percent (25%) or greater, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If at any time the Stockholder Voting Percentage is less than twenty-five percent (25%), the stockholders' ability to act by written consent pursuant to the immediately preceding sentence shall forever terminate, and, thereafter, (i) no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of such stockholders and (ii) the stockholders may not take action by written consent.

ARTICLE VIII
CONSENTS

(A)In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation, or applicable law, for so long as the Stockholder Voting Percentage is thirty percent (30%) or greater, the Corporation shall not, and shall cause its subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of the Stockholder, which consent the Stockholder may withhold in its sole discretion:

1.create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any Indebtedness (as defined in the stockholder's agreement entered into on [__], 201[ ] by the Stockholder and the Corporation (the “Stockholder's Agreement”)) (excluding any Permitted Debt (as defined in the Stockholder's Agreement)) that would result in the Corporation and its subsidiaries, on a consolidated basis, having or being liable for Indebtedness (as defined in the Stockholder's Agreement) in an aggregate principal amount that would result in the Debt to Cash Flow Ratio (as defined in the Stockholder's Agreement) for the Corporation's most recently ended four full fiscal quarters for which financial statements are available to be greater than 5.25 to 1.0 on a pro forma basis as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

2.take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note, or similar instrument or security to which the Stockholder or any of its affiliates is a party or is bound;

3.acquire (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any Person, or make any investment in or loan to any Person, in any single transaction or series of related transactions (excluding the acquisition of products and equipment in the ordinary course of business), for consideration in excess of $1,000,000,000;

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4.sell, lease, transfer, Encumber (as defined in the Stockholder's Agreement) (other than Permitted Liens (as defined in the Stockholder's Agreement)) or otherwise dispose of (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any division, business, or operations of the Corporation or any of its subsidiaries, or any equity interests of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions, for consideration in excess of $1,000,000,000;

5.change the size of the Board of Directors;

6.issue any equity or equity-linked securities or other Voting Securities of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions, (i) constituting ten percent (10%) or more of the then outstanding shares of Common Stock (other than grants of incentive awards to officers or employees of the Corporation or its subsidiaries that are approved by the Board or the applicable committee thereof or issuances of securities to the Corporation or any of its wholly owned Subsidiaries) or (ii) for the purpose of redeeming or purchasing any indebtedness of the Corporation held by the Stockholder or its affiliates;

7.subject to Section (E)(3)(e) of Article IV, (i) repurchase or redeem any equity (or equity-based) securities of the Corporation or any of its non-wholly owned subsidiaries, or (ii) make any extraordinary or in-kind dividend with respect to any of the equity (or equity-based) securities of the Corporation or any of its subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the Corporation, or a dividend to the Corporation or any of its wholly owned Subsidiaries; or

8.hire, or terminate without cause, its Chief Executive Officer, or agree to do so.

(B)In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation, or applicable law, for so long as the Stockholder Voting Percentage is five percent (5%) or greater, the Corporation shall not amend or seek to amend this Certificate of Incorporation, the Bylaws of the Corporation or the Stockholder's Agreement (including, for the avoidance of doubt, the creation of any shareholder rights plan or other amendment intended to limit the Stockholder's ownership or acquisition of securities of the Corporation) in any manner that could limit, restrict or adversely affect the Stockholder or its rights thereunder without the prior written consent of the Stockholder, which consent may be withheld in its sole discretion.

(C)Notwithstanding anything contained herein to the contrary, if at any time the Stockholder Voting Percentage is less than thirty percent (30%), all of the obligation of the Corporation and rights of the Stockholder set forth in Section (A) of this Article VIII shall forever terminate.

ARTICLE IX
INDEMNIFICATION

(A)The Corporation shall, to the fullest extent permitted by the DGCL in effect on the date of the effectiveness of this Certificate of Incorporation, and to such greater extent as the

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DGCL may thereafter permit, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, manager, member, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

(B)To the extent that a director, manager, member, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (A) of this Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(C)Any indemnification under Section (A) of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Corporation.

(D)Expenses (including attorneys' fees) incurred by an officer, director, a manager of a Corporation limited liability company, or a member of a management committee of a Corporation limited liability company, in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, manager or member to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(E)The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(F)The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or

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arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

(G)For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation, partnership, limited liability company, or joint venturer or other enterprise (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees or agents so that any person who is or was a director, officer, manager, member, employee or agent of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise, or is or was serving at the request of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation, partnership, limited liability company, or joint venturer or other enterprise as he would have with respect to such constituent corporation if its separate existence had continued.

(H)For purposes of this Article IX, (i) references to “other enterprises” shall include employee benefit plans, including without limitation, any plan of the Corporation which is governed by the Employee Retirement Income Security Act of 1974, as amended from time to time (collectively, “Employee Benefit Plans”), (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an Employee Benefit Plan, (iii) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any Employee Benefit Plan, its participants or beneficiaries, and (iv) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an Employee Benefit Plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

(I)The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, manager, member, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(J)The provisions of this Article IX shall be deemed to be a contract between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article IX is in effect. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts, whether such state of facts was then known or later known.

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ARTICLE X
LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article X shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI
AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and subject to Section C of Article VIII, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided that, notwithstanding the fact that a lesser percentage may be specified by the DGCL, the affirmative vote of the holders of record of outstanding shares representing at least seventy-five percent (75%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of the Board of Directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Article IX and this Article XI of this Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is adopted or authorized by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of all of the members of the Board of Directors.

ARTICLE XII
GOVERNING LAW; FORUM FOR ADJUDICATION OF DISPUTES

This Certificate of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Corporation Law, this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

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ARTICLE XIII
EFFECTIVE TIME

This Certificate of Incorporation shall become effective as of [Time] on [Date] (the “Effective Time”).

***************

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IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be executed by the [Title] of the Corporation on this [•] day of [•], 201[•].
MetroPCS Communications, Inc.

By: __________________________________
[Name]
[Title]

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Exhibit B
FIFTH AMENDED AND RESTATED BYLAWS
OF T-MOBILE US, INC.

PREAMBLE
In accordance with power conferred to the board of directors (the “Board of Directors”) of T-Mobile US, Inc., a Delaware corporation (the “Corporation”), in the Fourth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) of the Corporation, the Board of Directors approved and adopted these Fifth Amended and Restated Bylaws (these “Bylaws”), effective as of [•]. These Bylaws are subject to, and governed by, the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”) and the Certificate of Incorporation. In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the Delaware Corporation Law or the provisions of the Certificate of Incorporation, such provisions of the Delaware Corporation Law or the Certificate of Incorporation, as the case may be, will be controlling.
ARTICLE I
OFFICES
1.    The registered office of the Corporation shall be the registered office named in the Certificate of Incorporation or such other place as shall be determined by the Board from time to time.
2.    The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
1.    All meetings of the stockholders for the election of directors shall be held at such time and place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.
2.    The annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be held at such date, time and place as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

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3.    Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not fewer than ten (10) nor more than sixty (60) days before the date of the meeting.
4.    The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders a complete list of the stockholders entitled to vote at the meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders entitled to vote in person or by proxy at any meeting of stockholders.
5.    Special meetings of the stockholders, for any purpose or purposes, may be called as set forth in the Certificate of Incorporation.
6.    Written notice of a special meeting stating the date, time and place of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.
7.    Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
8.    At each meeting of the stockholders, the stockholders holding issued and outstanding capital stock of the Corporation having not less than a majority of the votes of the capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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9.    When a quorum is present at any meeting, unless otherwise required by applicable law, the Certificate of Incorporation, or these Bylaws, the election of directors and any advisory vote on the frequency of stockholder votes related to the compensation of executives required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be decided by a plurality of the votes cast at a meeting in person or by proxy by the holders of stock entitled to vote therein. When a quorum is present at any meeting, unless otherwise required by applicable law, the Certificate of Incorporation, or these Bylaws, any matter, other than the election of directors and an advisory vote on the frequency of stockholder votes related to the compensation of executives required by Section 14A(a)(2) of the Exchange Act, brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the votes cast in person or by proxy in favor of such action by the holders of stock entitled to vote therein. For the avoidance of doubt, abstentions and, except as may be permitted pursuant to the rules of any exchange where the securities of the Corporation may be listed, broker non-votes, will not be counted as votes cast for such purposes.
10.    Unless otherwise provided by applicable law, in the Certificate of Incorporation, or in these Bylaws, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Such proxy shall be filed with the Secretary before or at the time of the meeting. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
11.    The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of stockholders, the chief executive officer, or in his or her absence or inability to act, the secretary, or, in his or her absence or inability to act, the person whom the chief executive officer shall appoint, shall act as chairman of, and preside at, the meeting. The secretary or, in his or her absence or inability act, the person whom the chairman of the meeting shall appoint as secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; (f) limitations on the time allotted to questions or comments by participants; and (g) policies and procedures with respect to the adjournment of such meeting.

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12.    Unless otherwise provided in the Certificate of Incorporation, the provisions of this Section 12 shall apply to the nominations of directors to the Board of Directors. Nominations of persons for election to the Board of Directors may be made in advance of any annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected as provided in the notice of meeting delivered in accordance with Sections 3 or 6 of this Article II, respectively. Nominations for election to the Board of Directors must be made by the Board of Directors or by any Eligible Stockholder (as defined below). Nominations, other than those made by the Board of Directors of the Corporation, must be preceded by notification in writing for each nominee received by the secretary of the Corporation at the executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the first anniversary of the preceding year's annual meeting, regardless of whether the party or parties seeking to make the nominations are seeking to include the nominees in management's proxy materials or in their own or other proxy materials; provided, however, that in the event that the date of the annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after such anniversary date, notification must be received by the secretary of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to such annual meeting but not later than the close of business on the latter of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation, and (ii) in the case of a special meeting, not later than the close of business on the sixtieth (60th) calendar day nor earlier than the close of business on the ninetieth (90th) calendar day prior to the date of such special meeting, or if the first public announcement of the date of such special meeting is less than seventy (70) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and, if applicable, of the nominees proposed by the Board of Directors to be elected at such meeting. Such notification shall contain the following:
(a)    the written consent of each proposed nominee to serve as a director if so elected;
(b)    the following information as to each proposed nominee:
(1)    the name, age, citizenship, residence address, and business address of each proposed nominee;
(2)    the principal occupation or employment, and the name, type of business and address of the Corporation or other organization in which such employment is carried on, of such proposed nominee and of each such person nominating such proposed nominee;
(3)    the qualifications of such proposed nominee to serve as a director of the Corporation;
(4)    the amount of stock of the Corporation owned of record and beneficially, either directly or indirectly, by each proposed nominee;

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(5)    a description of any arrangement or understanding of each proposed nominee and of each person proposing such nomination with each other or any other person regarding future employment or any future transaction to which the Corporation will or may be a party; and
(6)    all information required by the Corporation's director questionnaire then in use by the Corporation for its directors and officers, a copy of which shall be available at the offices of the Corporation; and
(c)    the following information with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee:
(1)    the name and address of such stockholder, as they appear on the Corporation's books, and such beneficial owner;
(2)    the class and number of shares of the Corporation which are owned of record and beneficially by such stockholder and such beneficial owner;
(3)    the voting rights of such stockholder; and
(4)    the hedging and derivative positions of such stockholder, if any, in the Corporation's capital stock.
The term “Eligible Stockholder” means a stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice by such stockholder provided for in this Section 12 or Section 13 (as the case may be) and on the record date for the determination of stockholders entitled to vote at the applicable annual or special meeting of the stockholders, (ii) who is entitled to vote on the business proposed in such notice to be conducted at an annual meeting of the stockholders (in the case of Section 13) or for the election of directors to be elected at an annual or special meeting of stockholders (in the case of this Section 12) and (iii) who complies with the applicable procedures set forth in this Section 12 or Section 13 (as the case may be).
Public announcement of a stockholder meeting shall be deemed to occur upon disclosure of the date of such meeting in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
13.    At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any Eligible Stockholder who complies with the notice procedures set forth in these Bylaws. The procedures referred to in clause (c) of the immediately preceding sentence and described in the remainder of this Section 13 shall be

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the exclusive means for a stockholder to submit business (other than stockholder proposals properly submitted in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation's notice of meeting) to be considered or acted upon at an annual meeting of stockholders. To be properly brought before a special meeting of the stockholders, business must be specified in the notice of meeting (or any supplement thereto), and stockholders shall not be entitled to submit business to be considered or acted upon at any special meeting except in accordance with any applicable procedures for calling a special meeting as set forth in the Certificate of Incorporation. For the avoidance of doubt, the nomination of directors and the election of directors are deemed separate and distinct items of business, and candidates eligible for election to the Board of Directors at any meeting will be limited to those candidates who have been nominated in accordance with the provisions of Section 12.
For business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of this Section 13, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after such anniversary date, notice to the Corporation to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to such annual meeting but not later than the close of business on the latter of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation, and (ii) in the case of a special meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such special meeting, or if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a precise description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of capital stock of the Corporation which are owned of record and beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf of the proposal is made, (iv) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business, (v) the voting rights of such stockholder; and (vi) the hedging and derivative positions of such stockholder, if any, in the Corporation's stock. The preceding requirements must be met independently for each item of business that any stockholder proposes to bring before a meeting, regardless of whether the stockholder seeks to include the proposal in management's proxy materials or in their own or other proxy materials.

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Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 13. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 13, and if such person should so determine, such person shall so declare to the meeting any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.
14.    Failure to receive notice of any meeting shall not invalidate the meeting.
15.    The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.
ARTICLE III
DIRECTORS
1.    Except as provided in the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Except as provided in Section 2 of this Article and the Certificate of Incorporation, the directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until his successor is elected and

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qualified, unless he shall resign, die, become disqualified or disabled, or otherwise be removed. Directors need not be stockholders.
2.    Except as provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the votes of the directors then in office, though less than a quorum, or by a sole remaining director. The term of a director elected to fill a newly created directorship or other vacancy shall expire at the next annual election of directors, and such director shall hold office until his successor is duly elected and shall qualify, or until his earlier death, resignation, retirement, disqualification or removal. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.
3.    The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders or by specific stockholders.
MEETINGS OF THE BOARD OF DIRECTORS
4.    The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.
5.    The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.
6.    Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
7.    Special meetings of the Board of Directors may be called by the chairman of the Board of Directors, the vice chairman of the Board of Directors, or the chief executive officer on two (2) days' prior written notice to each director by mail or forty-eight (48) hours' prior notice to each director either personally or by facsimile, telegram or electronic mail; special meetings shall be called by the chairman of the Board of Directors, the vice chairman of the Board of Directors, the chief executive officer, or secretary of the Corporation in like manner and on like notice on the written request of a majority of the directors unless the Board of Directors consists of only one director, in which case special meetings shall be called by the chairman of the Board of Directors, the vice chairman of the Board of Directors, the chief executive officer, or secretary of the Corporation in like manner and on like notice on the written request of the sole director.
8.    At all meetings of the Board of Directors a majority of all directors then serving in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of

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Directors, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. A quorum, once established, shall not be broken by the subsequent withdrawal or departure of directors to leave less than a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.
9.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.
10.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference call, video conference, webcast or other means by which all persons participating in the meeting can hear or communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting.
11.    At each meeting of the Board of Directors, the chairman of the Board of Directors, or, in his or her absence, the vice chairman of the Board of Directors, and in his or her absence, the presiding director, or in his absence, a director in attendance at such meeting selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
COMMITTEES OF THE BOARD OF DIRECTORS
12.    The Board of Directors may, by resolution passed by a majority of all of the directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, subject to the provisions of the Certificate of Incorporation.
Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to submitting any actions to the stockholders which require stockholder approval (other than the election or removal of directors), amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, amending these Bylaws; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to

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declare a dividend or to authorize the issuance of capital stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Unless the Board of Directors or the applicable committee charter provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. A quorum, once established, shall not be broken by the subsequent withdrawal or departure of directors to leave less than a quorum. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors or the committee charter provides otherwise and subject to the provisions of the Certificate of Incorporation, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.
13.    Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
COMPENSATION OF DIRECTORS
14.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors or designated committee thereof shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director payable in cash, stock, stock options, or other compensation or a combination thereof. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement of expenses for attending committee meetings.
REMOVAL OF DIRECTORS
15.    Unless otherwise restricted or permitted by the Certificate of Incorporation or these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors at any meeting of stockholders or any adjournment thereof or by action taken by the stockholders by written consent without a meeting.
RESIGNATIONS OF DIRECTORS OR COMMITTEE MEMBERS
16.    Any director or member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the chairman of the Board of Directors or chief executive officer and the secretary of the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

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FCC ELIGIBILITY - DIRECTORS
17.    The Corporation, to the extent necessary to comply with FCC reporting or disclosure requirements, shall obtain from each existing and proposed director information relating to the citizenship and foreign affiliations, if any, of the director and such other information regarding the director as is reasonable to ensure the Corporation is in compliance with applicable law.
ARTICLE IV
NOTICES
1.    Whenever, under the provisions of applicable law, the Certificate of Incorporation, or these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but to the extent permitted by law such notice may be given in writing, personally, by overnight mail, telegram, facsimile, or electronic mail or by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given when by United States mail, at the time when the same shall be deposited in the United States mail, and upon delivery if personally delivered, sent via telegram, overnight mail, facsimile, or electronic mail.
2.    Whenever any notice is required to be given under the provisions of applicable law, the Certificate of Incorporation, or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.
ARTICLE V
OFFICERS
1.    Subject to the restrictions of the Certificate of Incorporation, the officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer, president, chief financial officer, treasurer, and secretary and may include such additional officers as may from time to time be authorized by these Bylaws or the Board. Subject to the restrictions of the Certificate of Incorporation, the Board of Directors may elect from among its members a chairman of the Board of Directors, one or more vice chairmen of the Board of Directors, and a presiding director of the Board of Directors. Subject to the restrictions of the Certificate of Incorporation, the Board of Directors may also choose one or more officers, vice-presidents, a chief operating officer, and or more assistant secretaries and assistant treasurers.

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Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.
2.    Subject to the restrictions of the Certificate of Incorporation, the Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose a chief executive officer, president, chief financial officer, treasurer and secretary and may include such additional officers as may from time to time be authorized by these Bylaws or the Board of Directors.
3.    Subject to the restrictions of the Certificate of Incorporation, the Board of Directors may appoint such other officers and agents as it shall deem necessary or appropriate who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
4.    The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors.
5.    Each officer of the Corporation shall hold office until such officer's successor is elected or appointed by the Board of Directors and shall qualify or until such officer's death, resignation or removal in the manner hereinafter provided. Any officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the chief executive officer or secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of directors comprising the whole Board of Directors. Subject to the restrictions of the Certificate of Incorporation, any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.
THE CHAIRMAN OF THE BOARD OF DIRECTORS
6.    The chairman of the Board of Directors, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are, from time to time, assigned to him by the Board of Directors and as may be provided by law. The Board of Directors may elect a presiding director of the Board of Directors and may elect one or more vice chairmen of the Board of Directors by majority vote.
7.    In the absence of the chairman of the Board of Directors, the vice chairman of the Board of Directors, if any, or the presiding director of the Board of Directors (if the chairman of the Board of Directors and the vice chairman of the Board of Directors, if any, is not present) shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are, from time to lime, assigned to him by the Board of Directors and as may be provided by law.

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THE CHIEF EXECUTIVE OFFICER, PRESIDENT, CHIEF OPERATING OFFICER
AND VICE-PRESIDENTS

8.    The chief executive officer shall preside at all meetings of the stockholders; he shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.
9.    The president shall be the chief administrative officer of the Corporation and, in the absence of the appointment of a separate chief operating officer or in the event of his inability or refusal to act, the president shall perform the duties of the chief operating officer of the Corporation, and when so acting, shall have all the powers of, and be subject to, all the restrictions upon the chief operating officer. The president shall perform such duties as from time to time may be assigned to him by the Board of Directors or by the chief executive officer. In the absence of the chief executive officer or in the event of his inability or refusal to act, the president shall perform the duties of the chief executive officer, and when so acting, shall have all the powers of, and be subject to, all the restrictions upon the chief executive officer.
10.    The chief operating officer shall be responsible for the day-to-day operations of the Corporation. The chief operating officer shall perform such duties as from time to time may be assigned to him by the Board of Directors or by the chief executive officer. In the absence of the president or in the event of his inability or refusal to act, the chief operating officer shall perform the duties of the president, and when so acting, shall have all the powers of, and be subject to, all the restrictions upon the president. In the absence of the chief executive officer and the president or in the event of their inability or refusal to act, the chief operating officer shall perform the duties of the chief executive officer and the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president and chief executive officer.
11.    The chief executive officer, the president, the chief operating officer, or any vice president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.
12.    In the absence of the chief executive officer, president and chief operating officer, or in the event of their inability or refusal to act, the vice-president, if any (or in the event there be more than one vice-president, the vice-presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the chief executive officer, president, and chief operating officer, and when so acting, shall have all the powers of, and be subject to, all the restrictions upon the chief executive officer, president, and chief operating officer. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors, or the chief executive officer may from time to time prescribe.

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CHIEF FINANCIAL OFFICER
13.    The chief financial officer of the Corporation shall have responsibility for the general executive charge, management and control of the financial affairs and business of the Corporation and, jointly with the treasurer of the Corporation, shall have custody and control of all the funds and securities of the Corporation, and he shall have such other powers and duties as from time to time may be designated in these Bylaws or assigned to him by the Board of Directors. He shall perform all acts incident to the position of chief financial officer, subject to the control of the chief executive officer and the Board of Directors.
THE SECRETARY AND ASSISTANT SECRETARIES
14.    The secretary shall attend all meetings of the Board of Directors, all meetings of committees of the Board of Directors, and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer. He shall have custody of the corporate seal of the Corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.
15.    The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
THE TREASURER AND ASSISTANT TREASURERS
16.    The treasurer, jointly with the chief financial officer, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the chief executive officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as treasurer and of the financial condition of the Corporation.
17.    The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of the treasurer's inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall

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perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
ARTICLE VI
CERTIFICATE OF STOCK
1.    Upon written request, every holder of capital stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the chairman or vice-chairman of the Board of Directors, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation, certifying the number of shares owned by him in the Corporation; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of capital stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates such certificates shall be in a form approved by the Board of Directors.
If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, and preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided that, except as otherwise provided in section 202 of the Delaware Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, and preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
2.    Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
LOST CERTIFICATES
3.    The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as

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indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
4.    The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
TRANSFER OF STOCK
5.    Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named as the holder thereof on the stock records of the Corporation, by such person's attorney lawfully constituted in writing, and in the case of shares represented by a certificate upon the surrender of the certificate thereof, which shall be canceled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. Subject to Section 155 of the Delaware Corporation Law, to the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.
FIXING RECORD DATE
6.    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting nor more than sixty (60) days prior to any other action. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
7.    Subject to Section 213 of the Delaware Corporation Law, the record date for a determination of the stockholders entitled to consent to corporate action in writing without a

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meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware (by hand or by certified or registered mail, return receipt requested), its principal place of business or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.
REGISTERED STOCKHOLDERS
8.    The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
ARTICLE VII
GENERAL PROVISIONS
DIVIDENDS
1.    Dividends upon the capital stock of the Corporation, subject to applicable law and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, in shares of the capital stock of the Corporation or out of any other assets of the Corporation legally available therefor, subject to the provisions of the Certificate of Incorporation and applicable law.
2.    Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
CHECKS
3.    All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
FISCAL YEAR
4.    The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors. In the absence of such a resolution, the fiscal year of the Corporation shall be the calendar year.

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SEAL
5.    The Board of Directors may adopt a corporate seal having inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
FCC ELIGIBILITY - STOCKHOLDERS
6.    In order to enable the Corporation to establish that existing and proposed stockholders are eligible to be stockholders of the Corporation under applicable law, the officers of the Corporation, to the extent necessary, may request from each existing and proposed stockholder information relating to the citizenship and the extent, if any, of the foreign ownership of the stockholder, and such other information regarding the stockholder as is reasonable to ensure the Corporation is in compliance with applicable law.
GOVERNING LAW; FORUM FOR ADJUDICATION OF DISPUTES
7.    These Bylaws and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principals. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Corporation Law or the Corporation's Certificate of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.
ARTICLE VIII
AMENDMENTS
1.    These Bylaws may be altered, amended or repealed only in accordance with the provisions of the Certificate of Incorporation.

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Exhibit C

STOCKHOLDER'S AGREEMENT
by and between
DEUTSCHE TELEKOM AG
and
METROPCS COMMUNICATIONS, INC.
DATED AS OF [________], 201[_]

STOCKHOLDER'S AGREEMENT, dated as of [_________], 201[_] (this “Agreement”), by and between DEUTSCHE TELEKOM AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (the “Stockholder”), and METROPCS COMMUNICATIONS, INC., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in that certain Business Combination Agreement, dated as of October 3, 2012 (the “Business Combination Agreement”), by and among the Stockholder, the Company, T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH (“Holding”), and T-Mobile USA, Inc. (“TMUS”).
W I T N E S S E T H:
WHEREAS, the Company and the Stockholder have entered into the Business Combination Agreement, pursuant to which, among other things, Holding desires to sell to the Company, and the Company desires to purchase from Holding, all of the issued and outstanding equity interests of TMUS in exchange for the issuance of a certain amount of shares of Common Stock (as defined below) to Holding and other consideration, all upon the terms and subject to the conditions set forth therein; and
WHEREAS, the Company and the Stockholder desire to establish in this Agreement certain rights and obligations in respect of the shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) received by Holding, and related matters concerning the Stockholder's relationship with and investment in the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:
“Acquiror Purchase Offer” shall have the meaning set forth in Section 4.2(c).
“Affiliate” shall mean with respect to any Person, a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, provided that the Stockholder shall not be deemed to be an Affiliate of the Company and vice versa.
“Affiliated Directors” shall mean Directors who are also officers, employees, directors or Affiliates of the Stockholder .
“Agreement” shall have the meaning set forth in the Preamble.

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“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).
“Blackout Period” shall have the meaning set forth in Section 5.3(c).
“Board” shall mean, as of any date, the Board of Directors of the Company in office on that date.
“Business Combination Agreement” shall have the meaning set forth in the Preamble.
“Business Day” shall mean any day other than a Saturday, a Sunday, a federal holiday or a day on which banks in the City of New York or in Bonn, Germany are authorized or obligated by Law to close.
“Chosen Courts” shall have the meaning set forth in Section 7.6.
“Claim Notice” shall have the meaning set forth in Section 5.10(a).
“Claims” shall have the meaning set forth in Section 5.9(a).
“Common Stock” shall have the meaning set forth in the Recitals.
“Company” shall have the meaning set forth in the Preamble.
“Company Information” shall have the meaning set forth in Section 3.5(b).
“Competing Business” shall have the meaning set forth in Section 6.1.
“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or voting interests, by contract or otherwise.

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“Debt to Cash Flow Ratio” shall have the meaning set forth in the indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.
“Demand Registration Statement” shall have the meaning set forth in Section 5.2.
“Demand Request” shall have the meaning set forth in Section 5.2.
“Director” shall mean any member of the Board.
“EDGAR” shall have the meaning set forth in Section 5.7(a)(ii).
“Effective Period” shall have the meaning set forth in Section 5.7(a)(iii).
“Encumbrance” shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along rights or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to this Agreement.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Existing Registration Rights Agreement” shall mean the Registration Rights Agreement, effective as of April 24, 2007, by and among MetroPCS and the stockholders listed therein.
“Holding” shall have the meaning set forth in the Preamble.
“Indebtedness” shall have the meaning set forth in the indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.
“Indemnifying Party” shall have the meaning set forth in Section 5.10(a).
“Lock-Up Period” shall have the meaning set forth in Section 4.2(a).
“Maximum Number” shall have the meaning set forth in Section 5.5.
“Non-Affiliated Directors” shall mean any Directors who are not Affiliated Directors.
“NYSE” shall mean the New York Stock Exchange.
“Organizational Documents” shall mean, with respect to any Person, such Person's articles or certificate of association, incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.
“Other Holder” shall have the meaning set forth in Section 5.5.

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“Permitted Debt” shall have the meaning set forth in the indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.
“Permitted Liens” shall have the meaning set forth in the indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.
“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.
“Piggy-Back Registration” shall have the meaning set forth in Section 5.4.
“Piggy-Back Request” shall have the meaning set forth in Section 5.4.
“Piggy-Back Securities” shall have the meaning set forth in Section 5.4.
“Potential Default” shall have the meaning set forth in Section 3.4.
“Proposed Acquiror” shall have the meaning set forth in Section 4.2(b).
“Proposed Acquisition” shall have the meaning set forth in Section 4.1(b).
“Proposed Sale” shall have the meaning set forth in Section 4.2(b).
“Purchaser Shares” shall mean the shares of Common Stock Beneficially Owned, as of the date of determination, by the Stockholder and any other securities issued in respect thereof or into which such shares of Common Stock shall be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof.
“Registrable Debt” shall mean, at any time, notes, debentures or other debt securities of the Company or any of its Subsidiaries that are Beneficially Owned by the Stockholder.
“Registrable Securities” shall mean the Registrable Shares and the Registrable Debt.
“Registrable Securities Transferee” shall have the meaning set forth in Section 5.11(a).
“Registrable Shares” shall mean, at any time, the Purchaser Shares that are Beneficially Owned by the Stockholder.
“Required Approval” shall have the meaning set forth in Section 4.1(b).
“Representatives” shall have the meaning set forth in Section 3.5(b).

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“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“S-3 Eligible” shall have the meaning set forth in Section 5.1.
“Stockholder” shall have the meaning set forth in the Preamble.
“Stockholder Designees” shall have the meaning set forth in Section 3.1(b).
“Stockholder Notes” shall mean the DT Notes, as defined in the Business Combination Agreement.
“Stockholder Purchase Offer” shall have the meaning set forth in Section 4.1(b).
“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the Equity Interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.
“Takedown Prospectus Supplement” shall have the meaning set forth in Section 5.1.
“Takedown Request” shall have the meaning set forth in Section 5.1.
“TMUS” shall have the meaning set forth in the Preamble.
“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person, including those by way of spin-off (such as through a dividend), hedging or derivative transactions or otherwise; provided, however, that any tender or exchange offer, merger (other than a merger by the Stockholder to effect a reorganization or recapitalization), amalgamation, plan of arrangement or consolidation or any similar transaction in which each holder of capital stock of the Stockholder (other than, if applicable, the Person proposing such transaction) disposes, sells, transfers or assigns or is offered the opportunity to dispose, sell, transfer or assign some or all of the capital stock of the Stockholder Beneficially Owned by each such holder or which otherwise results in the acquisition of some or all of the capital stock of the Stockholder Beneficially Owned by each such holder shall not be deemed to be the Transfer of any Purchaser Shares Beneficially Owned by the Stockholder.

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“Votes” shall mean the number of votes entitled to be cast generally in the election of Directors.
“Voting Percentage” of a Person shall mean, as of the date of determination, the ratio, expressed as a percentage, of (i) the Votes entitled to be cast by the holders of the Voting Securities Beneficially Owned by such Person to (ii) the aggregate Votes entitled to be cast by all holders of the then-outstanding Voting Securities.
“Voting Securities” shall mean, together, (i) the Common Stock and (ii) any class of capital stock or other securities of the Company other than the Common Stock that are entitled to vote generally in the election of Directors.
Section 1.2    Other Definitional Provisions. Unless the express context otherwise requires:
(a)    the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble;
(c)    the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(d)    the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa;
(e)    any references herein to “Dollars” and “$” are to United States Dollars;
(f)    any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement;
(g)    wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(h)    references herein to any gender includes each other gender; and
(i)    the word “or” shall not be exclusive.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1    Representations and Warranties of the Company. The Company represents and warrants to the Stockholder that, as of the date hereof:
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)    The Company has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equitable principles.
(c)    The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company, or (iii) conflict with, breach or violate any Law applicable to the Company or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of the Company to perform its obligations under this Agreement.
(d)    The Company is a “well-known seasoned issuer” (as defined in Rule 405 promulgated under the Securities Act) eligible to register the Registrable Shares for resale by the Stockholder on a registration statement on Form S‑3 under the Securities Act. The Company is subject to the reporting requirements of the Exchange Act.
Section 2.2    Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company that, as of the date hereof:
(a)    The Stockholder is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany.
(b)    The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Stockholder of this Agreement and the performance of its obligations hereunder have been

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duly authorized by all necessary action of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equitable principles.
(c)    The execution and delivery of this Agreement by the Stockholder and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Stockholder, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Stockholder, or (iii) conflict with, breach or violate any Law applicable to the Stockholder or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of the Stockholder to perform its obligations under this Agreement.
ARTICLE III
CORPORATE GOVERNANCE
Section 3.1    Board Representation. At all times when the Stockholder's Voting Percentage is 10% or more:
(a)    The Company and the Stockholder shall use their reasonable best efforts to cause at least three of the Directors to be considered “independent” under the rules of the SEC, the NYSE and any other or additional exchange on which the securities of the Company are listed, including for purposes of Rule 10A‑3 promulgated under the Exchange Act (or any successor rule thereto).
(b)    The Stockholder shall have the right to designate a number of individuals to be nominees for election to the Board (“Stockholder Designees”) equal to the Stockholder's Voting Percentage multiplied by the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number (and in any event not less than one), and the Company and the Stockholder shall use their reasonable best efforts to cause such Stockholder Designees to be elected to the Board; provided that the number of Directors who are Affiliated Directors shall not in any event exceed a number equal to the Stockholder's Voting Percentage multiplied by the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number greater than zero. If at any time the Stockholder's Voting Percentage is less than 10%, the Stockholder shall promptly cause all of the Stockholder Designees then serving as Directors to resign from the Board, and the contractual rights of the Stockholder to designate one or more Stockholder Designees pursuant to this Article III shall forever terminate.

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(c)    The Company shall cause any committee of the Board to include in its membership a number of Stockholder Designees then serving as Directors equal to the Stockholder's Voting Percentage multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded to the nearest whole number, except to the extent that such membership would violate the rules of the SEC, the NYSE and any other or additional exchange on which the securities of the Company are listed, or any other applicable securities Laws; provided, however, that no committee may consist solely of Affiliated Directors. If at any time the number of Stockholder Designees then serving as Directors or as members of any committee of the Board exceeds the number of Stockholder Designees the Stockholder is entitled to designate to the Board or any committee thereof pursuant to this Article III, the Stockholder shall cause the number of Stockholder Designees then serving as Directors or as members of such committee of the Board representing such excess to resign immediately as Directors or committee members, as applicable.
(d)    Each Stockholder Designee shall not be prohibited or disqualified from serving as a Director pursuant to any rule or regulation of the SEC, the NYSE or any other or additional exchange on which securities of the Company are listed or by applicable Law. The Stockholder shall, and shall cause the Stockholder Designees to, timely provide the Company with accurate and complete information relating to the Stockholder and the Stockholder Designees that may be required to be disclosed by the Company under the Securities Act or the Exchange Act, including such information required to be furnished by the Company with respect to the Stockholder Designees in a proxy statement pursuant to Rule 14a‑101 promulgated under the Exchange Act, and the nationality of such Stockholder Designee. In addition, at the Company's request, the Stockholder shall cause the Stockholder Designees to complete and execute the Company's director and officer questionnaire prior to being elected to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by the Company.
(e)    With respect to each meeting of stockholders of the Company at which Directors are to be elected, the Company shall provide the Stockholder with notice of such meeting not less than 120 days prior to the date thereof, and the Stockholder shall provide the Company with written notice of the names (together with all other information requested by the Company pursuant to Section 3.1(d)) of the Stockholder Designees to be nominated for election at such meeting not more than 30 days following the delivery of such notice. If the Stockholder shall fail to timely provide the Company with the names of that number of Stockholder Designees equal to the number of Stockholder Designees the Stockholder is entitled to designate pursuant to this Article III, the Nominating Committee of the Board may select alternative nominees for such positions. If any Stockholder Designee is not qualified, available or eligible to stand for election, then the Stockholder may name an acceptable and available replacement Stockholder Designee and any such Stockholder Designee will be included as a nominee for election at such meeting if written notice of the name of such Stockholder Designee is provided to the Company within a reasonable period of time prior to the mailing of the proxy statement for such meeting. The Company shall cause the Stockholder Designees to be included in the slate of Directors approved and recommended by the Board for election at such meeting and shall use its reasonable best efforts to cause the election of each such Stockholder Designee, including soliciting proxies in favor of the election of such Stockholder Designees at such meeting.

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(f)    In the event the size of the Board is increased at any time and as a result of such increase, the Stockholder shall be entitled to designate one or more additional Stockholder Designees based upon the increased size of the Board and its then Voting Percentage pursuant to this Section 3.1, (i) the Stockholder shall be entitled promptly to designate such Stockholder Designees, and (ii) the Company shall cause the prompt appointment or election of such Stockholder Designee(s) as Director(s).
(g)    Upon the resignation, retirement, death or other removal (with or without cause) from office of any Stockholder Designee serving as a Director at a time when the Stockholder has the right under this Section 3.1 to designate a replacement Stockholder Designee, (i) the Stockholder shall be entitled promptly to designate a replacement Stockholder Designee and (ii) the Company shall cause the prompt appointment or election of such replacement Stockholder Designee as a Director.
Section 3.2    Specified Actions. In addition to any other vote, consent or approval required by the Company's Organizational Documents, this Agreement or applicable Law, for so long as the Stockholder's Voting Percentage is 30% or greater, the Company shall not, and shall cause its Subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of the Stockholder, which consent the Stockholder may withhold in its sole discretion:
(a)    create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any Indebtedness (excluding any Permitted Debt) that would result in the Company and its subsidiaries, on a consolidated basis, having or being liable for Indebtedness in an aggregate principal amount that would result in the Debt to Cash Flow Ratio for the Company's most recently ended four full fiscal quarters for which financial statements are available to be greater than 5.25 to 1.0 on a pro forma basis as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;
(b)    take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note, or similar instrument or security to which the Stockholder or any of its Affiliates is a party or is bound;
(c)    acquire (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any Person, or make any investment in or loan to any Person, in any single transaction or series of related transactions (excluding the acquisition of products and equipment in the ordinary course of business), for consideration in excess of $1,000,000,000;
(d)    sell, lease, transfer, Encumber (other than Permitted Liens) or otherwise dispose of (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any division, business, or operations of the Company or any of its Subsidiaries, or any equity interests of the Company or any of its Subsidiaries, in any single transaction or series of related transactions, for consideration in excess of $1,000,000,000;
(e)    change the size of the Board;

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(f)    issue any equity or equity-linked securities or other Voting Securities of the Company or any of its Subsidiaries, in any single transaction or series of related transactions, (i) constituting 10% or more of the then outstanding shares of Common Stock (other than grants of incentive awards to officers or employees of the Company or its Subsidiaries that are approved by the Board or the applicable committee thereof or issuances of securities to the Company or any of its wholly-owned Subsidiaries) or (ii) for the purpose of redeeming or purchasing any indebtedness of the Company held by the Stockholder or its Affiliates;
(g)    (i) except as required in the Organizational Documents, repurchase or redeem any equity (or equity-based) securities of the Company or any of its non-wholly owned Subsidiaries, or (ii) make any extraordinary or in-kind dividend with respect to any of the equity (or equity-based) securities of the Company or any of its Subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the Company, or a dividend to the Company or any of its wholly owned Subsidiaries; or
(h)    hire, or terminate without cause, its Chief Executive Officer, or agree to do so.
Section 3.3    Organizational Documents Actions. In addition to any other vote, consent or approval required by the Company's Organizational Documents, this Agreement or applicable Law, for so long as the Stockholder's Voting Percentage is 5% or greater, the Company shall not amend or seek to amend its Organizational Documents (including, for the avoidance of doubt, the creation of any shareholder rights plan or other amendment intended to limit the Stockholder's ownership or acquisition of securities of the Company) in any manner that could limit, restrict or adversely affect the Stockholder or its rights thereunder without the prior written consent of the Stockholder, which consent may be withheld in its sole discretion.
Section 3.4    Debt Defaults. The Company shall notify the Stockholder any time it is reasonably likely that the Company will default on any Indebtedness (as defined in the Business Combination Agreement) with a principal amount greater than $75 million (a “Potential Default”). Thereupon, the Stockholder shall have the right, but not the obligation, to provide new debt financing to the Company up to the amount of the Indebtedness that is the subject of the Potential Default plus any applicable prepayment or other penalties, on the same terms and conditions as such Indebtedness (together with any waiver of the Potential Default). If Stockholder elects to provide the Company with new debt financing, the Company shall take any actions reasonably requested by the Stockholder (i) to prepare documentation reflecting the terms and conditions of the new debt financing; (ii) to repay the Indebtedness that is the subject of the Potential Default; and (iii) to take any other action necessary or desirable to avert the Potential Default.
Section 3.5    Information.
(a)    For so long as the Stockholder's Voting Percentage is 10% or greater, the Stockholder shall be entitled to the information and consultation rights set forth in this Section 3.5 with respect to the Company and its Subsidiaries, in addition to any other vote, consent or approval rights set forth herein, in the Company's Organizational Documents or otherwise: (i) the Stockholder shall be entitled to consult with the officers of the Company with respect to

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the Company's business and financial matters, including management's proposed annual operating plans, and, upon request, members of management will meet with representatives of the Stockholder at mutually agreeable times and places for such consultation, including to review progress in achieving said plans; provided that such consultation shall not unreasonably disrupt the normal operations of the Company or its Subsidiaries and the Stockholder shall be responsible for any out-of-pocket costs and expenses incurred by the Company in connection with such consultation; (ii) the Company shall furnish the Stockholder with such available financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Stockholder may reasonably request; provided that such request must be made through the Company's chief financial officer or one or more individuals designated by such person, and in any event, if a Stockholder Designee is then serving as a Director, with all information provided to members of the Board; and (iii) the Stockholder shall be entitled to inspect all books and records and facilities and properties of the Company at reasonable times and intervals.
(b)    Subject to the requirements of applicable Law, regulations and rules (including the regulations and rules of the NYSE and any other or additional exchange on which the securities of the Company are listed), the Stockholder shall, and shall cause its officers, directors, employees, accountants, counsel and consultants (“Representatives”) and the Stockholder Designees to, keep confidential all information and documents of the Company and its Affiliates obtained by the Stockholder and the Stockholder Designees (the “Company Information”) unless the Company Information (i) is or becomes publicly available other than as a result of a breach of this Section 3.5 by the Stockholder, including by way of actions taken by its Representatives or the Stockholder Designees; (ii) was within the possession of the Stockholder or the Stockholder Designees prior to being furnished such information by or on behalf of the Company on a non-confidential basis; provided that the source of such information was not known by the Stockholder, its Representatives or the Stockholder Designees to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Subsidiaries with respect to the Company Information; (iii) was available to the Stockholder or the Stockholder Designees on a non-confidential basis from a source other than the Company, any of its Subsidiaries or any of its or their Representatives; provided that such source was not known to the Stockholder or the Stockholder Designees to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Subsidiaries with respect to such Company Information; or (iv) was independently developed by or on behalf of the Stockholder without violating any of the obligations under this Section 3.5. The Stockholder shall, and shall cause its controlled Affiliates, Representatives, and the Affiliated Directors to, comply with applicable law regarding insider trading in the Company's securities to the extent any of them is in possession of Company Information.
(c)    The Stockholder hereby acknowledges that it is aware and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities Laws prohibit any Person who is in possession of material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of the Company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities.

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(d)    From the date hereof until the next subsequent filing of the Company's annual report on Form 10-K, the Stockholder agrees to use its commercially reasonable efforts to assist the Company with the integration of TMUS and its Subsidiaries into the Company's internal control structure and procedures for financial reporting compliance with the requirements of Rule 404 of the Sarbanes-Oxley Act of 2002.
Section 3.6    Director Consent Rights.
(a)     In addition to any other vote, consent or approval required by the Company's Organizational Documents, this Agreement, applicable Law or otherwise, during the term of this Agreement, the Stockholder agrees not to, and shall cause the Stockholder Designees then serving as Directors not to, support, enter into or vote in favor of any transaction between, or involving both (A) the Company and (B) the Stockholder or an Affiliate of the Stockholder unless such transaction is approved by a majority of the Directors, which majority includes a majority of the Non-Affiliated Directors (it being understood that such approval or similar approvals in this Agreement shall not require any separate vote or consent of the Non-Affiliated Directors).
(b)    From and after the Closing, the Stockholder agrees that the Non-Affiliated Directors shall direct and make any determinations with respect to the Company's post-Closing actions under Section 2.4 of the Business Combination Agreement.
ARTICLE IV
TRANSFERS OF COMMON STOCK
Section 4.1    Certain Acquisitions. (a) The Stockholder shall not, and shall cause each of its Affiliates not to, directly or indirectly, alone or in concert with any other Person, acquire, offer to acquire or agree to acquire (including from the Company) Beneficial Ownership of any Common Stock that would cause the Stockholder's and its Affiliates' Voting Percentage to exceed 80.1%, except in accordance with the following provisions of this Section 4.1.
(b)    If the Stockholder or its Affiliates proposes to acquire Common Stock that would cause the Stockholder's Voting Percentage to exceed 80.1% (the “Proposed Acquisition”), the Stockholder or its Affiliates shall offer to acquire all of the then-outstanding Common Stock at the same price and on the same terms and conditions as the Proposed Acquisition (the “Stockholder Purchase Offer”). For the avoidance of doubt, the Stockholder Purchase Offer may contemplate a merger or other consolidation, a tender offer, or any other transaction that could permit the acquisition of all of the then-outstanding Common Stock. The Stockholder shall not, and shall cause its Affiliates not to, consummate, in whole or in part, any Proposed Acquisition or Stockholder Purchase Offer unless such Stockholder Purchase Offer is either (i) accepted and approved by a majority of the Directors, which majority includes a majority of the Non-Affiliated Directors, or (ii) accepted or approved by holders of a majority of the Common Stock held by stockholders of the Company other than the Stockholder and its Affiliates (either of clause (i) or (ii), the “Required Approval”). The Stockholder may, in its sole discretion, withdraw any Stockholder Purchase Offer and terminate any Proposed Acquisition at any time.

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Section 4.2    Certain Dispositions. (a) The Stockholder shall not Transfer any Registrable Shares during the 183-day period commencing at the Closing (the “Lock-Up Period”) other than Transfers approved by a majority of the Directors, which majority includes a majority of the Non-Affiliated Directors.
(b)    Following the Lock-Up Period, the Stockholder and its Affiliates may freely Transfer their Common Stock subject to applicable Law, provided that if the Stockholder intends to Transfer any Common Stock to a third party (the “Proposed Acquiror”), as a result of which Transfer (to the knowledge of Stockholder following reasonable inquiry) the Proposed Acquiror's Voting Percentage would be greater than 30% (the “Proposed Sale”), then the Stockholder shall not effect such Proposed Sale other than in accordance with Section 4.2(c).
(c)    No Proposed Sale shall be consummated unless the Proposed Acquiror shall contemporaneously make a binding offer to acquire all of the then-outstanding Common Stock of the Company, at the same price and on the same terms and conditions as the Proposed Sale (the “Acquiror Purchase Offer”). For the avoidance of doubt, the Acquiror Purchase Offer may contemplate a merger or other consolidation, a tender offer, or any other transaction that permits the acquisition of all of the then-outstanding Common Stock.
ARTICLE V
REGISTRATION RIGHTS
Section 5.1    Shelf Registration. As soon as reasonably practicable following the Closing, and in any event within 30 days thereof, the Company shall file, and shall thereafter use its commercially reasonable efforts to make and keep effective (including by renewing or refiling upon expiration), a shelf registration statement permitting the resale from time to time on a delayed or continuous basis pursuant to Rule 415 of the Securities Act by the Stockholder of the Registrable Securities, which registration statement shall be filed on (i) Form S‑3, if the Company is then eligible to file a registration statement on Form S‑3 (pursuant to the General Instructions to Form S‑3) (“S‑3 Eligible”), or (ii) any other appropriate form under the Securities Act for the type of offering contemplated by the Stockholder, if the Company is not then S‑3 Eligible. Thereafter, the Company shall, as promptly as reasonably practicable following the written request of the Stockholder for a resale of Registrable Securities (a “Takedown Request”), file a prospectus supplement (a “Takedown Prospectus Supplement”) to such shelf registration statement filed under Rule 424 promulgated under the Securities Act with respect to resales of the Registrable Securities pursuant to the Stockholder's intended method of distribution thereof, and to the extent such Takedown Prospectus Supplement is not automatically effective upon filing, shall, subject to the terms of this Article V, use its commercially reasonable efforts to cause such prospectus supplement to be declared effective under the Securities Act promptly after the filing thereof. Each Takedown Request shall specify the Registrable Securities to be registered, their aggregate amount, and the intended method or methods of distribution thereof. The Stockholder agrees to provide the Company with such information in connection with a Takedown Request as may be reasonably requested by the Company to ensure that the Takedown Prospectus Supplement complies with the requirements of the Securities Act.

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Section 5.2    Demand Registration. At any time after the end of the Lock-Up Period and at which time the shelf registration statement required pursuant to Section 5.1 shall not be available for the resale of the Registrable Securities, including if for any reason the Company shall be ineligible to maintain or use a shelf registration statement, the Company shall, as promptly as reasonably practicable following the written request of the Stockholder for registration under the Securities Act of all or part of the Registrable Securities (a “Demand Request”), file a registration statement with the SEC (a “Demand Registration Statement”) with respect to resales of the Registrable Securities pursuant to the Stockholder's intended method of distribution thereof, and shall, subject to the terms of this Article V, use its commercially reasonable efforts to cause such Demand Registration Statement to be declared effective under the Securities Act promptly after the filing thereof; provided that such Demand Registration Statement shall be filed on (i) Form S‑3, if the Company is then S‑3 Eligible, or (ii) any other appropriate form under the Securities Act for the type of offering contemplated by the Stockholder, if the Company is not then S‑3 Eligible. Each Demand Request shall specify the Registrable Securities to be registered, their aggregate amount, and the intended method or methods of distribution thereof. The Stockholder agrees to provide the Company with such information in connection with a Demand Request as may be reasonably requested by the Company to ensure that the Demand Registration Statement complies with the requirements of the Securities Act.
Section 5.3    Registration Obligations.
(a)    Notwithstanding anything to the contrary set forth in Section 5.1 or Section 5.2, the Company shall not be obligated to prepare, file or cause a Demand Registration Statement or Takedown Prospectus Supplement to become effective:
(i)    unless the expected proceeds from the sale of the Registrable Securities to be included in such Demand Registration Statement or Takedown Prospectus Supplement is $100,000,000 or greater; and
(ii)    in the case of Registrable Shares, within 90 days after the effective date of a Takedown Prospectus Supplement, a Demand Registration Statement or a registration statement in which the Stockholder participated pursuant to its piggy-back rights pursuant to Section 5.4 (provided that the number of Registrable Shares included in such Piggy-Back Registration was not less than 60% of the number of Registrable Shares requested to be registered by the Stockholder pursuant to the Piggy-Back Request related to such Piggy-Back Registration), in each case with respect to Registrable Shares.
(b)    Any Takedown Request or Demand Request may be revoked by notice from the Stockholder to the Company at any time prior to the effective date of the corresponding Takedown Prospectus Supplement or Demand Registration Statement; provided that (i) the Stockholder reimburses the Company for all reasonable, out-of-pocket expenses incurred by the Company in connection with such Takedown Request or Demand Request, and (ii) the Stockholder shall not make another Takedown Request or Demand Request with respect to Registrable Shares during the 45 days following the date of a revocation with respect to Registrable Shares.

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(c)    Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone and delay, for reasonable periods of time not in excess of 60 days, but in no event more than twice in any 12-month period (a “Blackout Period”), the filing or effectiveness of any Takedown Prospectus Supplement or Demand Registration Statement or the offer or sale of any Registrable Securities thereunder if one or more executive officers of the Company shall determine in good faith that any such filing or the offering or sale of any Registrable Securities thereunder would (i) impede, delay or otherwise interfere with any pending or contemplated material acquisition, disposition, corporate reorganization or other similar material transaction involving the Company, (ii) based upon advice from the Company's investment banker or financial advisor, materially and adversely impede, delay or otherwise interfere with any pending or contemplated financing, offering or sale of any class of securities by the Company, (iii) require disclosure of material non-public information which, if disclosed at such time, would not be in the best interests of the Company and its stockholders, or (iv) have a material adverse effect on the Company; provided, that in the event that the Company proposes to register Common Stock, whether or not for sale for its own account, during a Blackout Period, the Stockholder shall have the right to exercise its rights under Section 5.4 with respect to such registration, subject to the limitations contained in this Agreement on the exercise of such rights. Upon notice by the Company to the Stockholder of any such determination, the Stockholder shall, except as required by applicable Law, including any disclosure obligations under Section 13 of the Exchange Act, keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or Transfer by it of any Common Stock for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering such Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement.
(d)    The Stockholder agrees that any rights granted pursuant to this Article V shall be subject to any rights pursuant to the Existing Registration Rights Agreement to the extent such rights remain in effect after the Closing.
(e)    In connection with any offering pursuant to a Takedown Prospectus Supplement or a Demand Registration Statement, the managing underwriter for such offering shall be selected by the Stockholder; provided, however, that the managing underwriter must be a nationally recognized investment banking firm.
Section 5.4    Piggy-Back Registration. If the Company at any time proposes or is required to register any Common Stock or Company debt securities under the Securities Act on its behalf or on behalf of any of its stockholders, on a form and in a manner that would permit registration of the Registrable Securities (other than in connection with dividend reinvestment plans, rights offerings or a registration statement on Form S‑4 or S‑8 or any similar successor form), the Company shall give the Stockholder prompt written notice of its intent to do so not less than 15 Business Days prior to the contemplated filing date for such registration statement. Upon the written request of the Stockholder (a “Piggy-Back Request”), given within five Business Days following the time that the Stockholder was given any such written notice (which

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request shall specify the number of Registrable Securities requested to be registered on behalf of the Stockholder) (the “Piggy-Back Securities”), the Company shall include in such registration statement (a “Piggy-Back Registration”), subject to the provisions of this Section 5.4 and, in the case of a registration on behalf of any of the Company's stockholders, subject to the rights of such stockholders, the number of Registrable Securities set forth in such Piggy-Back Request.
Section 5.5    Cutbacks. In the event that (x) the Company proposes or is required (other than pursuant to a Takedown Request or Demand Request) to register Common Stock or Company debt securities in connection with an underwritten offering, (y) the Stockholder has made a Piggy-Back Request with respect to such offering, and (z) a nationally recognized investment banking firm selected by the Company to act as managing underwriter thereof reasonably and in good faith shall have advised the Company, the Stockholder or any other holder of Common Stock or Company debt securities intending to offer Common Stock or Company debt securities in the offering, as applicable (each, an “Other Holder”) in writing that, in its opinion, the inclusion in the registration statement of some or all of the Common Stock or Company debt securities sought to be registered by the Company, the Stockholder or the Other Holder(s) would adversely affect the price or success of the offering, the Company shall include in such registration statement such number of shares of Common Stock or principal amount of Company debt securities as the Company is advised can be sold in such offering without such an effect (the “Maximum Number”) as follows and in the following order of priority:
(a)    if such registration is by the Company for its own account, (i) first, such number of shares of Common Stock or principal amount of Company debt securities as the Company proposes to register for its own account, (ii) second, to the extent the number of shares of Common Stock or Company debt securities to be included in the registration pursuant to clause (i) is less than the Maximum Number, such number of Piggy-Back Securities as the Stockholder proposes to be included pursuant to a Piggy-Back Request, and (iii) third, to the extent the number of shares of Common Stock or Company debt securities to be included in the registration pursuant to clauses (i) and (ii) is less than the Maximum Number, such number of shares of Common Stock or principal amount of Company debt securities as all Other Holders request to be included for their own account, on a pro rata basis; or
(b)    if such registration is pursuant to the demand registration rights of one or more Other Holders, (i) first, such number of shares of Common Stock or principal amount of Company debt securities as such Other Holder(s) and the Stockholder propose to be included on a pro rata basis, and (ii) second, to the extent the number of shares of Common Stock or Company debt securities to be included in the registration pursuant to clause (i) is less than the Maximum Number, such number of shares of the Company Common Stock or principal amount of Company debt securities as the Company requests to be included, on a pro rata basis.
Section 5.6    Termination of Registration Obligation. The obligation of the Company to register Registrable Securities pursuant to this Article V and maintain the effectiveness of any shelf registration statement filed pursuant to Section 5.1 and Section 5.2 shall terminate (a) solely with respect to Registrable Shares, on the first date on which the Stockholder Voting Percentage is less than 5% and (b) solely with respect to Registrable Debt, on the first date on which the Stockholder no longer beneficially owns any Registrable Debt.

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Section 5.7    Registration Procedures. (a)  In connection with each registration statement prepared pursuant to this Article V pursuant to which Registrable Securities will be offered and sold, and in accordance with the intended method or methods of distribution of the Registrable Securities as described in such registration statement, the Company shall:
(i)    use its commercially reasonable efforts to, as promptly as reasonably practicable, prepare and file with the SEC a registration statement on an appropriate registration form of the SEC and cause such registration statement to become effective under the Securities Act promptly after the filing thereof, which registration statement shall comply as to form in all materials respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the Stockholder draft copies of all such documents proposed to be filed at least five Business Days prior to such filing, which documents will be subject to the reasonable review and comment of the Stockholder and its agents and Representatives and the underwriters, if any, and the Company shall not file any amendment or supplement to a Takedown Prospectus Supplement or Demand Registration Statement to which the Stockholder or the underwriters, if any, shall reasonably object;
(ii)    use its commercially reasonable efforts to, as promptly as reasonably practicable, furnish without charge to the Stockholder, and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by the Stockholder or an underwriter, except to the extent such exhibits and schedules are currently available via the SEC's Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”)) and such number of copies of the registration statement and each amendment or supplement thereto (excluding exhibits and schedules) and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as the Stockholder or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities being sold by the Stockholder (the Company hereby consents to the use in accordance with the U.S. securities Laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by the Stockholder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);
(iii)    use its commercially reasonable efforts to keep such registration statement effective until the date that is 45 days after the date such registration statement is initially declared effective (or such shorter period as shall terminate when all of the securities covered by the registration statement have been disposed or withdrawn, or if such registration statement relates to a firm commitment underwritten offering, such longer period as, in the opinion of counsel for the underwriters for such offering, a prospectus is required under the Securities Act to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (but not in excess of 90 days) (the “Effective Period”), prepare and file with the SEC such amendments, post-effective amendments

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and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period) and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;
(iv)    use its commercially reasonable efforts to, as promptly as reasonably practicable, register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary to enable the Stockholder or any underwriter to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that in no event shall the Company be required to (A) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (iv), be required to be so qualified, (B) execute or file any general consent to service of process under the Laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement, or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this subparagraph (iv);
(v)    use its commercially reasonable efforts to, as promptly as reasonably practicable, cause all Registrable Shares covered by such registration statement, if any, to be listed (after notice of issuance) on the NYSE or on the principal securities exchange or interdealer quotation system on which the Common Stock is then listed or quoted;
(vi)    use its commercially reasonable efforts to promptly notify the Stockholder and the managing underwriter or underwriters, if any, after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any U.S. state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (E) within the Effective Period of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(vii)    during the Effective Period, use its commercially reasonable efforts to obtain, as promptly as practicable, the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;
(viii)    use its commercially reasonable efforts to deliver promptly to the Stockholder and the managing underwriters, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement (except to the extent such correspondence is currently available via EDGAR) and permit the Stockholder to do such investigation with respect to information contained in or omitted from the registration statement as it deems reasonably necessary for the purpose of conducting due diligence with respect to the Company; provided that any such investigation shall not interfere unreasonably with the Company's business;
(ix)    use its commercially reasonable efforts to, as promptly as reasonably practicable, provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by such registration statement not later than the effective date of such registration statement;
(x)    use its commercially reasonable efforts to cooperate with the Stockholder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the registration statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the managing underwriters, if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of the Stockholder, in each case at least two Business Days prior to any sale of Registrable Securities;
(xi)    in the case of a firm commitment underwritten offering, use its commercially reasonable efforts to, as promptly as reasonably practicable, enter into an underwriting agreement customary in form and substance (taking into account the Company's prior underwriting agreements) for firm commitment underwritten secondary offerings of the nature contemplated by the applicable registration statement;
(xii)    use its commercially reasonable efforts to, as promptly as reasonably practicable, obtain an opinion from the Company's counsel and a “cold comfort” letter from the Company's independent public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters in connection with an offering of the nature contemplated by the applicable registration statement;

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(xiii)    use its commercially reasonable efforts to, as promptly as reasonably practicable, provide to counsel to the Stockholder and to the managing underwriters, if any, and no later than the time of filing of any document which is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document;
(xiv)    cause its officers to fully cooperate with the marketing of the Registered Securities covered by the registration statement, including, at the recommendation or request of the underwriters, making themselves available to participate in “road-show,” “one-on-one,” and other customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s);
(xv)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and any applicable national securities exchange; and
(xvi)    use its commercially reasonable efforts to comply with the requirements of Rule 144(c)(1) with respect to public information about the Company.
(b)    In the event that the Company would be required, pursuant to Section 5.7(a)(vi)(E), to notify the Stockholder or the managing underwriter or underwriters, if any, of the happening of any event specified therein, the Company shall, subject to Section 5.3(c), as promptly as practicable, prepare and furnish to the Stockholder and to each such underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Securities that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Stockholder agrees that, upon receipt of any notice from the Company pursuant to Section 5.7(a)(vi)(E), it shall, and shall use its reasonable best efforts to, cause any sales or placement agent or agents for the Registrable Securities and the underwriters, if any, to forthwith discontinue disposition of the Registrable Securities until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Securities as soon as practicable after the Stockholder's receipt of such notice.
(c)    (i)  If requested by the managing underwriter for an underwritten offering (primary or secondary) of any equity securities of the Company, the Stockholder agrees not to effect any Transfer of any Registrable Shares, including any sale pursuant to Rule 144, and not to effect any Transfer of any other equity security of the Company (in each case, other than as part of such underwritten public offering) during the ten days prior to, and during the 90-day period (or such longer period as the Stockholder agrees with the underwriter of such offering) beginning on, the consummation of any underwritten public offering covered by a registration statement referred to in Section 5.4 if the Stockholder is permitted to include Registrable Shares thereunder.

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(ii)    The Company hereby agrees that if it shall previously have received a request pursuant to Section 5.1 or Section 5.2 for registration of Registrable Securities in an underwritten offering, and if such previous registration shall not have been withdrawn or abandoned, the Company, if requested by the managing underwriter for such underwritten offering, shall not Transfer to a third party or third parties any Common Stock, any other equity security of the Company or any security convertible into or exchangeable for any equity security of the Company until the earlier of (A) 90 days after the effective date of such registration statement and (B) such time as all of the Registrable Securities covered by such registration statement have been distributed; provided, however, that notwithstanding the foregoing, the Company may Transfer Common Stock or such other securities (1) as part of such underwritten offering, (2) pursuant to a registration statement on Form S-8 or Form S-4 under the Securities Act or any successor or similar form, (3) as part of a transaction under Rule 145 of the Securities Act, (4) in one or more private transactions that would not interfere with the method of distribution contemplated by such registration statement, or (5) if such Transfer was publicly announced or agreed to in writing by the Company prior to the date of the receipt of such request pursuant to Section 5.1.
(d)    The Stockholder shall furnish to the Company in writing such information regarding the Stockholder and its intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request in writing in order for the Company to comply with its obligations under all applicable securities and other Laws and to ensure that the prospectus relating to such Registrable Securities conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. The Stockholder shall promptly notify the Company of any inaccuracy or change in information previously furnished by the Stockholder to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Securities contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(e)    In the case of any underwritten offering of shares of Common Stock registered under a Takedown Prospectus Supplement or a Demand Registration Statement, or in the case of a registration under Section 5.4 if the Company has entered into an underwriting agreement in connection therewith, all shares of Common Stock to be included in such offering or registration, as the case may be, shall be subject to the applicable underwriting agreement and no Person may participate in such offering or registration unless such Person agrees to sell such Person's securities on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) which must be executed in connection therewith, and provides such other information to the Company or the underwriter as may be reasonably requested to offer or register such Person's Common Stock.

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Section 5.8    Registration Expenses. The Stockholder shall bear all agent fees and commissions, underwriting discounts and commissions and fees and disbursements of its counsel and accountants in connection with any registration and sale of any Registrable Securities, including pursuant to Section 5.1 or Section 5.4. Except as otherwise provided in this Agreement, the Company shall bear all other fees and expenses in connection with any registration statement for the registration of any Registrable Securities, including all registration and filing fees, all printing costs and all fees and expenses of counsel and accountants for the Company.
Section 5.9    Indemnification; Contribution. (a)  The Company shall, and it hereby agrees to, indemnify and hold harmless the Stockholder and its controlling Persons, if any, and each underwriter and its controlling Persons, if any, in any offering or sale of the Registrable Securities, including pursuant to Section 5.1, Section 5.2 or Section 5.4, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including actual out-of-pocket fees of counsel reasonably incurred) (collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of, relate to, are in connection with, or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse periodically the Stockholder or any such underwriter for any actual out-of-pocket legal or other actual out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such Person in any such case to the extent that any such Claims arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon information furnished to the Company by the Stockholder, any underwriter or any Representative of the Stockholder, expressly for use therein, or by the Stockholder's failure to furnish the Company, upon request, with the information with respect to the Stockholder, or any underwriter or Representative of the Stockholder, or the Stockholder's intended method of distribution, that is the subject of the untrue statement or omission.
(b)    The Stockholder shall, and hereby agrees to, (i) indemnify and hold harmless the Company, its directors, officers, employees and controlling Persons, if any, and each underwriter, its partners, officers, directors, employees and controlling Persons, if any, in any offering or sale of Registrable Securities against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of, relate to, are in connection with, or are based upon any omission or

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alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Stockholder expressly for use therein, and (ii) reimburse the Company for any actual out-of-pocket legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim.
(c)    The Stockholder and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 5.9(a) or Section 5.9(b) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 5.9(c) is not permitted by applicable Law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5.9(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 5.9(c). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 5.10) any actual out-of-pocket legal or other out-of-pocket fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
Section 5.10    Indemnification Procedures. (a) If an indemnified party shall desire to assert any claim for indemnification provided for under Section 5.9 in respect of, arising out of or involving a Claim against the indemnified party, such indemnified party shall notify the Company or the Stockholder, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such indemnified party of written notice of the Claim; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. The indemnified party shall deliver to the Indemnifying

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Party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.
(b)    If a Claim is made against an indemnified party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with separate counsel selected by the Indemnifying Party and reasonably satisfactory to the indemnified party. Should the Indemnifying Party so elect to assume the defense of a Claim, the Indemnifying Party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the actual out-of-pocket fees and expenses of counsel reasonably incurred by the indemnified party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Claim, the other party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Claim, and use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may pay, settle or compromise a Claim without the written consent of the indemnified party, so long as such settlement (i) includes an unconditional release of the indemnified party from all liability in respect of such Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.
Section 5.11    Transferee Registration Rights. Any transferee who acquires at least 5% of either the Registrable Shares or of the Registrable Debt pursuant to a transaction that is not registered under the Securities Act (each, a “Registrable Securities Transferee”) shall be entitled to enjoy the same registration and other rights pursuant to this Article V as does the Stockholder so long as the Registrable Shares or the Registrable Debt held by any such Registrable Securities Transferee may not be sold or disposed of pursuant to Rule 144 without volume limitations at the time when a Registrable Securities Transferee seeks to exercise its rights pursuant to this Agreement. Any Registrable Securities Transferee shall enjoy such right pursuant to this Section 5.11 if and to the extent the Company shall have received (x) written notice from the Stockholder stating the name and address of such Registrable Securities Transferee and identifying the amount of Registrable Shares or Registrable Debt with respect to which such rights under this Article V apply and (y) a written agreement from the Registrable Securities

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Transferee to be bound by all of the relevant terms of this Article V. In relation to any such Registrable Securities Transferee, the term “Stockholder” as used in this Article V shall, where appropriate, be deemed to refer to such Registrable Securities Transferee. After such Transfer, the Stockholder shall retain its rights under this Agreement with respect to all other Registrable Securities owned by the Stockholder. Upon the request of the Stockholder, the Company shall execute a registration rights agreement with such Registrable Securities Transferee or a proposed Registrable Securities Transferee substantially similar to the applicable sections of this Article V.
ARTICLE VI
NON-COMPETITION
Section 6.1    Non-Competition. The Stockholder agrees that (a) for the period commencing at the Closing and expiring on the date that is two years after the first date on which the Stockholder's Voting Percentage is less than 10%, neither the Stockholder nor any of its controlled Affiliates shall, either directly or indirectly, alone or with others, engage in (i) providing wireless telecommunications services through a facilities based network in the Territory, (ii) hold licenses from the FCC related to or necessary to provide such services, (iii) act as a reseller, dealer or distributor in the Territory of such services, or (iv) act as a mobile virtual network operator in the Territory, and (b) for the period commencing at the Closing and expiring on the first anniversary of the termination of the Trademark License in accordance with its terms, manufacture, market or distribute any products or services under, or use in any way, the trademark T‑MOBILE in connection with any of the activities described in clauses (a)(i), (ii), (iii) or (iv), other than by the Company and its Affiliates in accordance with the terms of the Trademark License (each of (a) and (b), a “Competing Business”). The Stockholder further agrees that, during the applicable period set forth in clause (a) or (b), it will not own an interest in (whether as a stockholder, member or partner, but in each case excluding any such interest not exceeding 10% of any class of security), or manage, operate, or control, or act as or have the right to appoint a director of, any Person engaged in a Competing Business (other than the Company and its Subsidiaries) (it being understood that no ownership permitted by this sentence shall be considered to be a breach of any other part of this Section 6.1). For the avoidance of doubt, neither (x) the offering or provision of products or services (including software, apps, and “over-the-top” services) on, or the conducting of transactions through, mobile or wireless devices or platforms, nor (y) the resale of wireless telecommunications services ancillary to providing information technology outsourcing services shall in any event be deemed to be engaging a Competing Business. If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 6.1 invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to and shall reform this Section 6.1 to reduce the time, geographic area and/or scope of activity, to delete specific words or phrases, and/or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
Section 6.2    Reasonable Scope. The Stockholder acknowledges and agrees that the agreements and covenants set forth in Section 6.1 are (i) necessary to protect the legitimate business interests of the Company, (ii) reasonable as to time, geographic area and scope of

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activity and do not impose a greater restraint on the activities of the Stockholder than is reasonably necessary to protect such legitimate interests of the Company, and (iii) reasonable in light of the consideration and other value provided, directly or indirectly, to the Stockholder by the Company pursuant to this Agreement and the Business Combination Agreement. The Stockholder hereby waives any and all rights to contest the validity of the agreements and covenants set forth in Section 6.1 on the ground of the reasonableness of the length of their term or the breadth of their geographic area or scope of activity.
ARTICLE VII
MISCELLANEOUS
Section 7.1    Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other party shall, in addition to any other rights or remedies which it may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.
Section 7.2    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. Neither party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party other than (a) in connection with a change in control of the Stockholder or to any successor of the Company; (b) by the Stockholder in whole or in part, to one or more of its Subsidiaries so long as the Stockholder remains liable for its obligations as contained herein, or (c) in accordance with Section 5.11. Any purported direct or indirect assignment in violation of this Section 7.2 shall be null and void ab initio.
Section 7.3    Amendments; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by (a) the Company where enforcement of the amendment, modification, discharge, waiver or extension is sought against the Company or (b) the Stockholder where enforcement of the amendment, modification, discharge, waiver or extension is sought against the Stockholder. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by the Company or the Stockholder of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of

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any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
Section 7.4    Termination. Except as otherwise provided in this Agreement (including Section 5.6(b)), this Agreement shall terminate at any time after which the Stockholder's Voting Percentage is less than 5%; provided, however, that (a) the obligations under Section 3.2 shall terminate at any time after which the Stockholder's Voting Percentage is less than 30%, (b) the indemnity and contribution provisions contained in Section 5.9 and Section 5.10 shall remain operative and in full force and effect regardless of any termination of this Agreement; and (c) the provisions of Article VI and this Article VII shall survive any termination of this Agreement or any provision thereof. Nothing in this Agreement shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to any termination hereof or to impair the right of a party to compel specific performance by the other party of its obligations under this Agreement.
Section 7.5    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):
if to MetroPCS, to:
MetroPCS Communications, Inc.
2250 Lakeside Blvd.
Richardson, Texas 75082
Attention: Mark A. Stachiw
Melanie Stapp Klint
Fax: (866) 685-9618

with copies to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Attention: Jeffrey A. Chapman
Robert B. Little
Fax: (214) 571-2900

and

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: J. Kenneth Menges, Jr., P.C.
Fax: (214) 969-4343

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if to the Stockholder, to:
Deutsche Telekom AG
Friedrich-Ebert-Alle 140
53113 Bonn, Germany
Attention: General Counsel
Fax: +49-228-181-74008

with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Adam O. Emmerich
Fax: (212) 403-2000

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.
Section 7.6    Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Agreement or the Transaction, exclusively in the Delaware Court of Chancery, New Castle County, or solely if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transaction (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.5. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.
(b)    EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.
Section 7.7    Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by

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the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 7.8    Entire Agreement; No Other Representations. This Agreement and the Business Combination Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.
Section 7.9    No Third-Party Beneficiaries. Except as explicitly provided for in Section 5.9, Section 5.10 and Section 5.11, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 7.10    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 7.11    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

MetroPCS Communications, Inc.

By:     __________________________________
Name:
Title:

Deutsche Telekom AG
By:     __________________________________
Name:
Title:

By:     __________________________________
Name:
Title:

[Signature Page to Stockholder's Agreement]

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Exhibit E
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of October 3, 2012, among Deutsche Telekom AG, an Aktiengesellschaft organized under the laws of Germany (“Deer”), and MADISON DEARBORN CAPITAL PARTNERS IV, L.P. (“Stockholder”), aDelaware limited partnership.
WHEREAS, Deer, certain subsidiaries of Deer, and MetroPCS Communications, Inc., a Delaware corporation (“Denali”) propose to enter into an Business Combination Agreement, to be dated as of or after the date hereof (the “Combination Agreement”), which provides, among other things, for Denali to effect a recapitalization and reverse split of its common stock, par value $0.0001 per share (the “Common Stock”), to make a cash payment to Denali's stockholders as part of such recapitalization and reverse split, to issue shares of its Common Stock to Deer that will result in Deer's ownership of approximately 74% of the outstanding shares of Common Stock, and to amend the certificate of incorporation of Denali (collectively, the “Transaction”), upon the terms and subject to the conditions set forth in the Combination Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Combination Agreement);
WHEREAS, Deer and Stockholder are executing this agreement prior to or contemporaneously with the execution of the Combination Agreement;
WHEREAS, Stockholder owns shares of Common Stock (together with any other shares of capital stock of Denali acquired (whether beneficially or of record) by Stockholder after the date hereof and prior to the earlier of the Closing and the termination of all of Stockholder's obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);
WHEREAS, receipt of stockholder approval of the issuance of shares of Common Stock to Deer and the amendment of the certificate of incorporation of Denali (the “Approval”) is a condition to the consummation of the Transaction; and
WHEREAS, as a condition to the willingness of Deer to enter into the Combination Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

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ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY
Section 1.1    Voting. From and after the date hereof until the earlier of (a) the consummation of the Transaction, (b) the date of the Denali Stockholders Meeting and (c) the termination of the Combination Agreement pursuant to and in compliance with the terms therein (such earlier date, the “Expiration Date”), Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of Denali's stockholders, however called, or in connection with any written consent of Denali's stockholders, the Stockholder (in such capacity and not in any other capacity) will (i) appear at such meeting or otherwise cause all of the Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities, without regard to any Denali Adverse Recommendation Change:
(a)    in favor of the Approval (and, in the event that the Approval is presented as more than one proposal, in favor of each proposal that is part of the Approval), and in favor of any other matter presented or proposed as to approval of the Transaction or any part or aspect thereof or any other transactions or matters contemplated by the Combination Agreement;
(b)    against any Denali Acquisition Proposal, without regard to the terms of such Denali Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Combination Agreement or in competition or inconsistent with the Transaction and the other transactions or matters contemplated by the Combination Agreement,
(c)    against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transaction or any of the other transactions contemplated by the Combination Agreement or this Agreement or the performance by Stockholder of its obligations under this Agreement, including: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Denali or any of its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of Denali or any of its Subsidiaries (other than the Transaction) or a reorganization, recapitalization or liquidation of Denali or any of its Subsidiaries; (iii) an election of new members to the board of directors of Denali, other than nominees to the board of directors of Denali who are serving as directors of Denali on the date of this Agreement or as otherwise provided in the Combination Agreement; (iv) any material change in the present capitalization or dividend policy of Denali or any amendment or other change to Denali's certificate of incorporation or bylaws, except if approved in writing by Deer; or (v) any other material change in Denali's corporate structure or business, except if approved in writing by Deer,
(d)    against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Denali contained in the Combination Agreement, or of Stockholder contained in this Agreement, and

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(e)    in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the Combination Agreement, including the Transaction (clauses (a) through (e), the “Required Votes”).

Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

1.2.1    From and after the date hereof until the Expiration Date, Stockholder hereby irrevocably and unconditionally grants to, and appoints, Deer and any designee thereof as Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) its Securities, without regard to any Denali Adverse Recommendation Change, in accordance with the Required Votes.
1.2.2    Stockholder hereby represents that any proxies heretofore given in respect of the Securities, if any, are revocable, and hereby revokes such proxies.
1.2.3    Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Combination Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. If for any reason the proxy granted herein is not irrevocable, then Stockholder agrees, until the Expiration Date, to vote its Covered Securities in accordance with Section 1.2.1(a) through Section 1.2.1(e) above as instructed by Deer in writing. The parties agree that the foregoing is a voting agreement.
Section 1.3    Restrictions on Transfers. Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b).
Section 1.4    Inconsistent Agreements. Stockholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Securities and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to its Covered Securities.
ARTICLE II
NO SOLICITATION
Section 2.1    Restricted Activities. Prior to the Expiration Date, Stockholder (in its capacity as a stockholder of Denali) shall not, and shall cause his agents, advisors and other representatives (in each case, acting in their capacity as such to Stockholder, the “Stockholder Repre-

3

sentatives”) not to, (a) initiate, solicit or knowingly encourage or knowingly take or continue any other action to facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Denali Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to any Denali Acquisition Proposal (other than to inform a Person of the existence of this Section 2.1 and Section 4.5 of the Combination Agreement), (c) furnish any non-public information or data regarding Denali or any of its Subsidiaries to, or afford access to the properties, personnel, books and records of Denali to, any Person (other than Deer and its Subsidiaries) in connection with or in response to or in circumstances that would reasonably be expected to lead to, any Denali Acquisition Proposal, (d) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Denali's Organizational Documents or the Denali Rights Agreement, inapplicable to any Person other than Deer and its Subsidiaries or to any transactions constituting or contemplated by a Denali Acquisition Proposal, or (e) resolve or agree to do any of the foregoing (the activities specified in clauses (a) through (e) being hereinafter referred to as the “Restricted Activities”).
Section 2.2    Notification. Stockholder (in its capacity as a stockholder of Denali) shall and shall cause the Stockholder Representatives to, immediately cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to a Denali Acquisition Proposal. From and after the date hereof until the Expiration Date, Stockholder shall as promptly as practicable (and in any event within 24 hours) (i) notify Deer of (x) any Denali Acquisition Proposal it receives in its capacity as a stockholder of Denali, (y) any request it receives in its capacity as a stockholder of Denali for non-public information relating to Denali or its Subsidiaries, other than requests for information not reasonably expected to be related to an Denali Acquisition Proposal, and (z) any inquiry or request for discussion or negotiation it receives in its capacity as a stockholder of Denali regarding an Denali Acquisition Proposal, (ii) if such Denali Acquisition Proposal, request or inquiry is in writing, deliver to Deer a copy of such Denali Acquisition Proposal, request or inquiry and any related draft agreements and other written material setting forth the terms and conditions of such Denali Acquisition Proposal, and (iii) if such Denali Acquisition Proposal, request or inquiry is oral, provide to Deer a detailed summary thereof. Stockholder shall keep Deer reasonably informed on a prompt and timely basis of the status and material details of any such Denali Acquisition Proposal and with respect to any material change to the terms of any such Denali Acquisition Proposal within 24 hours of any such material change. This Section 2.2 shall not apply to any Denali Acquisition Proposal received by Denali.
Section 2.3    Capacity. Stockholder is signing this Agreement solely in his capacity as a stockholder of Denali and nothing contained herein shall in any way limit or affect any actions taken by any Stockholder Representative in his capacity as an officer or director of Denali, and no action taken in any such capacity as an officer or director shall be deemed to constitute a breach of this Agreement.

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ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF STOCKHOLDER
Section 3.1    Representations and Warranties. Stockholder represents and warrants to Deer as follows: (a) Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder's obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Stockholder and the execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, (d) the execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Stockholder or the Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the Securities and Exchange Commission by Stockholder, (e) Stockholder owns, beneficially and of record, or controls 30,568,184 shares of Common Stock and (f) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, Stockholder owns, beneficially and of record, or controls all of its Securities (and any additional Securities acquired by it after the date hereof) free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement) and has sole voting power with respect to the Securities and sole power of disposition with respect to all of the Securities, with no restrictions on Stockholder's rights of voting or disposition pertaining thereto, and no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Securities.
Section 3.2    Covenants. Stockholder hereby:
(a)    agrees, prior to the Expiration Date, not to take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Stockholder of his obligations under this Agreement;
(b)    irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Transaction that Stockholder may have with respect to the Securities;
(c)    agrees to promptly notify Denali and Deer of the number of any new Securities acquired by Stockholder after the date hereof and prior to the Expiration Date. Any such Securities shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof;

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(d)    agrees to permit Denali to publish and disclose in the Proxy Statement Stockholder's identity and ownership of the Securities and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement; and
(e)    shall and does authorize Deer or its counsel to notify Denali's transfer agent that there is a stop transfer order with respect to all of its Securities (and that this Agreement places limits on the voting and transfer of such shares), provided that Deer or its counsel further notifies Denali's transfer agent to lift and vacate the stop transfer order with respect to the Securities no later than the Expiration Date.

ARTICLE IV
TERMINATION
This Agreement shall terminate and be of no further force or effect (i) upon the Expiration Date or (ii) on the fifth (5th) calendar day following the date of this Agreement should the Combination Agreement not be executed by all of the parties thereto as of such date. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party of liability for willful breach of this Agreement.
ARTICLE V
MISCELLANEOUS
Section 5.1    Expenses. Deer, on the one hand, and Stockholder, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Transaction is effected.
Section 5.2    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):
To Deer:
c/o Deutsche Telekom AG
Friedrich-Ebert-Alle 140
53113 Bonn, Germany
Attention: General Counsel
Fax: +49-228-181-74008

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with copies to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Adam O. Emmerich, Esq.
Facsimile:    212-403-2000
Email:        aoemmerich@wlrk.com

To Stockholder:
Madison Dearborn Capital Partners IV, L.P.
c/o Madison Dearborn Partners, LLC
Three First National Plaza, Suite 4600
Chicago, IL 60602

Attention:	Michael P. Cole

Facsimile:	312-895-1226

Email:	mcole@mdcp.com

with a copy to:
Madison Dearborn Partners, LLC
Three First National Plaza, Suite 4600
Chicago, IL 60602
Attention:    Mark B. Tresnowski, Esq.
Facsimile:    312-895-1041
Email:        mtresnowski@mdcp.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.
Section 5.3    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Deer and Stockholder, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 5.4    Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto; provided that Deer may assign its rights and obligations under this Agreement to a Subsidiary of Deer, so long as Deer remains liable for its obligations hereunder.

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Section 5.5    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
Section 5.6    Entire Agreement. This Agreement and the Combination Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.
Section 5.7    No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 5.8    Governing Law; Jurisdiction; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Agreement or the Transaction, exclusively in the Delaware Court of Chancery, New Castle County, or solely if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transaction (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.2. Deer irrevocably designates CT Corporation, and Stockholder irrevocably designates National Registered Agents, Inc., as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTION.
Section 5.9    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the Chosen Courts without any requirement to post bond, in addition to any other remedy to which they are entitled at law or in equity.
Section 5.10    Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa;

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(e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender includes each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and (j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 5.11    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
Section 5.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

MADISON DEARBORN CAPITAL
PARTNERS IV, L.P.

By:         Madison Dearborn Partners IV, L.P.
Its:         General Partner

By:         Madison Dearborn Partners, LLC
Its:         General Partner

By:         __________________________________
Its:         Managing Director

[Signature Page to Voting and Support Agreement]

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DEUTSCHE TELEKOM AG
By:     __________________________________
Name:
Title:

By:     __________________________________
Name:
Title:

11

Exhibit F

DT Notes Pricing Schedule[1]

DT Notes (Issued Regardless of Backstop)

TABLE I: PERMANENT NOTES					
Tenor	Year[2]	Amount[3]	Call Protection	Call Coupon Schedule[4]	Make-Whole Call[5]
6 years	2019	$1,250	NC-2.0	½, ¼, par thereafter	T+50bps
7 years	2020	$1,250	NC-3.0	½, ¼, par thereafter	T+50bps
8 years	2021	$1,250	NC-4.0	½, ¼, par thereafter	T+50bps
9 years	2022	$1,250	NC-4.0	½, ⅓, ⅙, par thereafter	T+50bps
10 years	2023	$1,250	NC-5.0	½, ⅓, ⅙, par thereafter	T+50bps
11 years	2024	$1,250	NC-5.0	½, ⅓, ⅙, par thereafter	T+50bps
Total		**$7,500**			

TABLE II: RESET NOTES								
Tenor	Year	Amount	Reset Date	Call Protection (before Reset)	Tenor after Reset	Call Protection (after Reset)	Call Coupon Schedule[6]	Make-Whole Call
6 years	2019	$1,250	Year 2 Reset Date[7]	NC-Life	4.0 years	NC-2.0	½, par thereafter	T+50 bps
7 years	2020	$1,250	Year 2 Reset Date	NC-Life	5.0 years	NC-2.0	½, ¼, par thereafter	T+50 bps
8 years	2021	$1,250	Year 2.5 Reset Date[8]	NC-Life	5.5 years	NC-2.5	½, ¼, par thereafter	T+50 bps
9 years	2022	$1,250	Year 2.5 Reset Date	NC-Life	6.5 years	NC-2.5	½, ¼, par thereafter	T+50 bps
10 years	2023	$1,250	Year 3 Reset Date[9]	NC-Life	7.0 years	NC-3.0	½, ¼, par thereafter	T+50 bps
11 years	2024	$1,250	Year 3 Reset Date	NC-Life	8.0 years	NC-3.0	½, ¼, par thereafter	T+50 bps
Total		**$7,500**						

[1] The pricing of all Deer Notes listed in this Exhibit shall be determined by the attached Pricing Mechanism.
[2] Assumes closing takes place in 2013.
[3] All dollar amounts in this Exhibit are in millions.
[4] Call price on first day of call period and anniversaries of that date.
[5] T means "Treasury Rate."
[6] Call price on first day of call period and anniversaries of that date.
[7] "Year 2 Reset Date" means the second anniversary of the Issue Date.
[8] "Year 2.5 Reset Date" means the date that is six months after the second anniversary of the Issue Date.
[9] "Year 3 Reset Date" means the third anniversary of the Issue Date.

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Additional DT Notes (Issued if Backstop Used)[10]

TABLE III: PERMANENT NOTES					
Tenor	**Year**	**Maximum Amount**	**Call Protection**	**Call Coupon Schedule[11]**	**Make-Whole Call**
3 years[12]	2016	$500	NC-Life	--	T+50 bps
5 years[13]	2018	$1,250	NC-Life	--	T+50 bps
7 years[14]	2020	$500	NC-4.0	½, ¼, par thereafter	T+50 bps
8 years	2021[15]	$500	NC-4.0	½, ¼, par thereafter	T+50 bps
Total		**$2,750**			

TABLE IV: RESET NOTES[16]		
Tenor	**Year**	**Maximum Amount**
3 years[17]	2016	$500
5 years[18]	2018	$1,250
7 years[19]	2020	$500
8 years	2021[20]	$500
Total		**$2,750**

10 The Maximum Amount listed for Deer Notes in Tables III and IV reflect the full backstop and no commitment reductions. The allocation of Additional Deer Notes among the series of Deer Notes in Tables III and IV shall be determined, as described in Section 5 of Exhibit I (*Financing Backstop Terms and Conditions*).

11 Call price on first day of call period and anniversaries of that date.

12 Assumes transaction closes in 2013.

13 Assumes transaction closes in 2013.

14 Assumes transaction closes in 2013.

15 Assumes transaction closes in 2013.

16 The Reset Date, Call Protection, Call Coupon Schedule, and Make-Whole Call for each series of Additional Deer Notes in Table IV shall be as described on page 5.

17 Assumes transaction closes in 2013.

18 Assumes transaction closes in 2013.

19 Assumes transaction closes in 2013.

20 Assumes transaction closes in 2013.

2

Reset Date for Additional DT Notes in Table IV Issued on the Closing Date
(“Initial Backstop Reset Notes”) 21

The Reset Date applicable to each series of Initial Backstop Reset Notes shall be determined as follows.
A.    The second anniversary of the Issue Date (the “Year 2 Reset Date”)
Each series of Initial Backstop Reset Notes described by the following method shall have its price reset on the Year 2 Reset Date, according to the Pricing Mechanism.
A-1.    Determine the aggregate principal amount of all Initial Backstop Reset Notes outstanding on the Closing Date.
A-2.     Select a set of series of Initial Backstop Reset Notes by adding the outstanding principal amount of each series of Initial Backstop Reset Notes as of the Closing Date, in order of maturity from earliest to latest, until the sum is greater than one third of the amount calculated in Step A-1.
A-3.    From the set of series of Initial Backstop Reset Notes specified by Step A-2, remove the series with the longest maturity. The remaining series of Initial Backstop Reset Notes shall have their price reset on the Year 2 Reset Date.

B.    Six months after the second anniversary of the Issue Date (the “Year 2.5 Reset Date”)
Each series of Initial Backstop Reset Notes described by the following method shall have its price reset on the Year 2.5 Reset Date, according to the Pricing Mechanism.
B-1.    Determine the aggregate principal amount of all Initial Backstop Reset Notes as of the Closing Date that did not have their price reset on the Year 2 Reset Date.
B-2.    Select a set of series of Initial Backstop Reset Notes by adding the principal amount as of the Closing Date of each series of Initial Backstop Reset Notes identified in Step B-1, in order of maturity from earliest to latest, until the sum is greater than one half of the amount calculated in Step B-1.
B-3.    From the set of series of Initial Backstop Reset Notes specified by Step B-2, remove the series with the longest maturity. The remaining series of Initial Backstop Reset Notes shall have their price reset on the Year 2.5 Reset Date.
B.4.    Notwithstanding the foregoing, if there are only two series of Initial Backstop Reset Notes identified in Step B-1, the Reset Date of the series with the earlier maturity shall be the Year 2.5 Reset Date and the Reset Date of the series with the later maturity shall be the Year 3 Reset Date.

C.    The third anniversary of the Issue Date (“Year 3 Reset Date”)
Each series of Initial Backstop Reset Notes that did not have its price reset on the Year 2 Reset Date or the Year 2.5 Reset Date shall have its price reset on the Year 3 Reset Date according to the Pricing Mechanism.

__________________________________
21 Includes any Additional Deer Notes in Table IV issued in respect of the Change of Control Backstop on the Closing Date.

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Reset Date for Additional DT Notes in Table IV Issued in Respect of Change of Control Backstop after the Closing Date
If any Initial Backstop Reset Notes were issued on the Closing Date, the Reset Date applicable to each series of Additional DT Notes in Table IV issued after the Closing Date shall be determined as follows: (i) If there is one such series of Additional DT Notes, the Reset Date of such series shall be the third anniversary of the Issue Date; and (ii) if there are two such series of Additional DT Notes, the Reset Date of the series of such notes with the earlier maturity shall be the second anniversary of the Issue Date and the Reset Date of the series of such notes with the later maturity shall be the third anniversary of the Issue Date.
If no Initial Backstop Reset Notes were issued on the Closing Date, the Reset Date applicable to each series of Additional DT Notes in Table IV issued after the Closing Date shall be determined as follows: (i) If there is one such series of Additional DT Notes, the Reset Date of such series shall be the third anniversary of the Issue Date; and (ii) if there are two such series of Additional DT Notes, the Reset Date of the series of such notes with the earlier maturity shall be six months after the second anniversary of the Issue Date and the Reset Date of the series of such notes with the later maturity shall be the third anniversary of the Issue Date.

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Table V provides an overview of the terms of all potential series of Additional DT Notes given the tenor (as specified in Exhibit I (Backstop Terms and Conditions) and possible Reset Dates (as specified on pages 3-4 above).

TABLE V: RESET NOTES – POTENTIAL ADDITIONAL DT NOTES IF BACKSTOP USED							
A	B	C	D	E	F	G	H
Tenor	**Year**	**Reset Date**	**Call Protection (before Reset)**	**Tenor after Reset**	**Call Protection (after Reset)**	**Call Coupon Schedule[22]**	**Make-Whole Call**
3 years	2016	Year 2.0 Reset Date[23]	NC-Life	1.0 years	NC-Life	---	T+50bps
3 years	2016	Year 2.5 Reset Date[24]	NC-Life	0.5 years	NC-Life	---	T+50bps
5 years	2018	Year 2.0 Reset Date	NC-Life	3.0 years	NC-Life	---	T+50bps
5 years	2018	Year 2.5 Reset Date	NC-Life	2.5 years	NC-Life	---	T+50bps
5 years	2018	Year 3.0 Reset Date[25]	NC-Life	2.0 years	NC-Life	---	T+50bps
7 years	2020	Year 2.0 Reset Date	NC-Life	5.0 years	NC-2	½, ¼, par thereafter	T+50bps
7 years	2020	Year 2.5 Reset Date	NC-Life	4.5 years	NC-2	½, ¼, par thereafter	T+50bps
7 years	2020	Year 3.0 Reset Date	NC-Life	4.0 years	NC-2	½, par thereafter	T+50bps
8 years	2021	Year 2.0 Reset Date	NC-Life	6.0 years	NC-3	½, ¼, par thereafter	T+50bps
8 years	2021	Year 2.5 Reset Date	NC-Life	5.5 years	NC-3	½, ¼, par thereafter	T+50bps
8 years	2021	Year 3.0 Reset Date	NC-Life	5.0 years	NC-2	½, ¼, par thereafter	T+50bps

[22] Call price on first day of call period and anniversaries of that date.
[23] "Year 2 Reset Date" means the second anniversary of the Issue Date.
[24] "Year 2.5 Reset Date" means the date that is six months after the second anniversary of the Issue Date.
[25] "Year 3 Reset Date" means the third anniversary of the Issue Date.

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Pricing Mechanism
See attached.

Pricing Mechanism
Applicable Rates
The interest rate applicable to each series of Permanent Notes shall at all times be the Permanent Rate for such series.
From the Issue Date until the applicable Reset Date, the interest rate applicable to each series of Reset Notes shall be the Initial Rate for such series.
On and after the applicable Reset Date, the interest rate applicable to each series of Reset Notes shall be the Reset Rate for such series.

“Permanent Rate” means, for Permanent Notes of any series, a rate per annum equal to the sum of:
(i)    the Reference Yield as of the Issue Date, plus
(ii)    187.5 bps, plus
(iii)    the Maturity Adjustment for DT Notes of such series as of the Issue Date (the sum of (i), (ii), and (iii), for purposes of this definition, the “Permanent Specified Rate”), plus
(iv)    the OID Amount applicable to DT Notes of such series based on the Permanent Specified Rate.
“Initial Rate” means, for Reset Notes of any series, a rate per annum equal to the sum of:
(i)    the Reference Yield as of the Issue Date, plus
(ii)    100.0 bps, plus
(iii)    the Maturity Adjustment for DT Notes of such series as of the Issue Date (the sum of (i), (ii), and (iii), for purposes of this definition, the “Initial Specified Rate”), plus
(iv)    the OID Amount applicable to DT Notes of such series based on the Initial Specified Rate.
“Reset Rate” means, for Reset Notes of any series, a rate per annum equal to the sum of:
(i)    the Reference Yield as of the Reset Date, plus
(ii)    100.0 bps, plus
(iii)    the Maturity Adjustment for DT Notes of such series as of the Reset Date, plus

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(iv)    the amount that was included in the calculation of the Initial Rate of such series of DT Notes on the Issue Date pursuant to clause (iv) of the definition of “Initial Rate”.
“Maturity Adjustment” means, for any series of DT Notes as of any specified date, an amount (which may be negative) equal to the product of (i)(a) the Remaining Tenor of such series of DT Notes minus (b) the number eight (8) and (ii) 12.5 basis points.
“OID Amount” means, as to DT Notes of any series for any Permanent Specified Rate or Initial Specified Rate, the difference between (i) the effective yield to maturity that would be applicable to newly-issued notes having the same Remaining Tenor as such series of DT Notes, with a coupon equal to the Permanent Specified Rate or Initial Specified Rate (as applicable), that were issued with 200 bps of original issue discount, and (ii) such Permanent Specified Rate or Initial Specified Rate (as applicable).
“Reference Yield” means, as of any date of determination, a rate per annum, as determined by the Calculation Agent in a commercially reasonable manner, equal to the sum of:
(i) the product of (a) the Index Weight and (b) the Average Adjusted Index Yield as of such date; plus,
(ii) the product of (a) the Comparable Bond Weight and (b) the Average Adjusted Comparable Bond Yield as of such date; plus,
(iii) the product of (a) the Company Bond Weight and (b) the Average Adjusted Company Bond Yield as of such date.

Notice of Rates
Within five business days of the Issue Date, Issuer will send a notice to each holder and the trustee, specifying the Permanent Rate and the Initial Rate, and setting forth in reasonable detail the manner in which each such rate was calculated. Within five business days of each Reset Date, Issuer will send a notice to each holder and the trustee, specifying the Reset Rate for such Reset Date, and setting forth in reasonable detail the manner in which each such rate was calculated.

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Telecom HY Index Definitions
“Average Adjusted Index Yield” means, as of any date of determination, the arithmetic average of the Adjusted Index Yield for each Component Index as of such date.
“Index Weight” means: (i) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is one or more, one-half; and (ii) if (a) the number of Qualified Comparable Bonds is zero and the number of Qualified Company Bonds is one or more, or (b) the number of Qualified Company Bonds is zero and the number of Qualified Comparable Bonds is one or more, two-thirds; and (iii) if the number of Qualified Comparable Bonds is zero and the number of Qualified Company Bonds is zero, one.
“JPM HY Index” means the “JP Morgan Domestic Telecom High Yield Index”; provided, that (i) if the sponsor of such index discontinues calculation of such index, and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such index (such comparable index, the “Successor Index”), then the Calculation Agent shall substitute the Successor Index for such index for all purposes hereunder; and (ii) in the event that the sponsor of such index discontinues publication of such index and the Calculation Agent determines that no suitable successor or substitute index is available for such index, the Calculation Agent will calculate the Daily Yield to Worst and Effective Yield to Worst Time for such index in accordance with the formula for and method of calculation last in effect as to such index prior to its discontinuance, but using only those securities with such weightings as comprised such index immediately prior to its discontinuance.
“CS HY Index” means the “Credit Suisse US Liquid High Yield Telecom Index”; provided, that (i) if the sponsor of such index discontinues calculation of such index, and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such index (such comparable index, the “CS Successor Index”), then the Calculation Agent shall substitute the CS Successor Index for such index for all purposes hereunder; and (ii) in the event that the sponsor of such index discontinues publication of such index and the Calculation Agent determines that no suitable successor or substitute index is available for such index, the Calculation Agent will calculate the Daily Yield to Worst and Effective Yield to Worst Time for such index in accordance with the formula for and method of calculation last in effect as to such index prior to its discontinuance, but using only those securities with such weightings as comprised such index immediately prior to its discontinuance.
“BAML HY Index” means the “Bank of America Merrill Lynch US High Yield Telecommunications (H0TC) Index”; provided, that (i) if the sponsor of such index discontinues calculation of such index, and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such index (such comparable index, the “BAML Successor Index”), then the Calculation Agent shall substitute the BAML Successor Index for such index for all purposes hereunder; and (ii) in the event that the sponsor of such index discontinues publication of such index and the Calculation Agent determines that no suitable successor or substitute index is available for such index, the Calculation Agent will calculate the Daily Yield to Worst and Effective Yield to Worst Time for such index in accordance with the formula for and method of calculation last in effect as to such

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index prior to its discontinuance, but using only those securities with such weightings as comprised such index immediately prior to its discontinuance.

4

Comparable Bond Definitions
“Average Adjusted Comparable Bond Yield” means, as of any date of determination, the arithmetic average of the Adjusted Bond Yields for each of the Qualified Comparable Bonds as of such date.
“Comparable Bond Weight” means: (i) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is zero, one-third; (ii) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is one or more, one-quarter; and (iii) if the number of Qualified Comparable Bonds is zero, zero.
“Comparable Issuer” means Sprint Nextel Corporation or any successor or assign.
“Qualified Comparable Bonds” means, as of any date of determination, each series of publicly-traded unsecured notes that:
(i) is issued by the Comparable Issuer;
(ii) has a minimum aggregate principal amount outstanding as of such date of at least $1.0 billion;
(iii) has an Average Bond Price during the Calculation Period of not less than 800.00 or greater than 1200.00 (per $1000.00 of principal amount);
(iv) for which the date that results in the yield to worst is not less than four (4) and not greater than ten (10) years from such date of determination;
(v) for which there are at least five Trading Days in the Calculation Period on which there is a reported trade of such Qualified Comparable Bond in an amount greater than $500,000 of principal amount; and
(vi) which was not subject, on any date during the Calculation Period, to a publicly announced tender offer, exchange offer, or any transaction that would result or has resulted in a change of control.

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Company Bond Definitions
“Average Adjusted Company Bond Yield” means, as of any date of determination, the arithmetic average of the Adjusted Bond Yields for each of the Qualified Company Bonds as of such date.
“Company Bond Weight” means: (i) if the number of Qualified Company Bonds is one or more and the number of Qualified Comparable Bonds is zero, one-third; (ii) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is one or more, one-quarter; and (iii) if the number of Qualified Company Bonds is zero, zero.
“Qualified Company Bonds” means, as of any date of determination, each series of publicly-traded unsecured notes that:
(i) is issued by the Issuer;
(ii) has a minimum aggregate principal amount outstanding as of such date of at least $1.0 billion;
(iii) has an Average Bond Price during the Calculation Period of not less than 800.00 or greater than 1200.00 (per $1000.00 of principal amount);
(iv) for which the date that results in the yield to worst is not less than four (4) and not greater than (10) years from such date of determination;
(v) for which there are at least five Trading Days in the Calculation Period on which there is a reported trade of such Qualified Comparable Bond in an amount greater than $500,000 of principal amount; and
(vi) which was not subject, on any date during the Calculation Period, to a publicly announced tender offer, exchange offer, or any transaction that would result or has resulted in a change of control.

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General Definitions
“Adjusted Bond Yield” means, for any Component Bond as of any date of determination:
(i)    the Average Yield to Worst of such Component Bond as of such date, plus
(ii)    an amount (which may be negative) equal to the product of (a)(1) the number of days until a date that is eight (8) years from such date of determination, minus (2) the number of days until the date that results in the yield to worst of such Component Bond, and (b) the fraction 12.5 basis points divided by three hundred sixty-five (365); plus
(iii)    an amount (which may be negative) equal to the product of (a)(1) the score set forth in the definition of “Composite Rating” for the Composite Rating of the applicable series of DT Notes, minus (2) the score set forth in the definition of “Composite Rating” for the Composite Rating of such Component Bond, and (b) 50 basis points.
“Adjusted Index Yield” means, for any Component Index as of any date of determination:
(i)    the Average Yield to Worst of such Component Index as of such date, plus
(ii)    an amount (which may be negative) equal to the product of (a)(1) the number of days until a date that is eight (8) years from such date of determination, minus (2) Effective Yield to Worst Time of such Component Index, and (b) the fraction 12.5 basis points divided by three hundred sixty-five (365).
“Average Yield to Worst” means, as to any Component on any date of determination, the arithmetic average of the Daily Yield to Worst of such Component on each Trading Day in the Calculation Period.
“Average Bond Price” means, as to any Component Bond on any date of determination, the arithmetic average of the Daily Bond Price of such Component on each Trading Day in the Calculation Period.
“Bloomberg” means Bloomberg Financial Markets.
“Calculation Agent” means [•], or such other nationally recognized investment bank as is selected by DT.
“Calculation Period” means, as to any date of determination, the period that begins on the first Trading Day on or following the day that is 45 days prior to such date and ends on such date.
“Component” means any Component Bond or any Component Index.
“Component Bond” means any Qualified Comparable Bond or any Qualified Company Bond.
“Component Index” means the JPM HY Index, the CS HY Index, and the BAML HY Index.
“Composite Rating” means (i) if such Security is rated by either S&P or Moody's, but not both, the composite rating indicated on the chart below as corresponding to the rating given to such

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Security by S&P or Moody's; and (ii) if such Security is rated by both S&P and Moody's, the composite rating indicated on the chart below as corresponding to a score equal to the average (rounded up to the nearest integer) of the scores assigned on the chart below to such Security's S&P rating and such Security's Moody's rating.

Moody's	S&P	Score	Composite Rating
Baa1	BBB+	1	BBB+
Baa2	BBB	2	BBB
Baa3	BBB-	3	BBB-
Ba1	BB+	4	BB+
Ba2	BB	5	BB
Ba3	BB-	6	BB-
B1	B+	7	B+
B2	B	8	B
B3	B-	9	B-
Caa1	CCC+	10	CCC+
Caa2	CCC	11	CCC
Caa3	CCC-	12	CCC-
“Daily Yield to Worst” means:
(i) as to any Component Bond on any date of determination, the arithmetic average of the yield to worst of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on such date (or, if there are no reported trades of such Component Bond in an amount greater than $500,000 of principal amount on such date, the arithmetic average of the yield to worst of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on the next preceding Trading Day during the Calculation Period on which there was such a trade), determined by reference to the Pricing Source; and
(ii) as to any Component Index on any date of determination, the yield to worst of such Component Index for such date as reported by the Pricing Source.
“Daily Bond Price” means, as to any Component Bond on any date of determination, the arithmetic average of the price of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on such date (or, if there are no reported trades of such Component Bond in an amount greater than $500,000 of principal amount on such date, the arithmetic average of the price of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on the next preceding Trading Day during the Calculation Period on which there was such a trade), determined by reference to the Pricing Source.
“Effective Yield to Worst Time” means, as to any Component Index, the number of days to the date that results in the yield to worst implied by such Component Index, as reported by the Pricing Source, or if not reported by the Pricing Source, as calculated by the Calculation Agent in good faith.

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“Issue Date” means, as to any series of DT Notes, the date on which such series of DT Notes were initially issued.
“Moody's” means Moody's Investors Service, Inc., and its successors.
“Pricing Source” means (i) with respect to any Component Index, the index sponsor; and (ii) with respect to any Component Bond, TRACE as provided by Bloomberg. Except where another source or method is specified, the Pricing Source shall be used for all applicable purposes hereunder. If the Pricing Source for any Component is unavailable at any time for any reason, and an alternative source or method is not expressly provided herein, the Calculation Agent shall determine a suitable substitute source in good faith.
“Relevant Exchange” means, for any Component Bond, the primary exchange or quotation system on which such Component Bond is traded or quoted, as determined by the Calculation Agent.
“Reset Date” means the date that is [24] [30] [36] months after the Issue Date.
“Remaining Tenor” means, for any series of DT Notes as of any specified date, the number of days from such specified date to the Stated Maturity for such series of DT Notes, divided by three hundred sixty-five (365).
“Security” means any series of DT Notes or any Component Bond.
“S&P” means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Trading Day” means (i) with respect to any Component Index, any date on which the sponsor of such index reports an updated value for such index; and (ii) with respect to any Component Bond, a day, as determined by the Calculation Agent, on which the Relevant Exchange with respect to such Component Bond is scheduled to be open for trading for their respective regular trading sessions or on which such Component Bond is quoted, as applicable.

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Exhibit G
Form of Description of Notes
You can find the definitions of certain terms used in this description of notes under the subheading “Certain definitions” below. In this description of notes, “Issuer” refers only to T-Mobile USA, Inc., a Delaware corporation, and not to any of its Subsidiaries and “Parent” refers only to MetroPCS Communications, Inc., a Delaware corporation, and not to any of its Subsidiaries.
Issuer will issue the notes as a series of debt securities under a new indenture among itself, Parent, the Subsidiary Guarantors and [Wells Fargo Bank, N.A.], as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.1
The obligations and covenants of Issuer described hereunder are only of Issuer and not of Parent, its direct parent company. Although Parent will be a guarantor of the notes, it and its Subsidiaries, except Issuer and its Restricted Subsidiaries, are generally not subject to any of the obligations and covenants described hereunder.
[The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture in its entirety because it, and not this description of notes, defines your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to [_____], which has been incorporated by reference in this prospectus supplement. For more information on how you can obtain a copy of the indenture, see “Incorporation of documents by reference.” Certain defined terms used in this description of notes but not defined below under
“—Certain definitions” have the meanings assigned to them in the indenture.] 2

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief description of the notes and the note guarantees
The notes
The notes:

•	will be general unsecured obligations of Issuer;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness and other liabilities of Issuer, including Issuer's existing senior notes;

__________________________
1 The Form of the Indenture to be customary for offerings of this type, and to include customary provisions for debt securities offered under and exception from the securities laws that are subject to registration rights.
2 NTD: Non-operative disclosure language has been retained and bracketed globally for reference.

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•	will be senior in right of payment to any future subordinated Indebtedness of Issuer to the extent that such future Indebtedness provides by its terms that it is subordinated to the notes; and

•	will be unconditionally guaranteed on a senior unsecured basis by the Guarantors.
However, the notes will be effectively subordinated to all borrowings under existing and future secured Indebtedness of Issuer or any Guarantor to the extent of the assets securing such Indebtedness and to all liabilities of any of Issuer's Subsidiaries that do not guarantee the notes to the extent of the assets of those Subsidiaries. [See “Risk Factors—Risks related to the notes—The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors' existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of our non-guarantor subsidiaries.”]
The note guarantees
The notes will be guaranteed by Parent, all of Issuer's Domestic Restricted Subsidiaries that are Wholly-Owned Subsidiaries (other than Immaterial Subsidiaries), Issuer's Restricted Subsidiaries that guarantee any Specified Issuer Indebtedness, and any future Subsidiary of Parent that directly or indirectly owns equity interests of Issuer.
Each guarantee of the notes by a Guarantor:

•	will be a general unsecured obligation of that Guarantor;

•
will be pari passu in right of payment with all existing and future unsecured senior Indebtedness and other liabilities of that Guarantor, including its guarantee of Issuer's existing senior notes; and

•
will be senior in right of payment to any future subordinated Indebtedness of that Guarantor to the extent that such future Indebtedness provides by its terms that it is subordinated to its guarantee of the notes.

However, the guarantees will be effectively subordinated to all existing and future secured Indebtedness of the Guarantors to the extent of the assets securing such Indebtedness. [See “Risk Factors—Risks related to the notes—The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors' existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of our non-guarantor subsidiaries.”]
Initially, all of Issuer's existing Domestic Restricted Subsidiaries will guarantee the notes. Under the circumstances described below under the subheading “—Certain covenants—Additional note guarantees,” one or more of Issuer's Subsidiaries together with certain newly created or acquired Subsidiaries in the future may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay their trade creditors

2

and holders of their debt and other obligations before they will be able to distribute any of their assets to Issuer.
Initially, all of Issuer's Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain covenants-Designation of restricted and unrestricted subsidiaries,” Issuer will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Issuer's Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Issuer's Unrestricted Subsidiaries will not guarantee the notes.
Principal, maturity and interest

Issuer will issue $[__]3 in aggregate principal amount of notes in this offering. Issuer may issue additional notes from time to time after this offering, and such additional notes may be issued either under the indenture or one or more supplemental indentures. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single series for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Issuer will issue notes in minimum denominations of $2,000 and integral multiples of $1,000. The notes will mature on [_____].4

Interest on the notes will accrue (i) at the rate of [___]%5 per annum to and including the date that is [__]6 months after the Closing Date and (ii) thereafter at the rate per annum equal to [___]%,7 and will be payable semiannually in arrears on [____] and [_____], commencing on [______].8 Issuer will make each interest payment to the holders of record on the immediately preceding [_____] and [_____].
Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360day year comprised of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

_________________________
3 NTD: Amount of each series of DT Notes issued will be as set forth on the DT Note Pricing Schedule.
4 NTD: Tenor of each series of DT Notes will be as set forth on the DT Note Pricing Schedule.
5 NTD: Initial rate for each series of DT Notes to be determined as set forth on the DT Note Pricing Schedule.
6 NTD: Reset date for Reset Notes to be determined as set forth on the DT Note Pricing Schedule.
7 NTD: Reset rate for each series of DT Notes to be determined as set forth on the DT Note Pricing Schedule.
8 NTD: Payment and record dates for Permanent Notes to be the 1st and 15th day of the month falling 3 and 9 months after the Closing Date. Payment and record dates for Reset Notes to be the 1st and 15th day of the month falling 6 and 12 months after the Closing Date.

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Payments of principal of and interest on the notes issued in book-entry form or definitive form, if any, will be made as described below under the caption “—Same day settlement and payment.”
The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described below, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants.9 We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.
Methods of receiving payments on the notes
If a holder of a definitive note has given wire transfer instructions to Issuer and Issuer is the paying agent, Issuer will pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions until given written notice to the contrary. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the books and records of the registrar.
Paying agent and registrar for the notes
The trustee will initially act as paying agent and registrar. Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and Issuer or any of its Subsidiaries may act as paying agent or registrar.
Transfer and exchange
Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee, as described below under the caption “—Book-entry, delivery and form.”
A holder of a definitive note may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes relating to, arising out of, or in connection with such transfer. Issuer will not be required to transfer or exchange any note selected for redemption. Also, Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

_________________________
9 DT and TMUS will cooperate to take all actions reasonably required to submit the notes promptly to DTC to the extent that DTC registration is available.

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Note guarantees
The notes will be guaranteed by Parent, all of Issuer's Domestic Restricted Subsidiaries that are Wholly-Owned Subsidiaries (other than Immaterial Subsidiaries), all of Issuer's Restricted Subsidiaries that guarantee any Specified Issuer Indebtedness, and any future Subsidiary of Parent that directly or indirectly owns equity interests of Issuer. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. [See “Risk factors—Risks related to the notes—The guarantees may not be enforceable because of fraudulent conveyance laws.”]
A Guarantor (other than Parent) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)
if it is not already a Guarantor, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

(b)
such sale or other disposition complies with the “Asset Sale” provisions of the indenture (it being understood that only such portion of the Net Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of the indenture needs to be so applied).

The Note Guarantee of a Subsidiary Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition is not prohibited by the “Asset Sale” provisions of the indenture;

(2)
in connection with any issuance, sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of Issuer, if the issuance, sale or other disposition does not violate the “Asset Sale” or “Restricted Investment” provisions of the indenture, and the Guarantor ceases to be a Wholly-Owned Subsidiary of Issuer as a result of such sale or other disposition and does not guarantee any Specified Issuer Indebtedness;

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(3)	if such Guarantor ceases to guarantee any Specified Issuer Indebtedness and is not a Wholly-Owned Subsidiary;

(4)	if Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(5)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal defeasance and covenant defeasance” and “—Satisfaction and discharge”;

(6)	upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing; or

(7)
solely in the case of a Note Guarantee created pursuant to clause (b) of the covenant described below under the caption “—Additional note guarantees,” upon the release or discharge of the Guarantee that resulted in the creation of such Note Guarantee pursuant to the covenant described below under the caption “—Additional note guarantees,” except a discharge or release by or as a result of payment under such Guarantee.

See “—Repurchase at the option of holders—Asset sales.”
Optional redemption
At any time prior to [_____]10, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of [        ]11% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer's common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture
(excluding notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity
Interests by Issuer or the date of contribution to Issuer's common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.
On or after [______]12, Issuer may redeem all or a part of the notes upon not less than 10 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed,

_________________________
10 NTD: To be the date that is three years after the Closing Date.
11 NTD: To be par plus the coupon for the applicable series.
12 NTD: Redemption dates to be as set forth in the DT Note Pricing Schedule

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to the applicable redemption date, if redeemed during the twelve month period beginning on [______] of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage[13]
[______]	[___]%
[______]	[___]%
[______]	[___]%
[______] and thereafter	[___]%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
At any time prior to [______],14 Issuer may also redeem all or a part of the notes, upon not less than 10 nor more than 60 days' prior notice sent electronically or mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.
Mandatory redemption
Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the option of holders
Change of control triggering event
If a Change of Control Triggering Event occurs, each holder of notes will have the right to require Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, Issuer will send a notice (the “Change of Control Offer”) to each holder and the trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event and offering to repurchase

_________________________
13 NTD: Percentage for each tranche of DT Notes to be a specified percentage of the Reset Price for the applicable year, as set forth on the DT Note Pricing Schedule.
14 NTD: Redemption dates to be as set forth in the DT Note Pricing Schedule

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notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, or compliance with the Change of Control Triggering Event provisions of the indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance. In connection with the tender of any notes with respect to a Change of Control Triggering Event, the tendering holder shall provide good title to the notes, free and clear of all liens and encumbrances, and shall represent and warrant that such holder is presenting good title, free and clear of all liens and encumbrances, and such other representations and warranties as are customary.
On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Issuer.

The paying agent will promptly make payment to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The provisions described above that require Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require, or otherwise provide, that Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
Notwithstanding the foregoing, Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of

8

Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price.
A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement has been executed for a transaction that would constitute a Change of Control at the time of making of the Change of Control Offer.
In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and Issuer purchases all of the notes held by such holders, Issuer will have the right, upon not less than 10 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
[The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.]
Asset sales
Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)
at least 75% of the consideration received by Issuer or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the date of the indenture is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Issuer's most recent consolidated balance sheet (or as would be shown on Issuer's consolidated balance sheet as of the date

9

of such Asset Sale), of Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases Issuer or such Restricted Subsidiary from further liability; and

(b)
any securities, notes or other obligations received by Issuer, or any such Restricted Subsidiary, from such transferee that are converted by Issuer or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.
Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(1)	to purchase Replacement Assets; or

(2)
to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other Obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary enters into a binding written agreement committing Issuer or such Restricted Subsidiary, subject to customary conditions, to an application of funds of the kind described in clause (1) above, Issuer or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.
Pending the final application of any Net Proceeds of an Asset Sale, Issuer may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by the indenture.
An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within 20 days thereof, Issuer shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) to make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions requiring the Issuer to make an offer to purchase or redeem with the proceeds of

10

sales of assets to purchase the maximum principal amount of notes and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds, plus accrued and unpaid interest to, but not including, the date of consummation of the purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and Issuer will select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
[The agreements governing Issuer's other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and may prohibit repurchases of or other prepayments in respect of the notes. The exercise by the holders of the notes of their right to require Issuer to repurchase the notes upon a Change of Control Triggering Event or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases or other prepayments on Issuer. In the event a Change of Control Triggering Event or Asset Sale occurs at a time when Issuer is prohibited from purchasing notes, Issuer could seek the consent of the holders of such Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Issuer does not obtain a consent or repay those borrowings, Issuer will remain prohibited from purchasing notes. In that case, Issuer's failure to purchase tendered notes would constitute an Event of Default under the indenture that could, in turn, constitute a default under the other Indebtedness. Finally, Issuer's ability to pay cash to the holders of notes upon a repurchase may be limited by Issuer's then existing financial resources. See “Risk Factors-Risks related to the notes-Our senior secured credit facility, the indenture governing the notes and the indentures governing our existing senior notes include restrictive covenants that limit our operating flexibility.”]

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Selection and notice
If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depository requirements.
No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent electronically or mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Except as otherwise set forth in the provisions described under the captions “—Repurchase at the option of holders-Change of control triggering event,” notices of redemption may not be conditional.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. If in definitive form a new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Except to the extent that a notice of redemption is conditional as permitted in the provisions described under the captions “—Repurchase at the option of holders—Change of control triggering event,” notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
Certain covenants
Changes in covenants when notes rated investment grade
If on any date following the Closing Date:

(1)	the notes are rated Investment Grade by two out of the three Rating Agencies; and

(2)	no Default or Event of Default shall have occurred and be continuing (other than with respect to the covenants specifically listed under the following captions), then, beginning on that day, the covenants specifically listed under the following captions in this prospectus supplement will cease to apply and will not be later reinstated even if the ratings of the notes should subsequently decline:

(1)	“—Repurchase at the option of holders-Asset sales”;

(2)	“—Restricted payments”;

(3)	“—Incurrence of indebtedness and issuance of preferred stock”;

(4)	“—Dividend and other payment restrictions affecting subsidiaries”;

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(5)	“—Transactions with affiliates”;

(6)	“—Designation of restricted and unrestricted subsidiaries”; and

(7)
clauses (3) (to the extent that a Default or Event of Default exists by reason of one or more of the covenants specifically listed in this paragraph) and (4) of the covenant described below under the caption “—Merger, consolidation or sale of assets.”

[There can be no assurance that the notes will ever achieve an Investment Grade rating.]
Restricted payments
Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of Issuer's or any of its Restricted Subsidiaries' Equity Interests (including any payment in connection with any merger or consolidation involving Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Issuer and other than dividends or distributions payable to Issuer or a Restricted Subsidiary of Issuer);

(2)
purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Issuer) any Equity Interests of Issuer or any direct or indirect parent of Issuer;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment
(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)
Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of

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additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”; and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Issuer and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)
100% of Issuer's Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times Issuer's Consolidated Interest Expense for the same period; plus

(b)
100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by Issuer after the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Issuer); plus

(c)
to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus

(d)
to the extent that any Unrestricted Subsidiary of Issuer designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date , the Fair Market Value of Issuer's Investment in such Subsidiary as of the date of such redesignation; other than to the extent such Investment constituted a Permitted Investment; plus

(e)
100% of any cash dividends or cash distributions, and the Fair Market Value of any property other than cash, actually received directly or indirectly by Issuer or a Restricted Subsidiary of Issuer that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of Issuer, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of Issuer for such period and other than to the extent such Investment constituted a Permitted Investment; minus

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(f)
the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of indebtedness and issuance of preferred stock”; plus

(g)
the amount that would be calculated immediately prior to the occurrence of the Merger and Closing Date pursuant clause (3) of the second paragraph of Section 4.07 of the Existing Notes Indenture with respect to the Existing Notes.[15]

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)
the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)
the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Issuer) of, Equity Interests of Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph; provided further that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of indebtedness and issuance of preferred stock,” may not also be used to make a Restricted Payment pursuant to this clause (2);

(3)
the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Issuer or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)
the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Issuer to the holders of its Equity Interests on a pro rata basis;

(5)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, Issuer, any Restricted Subsidiary of Issuer or any direct or indirect parent of Issuer held by any current or former officer, director, employee or consultant of Parent, Issuer or any of its Restricted Subsidiaries pursuant to any

_________________________
15 Purpose is to start with an initial basket equal to the corresponding basket under the Existing Notes as of the Closing Date.

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equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $50.0 million in any fiscal year; provided further, that such amount in any fiscal year may be increased by an amount equal to (a) the net cash proceeds from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the Closing Date plus (b) the net cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Closing Date; provided further, that such amount in any fiscal year shall be reduced by the amount of Indebtedness incurred in such fiscal year pursuant to clause (22) of the second paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(6)
the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the vesting, exercise or exchange of stock options, warrants or other similar rights;

(7)
the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Issuer or any Restricted Subsidiary of Issuer issued on or after the Closing Date in accordance with the Debt to Cash Flow Ratio test described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(8)	Permitted Payments to Parent;

(9)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by Issuer or any of its Subsidiaries;

(10)
Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (2) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(11)	payments made to DT from the Proceeds of the Towers Transaction;

(12)
the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “—Repurchase at the option of holders—Change of control” and “—Repurchase at the option of holders—Asset sales”; provided that all notes

16

tendered by the holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or otherwise acquired for value;

(13)	Restricted Payments in connection with the Cash Payment, as defined in the Business Combination Agreement;

(14)
the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the date of the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Debt plus (b) any payments received by Issuer or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions; and

(15)	other Restricted Payments in an aggregate amount since the Closing Date not to exceed $375.0 million.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
Incurrence of indebtedness and issuance of preferred stock
Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Debt to Cash Flow Ratio for Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit Issuer's Restricted Subsidiaries from issuing the following types of Preferred Stock:

(1)
the incurrence by Issuer and any Subsidiary Guarantor of (a) additional Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and its Restricted Subsidiaries thereunder) of all Indebtedness under Credit Facilities then

17

outstanding under this paragraph (1), together with any Indebtedness incurred pursuant to the following clause (b), does not to exceed the greater of (x) $9.0 billion and (y) 150% of the Consolidated Cash Flow of the Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available, calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” and (b) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (a); provided, however, that the maximum amount permitted under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;

(2)	the incurrence by Issuer and its Restricted Subsidiaries of any Existing Indebtedness;

(3)	the incurrence by Issuer and the Subsidiary Guarantors of Indebtedness represented by the notes to be issued on the Closing Date and the related Note Guarantees;

(4)
the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $2.5 billion and (y) 5.0% of Issuer's Total Assets, at the time of any such incurrence pursuant to this clause (4);

(5)
the incurrence by Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14), (15), (25) or (26) of this paragraph;

(6)
the incurrence by Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, Issuer and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(a)
if Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

18

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Issuer's Restricted Subsidiaries to Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a)
any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, Issuer or a Restricted Subsidiary of Issuer or a Guarantor; and

(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor,
will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Issuer or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(9)
the guarantee by Issuer or any of the Subsidiary Guarantors of Indebtedness of Issuer or a Restricted Subsidiary of Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)
the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(11)
the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five business days of notice to Issuer or any of its Restricted Subsidiaries, (b) in respect of netting, overdraft protection and other arrangements arising under standard business terms of any bank at which Issuer or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (c) in respect of the financing of insurance premiums in

19

the ordinary course of business, provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (11)(b) and (c) shall not, at any time outstanding exceed $250 million;

(12)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(13)
the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to Issuer's or any of its Restricted Subsidiary's FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed $400 million;

(14)	the incurrence by Issuer or any of its Restricted Subsidiaries of Contribution Indebtedness;

(15)
the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt or Indebtedness) used to finance an acquisition of or a merger with another Person, provided that, Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer or a Restricted Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of this covenant or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction;

(16)
the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by Issuer or any Restricted Subsidiary thereof in connection with such disposition;

(17)
the incurrence by Issuer or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

20

(18)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(19)	[reserved];

(20)
the incurrence by Issuer or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed the greater of (x) $1.0 billion and (y) 2.0% of the Issuer's Total Assets as of the time of incurrence;

(21)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(22)
the incurrence by Issuer or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the notes and the Note Guarantees issued to current or former employees or directors of Parent, Issuer or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of the third paragraph under the covenant described above under the caption “—Restricted payments,” less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(23)	the incurrence by Issuer or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(24)
to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by Issuer or any Restricted Subsidiary of such Indebtedness;

(25)	Indebtedness incurred in connection with the Towers Transaction; and

(26)
the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (26), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (26), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (26), does not exceed $250 million as of the time of incurrence.

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Issuer will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt, but excluding Indebtedness permitted by clause (6) above) that is contractually subordinated in right of payment to any other Indebtedness of Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Issuer or any Subsidiary Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of such Indebtedness being secured on a first or junior Lien basis.
For purposes of (x) determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (1)(a)(y) of Permitted Debt the Issuer may elect, pursuant to an officers' certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

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(2)	in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such time;

(3)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.
Liens
Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, unless the notes are equally and ratably secured (except that Liens securing Indebtedness that is contractually subordinated to the notes shall be expressly subordinate to any Lien securing the notes to at least the same extent that such Indebtedness is subordinate to the notes).
Dividend and other payment restrictions affecting subsidiaries
Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Issuer or any of its Restricted Subsidiaries, or pay any Indebtedness owed to Issuer or any of its Restricted Subsidiaries;

(1)	make loans or advances to Issuer or any of its Restricted Subsidiaries; or

(2)	sell, lease or transfer any of its properties or assets to Issuer or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements or instruments governing Existing Indebtedness, Equity Interests and Credit Facilities as in effect on the Closing Date and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of Board of Directors of Issuer or a senior financial officer of Issuer) not materially more restrictive, taken as a whole, with respect to such dividend and other payment

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restrictions than those contained in those agreements or instruments on the Closing Date

(2)
agreements or instruments governing Credit Facilities not in effect on the Closing Date so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of Issuer to pay dividends or make any other distributions or payments directly or indirectly to Issuer in an amount sufficient to permit Issuer to pay the principal of, or interest and premium, if any, on the notes, or (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in the indenture;

(3)	the indenture, the notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)
agreements or instruments with respect to a Person acquired by Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of Issuer's Board of Directors or a senior financial officer of Issuer, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)
customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(7)
any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (3) of the preceding paragraph;

(8)
any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of the preceding paragraph on the Restricted Subsidiary pending the sale or other disposition;

(9)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

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(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)
provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(12)
restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13)
restrictions in other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock”; provided that such restrictions, taken as a whole, are, in the good faith judgment of Issuer's Board of Directors or a senior financial officer of Issuer, not materially more restrictive than those contained in the existing agreements referenced in clauses (1) and (3) above;

(14)
the issuance of Preferred Stock by a Restricted Subsidiary of Issuer or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

(15)
any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect Issuer's ability to pay all principal, interest and premium, if any, on the notes, as determined in good faith by Issuer's Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the holders of the notes than is customary in comparable financings; and

(16)	restrictions arising from the Towers Transaction.
Merger, consolidation or sale of assets
Issuer will not: (1) consolidate or merge with or into another Person (whether or not Issuer is the surviving corporation); or (2) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Issuer

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and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)
either: (a) Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if such Person is not a corporation, such Person immediately causes a Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia to be added as a co-issuer of the notes under the indenture;

(2)
the Person formed by or surviving any such consolidation or merger (if other than Issuer) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the payment of the principal of and any premium and interest on the notes and the performance or observance of every covenant of the indenture on the part of Issuer to be performed or observed;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)
Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction.

Upon any merger or consolidation, or any sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries, taken as a whole, in accordance with the first paragraph of this covenant, the successor Person formed by the consolidation or into which Issuer is merged or to which the sale, transfer, assignment, lease, conveyance or other disposition is made, will succeed to and be substituted for Issuer, and may exercise every right and power of Issuer under the indenture with the same effect as if the successor had been named as Issuer therein. When the successor assumes all of Issuer's obligations under the indenture, Issuer will be discharged from those obligations.
This “Merger, consolidation or sale of assets” covenant will not apply to:

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(1)
a merger of Issuer with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating Issuer in another jurisdiction in the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby;

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Issuer and its Restricted Subsidiaries; or

(3)	the Merger.
Transactions with affiliates
Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer (each, an “Affiliate Transaction”), in any one or series of related transactions involving aggregate payments or consideration in excess of $50.0 million, unless:

(1)
the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	Issuer delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an officers' certificate certifying that such Affiliate Transaction complies with this covenant; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250.0 million, a resolution of the Board of Directors of Issuer set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Issuer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by Issuer, any of its Restricted Subsidiaries or Parent existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnitees or other

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transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2)	transactions between or among Parent, Issuer and/or its Restricted Subsidiaries;

(3)
transactions with a Person (other than an Unrestricted Subsidiary of Issuer) that is an Affiliate of Issuer solely because Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	[reserved];

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Issuer to, or receipt of any capital contribution from, any Affiliate of Issuer;

(6)	transactions in connection with any Permitted Joint Venture Investment;

(7)	any Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted payments”;

(8)
any agreement listed (x) on Schedule 3.2(r) - Related-Party Agreements - to the “TMUS Disclosure Letter” to the Business Combination Agreement and (y) under the section entitled “Transactions with Related Persons and Approval” in the proxy statement of Parent filed with the SEC under cover of Schedule 14A on April 16, 2012;

(9)
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, provided that in the good faith determination of Issuer's Board of Directors or a senior financial officer of Issuer, such transactions are on terms, taken as a whole, not materially less favorable to Issuer or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of Issuer;

(10)
issuances, purchases or repurchases of notes or other Indebtedness of Issuer or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of Issuer;

(11)
reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by Issuer's Board of Directors or a senior financial officer of Issuer in good faith;

(12)
amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by the indenture, provided that such amendments, extensions, replacements or other modifications, taken as a whole,

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are no less favorable in any material respect to Issuer or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified;

(13)	any Ancillary Agreements, as defined in the Business Combination Agreement; and

(14)
so long as 100% of the notes are held by Permitted Holders, any transactions between the Issuer or any Restricted Subsidiary, on the one hand, and DT or any Subsidiary thereof (other than Parent, Issuer or any Subsidiary thereof), on the other hand, and thereafter any agreements evidencing such transactions.

Business activities
Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Issuer and its Restricted Subsidiaries taken as a whole.

Additional note guarantees
If (a) Issuer or any of Issuer's Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary that is a Wholly-Owned Subsidiary (other than an Immaterial Subsidiary) after the Closing Date or (b) any Subsidiary of Issuer guarantees any Specified Issuer Indebtedness of Issuer after the Closing Date or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns equity interests of Issuer, then such Person will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 10 business days after the date on which it was acquired or created or guarantees such Specified Issuer Indebtedness, as applicable, or reasonably promptly thereafter.
Designation of restricted and unrestricted subsidiaries
The Board of Directors of Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of Permitted Investments, as determined by Issuer in its discretion, and (ii) any Guarantee by Issuer or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

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Any designation of a Subsidiary of Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted payments.” The Board of Directors of Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following, and as a result of, such designation.
Payments for consent
Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Parent will file a copy of each of the reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods (including all applicable extension periods) specified in the SEC rules and regulations applicable to such reports (unless the SEC will not accept such a filing):

(1)
all quarterly and annual financial reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management's Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Parent or Issuer were required to file such reports;
provided that the availability of the foregoing reports on the SEC's EDGAR service (or successor thereto)shall be deemed to satisfy Issuer's delivery obligations to the trustee and any holder of notes.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if neither Parent nor Issuer is required under the rules and regulations of the SEC to file such reports with the SEC for

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public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall only be required to include the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as, the same or substantially similar information or disclosure is also included in this prospectus supplement. Each annual report on Form 10-K will include a report on Parent's consolidated financial statements by Parent's certified independent accountants. The Issuer will at all times comply with TIA §314(a).
If the SEC will not accept Parent's or Issuer's filings for any reason, Parent or Issuer will post the reports referred to in the preceding paragraphs on its website, on intralinks.com or another website (which may be password protected, provided that Issuer makes reasonable efforts to notify the holders of the notes of the password and other information required to access such reports on its website) within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods). If (i) Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries or (ii) the combined operations of Parent and its Subsidiaries, excluding the operations of Issuer and its Restricted Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Unrestricted Subsidiary of Issuer, constitute a Significant Subsidiary of Issuer, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of (A) in the case of (i) above, the financial condition and results of operations of Parent, Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Issuer and (B) in the case of (ii) above, the financial condition and results of operations of Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of Parent and its other Subsidiaries; provided however, that the requirements of this paragraph shall not apply if Parent or Issuer files with the SEC the reports referred to in clauses (1) and (2) of the first paragraph of this covenant, and any such report contains the information required in this paragraph.
In addition, Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(c)(2) under the Securities Act.
Events of default and remedies
Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

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(3)
failure by Issuer for 120 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the caption “—Reports”;

(4)
failure by Issuer or any of its Restricted Subsidiaries for 30 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “—Repurchase at the option of holders—Change of control triggering event” or “—Repurchase at the option of holders—Asset sales” (in each case other than a failure to purchase notes that will constitute an Event of Default under clause (2) above), or “—Certain covenants—Merger, consolidation or sale of assets”;

(5)
failure by Issuer or any of its Restricted Subsidiaries for 90 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is guaranteed by Issuer or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, if that default:

(a)
is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity;
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more, in each case for so long as such failure or acceleration is continuing;

(7)
failure by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree

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during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(8)
except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)
certain events of bankruptcy or insolvency described in the indenture with respect to Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Issuer, any Restricted Subsidiary of Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable laws. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

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(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.
In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Issuer with the intention of avoiding payment of the premium that Issuer would have had to pay if Issuer then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.
Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.
No personal liability of directors, officers, employees and stockholders
No director, officer, member, manager, partner, employee, incorporator or stockholder of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the notes, the indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)
the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)
Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Issuer's and the Guarantors' obligations in connection therewith; and

34

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.
In addition, Issuer may, at its option and at any time, elect to have the obligations of Issuer and the Guarantors released with respect to the provisions of the indenture described above under
“—Repurchase at the option of holders” and under the caption “—Certain covenants (other than the covenant described under the caption “—Certain covenants—Merger, consolidation or sale of assets,” except to the extent described below) and the limitation imposed by clause (4) under the caption “—Certain covenants—Merger, consolidation or sale of assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) through (7) under the caption “—Events of default and remedies” and the Event of Default described under clause (9) under the caption “—Events of default and remedies” (but only with respect to Subsidiaries of Issuer), in each case, will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)
in the case of Legal Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) confirming that (a) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S.

35

federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such Covenant Defeasance or Legal Defeasance) and the deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound;

(6)
Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by Issuer with the intent of preferring the holders of notes over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others;

(7)	Issuer must deliver to the trustee an officers' certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)
Issuer must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph, as applicable, have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, supplement and waiver
Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

36

(2)
reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)
make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of notes, Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)
to provide for the assumption of Issuer's or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Issuer's or such Guarantor's assets, as applicable;

(4)	to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of the indenture governing such release and termination;

(5)	to add any Guarantor or Note Guarantee or to secure the notes or any Note Guarantee;

37

(6)
to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder [in any material respect][16];

(7)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8)
to conform the text of the indenture, the Note Guarantees, or the notes to any provision of this description of notes to the extent that such provision in this description of notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees, or the notes, in each case, as [conclusively][17] evidenced by an officers' certificate;

(9)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Closing Date; or

(10)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.
The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.
Satisfaction and discharge
The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)
all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the trustee for cancellation; or

(b)
all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the

_________________________
16 Subject to acceptance by the trustee.
17 Subject to acceptance by the trustee.

38

trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of any Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such discharge);

(3)
such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(4)	Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(5)	Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
In addition, Issuer must deliver to the trustee (a) an officers' certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.
Governing law
The indenture, the notes and the Note Guarantees will be governed by the laws of the State of New York.
Concerning the trustee
[We maintain ordinary banking relationships with Wells Fargo Bank, N.A. and its affiliates. Wells Fargo Bank, N.A. serves as syndication agent and Wells Fargo Securities, LLC, an affiliate of Wells Fargo Bank, N.A., serves as joint lead arranger and joint book-running manager under our senior secured credit facility.]
If the trustee becomes a creditor of Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest when a Default is continuing it must eliminate such conflict within 90 days of the date such conflict arises, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for

39

exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-entry, delivery and form

Except as set forth below, the notes will be issued in registered, global form (“Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of such notes in certificated form.
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.
[Depository procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not

40

Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.]
Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.

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Consequently, neither Issuer, the trustee nor any agent of Issuer or the trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
[DTC has advised Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Issuer. Neither Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

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DTC has advised Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes in certificated form, and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes and the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.]
Exchange of global notes for certificated notes
A Global Note is exchangeable for Certificated Notes if:

(1)
DTC (a) notifies Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Issuer fails to appoint a successor depositary within 120 days after the date of such notice; or

(2)	Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)
there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC has notified Issuer and the trustee of its desire to exchange the Global Notes for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon 30 days prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of certificated notes for global notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

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Same day settlement and payment
Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. [The notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.]
[Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.]
Certain definitions
Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.

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“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the note at [______][18] (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on the note through such date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note, if greater.
“Asset Acquisition” means:

(1)
an Investment by Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Issuer or any of its Restricted Subsidiaries but only if (x) such Person's primary business constitutes a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of Issuer and its Restricted Subsidiaries immediately prior to such Investment, or

(2)
an acquisition by Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries of the property and assets of any Person, other than Issuer or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person but only (x) if the property and assets so acquired constitute a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of Issuer and its Restricted Subsidiaries immediately prior to such acquisition.

For the avoidance of doubt, the Merger shall be deemed to be an Asset Acquisition.

_________________________

18 NTD: Date to reflect first call date of applicable series of DT Notes.

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“Asset Disposition” means the sale or other disposition by Issuer or any of its Restricted Subsidiaries other than to Issuer or another Restricted Subsidiary of (1) all or substantially all of the Capital Stock owned by Issuer or any of its Restricted Subsidiaries of any Restricted Subsidiary or any Person that is a Permitted Joint Venture Investment or (2) all or substantially all of the assets that constitute a division, operating unit or line of business of Issuer or any of its Restricted Subsidiaries.
“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control triggering event” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Issuer's Restricted Subsidiaries or the sale by Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(2)	a sale, lease, conveyance or other disposition of assets or Equity Interests between or among Issuer and/or its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of Issuer to Issuer or to a Restricted Subsidiary of Issuer;

(4)
the sale, lease, sub-lease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(5)	the sale, conveyance or other disposition of cash or Cash Equivalents;

(6)	a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the indenture;

(7)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain covenants —Restricted payments”;

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(8)
arms-length sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(9)	licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(10)	a Permitted Investment;

(11)	dispositions of assets to the ISIS Joint Venture;

(12)	a sale, conveyance, or other disposition made as part of the Towers Transaction; or

(13)	the settlement or early termination of any Permitted Bond Hedge Transaction.
“Asset Sale Offer” has the meaning assigned to that term in the provision described under the caption “—Repurchase at the option of holders—Asset sales”.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a "group" pursuant to Rule 13d-5(b)(1) of the Exchange Act which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such "group" shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

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“Business Combination Agreement” means that certain Business Combination Agreement, dated as of [•], by and among [•].
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)
demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

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(5)	commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(6)
securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7)	auction rate securities rated at least “AA-” or “Aa3” by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(8)
investments, classified in accordance with GAAP as current assets of Issuer or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9)
in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months, any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody's or “A-2” by S&P or the equivalent thereof; and

(10)	deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.
“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of Issuer;

(3)
the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares;

(4)
during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Issuer or Parent cease to be composed of individuals (i) who were members of that Board of Directors or

49

equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, or (iv) in the case of Issuer, whose election or nomination to that Board of Directors or equivalent governing body was approved by Parent; or

(5)	the Issuer ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent.
“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.
“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) , or withdrawal of the rating of the notes within the Ratings Decline Period by at least two of the Rating Agencies, as a result of which the rating of the notes on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the rating of the notes by at least two out of the three Rating Agencies is Investment Grade.
“Closing Date” means the date on which the Merger occurs.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)
the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3)
depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other

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non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4)
any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the notes, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transactions and the issuance and sale of the Permitted MetroPCS Notes”, as defined in the Business Combination Agreement, and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, provided such costs and charges under this clause (e) shall not exceed $300.0 million in any twelve-month period, plus, for the first four years after the Closing date, up to an additional $300 million in any twelve-month period related to the Transactions); plus

(5)	New Market losses, up to a maximum aggregate amount of $300 million in any twelve-month period; minus

(6)
non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Issuer that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders. For the avoidance of doubt, with respect to any period prior to the Merger, the Issuer shall be deemed to be MetroPCS Wireless, Inc., and calculations “Consolidated Cash Flow” of the Issuer for any period prior to the Closing Date for purposes of calculating the Debt to Cash

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Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio”.
“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)
the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4)
the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries; times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof). Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

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“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)
solely for the purpose of determining the amount available for Restricted Payments under clause 3(A) of the second paragraph of the covenant described above under the caption “—Certain covenants-Restricted Payments” the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment) will be excluded;

(4)
unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5)	any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees, will be excluded.
“Contribution Indebtedness” means, Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds.
“Convertible Debt” means Debt of the Issuer (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Facilities” means, one or more debt facilities , capital leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans,

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receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.
For purposes of making the computation referred to above:

(1)
pro forma effect shall be given to Asset Dispositions and Asset Acquisitions(including the Merger and including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2)
pro forma effect shall be given to asset dispositions and, asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of Issuer or has been merged with or into Issuer (including MetroPCS Wireless, Inc.) or any Restricted Subsidiary during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(3)
to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

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(5)
any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6)
any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Debt to Consolidated Cash Flow Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four quarter reference period.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants-Restricted payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.
“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

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“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Existing Indebtedness” means Indebtedness of Issuer and its Subsidiaries (other than Indebtedness under the notes) in existence on the Closing Date, until such amounts are repaid. For the avoidance of doubt, “Existing Indebtedness” includes the “DT Notes” and the “Permitted MetroPCS Notes” as such terms are defined in the Business Combination Agreement and in each case actually issued.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by Issuer's Board of Directors or a senior officer of the Issuer, which determination shall be conclusive.
“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.
“FCC Licenses” means all licenses or permits now or hereafter issued by the FCC.
“Fitch” means Fitch Inc., a Subsidiary of Fimalac, S.A.
“Foreign Subsidiary” means any Subsidiary of Issuer other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.
“GAAP” means generally accepted accounting principles as in effect on the Closing Date. At any time, Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP (or parts of the Accounting Standards Codification or “ASC”)) shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Issuer's election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Issuer shall give notice of any such election made in accordance with this definition to the trustee and the holders of notes.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any governmental authority.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

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“Guarantors” means each of:

(1)	Parent;

(2)	Issuer's direct and indirect Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries) that are Wholly-Owned Subsidiaries on the Closing Date;

(3)	Issuer's direct and indirect Restricted Subsidiaries that guarantee any Specified Issuer Indebtedness;

(4)	Any future Subsidiary of Parent that directly or indirectly owns equity interests of Issuer; and

(5)
any other Subsidiary of Parent that executes a Note Guarantee in accordance with the provisions of the indenture either (a) as required pursuant to the covenant described above under the caption “—Certain covenants—Additional note guarantees” or (b) because Parent or Issuer, in its sole discretion, causes such Subsidiary to do so, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, and any guarantee in respect thereof.
“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.
“Immaterial Subsidiary” means any Subsidiary of the Issuer that at any time has less than $100.0 million in Total Assets; provided, that the aggregate Total Assets of all Immaterial Subsidiaries shall not at any time exceed $300.0 million.
“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

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(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker's acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6)	representing any Hedging Obligations; or

(7)	in respect of liabilities related to the Towers Transaction, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles or the application thereof after the Closing Date be deemed to be an incurrence of Indebtedness for any purpose under the indenture. The amount of any Indebtedness shall be determined in accordance with the last paragraph of the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.”
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If Issuer or any Restricted Subsidiary of Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Issuer, Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Issuer's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” The acquisition by Issuer or any Subsidiary of Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount

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determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments” as of the date the acquisition of the acquired Person is consummated. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Investment Grade” means

(1)	with respect to Moody's (or any successor company acquiring all or substantially all of its assets), a rating of Baa3 (or its equivalent under any successor rating category of Moody's) or better;

(2)	with respect to S&P (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of S&P) or better;

(3)	with respect to Fitch (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better; and

(4)
if any Rating Agency ceases to exist or ceases to rate the notes for reasons outside of the control of Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Issuer as a replacement agency.

“ISIS Joint Venture” means Amended and Restated LLC Agreement of JVL Ventures, LLC dated October 1, 2010, as amended.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.
“Merger” means the merger of MetroPCS Wireless, Inc. with and into the Issuer with Issuer as the surviving Person, pursuant to the Business Combination Agreement.
“Moody's” means Moody's Investors Service, Inc.
“Net Equity Proceeds” means the net cash proceeds received by Issuer since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock).
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

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(1)
any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with : (a) dispositions of assets (other than in the ordinary course of business); or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).
“Net Proceeds” means the aggregate cash proceeds received by Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to clause (2)(a) of the covenant described above under the caption “—Repurchase at the option of holders-Asset sales”), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder's fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Issuer or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be.
“New Market Losses” means, for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by the Issuer or any of its Restricted Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the fourth anniversary after the initial commencement of commercial operations in the applicable New Market.
“New Markets” means the collective reference to any wireless telephone markets other than the metropolitan areas of Las Vegas, Nevada; ; Los Angeles, San Francisco and Sacramento California; Detroit, Michigan; Dallas, Texas; Tampa, Orlando, Miami and Jacksonville, Florida; Atlanta, Georgia; Philadelphia, Pennsylvania; New York, New York; Boston, Massachusetts; and Hartford, Connecticut.
“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that

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would constitute Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer or any of its Restricted Securities.
“Note Guarantee” means the Guarantee by each Guarantor of Issuer's obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Indebtedness.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Parent's common stock purchased by the Issuer in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the net cash proceeds received by the Issuer from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Business” means those businesses in which Issuer and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.
“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.
“Permitted Investments” means:

(1)	any Investment in Issuer or in any Restricted Subsidiary of Issuer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Issuer or any Restricted Subsidiary of Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Issuer; or

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(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Issuer or a Restricted Subsidiary of Issuer;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Issuer or Equity Interests of Parent;

(6)
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)
loans or advances to employees made in the ordinary course of business of Issuer or any Restricted Subsidiary of Issuer in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9)	any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the notes, or (ii) any Indebtedness that is pari passu with the notes;

(10)	advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of Issuer or any of its Restricted Subsidiaries;

(11)	Investments existing on the Closing Date, including Investments held by MetroPCS Wireless, Inc. and Issuer immediately prior to the Merger;

(12)
Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Closing Date that are at that time outstanding, not to exceed $300.0 million;

(13)	Permitted Bond Hedge Transactions which constitute Investments;

(14)
(a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of Issuer (excluding any Person that is an Affiliate of Issuer solely by reason of Parent's ownership, directly or indirectly, of Equity Interests, or control, of such Person or which becomes an Affiliate as a result of such

62

Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 12.5% of the Issuer's Total Assets on the date of such Investment;

(15)
Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the Closing Date that are at that time outstanding, not to exceed $250.0 million;

(16)	guarantees permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” ; and

(17)	deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations.
Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.
“Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.
“Permitted Liens” means:

(1)
Liens securing Indebtedness and other Obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by clauses (1), (8) and (20) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”, provided that any secured Permitted Refinancing Indebtedness incurred in respect of Indebtedness or other Obligations previously secured pursuant to this clause (1) will be treated as Indebtedness secured pursuant to this clause (1) in making any determination as to whether additional Indebtedness or other Obligations may be secured pursuant to this clause (1);

(2)	Liens in favor of Issuer or the Guarantors;

(3)
Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with Issuer or the Subsidiary;

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(4)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5)
(a) bankers' Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (b) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(7)	Liens existing on the Closing Date (including Liens existing on the assets of MetroPCS Wireless, Inc. and its Subsidiaries);

(8)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)
Liens imposed by law or contract, such as carriers', warehousemen's, suppliers', vendors', construction, repairmen's, landlord's and mechanics' Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10)
survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)
Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original

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Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)
(a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(15)
Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16)	Liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee;

(17)
Liens on cash or Cash Equivalents securing (a) workers' compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers' acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(18)
Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto);

(19)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(20)	Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

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(21)
Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by Issuer or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(22)
Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(23)	Liens securing Hedging Obligations;

(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25)
Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(27)	Liens securing any arrangement for treasury, depositary or cash management services provided to Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28)	Liens with respect to obligations that do not exceed at any time the greater of (x) $500 million and (y) 1.0% of Issuer's Total Assets at such time;

(29)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; and

(30)	Liens, if any, incurred in connection with the Towers Transaction.
“Permitted Payments to Parent” means, without duplication as to amounts:

(1)	payments to Parent to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and

(2)
for so long as Issuer is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Issuer and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Issuer would owe if Issuer were filing a separate tax return (or a separate consolidated or combined return with

66

its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Issuer and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.
“Permitted Refinancing Indebtedness” means any Indebtedness of Issuer or any of its Restricted Subsidiaries, any Disqualified Stock of Issuer or any Preferred Stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of Issuer or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of Issuer or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1)
the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith), and

(2)	if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing;
in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.
Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1)
such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced;

(2)
if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is contractually subordinated in right of payment to the notes, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to, the notes, on terms at least as favorable to the holders of notes as those

67

contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing; and

(3)
such Indebtedness or Disqualified Stock is incurred or issued by Issuer or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.
“Rating Agency” means each of Moody's, S&P, Fitch and, if any of Moody's, S&P or Fitch ceases to exist or ceases to rate the notes for reasons outside of the control of Issuer, any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Issuer as a replacement agency.
“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by Issuer or a shareholder of Issuer, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.
“Replacement Assets” means: (i) capital expenditures with respect to any assets, (ii) other assets that will be used or useful in a Permitted Business, (iii) all or substantially all of the assets of a Permitted Business, (iv) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by Issuer and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become a Restricted Subsidiary on the date of the acquisition thereof or (v) deposits or payments to acquire FCC Licenses.
“Reset Rate” means [______].19
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

_________________________
19NTD: Reset Rate to be determined as set forth in the DT Note Pricing Schedule.

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“S&P” means Standard & Poor's Ratings Group.
“Significant Subsidiary” means any Restricted Subsidiary that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.
“Specified Issuer Indebtedness” means any Indebtedness of Issuer in a principal amount of $250 million or more.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means :

(1)	with respect to the Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the notes; and

(2)	with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the such Guarantor's Guarantee of the notes.
“Subsidiary” means, with respect to any specified Person:

(3)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(4)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means, collectively, the Guarantors that are Subsidiaries of Issuer.
“Total Assets” means the consolidated total assets of a Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

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“Towers Transaction” means the transactions contemplated by Section 4.25 of the Business Combination Agreement.
“Transactions” means (i) the Merger, (ii) the offering of the notes and all other “DT Notes”, as defined in the Business Combination Agreement, (iii) the refinancing of Existing Indebtedness on or prior to the Closing Date, and (iv) all other transactions consummated in connection therewith.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to [______]20; provided, however, that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officer's certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.
“Unrestricted Subsidiary” means any Subsidiary of Issuer that is designated by the Board of Directors of Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1)
except as permitted by the covenant described above under the caption “—Certain covenants-Transactions with affiliates,” such Subsidiary is not party to any agreement, contract, arrangement or understanding with Issuer or any Restricted Subsidiary of Issuer unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;

(2)	such Subsidiary does not hold any Liens on any property of Parent, Issuer or any of its Restricted Subsidiaries; and

(3)
such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

_________________________
20 NTD: To match first call date for the applicable series of Notes.

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly-Owned Subsidiary means a Wholly-Owned Subsidiary of the Issuer.

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Exhibit H
REVOLVING CREDIT FACILITY
Summary of Terms and Conditions

I.	PARTIES

Borrower:	T-Mobile USA, Inc., a Delaware corporation (the “Borrower”).

Guarantors:
All obligations of the Borrower under the Facility (as defined below) will be unconditionally guaranteed by MetroPCS Communications, Inc. (“Parent”) and all of (a) Borrower's existing and future (i) Domestic Restricted Subsidiaries (as defined in the “Description of DT Notes” (the “DT Notes DON”) attached as Exhibit G to the Business Combination Agreement) that are Wholly-Owned Subsidiaries (as defined in the DT Notes DON) except for Immaterial Subsidiaries (as defined in the DT Notes DON) and (ii) Restricted Subsidiaries that guarantee any Specified Issuer Indebtedness (as defined in the DT Notes DON) and (b) any entity that becomes a parent entity of the Borrower.

Initial Lender:	Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, or one or more of its affiliates (the “Lender”).

II.	TYPE AND AMOUNT OF FACILITY

Type and Amount:	Senior unsecured revolving credit facility (the “Facility”, and the loans thereunder, the “Loans”) in the amount of $500 million (the “Commitment”).

Availability:	The Facility shall be available on a revolving basis for borrowings during the period from the Closing Date to but excluding the fifth anniversary thereof (the “Commitment Termination Date”).

Maturity:	All amounts outstanding under the Facility will be due and payable on the Commitment Termination Date.

Purpose:	The proceeds of the Loans shall be used for working capital and other general corporate purposes of the Borrower and its subsidiaries.

1

III.	CERTAIN PAYMENT PROVISIONS

Upfront Fee:	50 bps on the Commitment, payable within one business day after the Closing Date.

Undrawn Commitment Fee:
An amount per annum on the undrawn portion of the Commitment, payable quarterly in arrears determined in accordance with the pricing grid below, based on the then-applicable Debt to Cash Flow Ratio (as defined in the DT Notes DON).

Interest Rate:
Each Loan under the Facility shall bear interest at a rate per annum equal to the Eurodollar Rate or the Base Rate (in each case as defined in the Existing Credit Agreement), at the Borrower's option, in each case plus the Applicable Margin.

.
As used herein, “Applicable Margin” means a rate per annum determined in accordance with the following pricing grid (expressed as basis points per annum), based on the then-applicable Debt to Cash Flow Ratio (as defined in the DT Notes DON), provided that the Applicable Margin for Base Rate Loans shall be 100 basis points less than the applicable Adjusted LIBOR Margin set forth below:

Pricing Grid

Category	Debt to Cash Flow Ratio	Undrawn Commitment Fee	Adjusted LIBOR Margin
1	≤ 1.50	25.0	250
2	> 1.50 and ≤ 2.50	37.5	275
3	>2.50	50.0	300

Optional Prepayments and

Commitment Reductions:
Loans under the Facility may be prepaid without premium or penalty by the Borrower (but subject to the payment of breakage costs, if any, for prepayments of any Eurodollar Loan on a day other than the last day of the interest period therefor) and commitments may be reduced at the option of the Borrower, in each case in minimum amounts of $10 million.

IV.	CERTAIN CONDITIONS

Initial Conditions:
The availability of the Facility shall be conditioned upon satisfaction of the following conditions precedent (the date on which such conditions shall be satisfied and the Facility shall become effective being herein referred to as the “Closing Date”):

(a)	The Borrower shall have executed and delivered definitive financing documentation for the Facility

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reasonably satisfactory to the Lender, which shall be substantially similar to the existing Third Amended and Restated Credit Agreement dated as of March 17, 2011, among MetroPCS Wireless, Inc., JP Morgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, the “Existing Credit Agreement”), except as modified hereby or otherwise to reflect the changes contemplated herein, including with adjustments to give effect to the unsecured nature of the facility and the deletion of the term facility, the swingline commitment, and the letter of credit commitment (the “Credit Documentation”).

(b)
(i) The material accuracy of all representations and warranties in the Credit Documentation and (ii) the absence of any default or event of default as of the Closing Date, and a senior officer of the Borrower shall have delivered to the Lender a certificate to that effect.

(c)
The Lender shall have received such customary legal opinions and closing certificates, together with customary certified documentation covering valid corporate existence, good standing, due authorization and incumbency, as it may reasonably request.

(d)	The Lender shall have received all fees and expenses required to be paid by the Borrower in connection with the Facility on or before the Closing Date.

(e)
The Transaction (as defined in the Business Combination Agreement) shall have been consummated in accordance with the terms of the Business Combination Agreement and substantially simultaneously with the Closing Date.

On-Going Conditions:
The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation, (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) compliance with the financial maintenance covenant as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered, giving pro forma effect to the relevant extension of credit.

V.	CERTAIN DOCUMENTATION MATTERS
The Credit Documentation shall contain representations, warranties, covenants, events of default substantially similar to those in the Existing Credit Agreement, except as set forth herein or as the parties may agree.

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Collateral:	None.
Financial Covenants:

Debt to Cash Flow:
The Borrower shall not permit the Debt to Cash Flow Ratio to exceed 4.0 to 1.0 as of the last day of any fiscal quarter. Covenant to apply only when revolving loans are outstanding as of the relevant quarter-end date and (as provided above under “On-Going Conditions”) as a condition to any draw.

Representations and

Warranties:	Substantially the same as the Existing Credit Agreement (with the $50 million materiality threshold applicable to certain representations to be raised to $100 million).

Affirmative Covenants:	Substantially the same as the Existing Credit Agreement (with the $50 million materiality threshold applicable to certain affirmative covenants to be raised to $100 million).

Negative Covenants:	Substantially the same as the Existing Credit Agreement, with changes to reflect the baskets and exceptions specified in the DT Notes DON.

Events of Default:
Substantially the same as the Existing Credit Agreement (with the $50 million materiality threshold applicable to certain events of default to be raised to $100 million and the cross-default provision to be revised to provide for cross-payment-default and cross-acceleration only).

Change of Control:	Substantially the same as the definition of “Change of Control” under the DT Notes DON.

Voting:	Substantially the same as the Existing Credit Agreement, provided that there shall be no restrictions on voting by affiliates of the Borrower.
Assignments and

Participations:
Substantially the same as the Existing Credit Agreement, provided that there shall be no restrictions on loans or commitments being held by affiliates of the Borrower. Credit Documentation to provide that in the event Lender elects to assign any Loans or Commitments to any other lenders, the Lender and Borrower will cooperate on amending the documentation to permit such assignments.

Yield Protection:	Substantially the same as the Existing Credit Agreement.
Expenses and

Indemnification:	Substantially the same as the Existing Credit Agreement.

Governing Law and Forum:	State of New York.

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Exhibit I
Financing Backstop Terms and Conditions
Capitalized terms not otherwise defined herein have the meanings set forth in the Business Combination Agreement to which this Exhibit is attached (the “BCA” or “Business Combination Agreement”).

1.	Credit Facility Backstop

a.	Purpose: To backstop the payoff of the MetroPCS Existing Credit Agreement.

b.	Commitment amount: Up to $2.5 billion

c.	Commitment fee: 1.5% of the commitment, payable within one business day after the Closing Date.

d.
Commitment termination: The Credit Facility Backstop will terminate on the earliest of (i) the date that the MetroPCS Existing Credit Agreement is paid in full, which date shall be no later than date the TMUS Merger is consummated (the “Merger”, and such date the “Closing Date”), (ii) such commitment being reduced to zero pursuant to the commitment reduction terms below and (iii) the date the Business Combination Agreement is terminated.

e.	Fee reductions:

i.	100 bps on the amount of commitment reduced within 4.5 months after pro forma financials are available; and
ii. 50 bps on the amount of commitment reduced between 4.5 and 7.5 months after pro forma financials are available;
provided, that for purposes of clauses i. and ii. above, pro forma financials shall be deemed to be available after the Proxy Statement is filed with the SEC; and, provided further, that the Credit Facility Backstop commitment shall only be reduced and the commitment fee shall only be rebated to the extent MetroPCS prepays amounts outstanding under the MetroPCS Existing Credit Agreement.

f.	Terms:

i.
TMUS to issue to DT and DT to purchase from TMUS (in accordance with Section 4.13(c) of the BCA), on the Closing Date, an amount of Additional DT Notes equal to the amount required to pay off and terminate the MetroPCS Existing Credit Agreement.

ii.	Any Additional DT Notes issued to fund the Credit Facility Backstop will have principal amounts, pricing, tenor and prepayment information for such

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series of notes to be issued as described in Exhibit F to the BCA (the “DT Note Pricing Schedule”), determined in accordance with Section 5.

2.	Change of Control Backstop

a.
Purpose: To backstop an amendment to the change of control provisions in the MetroPCS Existing Notes to provide that there will be no change of control put right in connection with the Transaction (the “Proposed Waiver”).

b.	Commitment amount: Up to $2.0 billion

c.
Commitment termination: Commitment terminated immediately upon the earliest of (i) consummation of the Proposed Waiver, (ii) the expiration of the time that any holder of MetroPCS Existing Notes would have the right to put its notes in connection with the MetroPCS Merger (the “Change of Control Put Right Exercise Date”), (iii) such commitment being reduced to zero pursuant to the commitment reduction terms below, and (iv) the date the Business Combination Agreement is terminated.

d.	Commitment fee: 1.50% of the commitment, payable within one business day after the Closing Date.

e.	Fee reductions:

i.
100 bps on the amount of commitment reduced within 3 months after the earlier of (a) receipt of ratings by either Moody's or S&P and (b) 30 days after the signing date of the BCA (the “Rebate Start Date”).

ii. 50 bps on the amount of commitment reduced between 3 and 6 months after the Rebate Start Date.

f.	Terms:

i.
TMUS to issue to DT and DT to purchase from TMUS (in accordance with Section 4.13(c) of the BCA), an amount of Additional DT Notes equal to the amount required to satisfy any put obligations in the event that the Proposed Waiver is not obtained and any bondholders exercise any put right upon consummation of the Transaction, on the date such put obligation is required to be satisfied.

ii. Any Additional DT Notes issued to fund the Change of Control Backstop will have principal amounts, pricing, tenor and prepayment information for such series of notes to be issued as described in the DT Note Pricing Schedule, determined in accordance with Section 5.

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3.	New Note Backstop

a.
Purpose: To backstop the issuance by MetroPCS OpCo or MetroPCS HoldCo of up to $1.0 billion in Permitted MetroPCS Notes to be used as provided in the definition thereof (the “New Note Funding Amount”).

b.	Commitment Amount: $1 billion

c.	Commitment fee: 1.50% of the commitment amount, payable within one business day after the Closing Date.

d.
Commitment termination: Commitment terminated immediately upon the earliest of (i) such commitment being reduced to zero pursuant to the commitment reduction terms below, (ii) funding of the New Note Funding Amount on the Closing Date, and (iii) and (iii) the date the Business Combination Agreement is terminated.

e.	Fee reductions:

i.	100 bps on amount of commitment reduced prior to 9 months after the signing date of the BCA.
ii. 50 bps on amount of commitment reduced between 9 and 12 months after signing date of the BCA.

f.	Terms:

i.
TMUS to issue to DT and DT to purchase from TMUS (in accordance with Section 4.13(c) of the BCA), on the Closing Date, an amount of Additional DT Notes equal to the amount of the commitment, if any, remaining on the Closing Date.

ii. Any Additional DT Notes issued will have principal amounts, pricing, tenor and prepayment information for such series of notes to be issued as described in the DT Note Pricing Schedule, determined in accordance with Section 5.

4.	Commitment Reduction

a.
Outstanding commitments under the Credit Facility Backstop, Change of Control Backstop and New Note Backstop shall be reduced on a dollar for dollar basis by the cash proceeds received by Parent or any subsidiary of Parent (including the Issuer) from the issuance of debt securities after the date the Business Combination Agreement is entered into until such time as all of the outstanding commitments under such backstop facilities are terminated in full (the “Take-Out Proceeds”).

b.
The Take-Out Proceeds shall reduce the outstanding commitments under the backstops in reverse order of maturity of the Additional DT Notes that would be issued to fund such backstop facilities; provided, that if the Take-Out Proceeds are received prior to the Change of Control Put Right Exercise Date, then the outstanding

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commitments under the backstops shall be reduced without regard to the notes that would be issued to fund the Change of Control Backstop Facility.

5.	Allocation of commitments to Additional DT Notes on and after the Closing Date

a.	The amount and tenor of the Additional DT Notes received by DT in exchange for satisfying its commitments under the backstop facilities on and after the Closing Date shall be determined as follows.

i.
On the Closing Date, DT shall receive Additional DT Notes of the tenors set forth on page 2 of the DT Notes Pricing Schedule, in order of maturity from earliest to latest, allocated equally among Permanent Notes and Reset Notes, up to the total amount of outstanding commitments on the Closing Date (after giving effect to the issuance and use of proceeds of any Permitted MetroPCS Notes issued on or prior to the Closing Date), excluding the amount of the Change of Control Backstop commitment that will not be funded on the Closing Date.

ii. Additionally, to the extent that the Change of Control Backstop commitment remains outstanding on the Closing Date because a Proposed Waiver has not been obtained as to any amount of MetroPCS Existing Notes and the Change of Control put obligation is not to be funded on the Closing Date, the maturity corresponding to such MetroPCS Existing Notes (e.g., 2018 for the existing MetroPCS OpCo 7 7/8% notes due 2018) shall be skipped in like amount and allocated as if they were funded in determining the amount of Additional DT Notes of each tenor to be issued to DT on the Closing Date according to Section 5.a.i. above.
iii. To the extent any remaining Change of Control Backstop commitment is funded by DT after the Closing Date, DT shall receive Additional DT Notes of the tenors set forth on page 2 of the DT Notes Pricing Schedule (with tenors determined from the Issue Date), in order of maturity from earliest to latest, allocated equally among Permanent Notes and Reset Notes, up to the total amount of the Change of Control Backstop so funded, but skipping the amounts and tenors of Additional DT Notes previously issued pursuant to Sections 5.a.i. and 5.a.ii.

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Exhibit J
Provisions to be in Noteholder Agreement between DT and the Issuer
Definitions
“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.
“DT Notes” has the meaning specified in the Business Combination Agreement.
“DT Entities” means DT or any of its Subsidiaries (other than MetroPCS or any of its Subsidiaries).
“DT Redemption Event” means the occurrence of any of the following:

(1)	a Change of Control;

(2)
so long as DT owns, directly or indirectly, more than 50% of the Voting Stock of the Issuer immediately prior to such transaction, the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that DT ceases to own, directly or indirectly, more than 50% of the voting stock of Issuer (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that the owners directly or indirectly of the voting stock of the Issuer immediately prior to such consummation cease to be the owners, directly or indirectly, of more than 50% of the voting stock of Issuer (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares.

Notwithstanding the foregoing, no Specified Change of Control shall constitute a DT Redemption Event.
“MetroPCS” means MetroPCS Communications, Inc., a Delaware corporation.
“Specified Change of Control” means any direct or indirect transfer of any common stock of MetroPCS by any DT Entity to a third party the result of which (to the knowledge of DT following reasonable inquiry) is the occurrence of a DT Redemption Event, other than in connection with a transaction in which all holders of common stock of MetroPCS are required to or are entitled to participate on the same terms.
“TMUS” means T-Mobile USA, Inc., a Delaware corporation.

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Terms used but not otherwise defined have the meaning set forth in the indenture governing the DT Notes, which terms shall be included in the Noteholder Agreement.
DT Redemption Event
If a DT Redemption Event occurs, any DT Entity which holds any DT Notes will have the right to require Issuer to repurchase all or any part of such DT Notes for cash equal to 101% of the aggregate principal amount of DT Notes repurchased plus accrued and unpaid interest on the DT Notes repurchased to, but not including, the date of purchase (the “DT Redemption Event Payment”).
Specified Change of Control
Notwithstanding anything to the contrary in the indenture, in case of any Change of Control Triggering Event based upon a Change of Control that is a Specified Change of Control, no DT Entity will tender any DT Notes into the related Change of Control Offer.
If a DT Entity transfers any DT Notes to any third party after the earlier of announcement or consummation of a transaction that constitutes a Specified Change of Control, and before the Change of Control Offer that the Issuer is required to make in connection therewith expires, the transferee of such DT Notes shall agree that it will not tender any such DT Notes to the Issuer in any such Change of Control offer.
Merger, consolidation or sale of assets
The Issuer will cause any person with which it consolidates or merges, or directly or indirectly transfers all or substantially all of its assets to expressly assume the obligations under the Noteholder Agreement.
Amendments
For so long as DT holds, directly or indirectly, a majority in principal amount of any series of the DT Notes, the Issuer shall not agree to any waiver or amendment of any provision or term of such series of DT Notes or the indenture or other instrument governing such series of DT Notes without the prior written consent of DT, which may be withheld in the DT's sole discretion.
After such time as DT no longer holds, directly or indirectly, a majority in principal amount of any series of the DT Notes, the Issuer shall not agree to any waiver or amendment of any provision or term of such series of the DT Notes or the indenture or other instrument governing such series of DT Notes without the consent of holders of at least 50.1% of the aggregate principal amount of such series of DT Notes.
Restrictions on optional redemption of DT Notes
For so long as any DT Entity holds, directly or indirectly, any DT Notes, Issuer shall not (a) issue any equity interests of Issuer for the purpose of redeeming or otherwise purchasing any DT Notes, or (b) use the proceeds of any sale of equity interests of Issuer or contributions to Issuer's common equity capital made with the proceeds of one or more sales of equity interests of

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MetroPCS or any other person to directly or indirectly redeem or otherwise repurchase any DT Notes.
Mutual cooperation regarding DTC
For so long as any DT Entity holds, directly or indirectly, any DT Notes, Issuer, MetroPCS, and DT shall take all actions reasonable required to submit the DT Notes for electronic book-entry delivery and settlement through DTC on the earliest possible date, including, if necessary, through the use of one or more DTC Participants, provided that the out of pocket costs of such actions shall be paid by TMUS.

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